AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 2008

REGISTRATION NO. 333-147414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLE REIT NINE, INC.

(Exact name of Registrant as specified in its charter)

Virginia	814 East Main Street Richmond, Virginia 23219 (804) 344-8121	26-1379210
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

Glade M. Knight

Chairman, Chief Executive Officer and President

Apple REIT Nine, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin B. Richards, Esq.

McGuireWoods LLP

901 East Cary Street, One James Center

Richmond, Virginia 23219

(804) 775-1029

Approximate Date of Commencement of Proposed Sale to Public:  From time to time following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Post-Effective Amendment No. 1

to

Registration Statement on Form S-11

(Registration No. 333-147414)

Contents

(1)	Part I of Registration Statement

(a)	Sticker Supplement for Supplement No. 6

(b)	Supplement No. 6 dated October 23, 2008 (cumulative, replacing all prior supplements)

(c)	Prospectus dated April 25, 2008

(2)	Part II of Registration Statement

(3)	Signature Page

(4)	Exhibits (see Part II, Item 36, for Exhibit Index)

APPLE REIT NINE, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 6 DATED OCTOBER 23, 2008

Supplement No. 6 to be used with

PROSPECTUS DATED APRIL 25, 2008

Summary of Supplement to Prospectus (See Supplement for Additional Information)

Supplement No. 6 (cumulative, replacing all prior supplements) dated October 23, 2008 reports on (a) our purchase of 7 hotels containing a total of 929 guest rooms for a gross purchase price of $124,617,440; and (b) our execution of certain purchase contracts that relate to 19 hotels containing a total of 2,038 guest rooms and that provide for an aggregate gross purchase price of $263,340,244.

As of May 14, 2008, we completed our minimum offering of 9,523,810 units at $10.50 per unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 1, 2008, we had closed on the sale of 19,542,556 additional units at $11 per unit and from such sale we raised gross proceeds of $214,968,126 and proceeds net of selling commissions and marketing expenses of $193,471,313. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $314,968,126 and proceeds net of selling commissions and marketing expenses of $283,471,313.

In connection with our hotel purchases to date, we paid a total of $2,492,349, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

SUPPLEMENT NO. 6 DATED OCTOBER 23, 2008

TO PROSPECTUS DATED APRIL 25, 2008

APPLE REIT NINE, INC.

The following information supplements the prospectus of Apple REIT Nine, Inc. dated April 25, 2008 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 6 (which is cumulative and replaces all prior Supplements).

Certain forward-looking statements are included in the prospectus and in this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Hilton Garden Inn,” and “Embassy Suites” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on May 14, 2008. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 1, 2008, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	19,542,556	$214,968,126	$193,471,313

Total	29,066,366	$314,968,126	$283,471,313

Our distributions since initial capitalization through June 30, 2008 (before we completed the purchase of any hotels) totaled $893,000 and were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period our cash generated from operations was $304,000. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. We intend to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors—We may be unable to make distributions to our shareholders,” on page 28 of the prospectus.

SUMMARY OF OUR PROPERTIES

Purchase Summary

We currently own, through our subsidiaries, a total of 7 hotels. These hotels contain a total of 929 guest rooms. They were purchased for an aggregate gross purchase price of $124,617,440. Financial and operating information about these hotels is provided in another section below.

Loan Assumption

The purchase contract for one of our hotels required us to assume a loan secured by the hotel. The current outstanding principal balance of the assumed loan is $13,965,857. The assumed loan has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender would be permitted to seek repayment from the guarantor or indemnitor of the loan, which is one of our wholly-owned subsidiaries.

Source of Funds and Related Party Payments

Our hotel purchases were funded by the proceeds from our ongoing offering of units. We also used our offering proceeds to pay $2,492,349, representing 2% of the gross purchase price for our hotel purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

We have entered into a property acquisition and disposition agreement with Apple Suites Realty Group, Inc. to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

We have entered into an advisory agreement with Apple Nine Advisors, Inc. to manage us and our assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by us in addition to certain reimbursable expenses will be payable for these services. Apple Nine Advisors, Inc. has entered into an agreement with Apple REIT Six, Inc. to provide certain management services to us. We will reimburse Apple Nine Advisors, Inc. for the cost of the services provided by Apple REIT Six, Inc. Apple Nine Advisors, Inc. in turn will pay Apple REIT Six, Inc. for the cost of the services provided by Apple REIT Six, Inc. Total advisory fees and reimbursable expenses incurred by us under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008. Apple Nine Advisors, Inc. is owned by Glade M. Knight, who is also the Chairman and Chief Executive Officer of Apple REIT Six, Inc.

State and Franchise Summary

The below map shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State

Type and Number of Hotel Franchises

Ownership, Leasing and Management Summary

Each of our hotels has been leased to one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our hotels:

	Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
1.	Tucson, Arizona	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Texas Western Management Partners, L.P.
2.	Charlotte, North Carolina	Homewood Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
3.	Santa Clarita, California	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
4.	Allen, Texas	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
5.	Twinsburg, Ohio	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Gateway Hospitality Group, Inc. (b)
6.	Lewisville, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
7.	Duncanville, Texas	Hilton Garden Inn	Apple Nine SPE Duncanville, Inc.	Apple Nine Services Duncanville, Inc.	Gateway Hospitality Group, Inc. (b)

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels specified were purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, the pending purchase contracts and any related documents.

POTENTIAL ACQUISITIONS

Purchase Contracts

We have entered into, or caused one of our wholly-owned subsidiaries to enter into, purchase contracts for 19 other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the hotel. The following table summarizes the hotel and contract information:

Purchase Contracts for Potential Acquisitions

	Hotel	Franchise (a)	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Allen, Texas	Hilton Garden Inn	August 1, 2008	150	$18,500,000
2.	Bristol, Virginia	Courtyard	August 7, 2008	175	18,650,000
3.	Santa Clarita, California	Hampton Inn	August 29, 2008	128	16,500,000
4.	Santa Clarita, California (a)	Residence Inn	August 29, 2008	90	16,000,000
5.	Santa Clarita, California (a)	Fairfield Inn	August 29, 2008	66	9,000,000
6.	Beaumont, Texas	Residence Inn	September 11, 2008	133	16,900,000
7.	Hillsboro, Oregon (b)	Embassy Suites	October 3, 2008	165	32,500,000
8.	Hillsboro, Oregon (b)	Hampton Inn & Suites	October 3, 2008	106	14,500,000
9.	Pueblo, Colorado	Hampton Inn & Suites	October 6, 2008	81	8,025,000
10.	Durham, North Carolina	Homewood Suites	October 10, 2008	122	19,050,000
11.	Clovis, California (b)	Hampton Inn & Suites	October 17, 2008	86	11,150,000
12.	Clovis, California (b)	Homewood Suites	October 17, 2008	83	12,435,000
13.	Panama City, Florida (b)	Hampton Inn & Suites	October 17, 2008	95	11,600,000
14.	Dothan, Alabama (b)	Hilton Garden Inn	October 20, 2008	104	11,600,836
15.	Albany, Georgia (b)	Fairfield Inn & Suites	October 20, 2008	87	7,919,790
16.	Hattiesburg, Mississippi (b)	Residence Inn	October 20, 2008	84	9,793,028
17.	Panama City, Florida (b)	TownePlace Suites	October 20, 2008	103	10,640,346
18.	Johnson City, Tennessee (b)	Courtyard	October 20, 2008	90	9,879,788
19.	Troy, Alabama (b)	Courtyard	October 20, 2008	90	8,696,456

			Total	2,038	$263,340,244

Notes for Table:

(a)	The indicated hotels are subject to a single purchase contract.
(b)	The indicated hotels are currently under development. The table shows the expected number of rooms upon hotel completion and the expected franchise.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is $3,840,000.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

Loan Information

Two of the purchase contracts listed above require our purchasing subsidiaries to assume loans that are secured by the hotels under contract. Each loan has a non-recourse structure, as previously described in another section above. The following table provides a summary of the loan information for the applicable hotels:

Loan Information for Potential Acquisitions (a)

Hotel	Franchise	Outstanding Principal Balance of Loan	Annual Interest Rate	Maturity Date
Bristol, Virginia	Courtyard	$9,793,768	6.59%	August 2016
Allen, Texas	Hilton Garden Inn	10,841,619	5.37%	October 2015

		20,635,387

Note for Table:

(a)	The loans provide for monthly payments of principal and interest on an amortized basis.

SUMMARY OF CONTRACTS

FOR OUR PROPERTIES

Hotel Lease Agreements

Each of our hotels is covered by a separate hotel lease agreement between the owner (one of our wholly-owned subsidiaries) and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below is the annual base rent and the lease commencement date for our hotels:

	Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Tucson, Arizona	Hilton Garden Inn	$1,669,903	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	435,654	September 24, 2008
3.	Santa Clarita, California	Courtyard	1,225,125	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	1,066,725	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	1,478,217	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	1,576,353	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	1,435,865	October 21, 2008

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

In general, for the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in a previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Nine Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under the relicensing franchise agreement.

For the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Nine Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

FINANCIAL AND OPERATING INFORMATION

FOR OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
1.	Tucson, Arizona	Hilton Garden Inn	125	$18,375,000	$120-149	$17,397,150
2.	Charlotte, North Carolina	Homewood Suites	112	5,750,000	129-189	4,729,410
3.	Santa Clarita, California	Courtyard	140	22,700,000	129-209	18,243,805
4.	Allen, Texas	Hampton Inn & Suites	103	12,500,000	144-159	11,100,086
5.	Twinsburg, Ohio	Hilton Garden Inn	142	17,792,440	134-161	16,387,690
6.	Lewisville, Texas	Hilton Garden Inn	165	28,000,000	149-176	24,529,875
7.	Duncanville, Texas	Hilton Garden Inn	142	19,500,000	143-199	17,779,620

		Total	929	$124,617,440

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Loan Information (a)

Hotel	Franchise	Outstanding Principal Balance of Loan	Annual Interest Rate	Maturity Date
Duncanville, Texas	Hilton Garden Inn	$13,965,857	5.88%	May 2017

Note for Table 2:

(a)	This table describes a loan that (i) pre-dated our purchase, (ii) is secured by the indicated hotel, and (iii) was assumed by our purchasing subsidiary. The loan provides for monthly payments of principal and interest on an amortized basis.

Table 3. Operating Information (a)

PART A

			Avg. Daily Occupancy Rates (%)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	—
2.	Charlotte, North Carolina	Homewood Suites	66%	63%	78%	76%	71%
3.	Santa Clarita, California	Courtyard	—	—	—	—	51%
4.	Allen, Texas	Hampton Inn & Suites	—	—	—	51%	68%
5.	Twinsburg, Ohio	Hilton Garden Inn	65%	62%	64%	63%	66%
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	—	42%
7.	Duncanville, Texas	Hilton Garden Inn	—	—	59%	64%	65%

PART B
			Revenue per Available Room/Suite ($)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	—
2.	Charlotte, North Carolina	Homewood Suites	$46	$45	$55	$62	$67
3.	Santa Clarita, California	Courtyard	—	—	—	—	$59
4.	Allen, Texas	Hampton Inn & Suites	—	—	—	$53	$76
5.	Twinsburg, Ohio	Hilton Garden Inn	$60	$57	$62	$64	$69
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	—	$50
7.	Duncanville, Texas	Hilton Garden Inn	—	—	$56	$66	$73

Note for Table 3:

(a)	Information is shown for the last five years of hotel operations, if applicable.

Table 4. Tax and Related Information

	Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax
1.	Tucson, Arizona	Hilton Garden Inn	2007	(a)	2.5%	$8,761	(d)
2.	Charlotte, North Carolina	Homewood Suites	2007	(a)	1.3%	75,716
3.	Santa Clarita, California	Courtyard	2007	(b)	1.2%	225,070
4.	Allen, Texas	Hampton Inn & Suites	2007	(a)	2.4%	192,282
5.	Twinsburg, Ohio	Hilton Garden Inn	2007	(a)	2.0%	237,637
6.	Lewisville, Texas	Hilton Garden Inn	2007	(a)	2.6%	262,740
7.	Duncanville, Texas	Hilton Garden Inn	2007	(a)	2.7%	296,354

Notes for Table 4:

(a)	Represents calendar year.
(b)	Represents 12-month period from July 1, 2007 through June 30, 2008.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(d)	The amount shown is the 2007 amount for the undeveloped land on which the hotel was constructed during 2008. The amount shown is not necessarily indicative of property taxes expected for the hotel in the future.

SELECTED FINANCIAL DATA

	Three Months Ended	Six Months Ended
(in thousands except per share and statistical data)	June 30, 2008	June 30, 2008
	(unaudited)
Income Statement
General and administrative expenses	$94	$111
Interest (income) expense, net	$(388)	$(385)
Net income	$294	$274

Per Share Data
Earnings per common share	$0.05	$0.09
Weighted-average common shares outstanding—basic and diluted	6,392	3,196

Cash flow from (used in):
Operating activities		$304
Investing activities		$(210)
Financing activities		$162,465

	June 30, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$162,579	$20
Total assets	$162,821	$337
Note payable	$—	$151
Shareholders’ equity	$162,770	$31

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(For the six months ended June 30, 2008)

Overview

The Company is a Virginia corporation that intends to qualify as a REIT for federal income tax purposes. The Company, which owns no properties and has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on November 9, 2007, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Nine Advisors, Inc. (“A9A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President. The Company’s fiscal year end is December 31.

Related Party Transactions

The Company has significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. There have been no amounts incurred by the Company under this agreement as of June 30, 2008.

The Company has entered into an advisory agreement with A9A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. A9A has entered into an agreement with Apple REIT Six, Inc. (“AR6”) to provide certain management services to the Company. The Company will reimburse A9A for the cost of the services provided by AR6. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008.

ASRG and A9A are 100% owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. ASRG and A9A may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., other REITS. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

Results of Operations

During the period from the Company’s initial formation on November 9, 2007 through June 30, 2008, the Company owned no properties, had no revenue, exclusive of interest income and was primarily engaged in capital formation activities.

Liquidity and Capital Resources

The Company’s principal source of liquidity will be the proceeds of the “best-efforts” offering and the cash flow generated from properties the Company will acquire and any short term investments. In addition, the Company may borrow funds, subject to the approval of the Company’s board of directors.

The Company is raising capital through a “best-efforts” offering of shares by David Lerner Associates, Inc., the managing dealer, which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold. The minimum offering of 9,523,810 Units at $10.50 per Unit was sold as of May 14, 2008, with proceeds net of commissions and marketing expenses totaling $90 million. Subsequent to the minimum offering and through June 30, 2008, an additional 7.5 million Units, at $11 per Unit, were sold, with the Company receiving proceeds, net of commissions, marketing expenses and other offering costs of approximately $73.3 million. The Company is continuing its offering at $11.00 per Unit.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

Prior to the commencement of the Company’s “best-efforts” offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund certain start-up costs and offering expenses. The line of credit was fully paid during May 2008 with net proceeds from the Company’s “best-efforts” offering.

As of June 30, 2008, the Company had cash and cash equivalents totaling $162.6 million, primarily resulting from the sale of Units through that date. The Company intends to use funds generated from its “best-efforts” offering to invest in hotels, residential apartment communities and other income-producing real estate. As of June 30, 2008 the Company had entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel located in Tucson, Arizona. The purchase price for the 125 guest room hotel is $18.4 million, and a refundable deposit of $150,000 was paid by the Company in connection with the contract. It is expected that the purchase price will be funded from the Company’s cash on hand. While the purchase of the hotel by the Company is expected to occur during 2008, there can be no assurance that all the conditions to closing will be satisfied.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Although the Company owns no real estate, distributions since the initial capitalization through June 30, 2008 totaled approximately $893,000 and were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period the Company’s cash generated from operations was approximately $304,000. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of Units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. The Company intends to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of Units, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to fully invest its offering proceeds and thereby increase its cash generated from operations. Since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties.

Series B Convertible Preferred Stock

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2 – Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or nonfinancial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. The adoption of this statement did not have and is not anticipated to have a material impact on the Company’s results of operations and financial position.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS 159 is effective for the Company beginning January 1, 2008. The Company has elected not to use the fair value measurement provisions of SFAS 159 and therefore, adoption of this standard did not have an impact on the financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not currently have any instruments that qualify within the scope of SFAS 133, and therefore the adoption of this statement is not anticipated to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its financial statements.

Subsequent Events

In July 2008, the Company declared and paid approximately $1.2 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share.

During July 2008, the Company closed on the issuance of 4.2 million Units through its ongoing “best-efforts” offering, representing gross proceeds to the Company of $45.8 million and proceeds net of selling and marketing costs of $41.2 million.

On July 24, 2008, the Company entered into a purchase contract for the potential acquisition of a Courtyard hotel in Santa Clarita, California. The gross purchase price for the 140 room hotel is $22.7 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On July 31, 2008, the Company closed on the purchase of a Hilton Garden Inn located in Tucson, Arizona. The gross purchase price for this hotel, which contains a total of 125 guest rooms, was $18.4 million.

On August 1, 2008, the Company entered into a purchase contract for the potential acquisition of a Homewood Suites hotel in Charlotte, North Carolina. The gross purchase price for the 112 room hotel is $5.8 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On August 1, 2008, the Company entered into five separate purchase contracts with a group of related sellers for the potential acquisition of five hotels. The purchase contracts are for a 142 room Hilton Garden Inn in Twinsburg, Ohio with a purchase price of $16.5 million, a 165 room Hilton Garden Inn in Lewisville, Texas with a purchase price of $28.0 million, a 142 room Hilton Garden Inn in Duncanville, Texas with a purchase price of $19.5 million, a 103 room Hampton Inn and Suites in Allen, Texas with a purchase price of $12.5 million and a 150 room Hilton Garden Inn in Allen, Texas with a purchase price of $18.5 million. The initial refundable deposit under each separate contract was $200,000.

EXPERTS

Set forth below are the audited financial statements of the Tucson, Arizona-Hilton Garden Inn. These financial statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Set forth below are the audited financial statements of Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites). These financial statements have been included herein in reliance on the report, also set forth below, of Schneider & Company Certified Public Accountants, PC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Santa Clarita, California Courtyard by Marriott Hotel. These financial statements have been included herein in reliance on the report, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the separate audited financial statements of (i) Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites), (ii) RSV Twinsburg Hotel, Ltd. (previous owner of the Twinsburg, Ohio Hilton Garden Inn), (iii) SCI Lewisville Hotel Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn), and (iv) SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn). These financial statements have been included herein in reliance on the reports also set forth below, of Novogradac & Company LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

APPLE REIT NINE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash	$162,579	$20
Other assets	242	317

Total Assets	$162,821	$337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Note payable	$—	$151
Accounts payable and accrued expenses	51	155

Total Liabilities	51	306

Shareholders’ Equity
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	—	—

Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 17,004,557 and 10 shares	—	—

Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48	48

Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 17,004,557 and 10 shares	163,359	—

Distributions greater than net income	(637)	(17)

Total Shareholders’ Equity	162,770	31

Total Liabilities and Shareholders’ Equity	$162,821	$337

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Revenue	$—	$—
Expenses:
General and administrative	94	111
Interest income, net	(388)	(385)

Net income	$294	$274

Basic and diluted earnings per common share	$0.05	$0.09

Weighted average common shares outstanding—basic and diluted	6,392	3,196
Distributions declared and paid per common share	$0.07	$0.07

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(in thousands)

Six Months Ended June 30, 2008
Cash flows from operating activities:
Net income	$274
Adjustments to reconcile net income to cash provided by operating activities:
Stock option expense	26
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	4

Net cash provided by operating activities:	304

Cash flows used in investing activities:
Deposits and other disbursements for potential acquisitions	(210)

Net cash used in investing activities	(210)

Cash flows from financing activities:
Net proceeds from issuance of common shares	163,509
Distributions paid to common shareholders	(893)
Payoff of the line of credit, net of borrowings	(151)

Net cash provided by financing activities	162,465

Increase in cash and cash equivalents	162,559
Cash and cash equivalents, beginning of period	20

Cash and cash equivalents, end of period	$162,579

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations for reporting on Form 10-Q. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financials should be read in conjunction with the Company’s audited consolidated financial statements included in its registration statement filed on Form S-11 with the Securities and Exchange Commission (File No. 333-147414). Operating results for the three months and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2008.

2. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Apple REIT Nine, Inc. together with its wholly owned subsidiaries (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which owns no properties and has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on November 9, 2007, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Nine Advisors, Inc. (“A9A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President (see Note 4 and 6). The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. All cash and cash equivalents are currently held at two institutions, Wachovia Bank, N.A. and BB&T Corporation and the balances may at times exceed federal depository insurance limits.

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company’s continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

The Company has established Apple Nine Hospitality Management, Inc. as a 100% owned taxable REIT subsidiary (“TRS”). The TRS will lease all hotels from the Company and be subject to income tax at regular corporate rates on any income that it would earn.

Start Up Costs

Start up costs are expensed as incurred.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc., the managing underwriter, which receives a selling commission and a marketing expense allowance based on proceeds of the shares sold. Additionally, the Company has incurred other offering costs including legal, accounting and reporting services. These offering costs are recorded by the Company as a reduction of shareholders’ equity. Prior to the commencement of the Company’s offering, these costs were deferred and recorded as prepaid expense. As of June 30, 2008, the Company had sold 17.0 million Units for gross proceeds of $182.3 million and proceeds net of offering costs of $163.3 million.

Earnings Per Common Share

Basic earnings per common share is computed as net income divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no shares with a dilutive effect for the three months and six months ended June 30, 2008. Series B convertible preferred shares are not included in earnings per common share calculations until such time that such shares are converted to common shares (see Note 6).

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2—Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or nonfinancial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. The adoption of this statement did not have and is not anticipated to have a material impact on the Company’s results of operations and financial position.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS 159 is effective for the Company beginning January 1, 2008. The Company has elected not to use the fair value measurement provisions of SFAS 159 and therefore, adoption of this standard did not have an impact on the financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative

Instruments and Hedging Activities (“SFAS 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not currently have any instruments that qualify within the scope of SFAS 133, and therefore the adoption of this statement is not anticipated to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its financial statements.

3. SUMMARY OF POTENTIAL ACQUISITIONS

On June 5, 2008, the Company entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel located in Tucson, Arizona. The purchase price for the 125 guest room hotel is $18.4 million, and a refundable deposit of $150,000 was paid by the Company in connection with the contract and is included in other assets in the Company’s consolidated balance sheet as of June 30, 2008 and in deposits and other disbursements for potential acquisitions in the consolidated statement of cash flows. It is expected that the purchase price will be funded from the Company’s cash on hand. While the purchase of the hotel by the Company is expected to occur during 2008, there can be no assurance that all the conditions to closing will be satisfied.

4. RELATED PARTIES

The Company has significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. There have been no amounts incurred by the Company under this agreement as of June 30, 2008.

The Company has entered into an advisory agreement with A9A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. A9A has entered into an agreement with Apple REIT Six, Inc. (“AR6”) to provide certain management services to the Company. The Company will reimburse A9A for the cost of the services provided by AR6. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008.

ASRG and A9A are 100% owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. ASRG and A9A may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., other REITS. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

5. STOCK INCENTIVE PLAN

During April 2008, the Company adopted a non-employee directors’ stock incentive plan (the “Directors’ Plan”) to provide incentives to attract and retain directors. The Directors’ Plan provides for the grant of options to purchase a specified number of shares of common stock (“Options”) to directors of the Company. A Compensation Committee (“Committee”) was established to administer the plan. The Committee is responsible for granting Options and for establishing the exercise price of Options. During the second quarter of 2008, the Company issued approximately 32,000 options under the Directors’ Plan and recorded approximately $26,000 in compensation expense.

6. SHAREHOLDERS’ EQUITY

Best-efforts Offering

The Company is currently conducting an on-going best-efforts offering. The Company registered its Units on Registration Statement Form S-11 (File No. 333-147414) filed on April 23, 2008 and was declared effective by the SEC on April 25, 2008. The Company began its best-efforts offering of Units the same day the registration statement was declared effective. The Offering is continuing as of the date of these financial statements. The managing underwriter is David Lerner Associates, Inc. and all of the Units are being sold for the Company’s account.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

Series B Convertible Preferred Stock

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$1 billion	12.11423
$1.1 billion	13.31991
$1.2 billion	14.52559
$1.3 billion	15.73128
$1.4 billion	16.93696
$1.5 billion	18.14264
$1.6 billion	19.34832
$1.7 billion	20.55400
$1.8 billion	21.75968
$1.9 billion	22.96537
$2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

7. LINE OF CREDIT

Prior to the commencement of the Company’s “best-efforts” offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund certain start-up costs and offering expenses. The lender was Wachovia Bank, N.A. The line of credit bore interest at a variable rate based on the London Interbank Borrowing Rate (LIBOR). The line of credit was fully paid during May 2008 with net proceeds from the Company’s “best-efforts” offering.

8. SUBSEQUENT EVENTS

In July 2008, the Company declared and paid approximately $1.2 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share.

During July 2008, the Company closed on the issuance of 4.2 million Units through its ongoing “best-efforts” offering, representing gross proceeds to the Company of $45.8 million and proceeds net of selling and marketing costs of $41.2 million.

On July 24, 2008, the Company entered into a purchase contract for the potential acquisition of a Courtyard hotel in Santa Clarita, California. The gross purchase price for the 140 room hotel is $22.7 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On July 31, 2008, the Company closed on the purchase of a Hilton Garden Inn located in Tucson, Arizona. The gross purchase price for this hotel, which contains a total of 125 guest rooms, was $18.4 million.

On August 1, 2008, the Company entered into a purchase contract for the potential acquisition of a Homewood Suites hotel in Charlotte, North Carolina. The gross purchase price for the 112 room hotel is $5.8 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On August 1, 2008, the Company entered into five separate purchase contracts with a group of related sellers for the potential acquisition of five hotels. The purchase contracts are for a 142 room Hilton Garden Inn in Twinsburg, Ohio with a purchase price of $16.5 million, a 165 room Hilton Garden Inn in Lewisville, Texas with a purchase price of $28.0 million, a 142 room Hilton Garden Inn in Duncanville, Texas with a purchase price of $19.5 million, a 103 room Hampton Inn and Suites in Allen, Texas with a purchase price of $12.5 million and a 150 room Hilton Garden Inn in Allen, Texas with a purchase price of $18.5 million. The initial refundable deposit under each separate contract was $200,000.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Apple REIT Nine, Inc.

We have audited the accompanying balance sheet of the Tucson, AZ—Hilton Garden Inn Hotel (the “Hotel”) as of December 31, 2007, and the related statement of operations, cash flows, and owners’ equity for the year then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Hotel’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Tucson, AZ—Hilton Garden Inn Hotel as of December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Richmond, Virginia

September 29, 2008

TUCSON, AZ—HILTON GARDEN INN HOTEL

BALANCE SHEET

December 31 2007
ASSETS
Cash and cash equivalents	$205,722
Prepaid expenses and other assets, net	139,991
Investment in real estate	13,097,129

Total assets	$13,442,842

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and other liabilities	$2,196,567
Mortgage payable	8,328,567

Total liabilities	10,525,134
Owners’ equity	2,917,708

Total liabilities and owners’ equity	$13,442,842

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENT OF OPERATIONS

Year Ended December 31 2007
REVENUES
Rooms	$—
Other income	—

Total revenues	—

OPERATING EXPENSES
Real estate taxes, insurance and other	807
Administrative	6,298

Total operating expenses	7,105

OTHER INCOME
Interest income	1,413

Net loss	$(5,692)

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

OWNERS’ EQUITY

Year Ended December 31 2007
Owners’ equity at beginning of period	$2,728,244
Contributions by owners	195,156
Net loss	(5,692)

Owners’ equity at end of period	$2,917,708

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENT OF CASH FLOWS

Year Ended December 31 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,692)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Prepaid expenses and other assets	23,908

Net cash provided by operating activities	18,216

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, including construction-in-progress	(7,958,358)

Net cash used in investing activities	(7,958,358)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage payable	7,468,195
Capital contributions	195,156

Net cash provided by financing activities	7,663,351

Net decrease in cash and cash equivalents	(276,791)

CASH AND CASH EQUIVALENTS
Beginning of year	482,513

End of year	$205,722

SUPPLEMENTAL INFORMATION:
Interest paid	$181,428

NON-CASH TRANSACTIONS:
Construction related payables	$2,191,220

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The accompanying financial statements present the financial information of the Tucson, AZ—Hilton Garden Inn Hotel property (the “Hotel”) as of December 31, 2007 and for the year then ended. The Hotel is owned by Valencia Tucson, LLC (the “Company”), a Kansas limited liability company that was formed for the purpose of acquiring, owning and operating hotels. As of December 31, 2007, the property was under construction. The Hotel had no operating income for the year ending December 31, 2007. The Hotel will have 130 rooms and will operate as a Hilton Garden Inn in Tucson, Arizona.

Basis of Accounting

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

The Hotel considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate

Depreciation will be calculated on a straight-line basis over the estimated useful lives of the assets. Management estimates the useful lives of assets to be 39 years for buildings and improvements, 15 years for land improvements, and 5 to 7 years for furniture, fixtures and equipment.

Construction in Progress

Construction in progress is stated at cost. Property taxes and interest expenses incurred during the construction of the facilities have been capitalized and will be depreciated over the life of the asset when placed in service. Total interest capitalized during 2007 was $383,023.

Impairment of Long-Lived Assets

The Hotel’s management reviews the carrying value of tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated cash flows. Management’s estimates of fair values are based on the best information available and require the use of estimates, judgment and projections as considered necessary. As of December 31, 2007, no impairment losses were recognized.

Revenue Recognition

Revenue will be recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Income Taxes

The Hotel is owned by a limited liability company. The members of the Company separately account for the Hotel’s items of income, deductions, losses, and credits for federal and state income tax reporting.

2. INVESTMENT IN REAL ESTATE

Investment in real estate at December 31, 2007 consisted of the following:

2007
Land	$1,246,655
Construction in progress	11,850,474

Investment in real estate	$13,097,129

3. FRANCHISE FEES

The Hotel has entered into a 20-year franchise agreement under which the Hotel agrees to use the Franchisor’s trademark, standard of service, and construction quality and design. This agreement required a one-time fee of $60,000, which will be amortized on a straight-line basis over the life of the agreement, beginning on the first day of operations. As the Hotel has not begun operations, no amortization was recorded in the current period.

The Hotel is required to pay the franchisor a flat fee monthly for dues, software support, etc., and is required to pay franchise, marketing, and reservation service fees which are based on a percentage of gross room revenues. As the Hotel has not begun operations as of December 31, 2007, no monthly fees have been incurred to date.

4. RELATED PARTIES

The Company’s ownership consists of seven members, Donald Culbertson at approximately 65% and six others with ownership between 4 and 10%. There were no outstanding loans from the Hotel to any of the members for the year ended December 31, 2007.

The company engaged Sunway Construction, a company 100% owned by Mr. Culbertson, to perform general contractor and oversight services during the construction of the Hotel. Approximately $1.5 million has been paid to Sunway Construction for the performance of these services.

5. MORTGAGE PAYABLE

Mortgage note payable at December 31, 2007 consisted of the following:

2007
Marshall & Ilsley Bank note, collateralized by the Hotel, interest only due monthly at 7.45%, maturing December 2010	$8,328,567

6. PENDING LEGAL PROCEEDINGS

The Hotel is involved in certain litigation arising in the ordinary course of our business. Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, the Hotel believes that based on current knowledge, that the resolution of these matters will not have a material adverse effect on our financial position or results of operations.

7. SUBSEQUENT EVENT

On July 31, 2008 the Company sold the Hotel to a subsidiary of Apple REIT Nine, Inc., a Virginia Corporation, for $18,375,000.

TUCSON, AZ—HILTON GARDEN INN HOTEL

BALANCE SHEETS

(UNAUDITED)

	June 30 2008 (Unaudited)	December 31 2007
ASSETS
Investment in hotel, net	$16,002,208	$13,097,129
Cash and cash equivalents	471,907	205,772
Accounts receivable	56,213	—
Prepaids and other assets	154,364	139,991
Deferred financing costs, net	49,118	—
Intangible assets, net	58,980	—

Total assets	$16,792,790	$13,442,842

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and other liabilities	$643,419	$2,196,567
Mortgage payable	13,476,000	8,328,567

Total liabilities	14,119,419	10,525,134
Owners’ equity	2,673,371	2,917,708

Total liabilities and owners’ equity	$16,792,790	$13,442,842

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ending June 30 2008	Six Months Ending June 30 2007
REVENUES
Rooms	$943,472	$—
Other income	158,105	—

Total revenues	1,101,577	—

OPERATING EXPENSES
Rooms	218,827	—
Depreciation and amortization	274,743	—
Real estate taxes, insurance and other	76,018	631
Property operation, maintenance and energy costs	137,484	—
Management and franchise fees	110,958	—
Administrative and other	363,542	1,175

Total operating expenses	1,181,572	1,806

Operating loss	(79,995)	(1,806)

OTHER INCOME (EXPENSE)
Interest expense	(283,618)	(9,626)

Net loss	$(363,613)	$(11,432)

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ending June 30 2008	Six Months Ending June 30 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(363,613)	$(11,432)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	263,563	—
Changes in operating assets and liabilities:
Accounts receivable	(56,213)	—
Prepaid expenses and other assets	(135,189)	(17,732)
Accounts payable and accrued expenses	510,068	—

Net cash provided by (used in) operating activities	218,616	(29,164)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, including construction-in-progress	(5,219,139)	(1,980,494)

Net cash used in investing activities	(5,219,139)	(1,980,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage payable	5,147,433	1,430,935
Capital contributions	119,275	107,879

Net cash provided by financing activities	5,266,708	1,538,814

Net increase (decrease) in cash and cash equivalents	266,185	(470,844)

CASH AND CASH EQUIVALENTS
Beginning of period	205,722	482,513

End of period	$471,907	$11,669

SUPPLEMENTAL INFORMATION
Interest paid	$402,341	$38,008

NON-CASH TRANSACTIONS
Construction related payables	$(2,063,215)	$709,573

The unaudited interim financial statements have been prepared in accordance with Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for a fair presentation have been included. These unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2007 included herein. Operating results for the six month period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2008.

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Charlotte Lakeside Hotel, L.P.:

We have audited the accompanying balance sheets of the Charlotte Lakeside Hotel, L.P., as of December 31, 2007 and 2006, and the related statements of operations and partners’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Charlotte Lakeside Hotel, L.P. as of December 31, 2007 and 2006, and the results in its operations, changes in partners’ deficit, and cash flows for the years ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

/s/ SCHNEIDER & COMPANY

Certified Public Accountants, PC

Parsippany, New Jersey

September 12, 2008

CHARLOTTE LAKESIDE HOTEL, L.P.

BALANCE SHEETS

AS OF DECEMBER 31, 2007 and 2006

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,569	$84,166
Accounts receivable	20,900	29,714
Prepaid expenses and other current assets	11,030	14,451

Total current assets	81,499	128,331

PROPERTY AND EQUIPMENT:
Land	1,163,961	1,163,961
Buildings	4,869,581	4,869,581
Furniture, fixtures and equipment	3,657,312	3,282,919

	9,690,854	9,316,461
Accumulated depreciation	(5,512,244)	(5,069,660)

Total property and equipment	4,178,610	4,246,801

OTHER ASSETS, net	36,262	42,118

Total assets	$4,296,371	$4,417,250

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt	$532,034	$472,153
Accounts payable	284,749	235,262
Accrued expenses	46,027	113,620
Accrued management fees—affiliates	577,442	438,281
Due to affiliates	1,987,231	1,976,527

Total current liabilities	3,427,483	3,235,843

LONG-TERM DEBT, net of current portion	3,319,524	3,852,558

COMMITMENTS AND CONTINGENCIES

PARTNERS’ DEFICIT	(2,450,636)	(2,671,151)

Total liabilities and partners’ deficit	$4,296,371	$4,417,250

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF OPERATIONS AND PARTNERS’ DEFICIT

AS OF DECEMBER 31, 2007 and 2006

	Year ended December 31,
	2007	2006
REVENUES:
Rooms	$2,734,801	$2,547,061
Meeting room	10,937	9,748
Telephone	6,087	6,267
Other	38,658	30,585

Total revenues	2,790,483	2,593,661

DEPARTMENTAL EXPENSES
Rooms	786,425	755,286
Meeting room	6,360	5,907
Telephone	17,801	16,652
Other	6,721	7,349

Total departmental expenses	817,307	785,194

GROSS OPERATING INCOME	1,973,176	1,808,467

OTHER OPERATING EXPENSES
General and administrative	407,540	357,360
Advertising and business promotion	285,830	281,410
Energy	156,880	153,778
Property operations and maintenance	241,190	241,422
Rent, Property Taxes and Insurance	114,856	161,777
Administrative Services and Professional Fees	162,203	152,610
Management Fees—affiliates	139,160	129,587

Total operating expenses	1,507,659	1,477,944

INCOME FROM OPERATIONS	465,517	330,523

DEPRECIATION AND AMORTIZATION	448,439	374,722

INTEREST EXPENSE, net	46,563	101,704

NET LOSS	(29,485)	(145,903)

PARTNERS’ DEFICIT, beginning of year	(2,671,151)	(2,625,248)

CAPITAL CONTRIBUTIONS	250,000	100,000

PARTNERS’ DEFICIT, end of year	$(2,450,636)	$(2,671,151)

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF CASH FLOWS

AS OF DECEMBER 31, 2007 and 2006

	Year ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,485)	$(145,903)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Accretion of forgiveness of indebtedness	(217,852)	(191,445)
Depreciation and amortization	448,440	374,712
Changes in:
Accounts receivable	8,814	66,621
Prepaid expenses and other current assets	3,421	(2,872)
Accounts payable	49,487	(10,414)
Accrued management fees—affiliates	139,161	129,587
Accrued expenses	(67,592)	67,382

Net cash flows provided by operating activities	334,394	287,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(374,393)	(231,590)

Net cash flows used in investing activities	(374,393)	(231,590)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(255,301)	(226,568)
Capital contributions	250,000	100,000
Borrowings from affiliates	10,703	145,576

Net cash flows provided by financing activities	5,402	19,008

INCREASE IN CASH AND CASH EQUIVALENTS	(34,597)	75,086

CASH AND CASH EQUIVALENTS, beginning of year	84,166	9,080

CASH AND CASH EQUIVALENTS, end of year	$49,569	$84,166

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

1. ORGANIZATION

Charlotte Lakeside Hotel, L.P. is a limited partnership which owns a Homewood Suites hotel in Charlotte, North Carolina. The partnership is managed by common affiliates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition

Revenues are derived primarily from the rental of hotel rooms. Revenues are recognized as earned.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. Improvements that extend the life of the asset are capitalized. Depreciation is provided using straight-line and declining balance methods. The Partnership utilizes the following useful lives:

Buildings	15-40 years
Furniture, fixtures and equipment	5-10 years

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations or betterments, which extend the useful life of the assets, are capitalized.

Long-Lived Assets

The Partnership reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, as measured by comparing their net book value to the estimated future cash flows generated by their use. The Partnership does not believe that any such changes have occurred.

Other Assets

Other assets consist of hotel licenses and loan acquisition costs. Hotel licenses are amortized on a straight-line basis over the life of the applicable license, usually 20 years. Loan acquisition costs are amortized over the life of the applicable loan. Amortization of these costs was $5,856 and $5,856 during the years ended December 31, 2007 and 2006, respectively.

Income Taxes

No provision is made in the accounts of the Partnership for federal and state income taxes as such taxes are liabilities of the individual partners. The Partnership’s income tax returns and the amount of allocable partnership income are subject to examination by federal and state taxing authorities. If an examination results in a change to the Partnerships’ reported income or loss, the taxable income or loss reported by the individual partners may also change.

Cash and Cash Equivalents—Concentration of Credit Risk

For purposes of the Statement of Cash Flows, the Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest paid was approximately $264,415 and $293,149 for the years ended December 31, 2007 and 2006, respectively.

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and escrow deposits in financial institutions. The Partnership places its cash and temporary cash investments with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

3. LONG-TERM DEBT

As of December 31 long-term debt consisted of the following:

	2007	2006
Hotel building financing	$3,851,558	$4,324,711
Less: current portion	(532,034)	(472,153)

Long-term portion	$3,319,524	$3,852,558

Hotel Building Financing

The Partnership’s mortgages were consolidated, amended and restated during 1993 along with a consolidated group of eight other hotel mortgages upon purchase of the mortgages from the lender by Nomura Asset Capital Corporation (“NACC”). The 1993 consolidated group note with NACC of $72,204,000 bears interest at 12% per annum and principal and interest are paid monthly with a level monthly debt service payment calculated on $51,500,000 of principal through July 1, 2013. The remaining portion of consolidated group principal at inception of $20,704,000 is being amortized and forgiven by NACC on a pari passu basis as the monthly debt service payments are made.

Approximately $217,852 and $191,445 of the Partnership’s principal was amortized and forgiven during the years ended December 31, 2007 and 2006, respectively and was recorded as a reduction of interest expense. NACC had a first mortgage lien until May 22, 2008 on each of the group properties which all contain cross-collateralization and cross-default provisions. This collateral included all property and interests in property owned or acquired by the Partnership. See Note 8.

4. RELATED PARTY TRANSACTIONS

Management Fees

Under management agreements with affiliates, the Partnership incurs a basic fee of 4% of adjusted gross revenue, as defined, and an incentive fee of 10% of gross operating profit, as defined. Management fees were $139,160 and $129,587 for the years ended December 31, 2007 and 2006, respectively. Accrued management fees were $577,442 and $438,281 at December 31, 2007 and 2006, respectively.

Administrative Services

In addition, the Partnership utilizes the services of various affiliates for management, accounting and computer services. Amounts paid to affiliates for such services were $114,055 and $118,144 for the years ended December 31, 2007 and 2006, respectively.

Capital Contributions

During the years ended December 31, 2007 and 2006, partners made capital contributions of $250,000 and $100,000, respectively to the Partnership and will continue to make additional advances and/or capital contributions during 2008, if necessary.

5. LEASES

The Partnership leases hotel equipment under operating leases. Rent expense for these leases, excluding the related party lease discussed above, was $17,254 and $17,025 for the years ended December 31, 2007 and 2006, respectively.

Future minimum lease payments, excluding the related party lease discussed above, under the non-cancellable operating leases as of December 31, 2007 are as follows:

Year Ending December 31	Amount
2008	$16,920
2009	7,050

$23,970

6. SAVINGS AND RETIREMENT PLAN

Under the provisions of the Partnership’s 401(k) Savings and Retirement Plan, an employee may contribute a percentage of each year’s pay subject to legal maximums. The Partnership has the option to provide an employer matching contribution each year. The Partnership’s contribution was $5,326 and $3,594 for the years ended December 31, 2007 and 2006, respectively, which was equal to 50% of the first 4% of each participating employee’s contributions. Vesting of Partnership contributions starts in the second year of an employee’s service and increases by 20% each year, until fully vested in year six.

7. COMMITMENTS AND CONTINGENCIES

In conjunction with the Partnership’s agreement with a national hotel chain, the Partnership is obligated to perform certain additional renovations and improvements to its hotel which management estimates will aggregate approximately $1,700,000 as of December 31, 2007.

8. SUBSEQUENT EVENT

On May 22, 2008, the Partnership re-mortgaged its property along with six other co-borrowers with Wachovia Bank, NA. The consolidated loan agreement aggregated $60 million giving Wachovia a first mortgage lien on each of seven properties which all contain cross collateralization and cross default provisions. The collateral for this agreement includes all property and interests in property owned or acquired by the Partnership. In addition, the loan agreement required a $15 million guarantee by certain other affiliates of the consolidated borrowing group. The loan requires monthly payments of interest only at a rate of LIBOR plus 2.5% and requires an interest rate swap agreement which currently brings the effective rate of interest to approximately 6% at June 30, 2008. The $60 million mortgage matures on May 31, 2011 and is subject to two one-year extensions provided certain conditions are met.

As of September 12, 2008, the Partnership has not borrowed its $3.7 million allocation from the group’s $60 million agreement. The Partnership’s institutional borrowings have been replaced since May 22, 2008 by non-interest bearing advances from an affiliate.

(Remainder of Page Is Intentionally Blank)

CHARLOTTE LAKESIDE HOTEL, L.P.

BALANCE SHEETS

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	June 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,051	$95,046
Accounts receivable	40,202	60,086
Prepaid expenses and other current assets	—	9,572

Total current assets	89,253	164,704

PROPERTY AND EQUIPMENT:
Land	1,163,961	1,163,961
Buildings	4,869,581	4,869,581
Furniture, fixtures and equipment	4,214,824	3,352,030

	10,248,366	9,385,572
Accumulated depreciation	(5,727,872)	(5,253,513)

Total property and equipment	4,520,494	4,132,059

OTHER ASSETS, net	113,224	39,190

Total assets	$4,722,971	$4,335,953

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$501,201
Accounts payable	177,082	141,728
Accrued expenses	114,037	84,951
Accrued management fees—affiliates	629,678	509,411
Due to affiliates	4,863,989	1,998,258

Total current liabilities	5,784,786	3,235,549

LONG-TERM DEBT, net of current portion	—	3,593,479

COMMITMENTS AND CONTINGENCIES

PARTNERS’ DEFICIT	(1,061,815)	(2,493,075)

Total liabilities and partners’ deficit	$4,722,971	$4,335,953

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF INCOME AND PARTNERS’ DEFICIT

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	Six months ended June 30,
	2008	2007
REVENUES:
Rooms	$1,025,867	$1,398,742
Meeting room	3,828	6,156
Telephone	1,748	3,074
Other	13,825	20,879

Total revenues	1,045,268	1,428,851

DEPARTMENTAL EXPENSES
Rooms	337,806	392,071
Meeting room	3,031	3,149
Telephone	8,143	8,539
Other	1,794	4,372

Total departmental expenses	350,774	408,131

GROSS OPERATING INCOME	694,494	1,020,720

OTHER OPERATING EXPENSES
General and administrative	172,870	190,403
Advertising and business promotion	132,956	139,827
Energy	63,530	73,086
Property operations and maintenance	98,925	121,513
Rent, Property Taxes and Insurance	59,538	54,360
Administrative Services and Professional Fees	75,583	75,717
Management Fees—affiliates	52,236	71,130

Total operating expenses	655,638	726,036

INCOME FROM OPERATIONS	38,856	294,684
DEPRECIATION AND AMORTIZATION	237,855	186,780
INTEREST EXPENSE, net	622,820	29,826
GAIN ON DEBT CANCELLATION	(1,710,641)	—

NET INCOME	888,822	78,078
PARTNERS’ DEFICIT, beginning of period	(2,450,637)	(2,671,153)
CAPITAL CONTRIBUTIONS	500,000	100,000

PARTNERS’ DEFICIT, end of period	$(1,061,815)	$(2,493,075)

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF CASH FLOWS

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	Six months ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$888,822	$78,078
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Accretion of forgiveness of indebtedness	(78,232)	(106,191)
Depreciation and amortization	237,855	186,781
Gain on debt cancellation	(1,710,641)	—
Changes in:
Accounts receivable	(19,302)	(30,372)
Prepaid expenses and other current assets	11,030	4,879
Accounts payable	(107,667)	(93,534)
Accrued management fees—affiliates	52,236	71,130
Accrued expenses	68,010	(28,669)

Net cash flows (used in) provided by operating activities	(657,889)	82,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(557,512)	(69,111)
Increase in other long term assets	(99,189)	—

Net cash flows used in investing activities	(656,701)	(69,111)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(2,062,685)	(123,840)
Borrowings from affiliates	2,876,757	21,730
Capital contributions	500,000	100,000

Net cash flows provided by (used in) financing activities	1,314,072	(2,110)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(518)	10,881

CASH AND CASH EQUIVALENTS, beginning of period	49,569	84,165

CASH AND CASH EQUIVALENTS, end of period	$49,051	$95,046

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Apple Nine Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheets of the Santa Clarita—Courtyard by Marriott Hotel (the Hotel), as of December 31, 2007 and 2006, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

September 26, 2008

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$3,162,456	$3,162,456
Construction in Progress	—	10,632,981
Building and Improvements	13,334,334	—
Furnishings and Equipment	3,544,985	910,493

TOTAL	20,041,775	14,705,930
Less: Accumulated Depreciation	(680,669)	—

NET INVESTMENT IN HOTEL PROPERTY	19,361,106	14,705,930

Cash and Cash Equivalents	10,910	565,329
Accounts Receivable—Trade	73,844	—
Affiliate Advances	325,993	622,552
Prepaids and Other	126,168	23,698
Franchise Fees, Net	55,025	56,800

	591,940	1,268,379

TOTAL ASSETS	$19,953,046	$15,974,309

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Mortgages Payable	$15,720,040	$9,395,420
Affiliate Advances	121,303	—
Accounts Payable	476,966	7,297
Accrued Expenses	121,564	2,856,507
Cash Deficit	314,529	29,529

TOTAL LIABILITIES	16,754,402	12,288,753
MEMBERS’ EQUITY	3,198,644	3,685,556

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$19,953,046	$15,974,309

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Balance, Beginning of Year	$3,685,556	$3,654,017
Net Loss	(1,078,500)	(46,716)
Member Contributions, net	591,588	78,255

Balance, End of Year	$3,198,644	$3,685,556

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUES:
Rooms	$2,018,947	$—
Other Operating Departments	310,415	—

TOTAL REVENUES	2,329,362	—

EXPENSES:
Rooms	317,421	—
Other Operating Departments	323,216	—
General and Administrative	464,121	—
Sales and Marketing	192,781	—
Property Operations and Energy	257,058	—
Property Taxes and Insurance	169,286	—
Interest Expense	612,321	—
Depreciation and Amortization	682,444	—
Management and Royalty Fees	204,617	—
Pre-Opening Costs	184,597	46,716

TOTAL EXPENSES	3,407,862	46,716

NET LOSS	$(1,078,500)	$(46,716)

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(1,078,500)	$(46,716)
Adjustments to Reconcile Net Loss to Net Cash Provided (Used) by Operating Activities:
Depreciation	680,669	—
Amortization	1,775	—
Change in:
Accounts Receivable—Trade	(73,844)	—
Prepaids and Other	(102,470)	(1,149)
Accounts Payable	227,981	—
Accrued Expenses	66,364	—
Cash Deficit	314,529	—

NET CASH FLOWS FROM (TO) OPERATING ACTIVITIES	36,504	(47,865)

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(7,507,131)	(8,860,481)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	6,354,580	9,395,420
Mortgage Loan Curtailments	(29,960)	—
Member Contributions (Distributions), net	591,588	78,255

NET CASH FLOWS FROM FINANCING ACTIVITIES	6,916,208	9,473,675

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(554,419)	565,329
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	565,329	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$10,910	$565,329

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$984,110	$201,477

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the 140 room Courtyard by Marriott Hotel located at 28523 Westinghouse Place in Santa Clarita, California (the Hotel) as of December 31, 2007 and 2006 and for the years then ended. The Hotel is owned by Ocean Park Hotels—MMM, LLC, a California limited liability company.

The Hotel land was acquired in 2004. Construction of the Hotel was completed and the Hotel opened for business on May 17, 2007.

Courtyard by Marriott Hotels specialize in providing full service lodging for business or leisure travelers. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents includes cash on hand and demand deposits in banks.

Concentrations—Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk. At December 31, 2007, cash deposits were within FDIC insurance limits.

Accounts Receivable—Accounts receivable is comprised primarily of trade and credit card receivables due from Hotel guests. Accounts receivable are written off when collection is deemed doubtful. At December 31, 2007, all accounts receivable balances are considered to be fully collectible, and accordingly, an allowance for doubtful accounts has not been recorded. It is possible that certain balances will become uncollectible.

Amortization—Amortization of franchise fees is recorded on a straight-line basis. Amortization expense is anticipated to be $2,840 in each of the five succeeding years.

Pre-Opening Costs—Pre-Opening Costs represent expenditures incurred prior to the opening of the Hotel that would normally be expensed as a cost of operations if those costs were incurred after operations had begun.

Investment in Hotel Property—Land, building and improvements, furnishings and equipment and construction in progress are stated at the Owner’s cost. Mortgage interest of $388,110 in 2007 and $231,006 in 2006 is included as a cost of Hotel property. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to develop the site and construct the Hotel to the time the Hotel is placed in operation.

The respective classes of Hotel property are depreciated using straight-line methods over the following lives:

Building and Improvements	15 to 40 Years
Furnishings and Equipment	5 Years

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Revenue Recognition—Room and other operating revenues represent revenue derived from rental of rooms and other associated customer fees. Revenue is recognized as room stays occur and other services are provided.

Advertising—Advertising costs are expensed in the period incurred.

Income Taxes—The Hotel property was owned by a limited liability company throughout the financial statement periods. Income and losses of a limited liability company are passed through to the members and taxed on their individual income tax returns. Accordingly, these financial statements do not reflect an income tax provision.

NOTE 3—RELATED PARTY TRANSACTIONS

A franchise agreement has been entered into with Marriott International, Inc., which entitles the Owner to operate as a Courtyard by Marriott Hotel for a twenty year term beginning on the opening date of the Hotel. The agreement required an initial franchise fee of $56,800. The fee is being amortized straight-line over the term of the agreement.

The agreement requires the payment of continuing royalty and marketing fees at the rates of 5.5% and 2.0% of gross room revenue, respectively. During 2007, royalty and marketing fees totaled $111,443 and $42,072, respectively.

Affiliate advances represent non-interest bearing loans to and from various affiliates to fund construction costs and various operating activities.

The Hotel is managed by Ocean Park Hotels, Inc., an affiliated entity. The management contract, which is for a ten year term beginning on the opening date of the Hotel, requires the Hotel owner to pay monthly management fees at 4.0% of “adjusted gross revenues.” In 2007, management fee expense totaled $93,174.

NOTE 4—MORTGAGES AND NOTE PAYABLE

The Hotel property is encumbered by a first deed of trust payable to Rabobank, NA, formerly Mid-State Bank and Trust. The loan, in the original amount of $15,750,000, is for a ten year term maturing on March 14, 2016.

For the initial 18 months, the note required interest only payments at a rate of 7.0%. For the period October 14, 2007 through March 14, 2011, the note continues to bear interest at a rate of 7.0% but requires monthly principal and interest payments of $105,866. For the final fifty-nine months, the interest rate changes to a variable rate equal to 2.5% above the rate for 5 year U. S. Government Treasuries with required monthly payments in an amount to fully amortize the loan in 318 months. The unpaid principal balance is payable in full on March 14, 2016.

The note is secured by the Hotel real estate, by an assignment of rents, by a security interest in the rents and personal property, and by the personal guarantee of the managing member of the Owner.

Below is a schedule of required future principal curtailments as of December 31, 2007:

2008	$175,549
2009	188,239
2010	201,847
2011	204,193
2012	214,728
Thereafter	14,735,484

TOTAL	$15,720,040

NOTE 5—SUBSEQUENT EVENT

On July 24, 2008, the Owner of the Hotel property entered into a contract to sell the Hotel property to an affiliate of Apple Nine Hospitality, Inc for $22,700,000. The sale closed September 24, 2008.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

BALANCE SHEETS

JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$3,162,456	$3,162,456
Building and Improvements	13,334,334	13,334,334
Furnishings and Equipment	3,547,362	2,888,209

TOTAL	20,044,152	19,384,999
Less: Accumulated Depreciation	(1,225,442)	(119,714)

NET INVESTMENT IN HOTEL PROPERTY	18,818,710	19,265,285

Cash and Cash Equivalents	22,983	26,066
Accounts Receivable—Trade	75,144	27,830
Affiliate Advances	438,792	537,487
Prepaids and Other	144,159	41,804
Franchise Fees, Net	53,605	56,445

	734,683	689,632

TOTAL ASSETS	$19,553,393	$19,954,917

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Mortgage Payable	$15,680,600	$15,544,215
Accounts Payable	431,645	20,736
Affiliate Advances	199,210	24,251
Accrued Expenses	639,494	65,803
Cash Deficit	11,743	891,564

TOTAL LIABILITIES	16,962,692	16,546,569
MEMBERS’ EQUITY	2,590,701	3,408,348

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$19,553,393	$19,954,917

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF MEMBERS’ EQUITY

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
Balance, January 1	$3,198,644	$3,685,556
Net Loss	(645,007)	(422,279)
Member Contributions, net	37,064	145,071

Balance, June 30	$2,590,701	$3,408,348

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF OPERATIONS

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
REVENUES:
Rooms	$1,758,877	$274,561
Other Operating Departments	214,437	50,174
Other Income	2,953	—

TOTAL REVENUES	1,976,267	324,735

EXPENSES:
Rooms	218,892	75,007
Other Operating Departments	249,562	19,557
General and Administrative	373,084	131,176
Sales and Marketing	151,394	41,558
Property Operations and Energy	191,384	54,181
Property Taxes and Insurance	159,016	8,179
Interest Expense	555,617	89,823
Depreciation and Amortization	546,193	120,069
Management and Royalty Fees	176,132	26,717
Pre-Operating Costs	—	180,747

TOTAL EXPENSES	2,621,274	747,014

NET LOSS	$(645,007)	$(422,279)

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF CASH FLOWS

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(645,007)	$(422,279)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation	544,773	119,714
Amortization	1,420	355
Change in:
Accounts Receivable—Trade	(1,300)	(27,830)
Prepaids and Other	(17,991)	(18,106)
Accounts Payable	(45,321)	20,736
Accrued Expenses	517,930	28,225
Affiliate Advances	(34,892)	—
Cash Deficit	(302,786)	891,564

NET CASH FLOWS FROM OPERATING ACTIVITIES	16,826	592,379

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,377)	(7,425,508)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	—	6,148,795
Mortgage Payable Curtailments	(39,440)	—
Member Contributions, net	37,064	145,071

NET CASH FLOWS FROM (TO) FINANCING ACTIVITIES	(2,376)	6,293,866

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,073	(539,263)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,910	565,329

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,983	$26,066

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Allen Stacy Hotel, Ltd.

Allen, Texas

We have audited the accompanying balance sheets of Allen Stacy Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allen Stacy Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

ALLEN STACY HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$914,358	$914,358
Building and improvements	6,511,178	6,500,847
Furniture, fixtures and equipment	1,317,166	1,309,627

	8,742,702	8,724,832
Less accumulated depreciation	(754,787)	(256,148)

	7,987,915	8,468,684
OTHER ASSETS
Cash and cash equivalents:
Operations	483,637	200,268
Reserve for furniture, fixtures and equipment	53,276	—
Accounts receivable, net	35,296	22,581
Prepaid expenses	16,207	26,849
Deferred charges, net	163,483	216,215

Total other assets	751,899	465,913

TOTAL ASSETS	$8,739,814	$8,934,597

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable:
Trade	$18,795	$58,019
Construction	—	247,590
Accrued expenses:
Interest	—	42,764
Operating expenses	84,105	50,255
Real estate and other taxes	192,281	98,447
Management fees	7,454	5,350
Sales and occupancy taxes	31,472	22,338
Advances payable—partner	—	23,892
Advance deposits	7,224	—
Lease payable	213,355	263,835
Note payable	510,990	300,000
Mortgage note payable	6,707,221	6,863,913

Total liabilities	7,772,897	7,976,403
PARTNERS’ CAPITAL	966,917	958,194

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$8,739,814	$8,934,597

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$2,873,469	$781,238
Telephone	5,520	954
Ancillary income	100,489	30,626

	2,979,478	812,818

DEPARTMENTAL EXPENSES
Rooms	669,868	225,683
Telephone	21,575	14,477
Ancillary services	39,859	12,480

	731,302	252,640

DEPARTMENTAL INCOME	2,248,176	560,178

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	186,827	55,737
General and administrative	219,950	80,328
Energy costs	130,791	44,050
Repairs and maintenance	163,222	62,461
Franchise fees	115,156	31,302
Management fees	89,289	24,368

	905,235	298,246

OPERATING INCOME	1,342,941	261,932

FIXED EXPENSES
Insurance	9,360	4,527
Property and other taxes	186,032	44,665
Interest	587,163	212,931
Depreciation and amortization	551,371	278,120

	1,333,926	540,243

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	9,015	(278,311)

OTHER INCOME (EXPENSE)
Interest	1,860	312
Miscellaneous	(2,152)	(375)
Organizational and start-up costs	—	(98,426)

	(292)	(98,489)

NET INCOME (LOSS)	$8,723	$(376,800)

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$1,271,563

Contributions	63,431
Net loss	(376,800)

BALANCE—DECEMBER 31, 2006	958,194
Net income	8,723

BALANCE—DECEMBER 31, 2007	$966,917

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,723	$(376,800)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	551,371	278,120
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(12,715)	(22,581)
Decrease (increase) in prepaid expenses	10,642	(26,849)
Decrease in accounts payable—trade	(39,224)	(24,911)
Increase in accrued expenses	96,158	219,154
Increase in advance deposits	7,224	—

Total adjustments	613,456	422,933

Net cash provided by operating activities	622,179	46,133
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(265,460)	(6,053,564)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred charges	—	(111,198)
Payments on advances payable—partners	(23,892)	(63,431)
Principal payments on lease payable	(50,480)	(36,552)
Proceeds from note payable	250,000	300,000
Payments on note payable	(39,010)	—
Proceeds from mortgage note payable	—	6,066,680
Payments on mortgage note payable	(156,692)	(15,237)
Contributions from partners	—	63,431

Net cash (used in) provided by financing activities	(20,074)	6,203,693

NET INCREASE IN CASH AND CASH EQUIVALENTS	336,645	196,262
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	200,268	4,006

CASH AND CASH EQUIVALENTS—END OF YEAR	536,913	200,268
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(53,276)	—

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$483,637	$200,268

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest during the year for:
Interest—expensed	$629,927	$170,167
Interest—capitalized	—	152,739

Total	$629,927	$322,906

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$247,590

Acquisition of equipment through capital lease	$—	$300,387

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

Allen Stacy Hotel, Ltd. (the “Partnership”), a Texas limited partnership, was formed in April 2003 to own and operate a hotel under the franchise of Hilton Hotel. The 103-room Hampton Inn and Suites, (the “Hotel”) located in Allen, Texas, began operations in August 2006.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with Allen Stacy Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Company estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $435 and $406, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $69,902 and $23,450, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flows are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $52,732 and $21,972, respectively.

	2007	2006
Capitalized loan costs	$181,187	$181,187
License fee	65,000	65,000

	246,187	246,187
Less: accumulated amortization	(82,704)	(29,972)

Deferred charges, net	$163,483	$216,215

Economic concentrations

The Partnership operates one hotel in Allen, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $498,639 and $256,148, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Partnership are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Restricted cash

Management maintains cash reserves for the replacement of and additions to furniture, fixtures, and equipment. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $53,276 and $-0-, respectively, as of December 31, 2007 and 2006.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

During 2005, the Partnership entered into a loan agreement with Texans Commercial Capital LLC. The loan is payable in monthly installments of principal and interest. The remaining principal is due at maturity. The note is secured by a first mortgage on the Partnership’s real property, an assignment of revenues, a guarantee by the General Partners and the personal guarantee of the individual managing members of the General Partners. The balance of the mortgage note payable at of December 31, 2007 and 2006 was $6,707,221 and $6,863,913, respectively. Accrued interest as of December 31, 2007 and 2006, was $-0- and $42,764, respectively. The terms of the note are as follows:

Original amount	$6,879,150
Original date	May 2005
Maturity date	May 2010
Interest rate	7.375%
Current monthly payment	$55,353

The annual principal payment requirements are as follows:

2008	$168,500
2009	181,600
2010	6,357,121

$6,707,221

4. Note payable

In May 2006, LJM Stacy, LLC, a General Partner, entered into a loan agreement on behalf of the Partnership with First Bank of Canyon Creek (“Payee”). The note was amended and restated on January 19, 2007. The note is payable in monthly installments of principal and interest. Any outstanding principal and interest is due at maturity or as demanded by the Payee. The note is secured by the General Partners’ interest in the Partnership and is guaranteed by the General Partners and their individual managing members. The balance of the note at December 31, 2007 and 2006 was $510,990 and $300,000, respectively. There was no accrued interest on the note as of December 31, 2007 and 2006. The terms of the note are as follows:

Original amount	$300,000
Amended amount	$550,000
Amended maturity date	May 2008
Interest rate	(1)
Current monthly payment	$5,453

(1)	Interest is based on a variable rate equal to the lesser of the maximum rate permitted by the Texas Finance Code and Texas Credit Code or prime plus 2% (9.25% and 10.25% at December 31, 2007 and 2006, respectively). However, at no time shall the interest rate be less than 9.75%.

Subsequent to December 31, 2007, the Partnership entered into a Loan Modification Agreement to extend the note to November 2009. The interest rate at no time shall be less than 8% and the monthly payment of principal and interest was modified to $4,351. In addition a principal payment of $30,000 is due in May 2009.

5. Lease payable

During 2006, the Partnership entered into a financing lease agreement for equipment totaling $300,387. The equipment has been capitalized and is being depreciated in accordance with the Partnership’s depreciation policy. The lease requires 60 monthly payments of $6,531, which includes interest imputed at 11%, commencing July 2006. The balance of the lease payable as of December 31, 2007 and 2006 was $213,355 and $263,835, respectively. Interest expense under the lease totaled $27,889 and $15,996 during 2007 and 2006, respectively.

Future minimum lease payments on the capital lease as of December 31, 2007 are as follows:

2008	$78,400
2009	78,400
2010	78,400
2011	26,040

$261,240
Less amount representing interest	47,885

Present value of minimum lease payments	$213,355

6. Related party transactions

Advances payable—partners

As of December 31, 2006, advances from certain partners totaled $23,892. During 2007, the advances were repaid. The advances bore interest at prime and were payable upon demand. There was no interest paid on these advances.

Developer Fee

The Partnership has contracted with a related corporation Second Century Investments, an affiliate of a General Partners, for services rendered in structuring, negotiating and developing the project for a fee of $50,000. The fee has been capitalized to the cost of property and equipment.

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 3% of revenue. Total management fees of

$89,289 and $24,368 have been expensed for 2007 and 2006 respectively, under the above-mentioned management contract with $7,454 and $5,350 included in accrued expenses at December 31, 2007 and 2006, respectively.

Technical Service Fee

The Partnership has contracted with a related corporation Gateway Hospitality Group, Inc., an affiliate of a General Partner, to provide technical services for a fee of $50,000. The fee has been capitalized to the cost of property and equipment.

7. License agreement

The Partnership entered into a 20-year license agreement in May 2003 with Promus Hotels, Inc. which commenced in August 2006. The agreement allows the Partnership to operate the hotel under the Hampton Inn & Suites name. The Partnership paid a $65,000 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 4% and 4%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the year ended December 31, 2007 and 2006, franchise fees totaled $115,156 and $31,302, respectively. Program fees of $115,156 and $31,302, were incurred during 2007 and 2006, respectively, and were included in rooms expense and marketing and advertising on the accompanying statements of operations.

ALLEN STACY HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$914,358	$914,358
Building and improvements	6,512,593	6,511,843
Furniture, fixtures and equipment	1,322,829	1,311,519

	8,749,780	8,737,720
Less accumulated depreciation	(994,787)	(514,148)

	7,754,993	8,223,572

OTHER ASSETS
Cash and cash equivalents:
Operations	384,204	288,600
Reserve for furniture, fixtures and equipment	102,219	4,670
Accounts receivable	15,404	27,712
Prepaid expenses	11,416	15,736
Deferred charges, net	137,117	189,849

Total other assets	650,360	526,567

TOTAL ASSETS	$8,405,353	$8,750,139

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable	$33,903	$24,947
Accrued expenses:
Interest	—	2,648
Operating expenses	59,758	64,620
Real estate and other taxes	109,794	96,917
Management fees	9,338	8,480
Sales and occupancy taxes	42,575	34,483
Advances payable - partner	—	10,551
Deposits	151	2,759
Lease payable	186,027	239,342
Note payable	504,396	549,401
Mortgage note payable	6,623,900	6,784,918

Total liabilities	7,569,842	7,819,066
PARTNERS’ CAPITAL	835,511	931,073

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$8,405,353	$8,750,139

ALLEN STACY HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$1,603,864	$1,394,635
Telephone	1,473	1,306
Ancillary income	53,601	47,714

	1,658,938	1,443,655

DEPARTMENTAL EXPENSES
Rooms	379,376	326,755
Telephone	11,793	9,365
Ancillary services	20,708	18,642

	411,877	354,762

DEPARTMENTAL INCOME	1,247,061	1,088,893

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	107,662	93,018
General and administrative	115,496	109,103
Energy costs	76,192	62,196
Repairs and maintenance	93,826	72,775
Franchise fees	64,323	55,793
Management fees	49,768	43,214

	507,267	436,099

OPERATING INCOME	739,794	652,794

FIXED EXPENSES
Insurance	3,501	5,484
Property and other taxes	127,138	90,667
Interest	285,058	297,898
Depreciation and amortization	266,366	284,366

	682,063	678,415

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	57,731	(25,621)

OTHER INCOME (EXPENSE)
Interest	3,312	—
Miscellaneous	(364)	(1,500)

	2,948	(1,500)

NET INCOME (LOSS)	$60,679	$(27,121)

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$60,679	$(27,121)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	266,366	284,366
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	19,892	(5,131)
Decrease in prepaid expenses	4,791	11,113
Increase (decrease) in accounts payable	15,108	(33,072)
Decrease in accrued expenses	(93,847)	(12,006)
(Decrease) increase in deposits	(7,073)	2,759

Total adjustments	205,237	248,029

Net cash provided by operating activities	265,916	220,908
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,078)	(260,478)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on advances payable—partner	—	(13,341)
Principal payments on lease payable	(27,328)	(24,493)
Proceeds from note payable	—	250,000
Payments on note payable	(6,594)	(599)
Payments on mortgage note payable	(83,321)	(78,995)
Distributions to partners	(192,085)	—

Net cash (used in) provided by financing activities	(309,328)	132,572

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(50,490)	93,002
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	536,913	200,268

CASH AND CASH EQUIVALENTS—END OF PERIOD	486,423	293,270
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(102,219)	(4,670)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF PERIOD	$384,204	$288,600

Supplemental disclosure of cash flow information:
Cash paid for interest	$285,058	$338,014

Independent Auditors’ Report

To the Partners of

RSV Twinsburg Hotel, Ltd.

Twinsburg, Ohio

We have audited the accompanying balance sheets of RSV Twinsburg Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RSV Twinsburg Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

RSV TWINSBURG HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$1,004,865	$1,004,865
Building and improvements	7,038,600	7,034,130
Furniture, fixtures and equipment	3,399,169	3,295,024

	11,442,634	11,334,019
Less accumulated depreciation	(5,007,769)	(4,580,112)

	6,434,865	6,753,907
OTHER ASSETS
Cash and cash equivalents:
Operations	582,603	596,993
Reserve for furniture, fixtures and equipment	397,171	168,835
Tax and insurance escrows	191,088	196,068
Accounts receivable, net	138,543	71,111
Prepaid expenses	38,937	44,052
Deferred charges, net	74,783	93,463

Total other assets	1,423,125	1,170,522

TOTAL ASSETS	$7,857,990	$7,924,429

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable—trade	$65,362	$82,745
Accrued expenses:
Operating expenses	182,832	144,013
Real estate and other taxes	245,772	235,557
Management fees	20,704	18,307
Sales and occupancy taxes	23,280	21,233
Advance deposits	88,025	78,788
Mortgage note payable	7,844,383	8,006,276

Total liabilities	8,470,358	8,586,919
PARTNERS’ CAPITAL	(612,368)	(662,490)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$7,857,990	$7,924,429

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$3,565,285	$3,300,796
Food and beverage	1,460,972	1,369,171
Telephone	14,480	19,269
Ancillary income	160,839	174,915

	5,201,576	4,864,151
DEPARTMENTAL EXPENSES
Rooms	757,860	725,092
Food and beverage	798,225	756,402
Telephone	40,547	41,265
Ancillary services	94,643	96,481

	1,691,275	1,619,240

DEPARTMENTAL INCOME	3,510,301	3,244,911

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	461,982	377,252
General and administrative	415,572	367,741
Energy costs	220,061	218,905
Repairs and maintenance	252,435	227,085
Franchise fees	178,951	165,810
Management fees	260,124	243,207

	1,789,125	1,600,000

OPERATING INCOME	1,721,176	1,644,911

FIXED EXPENSES
Insurance	10,739	30,954
Property and other taxes	251,977	243,846
Interest	647,344	659,992
Depreciation and amortization	446,337	444,835

	1,356,397	1,379,627

INCOME BEFORE OTHER INCOME (EXPENSE)	364,779	265,284

OTHER INCOME (EXPENSE)
Interest	12,213	13,063
Miscellaneous	27,980	27,493
Partnership expense	(4,850)	(10,424)

	35,343	30,132

NET INCOME	$400,122	$295,416

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$(507,906)
Distributions	(450,000)
Net income	295,416

BALANCE—DECEMBER 31, 2006	(662,490)
Distributions	(350,000)
Net income	400,122

BALANCE—DECEMBER 31, 2007	$(612,368)

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$400,122	$295,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	446,337	444,835
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(67,432)	53,720
Decrease (increase) in prepaid expenses	5,115	(12,302)
(Decrease) increase in accounts payable—trade	(17,383)	696
Increase (decrease) in accrued expenses	53,478	(49,123)
Increase in advance deposits	9,237	16,416

Total adjustments	429,352	454,242

Net cash provided by operating activities	829,474	749,658

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(108,615)	(365,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(161,893)	(149,246)
Distributions to partners	(350,000)	(450,000)

Net cash used in financing activities	(511,893)	(599,246)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	208,966	(214,788)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	961,896	1,176,684

CASH AND CASH EQUIVALENTS—END OF YEAR	1,170,862	961,896

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(397,171)	(168,835)
Tax and insurance escrow	(191,088)	(196,068)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$582,603	$596,993

Supplemental disclosure of cash flow information:
Cash paid for interest	$647,344	$659,992

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

RSV Twinsburg Hotel, Ltd. (the “Partnership”), an Ohio limited partnership, was formed in June 1998 to own and operate a hotel under the franchise of Hilton Hotel. The 142-room Hilton Garden Inn (the “Hotel”) located in Twinsburg, Ohio began operations in May 1999.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with RSV Twinsburg Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Company estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $7,158 and $2,555, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006 was $39,296 and $39,501, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006 was $18,680 and $18,680, respectively.

	2007	2006
Capitalized loan costs	$171,146	$171,146
License fee	31,300	31,300

	202,446	202,446
Less: accumulated amortization	(127,663)	(108,983)

Deferred charges, net	$74,783	$93,463

Economic concentrations

The Partnership operates one hotel in Twinsburg, Ohio. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $427,657 and $426,155, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Partnership are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Restricted cash

Pursuant to note agreements, the Partnership is required to maintain certain cash reserves for the replacement of and additions to furniture, fixtures, and equipment and a tax and insurance escrow. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $397,171 and $168,835, respectively, as of December 31, 2007 and 2006. The tax and insurance escrow on the accompanying balance sheets totaled $191,088 and $196,068 as of December 31, 2007 and 2006, respectively.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

In May 2001, the Partnership obtained a loan from Prudential Mortgage Capital Company LLC in the amount of $8,700,000. The loan is payable in monthly installments of principal and interest based on a twenty-five year amortization schedule. The remaining principal is due at the maturity date of June 2011. The loan is secured by a first mortgage and the assignment of revenues.

The balance of the mortgage note payable as of December 31, 2007 and 2006 was $7,844,383 and $8,006,276, respectively. The terms of the note are as follows:

Original amount	$8,700,000
Original date	May 2001
Maturity date	June 2011
Interest rate	8.05%
Current monthly payment	$67,436

The annual principal payment requirements are as follows:

2008	$173,700
2009	190,300
2010	206,500
2011	7,273,883

$7,844,383

4. Related party transactions

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 5% of revenue. Total management fees of $260,124 and $243,207 have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract with $20,704 and $18,307 included in accrued expenses at December 31, 2007 and 2006, respectively.

5. License agreement

The Partnership entered into a 20-year license agreement in October 1998 with Hilton Inns, Inc., which commenced in May 1999. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $31,300 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 5% and 3.6%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees totaled $178,951 and $165,810, respectively. Program fees of $131,844 and $119,383, were incurred in 2007 and 2006, respectively, and included in rooms expense and marketing and advertising on the accompanying statements of operations.

6. Retirement plan

The Partnership maintains a 401(k) retirement plan for its employees. There were no partnership contributions made to this plan for the years ended December 31, 2007 and 2006.

RSV TWINSBURG HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$1,004,865	$1,004,865
Building and improvements	7,108,615	7,038,600
Furniture, fixtures and equipment	3,449,721	3,387,262

	11,563,201	11,430,727
Less accumulated depreciation	(5,232,869)	(4,789,962)

	6,330,332	6,640,765
OTHER ASSETS
Cash and cash equivalents:
Operations	369,649	415,439
Reserve for furniture, fixtures and equipment	300,865	282,762
Tax and insurance escrows	90,830	88,275
Accounts receivable, net	100,982	59,981
Prepaid expenses	33,211	30,000
Deferred charges, net	65,443	84,123

Total other assets	960,980	960,580

TOTAL ASSETS	$7,291,312	$7,601,345

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable—trade	$16,920	$112,062
Accrued expenses:
Operating expenses	164,681	136,583
Real estate and other taxes	132,467	125,902
Management fees	22,194	24,515
Sales and occupancy taxes	32,943	36,313
Advance deposits	131,298	107,368
Mortgage note payable	7,757,548	7,924,305

Total liabilities	8,258,051	8,467,048
PARTNERS’ CAPITAL	(966,739)	(865,703)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$7,291,312	$7,601,345

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$1,793,650	$1,688,040
Food and beverage	645,624	711,796
Telephone	3,920	7,552
Ancillary income	82,044	81,063

	2,525,238	2,488,451

DEPARTMENTAL EXPENSES
Rooms	383,272	366,995
Food and beverage	391,200	372,418
Telephone	17,479	20,236
Ancillary services	54,015	51,253

	845,966	810,902

DEPARTMENTAL INCOME	1,679,272	1,677,549

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	231,129	230,898
General and administrative	199,285	204,345
Energy costs	117,381	105,360
Repairs and maintenance	135,706	130,707
Franchise fees	89,836	84,723
Management fees	126,238	124,423

	899,575	880,456

OPERATING INCOME	779,697	797,093

FIXED EXPENSES
Insurance	4,360	5,706
Property and other taxes	139,488	121,120
Interest	317,783	322,648
Depreciation and amortization	234,440	219,190

	696,071	668,664

INCOME BEFORE OTHER INCOME (EXPENSE)	83,626	128,429

OTHER INCOME (EXPENSE)
Interest	1,770	4,939
Miscellaneous	12,783	16,019
Partnership expense	(2,550)	(2,600)

	12,003	18,358

NET INCOME	$95,629	$146,787

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$95,629	$146,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,440	219,190
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	37,561	11,130
Decrease in prepaid expenses	5,726	14,052
(Decrease) increase in accounts payable—trade	(48,442)	29,317
Decrease in accrued expenses	(120,303)	(95,797)
Increase in advance deposits	43,273	28,580

Total adjustments	152,255	206,472

Net cash provided by operating activities	247,884	353,259

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(120,567)	(96,708)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(86,835)	(81,971)
Distributions to partners	(450,000)	(350,000)

Net cash used in financing activities	(536,835)	(431,971)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(409,518)	(175,420)
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	1,170,862	961,896

CASH AND CASH EQUIVALENTS—END OF PERIOD	761,344	786,476

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(300,865)	(282,762)
Tax and insurance excrow	(90,830)	(88,275)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF PERIOD	$369,649	$415,439

Supplemental disclosure of cash flow information:
Cash paid for interest:	$317,783	$322,648

INDEPENDENT AUDITORS’ REPORT

To the Partners of

SCI Lewisville Hotel, Ltd.

Lewisville, Texas

We have audited the accompanying balance sheets of SCI Lewisville Hotel Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCI Lewisville Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 21, 2008

SCI LEWISVILLE HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$3,002,942	$2,984,000
Building and improvements	14,468,480	—
Furniture, fixtures and equipment	3,634,295	—
Construction in progress	—	8,092,783

	21,105,717	11,076,783
Less accumulated depreciation	(677,101)	—

	20,428,616	11,076,783

OTHER ASSETS
Cash and cash equivalents	48,512	36,987
Accounts receivable, net	131,153	—
Prepaid expenses	50,830	—
Deferred charges, net	267,857	339,282

Total other assets	498,352	376,269

TOTAL ASSETS	$20,926,968	$11,453,052

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable:
Trade	$316,891	$—
Construction	20,981	1,036,041
Accrued expenses:
Interest	—	6,627
Operating expenses	85,706	—
Real estate and other taxes	262,740	—
Management fees	52,090	—
Sales and occupancy taxes	40,000	—
Advance deposits	68,862	—
Line of credit	254,538	—
Leases payable	435,345	—
Notes payable	3,780,471	3,750,000
Mortgage note payable	16,860,072	6,448,335

Total liabilities	22,177,696	11,241,003
PARTNERS’ CAPITAL	(1,250,728)	212,049

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,926,968	$11,453,052

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$1,197,932	$—
Food and beverage	457,919	—
Telephone	1,266	—
Ancillary income	108,682	—

	1,765,799	—

DEPARTMENTAL EXPENSES
Rooms	286,978	—
Food and beverage	328,565
Telephone	18,079	—
Ancillary services	53,691	—

	687,313	—

DEPARTMENTAL INCOME	1,078,486	—

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	189,438	—
General and administrative	195,026	—
Energy costs	131,610	—
Repairs and maintenance	98,981	—
Franchise fees	48,147	—
Management fees	52,090	—

	715,292	—

OPERATING INCOME	363,194	—

FIXED EXPENSES
Insurance	4,462	—
Property and other taxes	117,199	—
Interest	619,754	—
Depreciation and amortization	707,572	—

	1,448,987	—

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,085,793)	—

OTHER INCOME (EXPENSE)
Interest	10,565	—
Conference center management fee	84,032
Organizational and start up costs	(391,123)	(72,627)
Partnership expense	(80,458)	—

	(376,984)	(72,627)

NET LOSS	$(1,462,777)	$(72,627)

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

Total
BALANCE—JANUARY 1, 2006	$284,676
Net loss	(72,627)

BALANCE—DECEMBER 31, 2006	212,049
Net loss	(1,462,777)

BALANCE—DECEMBER 31, 2007	$(1,250,728)

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,462,777)	$(72,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	707,572	—
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(131,153)	—
Increase in prepaid expenses	(50,830)	—
Increase in accounts payable—trade	316,891	—
Increase in accrued expenses	433,909	6,627
Increase in advance deposits	68,862	—

Total adjustments	1,345,251	6,627

Net cash used in operating activities	(117,526)	(66,000)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,537,700)	(6,338,469)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred charges	—	(106,677)
Proceeds from line of credit, net	254,538
Principal payments on leases payable	(29,995)	—
Proceeds from note payable	33,498	—
Payments on note payable	(3,027)	—
Proceeds from mortgage note payable	10,478,065	6,447,335
Payments on mortgage note payable	(66,328)	—

Net cash provided by financing activities	10,666,751	6,340,658

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,525	(63,811)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	36,987	100,798

CASH AND CASH EQUIVALENTS—END OF YEAR	$48,512	$36,987

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest during the year for:
Interest—expensed	$619,754	$—
Interest—capitalized	754,025	187,316

Total	$1,373,779	$187,316

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$1,030,291

Acquisition of equipment through capital leases	$465,340	$—

Increase in property and equipment from capitalized amortization expense	$40,954	$70,207

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

SCI Lewisville Hotel, Ltd. (the “Partnership”), a Texas limited partnership, was formed in March 2005 to own and operate a hotel under the franchise of Hilton Hotel. The 165-room Hilton Garden Inn (the “Hotel”) located in Lewisville, Texas, began operations in August 2007.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia Corporation, entered into a Contract with SCI Lewisville Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose if enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Partnership estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $868 and $-0-, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $41,250 and $-0-, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of the acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $30,471 and $-0-, respectively. During 2007 and 2006, $40,954 and $70,207, respectively, of amortization on loan costs was capitalized to building and improvements.

	2007	2006
Capitalized loan costs	$351,034	$351,034
License fee	58,455	58,455

	409,489	409,489
Less: accumulated amortization	(141,632)	(70,207)

Deferred charges, net	$267,857	$339,282

Economic concentrations

The Partnership operates one hotel in Lewisville, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start up costs are expensed in the year incurred.

Property and equipment (continued)

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $677,101 and $-0-, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Hotel are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advanced deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage payable

In November 2005, the Partnership entered into a construction loan agreement with Stillwater National Bank and Trust Company. Interest only was payable on the note through November 2007. The note was amended and restated to a mortgage note payable on November 28, 2007. The note is payable in monthly installments of principal and interest based on a 300 month amortization. The note is guaranteed by the General Partners and their individual managing members. The balance of the mortgage note at December 31, 2007 and 2006 was $16,860,072 and $6,448,335, respectively. The terms of the note are as follows:

Original amount	$16,926,400
Amended amount	$16,893,173
Amended maturity date	November 2010
Interest rate	(1)
Current monthly payment	$113,000

(1)	Interest was based on a variable rate equal to the Prime Rate plus 1% per annum, (8.25% and 9.25% at December 31, 2007 and 2006, respectively). Commencing on December 28, 2007, interest will be payable at the greater of the Prime Rate or 6.25%.

The annual principal payment requirements are as follows:

2008	$136,500
2009	143,700
2010	16,579,872

$16,860,072

4. Notes payable

City of Lewisville

In April 2005, the Partnership entered into a Deed of Trust note with The City of Lewisville in the principal amount of $3,750,000. The note is non-interest bearing through its maturity. A principal installment of $1,750,000 is due on the later of December 31, 2012 or six years after the issuance of a Certificate of Occupancy of the Hotel. The remaining principal is due on the note’s maturity date which is the later of December 31, 2016 or nine years after the issuance of a Certificate of Occupancy of the Hotel. The note is secured by the personal guarantees of the General Partners. The balance of the note at December 31, 2007 and 2006 was $3,750,000.

Capital One

In July 2007, the Partnership entered into loan agreement with Capital One, N.A (the “Lender”) for the purchase of a vehicle. The note is payable in 48 monthly installments of principal and interest. The note is secured by such vehicle and the personal guarantees of the General Partners and their individual members. The balance of the note at December 31, 2007 was $30,471. The terms of the note are as follows:

Original amount	$33,498
Maturity date	August 2011
Interest rate	8.29%
Current monthly payment	$829

The annual principal payment requirements on the notes payable are as follows:

2008	$7,800
2009	8,400
2010	9,100
2011	5,171
2012	1,750,000
Thereafter	2,000,000

$3,780,471

5. Line of credit agreement

During 2007, the Partnership entered into a line of credit agreement with Capital One Bank in the amount of $300,000 which bears interest at Prime (7.25% at December 31, 2007). The balance as of December 31, 2007 was $254,538.

6. Leases payable

During 2007, the Partnership entered into two financing lease agreements for equipment totaling $465,339. The equipment has been capitalized and is being depreciated in accordance with the Partnership’s depreciation policy. The leases require 58 monthly payments of $10,061, which include interest imputed at 10.75%. Lease payments commence October 2007. The balance of the leases payable as December 31, 2007 was $435,345. Interest expense under the leases totaled $20,311 during 2007.

Future minimum lease payments on the capital leases as of December 31, 2007 are as follows:

2008	$120,700
2009	120,700
2010	120,700
2011	120,700
2012	90,500

$573,300
Less amount representing interest	137,955

Present value of minimum lease payments	$435,345

7. Related party transactions

Developer fee

The General Partner is entitled to a fee of $150,000 for services rendered in structuring, negotiating and developing the project. During 2007, the fee was paid. The fee has been capitalized into the cost of the building.

Management fee

The Partnership has contracted with a related party corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 3% of revenue. The Partnership is also required to pay a year end performance bonus not greater than 0.5% of revenue. There has been no year end performance fee bonus paid or accrued for the years ended December 31, 2007 and 2006. Total management fees of $52,090 and $-0- have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract with $52,090 and $-0- included in accrued expenses at December 31, 2007 and 2006, respectively.

Technical service fee

The Partnership has contracted with a related Corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide technical services for a fee of $150,000. During 2007, the fee was paid. The fee has been capitalized into the cost of the building.

8. Rental under operating lease

The operations of the Partnership include leasing of the Hotel’s Conference Center to The City of Lewisville, Texas, under a Lease and Management Agreement. The lease is an operating lease expiring December 31, 2023.

The Partnership is entitled to monthly Management Fees, as defined in the Lease and Management Agreement, commencing on the date of Certificate of Occupancy and continuing for a period of 15 years. The Management Fee shall be equal to 100% of the Hotel’s monthly Occupancy Tax, as defined in the Lease and Management Agreement, not to exceed the following amounts:

Lease Year	Amount
1 through 10	$300,000
11	$250,000
12	$200,000
13	$150,000
14	$100,000
15	$50,000

9. License agreement

The Partnership entered into a 20-year license agreement in July 2005 with Hilton Inns, Inc., which commenced in July 2007. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $58,455 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee of 4% for the first two years and 5% thereafter, of gross room revenues, as defined in the license agreement. The agreement also requires the payment of a monthly program fee of 4.3% of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees amounted to $48,147 and $-0-, respectively. Program fees for the years ended December 31, 2007 and 2006, amounted to $48,134 and $-0-, respectively, and were included in rooms expense and marketing and advertising on the accompanying statements of operations.

10. Real estate tax abatements

During 2005, Second Century Investments, an affiliate of the general partners, entered into a property tax abatement agreement with the City of Lewisville for the Hotel property, as defined in the agreement. The abatement commences on the date a Certificate of Occupancy is obtained and will continue for a period of 10 years. The abatement will be as follows:

Abatement Year
1 through 3	100%
4 through 5	85%
6 through 7	75%
8	70%
9	55%
10	50%

During 2005, the Partnership entered into a property tax abatement agreement with the County of Denton for the Hotel property, as defined in the agreement. The abatement commences on the date a Certificate of Occupancy is obtained. The tax rebate shall be 30% for five years in each year of the tax rebate period.

SCI LEWISVILLE HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$3,031,207	$2,984,000
Building and improvements	14,515,236	—
Furniture, fixtures and equipment	3,631,449	—
Construction in progress	—	15,402,594

	21,177,892	18,386,594
Less accumulated depreciation	(1,325,101)	—

	19,852,791	18,386,594

OTHER ASSETS
Cash and cash equivalents:	183,040	181,198
Accounts receivable, net	121,702	—
Prepaid expenses	49,918	—
Deferred charges, net	231,292	304,178

Total other assets	585,952	485,376

TOTAL ASSETS	$20,438,743	$18,871,970

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable:
Trade	$137,168	$3,975
Construction	—	1,356,039
Accrued expenses:
Operating expenses	187,085	1,188
Real estate and other taxes	139,998	—
Management fees	112,765	—
Sales and occupancy taxes	62,606	—
Advance deposits	130,830	29,925
Leases payable	397,541	—
Notes payable	3,776,698	3,750,000
Mortgage note payable	16,653,603	13,666,987

Total liabilities	21,598,294	18,808,114
PARTNERS’ CAPITAL	(1,159,551)	63,856

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,438,743	$18,871,970

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$2,207,792	$—
Food and beverage	814,619	—
Telephone	2,035	—
Ancillary income	113,951	—

	3,138,397	—

DEPARTMENTAL EXPENSES
Rooms	443,271	—
Food and beverage	469,903	—
Telephone	23,550	—
Ancillary services	69,673	—

	1,006,397	—

DEPARTMENTAL INCOME	2,132,000	—

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	304,784	—
General and administrative	268,028	—
Energy costs	167,604	—
Repairs and maintenance	127,307	—
Franchise fees	88,949	—
Management fees	109,899	—

	1,066,571	—

OPERATING INCOME	1,065,429	—

FIXED EXPENSES
Insurance	4,608	—
Property and other taxes	167,631	—
Interest	561,073	—
Depreciation and amortization	684,565	—

	1,417,877	—

LOSS BEFORE OTHER INCOME (EXPENSE)	(352,448)	—

OTHER INCOME (EXPENSE)
Function space rent	153,991	—
Organization and start up costs	—	(146,643)
Partnership expense	(10,366)	(1,550)

	143,625	(148,193)

NET LOSS	$(208,823)	$(148,193)

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(208,823)	$(148,193)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	684,565	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	9,451	—
Decrease in prepaid expenses	912	—
(Decrease) increase in accounts payable—trade	(179,723)	3,975
Increase (decrease) in accrued expenses	61,918	(5,439)
Increase in advance deposits	61,968	29,925

Total adjustments	639,091	28,461

Net cash provided by (used in) operating activities	430,268	(119,732)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(93,156)	(6,954,709)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	(254,538)	—
Principal payments on leases payable	(37,804)	—
Payments on notes payable	(3,773)	—
Proceeds from mortgage note payable	—	7,218,652
Payments on mortgage note payable	(206,469)	—
Contributions from partners	300,000	—

Net cash (used in) provided by financing activities	(202,584)	7,218,652

NET INCREASE IN CASH AND CASH EQUIVALENTS	134,528	144,211
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	48,512	36,987

CASH AND CASH EQUIVALENTS—END OF PERIOD	$183,040	$181,198

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest—expensed	$561,073	$—
Interest—capitalized	—	461,150

Total	$561,073	$461,150

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$1,335,058

Increase in property and equipment from capitalized amortization expense	$—	$105,311

INDEPENDENT AUDITORS’ REPORT

To the Partners of

SCI Duncanville Hotel, Ltd.

Duncanville, Texas

We have audited the accompanying balance sheets of SCI Duncanville Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCI Duncanville Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

SCI DUNCANVILLE HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$127,868	$127,868
Building and improvements	10,696,694	10,668,978
Furniture, fixtures and equipment	2,579,115	2,525,958

	13,403,677	13,322,804
Less accumulated depreciation	(2,086,136)	(1,348,155)

	11,317,541	11,974,649
OTHER ASSETS
Cash and cash equivalents:
Operations	836,347	1,116,775
Reserve for furniture, fixtures and equipment	311,264	118,403
Insurance escrow	1,804	—
Accounts receivable	144,204	61,656
Prepaid expenses	67,231	93,954
Deferred charges, net	262,403	226,006

Total other assets	1,623,253	1,616,794

TOTAL ASSETS	$12,940,794	$13,591,443

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable—trade	$35,310	$102,647
Accrued expenses:
Interest	48,386	22,666
Operating expenses	210,305	174,925
Real estate and other taxes	—	234,149
Sales and occupancy taxes	37,056	39,694
Developer fee	—	500,000
Technical service fee	—	75,000
Deposits	42,410	49,330
Note payable	—	142,987
Mortgage note payable	14,106,669	10,961,641

Total liabilities	14,480,136	12,303,039
PARTNERS’ CAPITAL	(1,539,342)	1,288,404

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$12,940,794	$13,591,443

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$3,805,876	$3,400,914
Food and beverage	1,436,914	1,292,468
Telephone	11,704	11,749
Ancillary income	179,261	146,801

	5,433,755	4,851,932

DEPARTMENTAL EXPENSES
Rooms	789,225	745,605
Food and beverage	789,260	709,285
Telephone	28,381	29,533
Ancillary services	123,113	90,714

	1,729,979	1,575,137

DEPARTMENTAL INCOME	3,703,776	3,276,795

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	488,482	450,518
General and administrative	407,744	352,958
Energy costs	274,796	312,904
Repairs and maintenance	309,432	221,031
Franchise fees	162,928	136,504
Management fees	271,681	242,544

	1,915,063	1,716,459

OPERATING INCOME	1,788,713	1,560,336

FIXED EXPENSES
Property insurance	23,133	23,386
Property and other taxes	234,451	249,288
Interest	1,090,988	814,708
Depreciation and amortization	931,623	949,686

	2,280,195	2,037,068

LOSS BEFORE OTHER INCOME (EXPENSE)	(491,482)	(476,732)

OTHER INCOME (EXPENSE)
Interest	37,637	20,903
Other income	875	1,958
Function space rent	260,248	222,065
Partnership	(18,046)	(5,494)

	280,714	239,432

NET LOSS	$(210,768)	$(237,300)

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$1,525,704
Net loss	(237,300)

BALANCE—DECEMBER 31, 2006	1,288,404
Distributions	(2,616,978)
Net loss	(210,768)

BALANCE—DECEMBER 31, 2007	$(1,539,342)

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(210,768)	$(237,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	931,623	949,686
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(82,548)	(5,629)
(Increase) decrease in prepaid expenses	26,723	(28,623)
(Decrease) increase in accounts payable—trade	(67,337)	44,446
(Decrease) increase in accrued expenses	(750,687)	219,825
Decrease in deposits	(6,920)	(20,125)

Total adjustments	50,854	1,159,580

Net cash provided by operating activities	(159,914)	922,280
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(80,873)	(121,272)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of accounts payable—construction	—	(517,454)
Payment of deferred charges	(230,039)	—
Payments on note payable	(142,987)	(34,734)
Proceeds from mortgage note payable	14,200,000	327,118
Payments on mortgage note payable	(11,054,972)	—
Distributions	(2,616,978)	—

Net cash provided by (used in) financing activities	155,024	(225,070)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85,763)	575,938
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	1,235,178	659,240

CASH AND CASH EQUIVALENTS—END OF YEAR	1,149,415	1,235,178
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(311,264)	(118,403)
Insurance escrow	(1,804)	—

Total restricted cash and cash equivalents	(313,068)	(118,403)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$836,347	$1,116,775

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,065,268	$813,310

Supplemental disclosure of non-cash financing activities:
Write off of deferred costs	$229,051	$—

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

SCI Duncanville, Ltd. (the “Partnership”), a Texas limited partnership, was formed in September 2005 to own and operate a hotel under the franchise of Hilton Hotel. The 142-room Hilton Garden Inn Hotel (the “Hotel”) located in Duncanville, Texas, began operations in September 2005.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with SCI Duncanville, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Partnership estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $2,709 and $8,703, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $98,140 and $113,581, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $37,123 and $48,510, respectively.

	2007	2006
Capitalized loan costs	$230,039	$229,051
License fee	54,000	54,000

	284,039	283,051
Less: accumulated amortization	(21,636)	(57,045)

Deferred charges, net	$262,403	$226,006

Economic concentrations

The Partnership operates one hotel in Duncanville, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $737,981 and $901,176, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Hotel are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Restricted cash

Pursuant to the note agreements, the Partnership is required to maintain certain cash reserves for the replacement of and additions to furniture, fixtures and equipment and an insurance escrow. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $141,041 and $-0- as of December 31, 2007 and 2006, respectively. The insurance escrow on the accompanying balance sheets totaled $1,804 and $-0- as of December 31, 2007 and 2006, respectively. In addition, management maintains an additional reserve for the future replacement of furniture, fixtures and equipment, the balance of which was $170,223 and $118,403, as of December 31, 2007 and 2006, respectively and is included in the reserve for furniture, fixtures and equipment on the accompanying balance sheets.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

In June 2004, the Partnership entered into first and second mortgage note agreements for $10,865,095 and $120,000, respectively with Town North Bank, N.A. In December 2005, the Partnership entered into Loan Renewal, Extension and Modification Agreements whereby the terms of each note were modified. The notes were secured by a first mortgage, the assignment of revenues and the personal guarantee of an affiliate of certain members of the General Partner.

The terms of the modified agreements were as follows:

Original amount	$10,985,095
Original date	December 2005
Maturity date	December 2009
Interest rate		(1)
Current monthly payment	Interest only	(1)
Balance at December 31, 2006	$10,961,641

(1)

Commencing on December 22, 2005 until December 22, 2006, the loan required monthly payments of interest only on the outstanding unpaid principal balance at a 7.25% annual rate. Thereafter, the loans are payable in monthly installments of principal and interest based on a twenty year amortization schedule. The interest rate on the loans was equal to a fixed rate of prime and determined on each anniversary date of the agreement for the subsequent twelve month period. On December 22, 2006, the interest rate was adjusted to 8.25%.

On May 1, 2007, the Partnership obtained a new mortgage from Nomura Credit & Capital, Inc. in the amount of $14,200,000, whose proceeds were used to pay the Partnership’s original first and second mortgage loans with Town North Bank, N.A. The note is secured by a first mortgage, the assignment of leases and rents, the Cash Management Agreement and required reserves as defined in the loan agreement.

The terms of the mortgage note is as follows:

Original amount	$14,200,000
Original date	May 2007
Maturity date	May 2017
Interest rate	5.88%
Current monthly payment	$84,044
Balance at December 31, 2007	$14,106,669

The annual principal payment requirement for the next five years is as follows:

2008	$169,800
2009	182,600
2010	193,800
2011	205,700
2012	21,600
Thereafter	13,333,169

$14,106,669

4. Note payable

The Partnership entered into a loan agreement with Town North Bank, N.A in June 2004. The note was secured by a personal property and the personal guarantee of an affiliate of certain members of the General Partner. The note was repaid in 2007 with the proceeds of the mortgage note with Nomura Credit & Capital, Inc. The balance of the note as of December 31, 2007 and 2006 was $-0- and $142,987, respectively. The terms of the note were as follows:

Original amount	$194,643
Original date	June 2005
Maturity date	July 2010
Interest rate	7.25%
Current monthly payment	$3,887

5. Related party transactions

Developer fee

The General Partner and Second Century Investments, an affiliate of the General Partner, is to be paid a fee of $600,000 for services rendered in structuring, negotiating and developing the project. The Partnership paid $100,000 of the fee during construction. The balance of the fee is payable to the General Partner and Second

Century Investments from sale or refinancing proceeds. Included in accrued expenses on the accompanying balance sheets as of December 31, 2007 and 2006 was $-0- and $500,000, respectively. During 2007, the balance of the fee of $500,000 was paid with the proceeds of the mortgage note with Nomura Credit & Capital, Inc. The fee has been capitalized into the cost of the building.

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 4% of revenue. In addition, an affiliate of the General Partner is paid 1% of revenue for management services. Total management fees of $271,681 and $242,544 have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract.

Technical service fee

The partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide technical services for a fee of $150,000. Included in accrued expenses at December 31, 2007 and 2006 is $-0- and $75,000, respectively, of the unpaid balance of this fee. The fee has been capitalized to the cost of the building.

Rental under operating lease

The operations of the Partnership include leasing of the Hotel’s Conference Center to the City of Duncanville, Texas, under a Function Space License Agreement. The lease is an operating lease expiring August 2015. Terms of the lease require monthly rent equal to 100% of the Hotel Occupancy Tax throughout the lease term.

6. License agreement

The Partnership entered into a 20-year license agreement in June 2003 with Hiltons Inns, Inc., which commenced in September 2005. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $54,000 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 4% and 4.3%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees totaled $162,928 and $136,504, respectively. Program fees of $162,843 and $147,106 were incurred during 2007 and 2006, respectively. Program fees are included in rooms expense and marketing and advertising on the accompanying statements of operations.

7. Retirement plan

The Partnership maintains a 401(k) retirement plan for its employees. There were no partnership contributions made to this plan for the year ended December 31, 2007 and 2006.

8. Contingencies

Second Century Investment (“SCI”), an affiliate of the General Partner, entered into an agreement with Duncanville Community and Economic Development Corporation (“DCEDC”) whereby DCEDC will receive a payment of 10% of the net proceeds of a sale, refinancing or exchange as defined in the Net Proceeds Agreement as additional consideration for the sale of the property by DCEDC to SCI. There were no payments required under this agreement in during 2007 and 2006.

SCI DUNCANVILLE HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$127,868	$127,868
Building and improvements	10,696,694	10,674,373
Furniture, fixtures and equipment	2,612,114	2,539,735

	13,436,676	13,341,976
Less accumulated depreciation	(2,396,336)	(1,720,155)

	11,040,340	11,621,821

OTHER ASSETS
Cash and cash equivalents:
Operations	451,334	721,897
Reserve for furniture, fixtures and equipment	230,513	202,392
Insurance escrow	175,332	156,001
Accounts receivable:
Trade, net	95,302	78,132
Related parties	301,961	—
Prepaid expenses	75,437	88,804
Deferred charges, net	249,374	275,256

Total other assets	1,579,253	1,522,482

TOTAL ASSETS	$12,619,593	$13,144,303

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable	$53,192	$44,418
Accrued expenses:
Interest	48,386	—
Operating expenses	219,330	193,278
Real estate and other taxes	115,878	112,500
Sales and occupancy taxes	51,723	54,657
Advance deposits	73,472	60,745
Mortgage note payable	14,023,026	14,187,856

Total liabilities	14,585,007	14,653,454
PARTNERS’ CAPITAL	(1,965,414)	(1,509,151)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$12,619,593	$13,144,303

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$2,197,898	$1,958,925
Food and beverage	655,533	733,982
Telephone	6,657	6,638
Ancillary income	87,803	91,291

	2,947,891	2,790,836

DEPARTMENTAL EXPENSES
Rooms	443,449	407,526
Food and beverage	365,052	384,045
Telephone	14,713	14,524
Ancillary services	60,497	60,073

	883,711	866,168

DEPARTMENTAL INCOME	2,064,180	1,924,668

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	271,177	233,933
General and administrative	205,312	197,864
Energy costs	152,814	128,827
Repairs and maintenance	173,363	145,261
Franchise fees	113,073	78,844
Management fees	147,395	139,541

	1,063,134	924,270

OPERATING INCOME	1,001,046	1,000,398

FIXED EXPENSES
Insurance	10,984	11,761
Property and other taxes	175,141	140,518
Interest	420,619	619,526
Depreciation and amortization	323,229	552,789

	929,973	1,324,594

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	71,073	(324,196)

OTHER INCOME (EXPENSE)
Interest	7,355	20,348
Other income	—	875
Function space rent	146,975	134,016
Partnership expenses	(1,475)	(11,620)

	152,855	143,619

NET INCOME (LOSS)	$223,928	$(180,577)

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$223,928	$(180,577)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	323,229	552,789
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable - trade, net	48,902	(16,476)
(Increase) decrease in prepaid expenses	(8,206)	5,150
Increase (decrease) in accounts payable	17,882	(58,229)
Increase (decrease) in accrued expenses	139,570	(110,999)
Increase in advance deposits	31,062	11,415

Total adjustments	552,439	383,650

Net cash provided by operating activities	776,367	203,073
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(32,999)	(594,172)
Increase in accounts receivable - related parties	(301,961)	—

Net cash used in investing activities	(334,960)	(594,172)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred charges	—	(230,039)
Payments on note payable	—	(142,987)
Proceeds from mortgage note payable	—	14,200,000
Payments on mortgage note payable	(83,643)	(10,973,785)
Distributions to partners	(650,000)	(2,616,978)

Net cash (used in) provided by financing activities	(733,643)	236,211

NET DECREASE IN CASH AND CASH EQUIVALENTS	(292,236)	(154,888)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,149,415	1,235,178

CASH AND CASH EQUIVALENTS - END OF PERIOD	857,179	1,080,290

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(230,513)	(202,392)
Insurance escrow	(175,332)	(156,001)

Total restricted cash and cash equivalents	(405,845)	(358,393)

UNRESTRICTED CASH AND CASH EQUIVALENTS - END OF PERIOD	$451,334	$721,897

Supplemental disclosure of cash flow information:
Cash paid for interest	$420,619	$642,192

Supplemental disclosure of non-cash financing activities:
Write off of deferred costs	$—	$229,051

Apple REIT Nine, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2008 (unaudited)

(in thousands, except share data)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Nine, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Tucson, AZ	$18.4	July 31, 2008
Homewood Suites	Charlotte, NC	5.7	September 24, 2008
Courtyard	Santa Clarita, CA	22.7	September 24, 2008
Hampton Inn & Suites	Allen, TX	12.5	September 26, 2008
Hilton Garden Inn	Twinsburg, OH	17.8	October 6, 2008
Hilton Garden Inn	Lewisville, TX	28.0	October 16, 2008
Hilton Garden Inn	Duncanville, TX	19.5	October 21, 2008

	Total	$124.6

This Pro Forma Condensed Consolidated Balance Sheet also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Texas Western Management Partners, L.P., Dimension Development Company, McKibbon Hotel Group, Inc. and Gateway Hospitality Group, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Apple REIT Nine, Inc. and the historical balance sheets of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Nine, Inc. is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 2008, nor does it purport to represent the future financial position of Apple REIT Nine, Inc.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical balance sheets of the acquired hotels, as included in this document.

Balance Sheet as of June 30, 2008 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$—	$127,853	(A)	$127,853
Cash and cash equivalents	162,579	(109,641	)(C)	52,938
Other assets, net	242	—		242

Total Assets	$162,821	$18,212		$181,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$—	$13,966		$13,966
Accounts payable and accrued expenses	51	4,246	(B)	4,297

Total Liabilities	51	18,212		18,263

Preferred stock, authorized 30,000,000 shares	—	—		—
Series A preferred stock, no par value, authorized 400,000,000 shares	—	—		—
Series B convertible preferred stock, no par value, authorized 480,000 shares	48	—		48
Common stock, no par value, authorized 400,000,000 shares	163,359	—		163,359
Distributions greater than net income	(637)	—		(637)

Total Shareholders’ Equity	162,770	—		162,770

Total Liabilities and Shareholders’ Equity	$162,821	$18,212		$181,033

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the 7 properties that have been purchased after June 30, 2008 consists of the following. This purchase price allocation is preliminary and subject to change.

(In thousands)	Tucson, AZ Hilton Garden Inn	Charlotte, NC Homewood Suites	Santa Clarita, CA Courtyard	Allen, TX Hampton Inn & Suites	Twinsburg, OH Hilton Garden Inn	Duncanville, TX Hilton Garden Inn	Lewisville, TX Hilton Garden Inn	Total Combined
Purchase price per contract	$18,375	$5,750	$22,700	$12,500	$17,792	$19,500	$28,000	$124,617
Other closing and capitalized costs (credits) incurred	131	92	73	112	143	98	94	743
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	368	115	454	250	356	390	560	2,493

Investment in hotel properties	18,874	5,957	23,227	12,862	18,291	19,988	28,654	127,853	(A)

Net other assets/(liabilities) assumed	(5)	54	(35)	(136)	(167)	(13,966)	(3,957)	(18,212	)(B)

Total purchase price	$18,869	$6,011	$23,192	$12,726	$18,124	$6,022	$24,697	$109,641	(C)

(B)	Represents other assets and liabilities assumed in the acquisition of the hotel including, mortgages payable, operational charges and credits and prepaid or accrued property taxes.

(C)	Represents the reduction of cash and cash equivalents by the amount utilized to fund the acquisitions.

Apple REIT Nine, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2007 and six months ended June 30, 2008

(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Tucson, AZ	$18.4	July 31, 2008
Homewood Suites	Charlotte, NC	5.7	September 24, 2008
Courtyard	Santa Clarita, CA	22.7	September 24, 2008
Hampton Inn & Suites	Allen, TX	12.5	September 26, 2008
Hilton Garden Inn	Twinsburg, OH	17.8	October 6, 2008
Hilton Garden Inn	Lewisville, TX	28.0	October 16, 2008
Hilton Garden Inn	Duncanville, TX	19.5	October 21, 2008

	Total	$124.6

These Pro Forma Condensed Consolidated Statements of Operations also assume all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Texas Western Management Partners, L.P., Dimension Development Company, McKibbon Hotel Group, Inc. and Gateway Hospitality Group, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Nine, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. are not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed on the latter of January 1, 2007, or the date the hotel began operations nor do they purport to represent the future financial results of Apple REIT Nine, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and is qualified in its entirety by the historical Statements of Operations of the acquired hotels, as included in this document.

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2008

(In thousands, except per share data)

	Company Historical Statement of Operations	Tucson, AZ Hilton Garden Inn (A)	Charlotte Lakeside Hotel, L.P. Charlotte, NC Homewood Suites (A)	Santa Clarita, CA Courtyard (A)	Allen Stacy Hotel, Ltd. Allen, TX Hampton Inn & Suites (A)	RSV Twinsburg Hotel, Ltd. Twinsburg, OH Hilton Garden Inn (A)	SCI Duncanville Hotel, Ltd. Duncanville, TX Hilton Garden Inn (A)	SCI Lewisville Hotel, Ltd. Lewisville, TX Hilton Garden Inn (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$944	$1,026	$1,759	$1,604	$1,794	$2,198	$2,208	$—		$11,533
Other revenue	—	158	19	217	55	731	897	1,084	—		3,161

Total revenue	—	1,102	1,045	1,976	1,659	2,525	3,095	3,292	—		14,694

Expenses:
Operating expenses	—	356	646	811	690	1,330	1,482	1,606	—		6,921
General and administrative	111	364	207	373	115	199	205	268	500	(B)	2,342
Management and franchise fees	—	111	93	176	114	216	260	199	—		1,169
Taxes, insurance and other	—	76	60	159	131	144	186	172	—		928
Depreciation of real estate owned	—	275	238	546	266	234	323	685	(2,567	)(C)	1,867
									1,867	(D)
Interest, net	(385)	284	623	556	282	306	415	571	(2,177	)(E)	475

Total expenses	(274)	1,466	1,867	2,621	1,598	2,429	2,871	3,501	(2,377)		13,702
Gain on debt cancellation	—	—	(1,711)	—	—	—	—	—	1,711	(E)	—
Income tax expense	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$274	$(364)	$889	$(645)	$61	$96	$224	$(209)	$666		$992

Basic and diluted earnings per common share	$0.09										$0.09

Weighted average common shares outstanding—basic and diluted	3,196								8,128	(F)	11,324

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

For the year ended December 31, 2007

(In thousands, except per share data)

	Company Historical Statement of Operations	Charlotte Lakeside Hotel, L.P. Charlotte, NC Homewood Suites (A)	Santa Clarita, CA Courtyard (A)	Allen Stacy Hotel, Ltd. Allen, TX Hampton Inn & Suites (A)	RSV Twinsburg Hotel, Ltd. Twinsburg, OH Hilton Garden Inn (A)	SCI Duncanville Hotel, Ltd. Duncanville, TX Hilton Garden Inn (A)	SCI Lewisville Hotel, Ltd. Lewisville, TX Hilton Garden Inn (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$2,735	$2,019	$2,873	$3,565	$3,806	$1,198	$—		$16,196
Other revenue	—	55	310	106	1,637	1,888	652	—		4,648

Total revenue	—	2,790	2,329	2,979	5,202	5,694	1,850	—		20,844

Expenses
Operating expenses	—	1,501	1,091	1,213	2,626	2,802	1,107	—		10,340
General and administrative	15	460	464	220	416	408	195	900	(B)	3,078
Management and franchise fees	—	248	205	204	439	435	100	—		1,631
Taxes, insurance and other	—	115	169	195	263	258	122	—		1,122
Depreciation of real estate owned	—	448	867	551	446	932	1,099	(4,343	)(C)	2,600
								2,600	(D)
Interest, net	2	47	612	587	612	1,070	690	(2,795	)(E)	825

Total expenses	17	2,819	3,408	2,970	4,802	5,905	3,313	(3,638)		19,596
Income tax expense	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$(17)	$(29)	$(1,079)	$9	$400	$(211)	$(1,463)	$3,638		$1,248

Basic and diluted earnings per common share	$(1,684.60)									$0.16

Weighted average common shares outstanding—basic and diluted	—							7,653	(F)	7,653

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2007 for the respective period prior to acquisition by the Company. The Company was initially formed on November 9, 2007, and had no operations prior to that date. Additionally, three properties began operations subsequent to January 1, 2007 and had limited historical operational activity prior to their opening. These properties are as follows: Santa Clarita, California Courtyard opened in May 2007, Lewisville, Texas Hilton Garden Inn opened in August 2007, and Tucson, Arizona Hilton Garden Inn opened in March 2008.

(B)	Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E)	Interest expense and gain on debt cancellation related to prior owner’s debt which was not assumed has been eliminated. Interest income has been adjusted for funds used to acquire properties as of January 1, 2007, or the dates the hotels began operations.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the latter of January 1, 2007, or the dates the hotels began operations.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreement put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

PROSPECTUS

AN OFFERING OF UNITS

(EACH UNIT CONSISTS OF ONE COMMON SHARE

AND ONE SERIES A PREFERRED SHARE)

MINIMUM OFFERING:     9,523,810 UNITS

MAXIMUM OFFERING 182,251,082 UNITS

We plan to acquire hotels, residential apartment communities and other income-producing real estate. We plan to qualify as a real estate investment trust.

We are currently offering up to 182,251,082 Units in this offering. Of our 182,251,082 Units, we are offering 9,523,810 Units at $10.50 per Unit. We are offering the remaining 172,727,272 Units at $11.00 per Unit. Purchasers must purchase a minimum of $5,000 in Units except that specified benefit plans may purchase a minimum of $2,000 in Units.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights and no conversion rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of our assets in liquidation or other event of liquidation. Moreover, the Series A preferred shares will not be separately tradable from the common shares to which they relate and will terminate on conversion of our Series B convertible preferred shares. If a minimum of 9,523,810 Units is not sold within one year after the date of this prospectus, we will terminate this offering and all money received will be promptly refunded to investors without deduction and with interest. We will not charge fees on funds returned if the minimum offering is not reached. The Units are being offered on a best efforts, minimum offering basis through David Lerner Associates, Inc. None of our affiliates will purchase Units for the purpose of meeting the minimum offering amount. If David Lerner Associates, Inc. purchases Units, we will not count any of the Units purchased by them to reach the minimum offering amount. Until the minimum offering is achieved, all funds received from investors will be deposited into an interest-bearing escrow account. The escrow agent is Branch Banking and Trust Company.

We expect to terminate the offering when all of the Units offered by this prospectus have been sold or two years from the date hereof (whichever occurs sooner), unless extended by us for up to an additional year, in order to achieve the maximum offering of 182,251,082 Units.

Consider carefully the Risk Factors beginning on Page 17 of this Prospectus. This offering involves material risks and investment considerations including:

•	There will be no public trading market for our Units for an indefinite period of time, if ever. Therefore, the Units will be highly illiquid and very difficult to trade.

•

We will pay a fee of 2% of the gross purchase price and 2% of the gross sale price associated with property acquisitions and dispositions to Apple Suites Realty Group, Inc. and an annual fee ranging from 0.1% to 0.25% of total equity proceeds to Apple Nine Advisors, Inc., both of which are owned by Mr. Knight our chairman, chief executive officer and president. In addition, Apple Nine Advisors will be reimbursed for specified costs and expenses incurred on our behalf.

•

There are conflicts between us and Mr. Knight because he owns the companies with which we will enter into contracts for services. Also, Mr. Knight is a principal in other real estate investment programs which may compete with us.

•

We issued to Mr. Knight all of our 480,000 Series B convertible preferred shares at a purchase price of $0.10 per share. Shareholders’ interests will be diluted upon conversion of these shares. If the maximum offering is achieved, for the consideration of $48,000, the potential value of Mr. Knight’s holdings at $11.00 per Unit would exceed $127 million upon conversion. If the minimum offering is achieved, upon liquidation and after our Series A preferred shareholders have been paid their liquidation preference Mr. Knight could receive in excess of $4.8 million assuming an $11.00 share price. Additional common shares will be issuable on conversion of the Series B convertible preferred shares if we sell common shares in additional public offerings after we complete this offering. Upon liquidation, Mr. Knight, as the holder of all of the Series B convertible preferred shares, has a junior right to our assets after distributions to the holders of the Series A preferred shares. However, Mr. Knight can cause the conversion of the Series B convertible preferred shares and the resulting dilution of shareholders’ interests. Upon conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and will no longer have the priority distribution on liquidation associated with the Series A preferred shares.

•

We own no properties at this time and we have not identified any properties to purchase. This is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of properties.

•

We may be unable to generate sufficient cash for distributions. If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected.

•

We have no restriction on changes in our investment and financing policies. Our board of directors may, in its sole discretion, determine the amount of our aggregate debt. Therefore, our properties may be highly leveraged and subject to a greater risk of default. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

	Price To Public	Commissions & Marketing Expenses	Proceeds To Apple REIT Nine, Inc.
Per Unit(1)	$10.50	$1.05	$9.45
Total Minimum offering	$100,000,000	$10,000,000	$90,000,000
Total Maximum offering	$2,000,000,000	$200,000,000	$1,800,000,000

(1)	Once the minimum offering of 9,523,810 Units is achieved, the per Unit offering price will rise to $11, the selling commission and marketing expenses per Unit will become $1.10, and the proceeds per Unit to Apple REIT Nine, Inc. will be $9.90.

We will comply with the provisions of SEC Rule 10b-9 under the Securities Exchange Act of 1934, as amended.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

All proceeds of this offering will be held in trust and used only for the purposes set forth in this Prospectus.

Prior to the sale of the minimum offering within the one-year period after the date of this Prospectus, all monies received from subscribers will be held in trust for their benefit in a special escrow account.

The date of this Prospectus is April 25, 2008.

SUITABILITY STANDARDS

Except for the states specifically described below, each purchaser of Units must certify that he has either (1) a minimum annual gross income of $45,000 and a net worth (exclusive of equity in home, home furnishings and personal automobiles) of at least $45,000, or (2) a net worth (similarly defined) of at least $150,000.

Each North Carolina purchaser must certify that he has either (1) a minimum annual gross income of $70,000 and a net worth (similarly defined) of at least $70,000, or (2) a net worth (similarly defined) of at least $250,000.

Each Washington purchaser must certify that he has either (1) a minimum annual gross income of $70,000 and a net worth (exclusive of equity in home, home furnishings and personal automobiles) of at least $70,000 or (2) a net worth (similarly defined) of at least $250,000.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, any other information or representations must not be relied upon. This Prospectus does not constitute an offer in any state in which an offer may not legally be made. The delivery of this Prospectus at any time does not imply that information contained in this Prospectus has not changed as of any time after its date.

*        *        *

“Marriott,” “Courtyard by Marriott,” “SpringHill Suites,” “Fairfield Inn,” “TownePlace Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” means Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus or the offering related to this prospectus, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus or the offering related to this prospectus.

“Hampton Inn,” “Hilton Garden Inn” and “Homewood Suites” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” means Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus or the offering related to this prospectus and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus or the offering related to this prospectus.

The foregoing disclaimers do not apply to our own officers when they serve as members of groups such as the Marriott Owners Advisory Council and the Hilton Garden Inn Advisory Council. As of the date of this Prospectus, Mr. Justin Knight, our Senior Vice President of Acquisitions, serves as a member of both of these Councils, which are owner-representative advisory groups.

Page
SUMMARY	1

Apple REIT Nine, Inc.	1
Hotels	1
Apartment Communities	1
Other Real Estate	2
Apple Nine Advisors and Apple Suites Realty	3
Other Apple Entities	5
Risk Factors	6
The Offering	7
Use of Proceeds	8
Conflicts of Interest	9
Liquidity	11
Investment and Distribution Policy	12
Borrowing Policy	12
Compensation	13
Additional Share Option Plan	14
Unit Redemption Program	14

RISK FACTORS	17

General Risk Factors	17

We have no operating history and we can give no assurance of success.	17
We are a thinly-capitalized company and, as a result, you cannot be sure how we will be operated and whether we will achieve the investment objectives described in this prospectus.	17
We own no properties at this time and must rely on Glade M. Knight and his affiliates to purchase appropriate properties for us. This offering is a “blind pool” offering.	17
There would be significant adverse consequences of our failure to qualify as a REIT, including our ability to make distributions to shareholders.	18
We will not obtain a tax ruling on our REIT status or any other tax matters.	18
There is no public market for our common shares, so investors may be unable to dispose of their investment.	18
There will never be a public market for our Series A preferred shares separate from any market that may develop for our common shares and investors will not be able to separately dispose of their Series A preferred shares without disposing of the common shares to which the Series A preferred shares relate.	18
We will not attempt to determine the fair market value of our Units on a regular basis.	19
There is a “dilutive” effect to investors who purchase our Units at $11.00 rather than at the initial offering price of $10.50 per Unit.	19
The Board of Directors may decide in its sole discretion to dissolve us.	19
The compensation to Apple Nine Advisors and Apple Suites Realty Group is payable before distributions and, therefore, will tend to reduce the return on our shareholders’ investment.	19
There were no arms-length negotiations for our agreements with Apple Nine Advisors and Apple Suites Realty and the terms of those agreements may be more favorable to those entities and more to our detriment than had the negotiations been arms-length with third parties.	20
Neither Apple Nine Advisors nor Apple Suites Realty currently has employees.	20
Commissions, acquisition, advisory and other fees and expenses will limit our ability to make distributions to investors because they will reduce our net proceeds and distributions available to shareholders.	20
The compensation to Apple Nine Advisors and Apple Suites Realty is indeterminable and cannot be stated with certainty.	21

i

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There are conflicts of interest with our president and chairman of the board because he has duties as an officer and director to companies with which we contract or with which we may compete for properties.	21
There may be conflicts because of interlocking boards of directors with affiliated companies.	22
There are conflicts of interest with our advisor and broker because it could be financially advantageous for them to recommend certain actions that may be disadvantageous to us.	22
Our management will spend time on other activities with other entities that may compete with us.	22
Apple Nine Advisors may terminate the advisory agreement, which would require us to find a new advisor.	23
There will be dilution of shareholders’ interests upon conversion of the Series B convertible preferred shares.	23
The Series A preferred shares will terminate and have no liquidation preference upon the conversion of the Series B convertible preferred shares and there will be dilution of the common shares.	24
The Series B convertible preferred shares will have a liquidation preference before any distribution of liquidation proceeds on the common shares.	25
A merger or similar sale transaction by or listing our Units on a securities exchange would likely cost more in transaction fees than a liquidation.	25
If we lose Mr. Knight or are unable to attract and retain the talent required for our business, our acquisition of suitable properties and future operating results could suffer.	26
We are not diversified and will be dependent on our investment in only a few industries.	26
There is a possible lack of diversification and our shareholders may recognize a lower return due to the minimum size of our offering.	26
Since this is a “best-efforts” offering of Units, there is neither any requirement, nor any assurance, that more than the minimum offering amount will be raised.	27
There may be delays in investment in real property, and this delay may decrease the return to shareholders.	27
The actual amount of proceeds available for investment in properties is uncertain and we cannot guarantee that investors will receive a specific return on their investment.	27
Our board may, in its sole discretion, determine the amount and nature of our aggregate debt and as a result may achieve a debt ratio that decreases shareholder returns.	27
Our loans may be secured by mortgages on our properties and if we default under our loans, we may lose properties through foreclosure.	28
The per-Unit offering prices have been established arbitrarily by us and may not reflect the true value of the Units; therefore, investors may be paying more for a Unit than the Unit is actually worth.	28
We may be unable to make distributions to our shareholders.	28
Our distributions to our shareholders may not be sourced from operating cash flow but from offering proceeds or indebtedness and this will decrease our distributions in the future.	29
Investors may wait up to one year before receiving their Units or a refund of their money if the minimum offering is not achieved.	29
Our real estate investments will be relatively illiquid and may adversely affect returns to our shareholders.	29
We have no restriction on changes in our investment and financing policies and our board may change these policies without shareholder approval.	29
Our shareholders’ interests may be diluted in various ways, which may result in lower returns to our shareholders.	30
You will be limited in your ability to sell your Units pursuant to the Unit redemption program.	30

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Under our articles of incorporation and the advisory agreement, our directors, officers, the advisor and other persons will be liable only for certain types of misconduct, and we may be required to indemnify these persons against losses in various circumstances.	31
Our articles and bylaws contain antitakeover provisions and ownership limits, which may impede attempts to acquire control of us and our shareholders’ ability to change our management.	32
Virginia antitakeover statutes may also impede or prevent attempts to acquire control of us	33
We may become subject to environmental liabilities, which may decrease profitability and shareholders’ return.	34
We may incur significant costs complying with the Americans with Disabilities Act and similar laws, which may decrease profitability and shareholder return.	34
We will depend in part on leasing space to tenants on economically favorable terms and collecting rent from our tenants, who may not be able to pay.	35
We may invest in joint ventures, which could adversely affect our ability to control decisions and increase our costs or liability.	35

Hotel Risk Factors	35

We will be subject to the risks of hotel operations.	35
Possible lack of diversification increases the risk of investment.	35
Adverse trends in the hotel industry may impact our properties.	36
An economic downturn and concern about terrorist activities could adversely affect the travel and lodging industries and may affect hotel operations for the hotels we acquire	36
We may not have control over properties under construction.	36
The hotel industry is seasonal.	36
There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our shareholders.	37
We will face competition in the hotel industry, which may limit our profitability and return to our shareholders.	37

Apartment Community Risk Factors	38

We will be subject to the risks presented by owning apartments.	38
Possible lack of diversification increases the risk of investment.	38
Adverse trends in the apartment markets may impact our properties.	38
An economic downturn could adversely affect the apartment industry and may affect operations for the apartments we acquire.	38
We may not have control over properties under construction	38

Additional Ventures Risk Factors	39

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.	39
Although we have not identified any of the specific types of opportunities, the general risks from above and the following narrative of specific risks describe risk we could expect under any of the property types which could negatively impact value.	39

USE OF PROCEEDS	40

v

SUMMARY

The following information is a summary about this offering and may not contain all of the detailed information that is important to you. Accordingly, we urge you to read this summary together with the information contained in this prospectus.

Apple REIT Nine, Inc.

Apple REIT Nine, Inc. was formed on November 8, 2007 for the purpose of acquiring and owning hotels, residential apartment communities and other income-producing real estate. Glade M. Knight, our chairman, chief executive officer and president, is our only promoter. His business address is 814 East Main Street, Richmond, Virginia 23219. We are located at 814 East Main Street, Richmond, Virginia and our telephone number is (804) 344-8121.

We plan to elect to be treated as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2008. As a real estate investment trust, we will generally not be subject to federal income tax. We will, however, be subject to a number of organizational and operational requirements and limitations. We have created three wholly-owned subsidiaries to hold our acquisitions: Apple Nine Hospitality, Inc., Apple Nine Residential, Inc., and Apple Nine Ventures, Inc. We refer to Apple Nine Hospitality, Inc. as Apple Nine Hospitality, Apple Nine Residential, Inc. as Apple Nine Residential and Apple Nine Ventures, Inc. as Apple Nine Ventures in this prospectus. These types of properties and entities are described below.

Hotels

We may acquire full-service or select-service hotels, including extended-stay hotels. Full-service hotels generally provide a full complement of guest amenities including restaurants, concierge and room service, porter service or valet parking. Select-service hotels typically do not include these amenities. Extended-stay hotels offer upscale, high-quality, residential style lodging with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our hotels will be associated. Currently, we do not own any hotels. Apple Nine Hospitality, or one of its wholly-owned subsidiaries, will own all of the hotels we acquire.

As a real estate investment trust, we are prohibited under federal tax laws from operating our hotel properties directly. The provisions of the Internal Revenue Code, however, allow us to enter into leases for each of our hotels, which will in turn be operated by third-party hotel operators and franchisers. All our hotels will be leased to Apple Nine Hospitality Management, Inc., our wholly owned, taxable REIT subsidiary, or one of its wholly-owned subsidiaries. Apple Nine Hospitality Management has no significant assets. We refer to Apple Nine Hospitality Management, Inc. as Apple Nine Hospitality Management in this prospectus.

Apartment Communities

We may acquire apartment communities in metropolitan areas throughout the United States. We may acquire a diverse portfolio of strongly performing properties in markets that we believe will continue to perform well over time. We may enter into management agreements with third parties to operate our apartment communities. The determination of which third-party manager to use will be made at the time a community is acquired based on factors relating to the acquired community.

We are not prohibited under federal tax laws from operating our apartment communities directly. Apple Nine Residential, or one of its wholly-owned subsidiaries, will own all of our residential apartment communities. Apple Nine Residential has no significant assets.

Other Real Estate

Even though we intend primarily to acquire hotels and apartment communities, we may use a significant portion of the offering proceeds to purchase other income-producing real estate. This real estate will be owned by Apple Nine Ventures, or one of its wholly-owned subsidiaries. Apple Nine Ventures has no significant assets. We believe that approximately 20% of the net proceeds raised in this offering will be used to acquire real estate other than hotels and apartment communities. However, we may use more or less than 20% of the proceeds from this offering to acquire real estate other than hotels and apartment communities and are not bound to that limit. Real estate we acquire may include but will not be limited to retail and office space.

Apple Nine Advisors and Apple Suites Realty

We do not have any employees. Apple Nine Advisors Inc. will provide us with our day-to-day management. We refer to Apple Nine Advisors, Inc. as Apple Nine Advisors in this prospectus. Apple Nine Advisors does not have any significant assets. Apple Suites Realty Group, Inc. will provide us with property acquisition and disposition services. We refer to Apple Suites Realty Group, Inc. as Apple Suites Realty in this prospectus. Apple Suites Realty has no significant assets. Neither Apple Nine Advisors nor Apple Suites Realty currently has employees. We will pay fee compensation and reimbursement compensation to Apple Nine Advisors and Apple Suites Realty. Mr. Knight owns all of the outstanding capital stock of Apple Nine Advisors and Apple Suites Realty. We, Apple Nine Advisors and Apple Suites Realty will use the services of certain officers and employees of Apple Fund Management, LLC (a subsidiary of Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight). We refer to Apple Fund Management, LLC as Apple Fund Management in the prospectus.

Under the Advisory Agreement, we pay Apple Nine Advisors fee compensation and under the Property Acquisition/Disposition Agreement, we pay Apple Suites Realty fee compensation. In addition, under each such agreement, and in exchange for the services rendered under each such agreement, we pay each of Apple Nine Advisors and Apple Suites Realty reimbursement compensation for payments it makes to Apple Fund Management. More specifically, since they have no employees of their own, Apple Nine Advisors and Apple Suites Realty expect to use the personnel and office space of Apple Fund Management to satisfy their respective obligations under the Advisory Agreement and Property Acquisition/Disposition Agreement, and will be required to reimburse Apple Fund Management for such expense. Apple Nine Advisors and Apple Suites Realty will use the reimbursement compensation received from us under the Advisory Agreement and the Property Acquisition/Disposition Agreement to pay Apple Fund Management. Apple Fund Management is a subsidiary of Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight.

We expect that each property acquired by us will be managed by a third-party manager or operator, who will be paid a management fee. These property-level management fees to third-party managers or operators will be in addition to the fee compensation and reimbursement compensation payable to Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement.

The following chart illustrates the relationships among Apple Nine, its subsidiaries, Apple Nine Advisors, Apple Suites Realty and Apple Fund Management.

[1]

Purchasers of Units will become our shareholders. Upon our formation, Apple Nine Advisors (which is wholly-owned by Glade M. Knight, our Chairman, Chief Executive Officer and President) acquired 10 Units for $110 in the aggregate. In addition, Mr. Knight acquired 480,000 Series B convertible preferred shares for $0.10 per Series B convertible preferred share or an aggregate of $48,000.

[2]	We will enter into an Advisory Agreement with Apple Nine Advisors.
[3]	We will enter into a Property Acquisition/Disposition Agreement with Apple Suites Realty.
[4]	Wholly-owned by Glade M. Knight, our Chairman, Chief Executive Officer and President.
[5]

Apple Nine Advisors and Apple Suites Realty have no employees of their own. Thus, Apple Nine Advisors and Apple Suites Realty expect to use the personnel of Apple Fund Management to satisfy their respective obligations under the Advisory Agreement and Property Acquisition/Disposition Agreement. Apple Nine Advisors and Apple Suites Realty intend to pay Apple Fund Management the reimbursement compensation they receive from under the Advisory Agreement and Property Acquisition/Disposition Agreement, respectively.

[6]	Wholly-owned by Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight.

Other Apple Entities

Our chairman, chief executive officer and president, Glade M. Knight, is also chairman, chief executive officer and president of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. Mr. Knight is and will be a principal in other real estate investment transactions or programs that may compete with us. In addition, our other executive officers serve as officers of, and devote time to, Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. and may serve as officers of, and devote time to, other companies which may be organized by Mr. Knight in the future. Neither Mr. Knight nor any of these other persons is required to devote any minimum amount of time and attention to us as opposed to the other companies.

Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. currently own hotels. We intend to acquire and own hotels and may acquire residential apartment communities and other property in select metropolitan areas throughout the United States. Thus, there may be instances where our hotels will be in the same markets as Apple REIT Eight, Inc., Apple REIT Seven, Inc. or Apple REIT Six, Inc. The investment objectives and policies of Apple REIT Eight are the same as our investment objectives and policies.

Our offering of Units will not begin until the offering of Apple REIT Eight has been completed. Therefore, as a general proposition, we would not seek to acquire properties or compete for property acquisitions with other programs sponsored by Mr. Knight. Furthermore, although Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. were organized and acquired their properties at different times—and are thus in different stages of their “business cycles”—we could still compete with them in the sale or other disposition of our properties or business.

Risk Factors

We urge you to consider carefully the matters discussed under “Risk Factors” beginning on Page 17 before you decide to purchase our Units. An investment in our securities involves a number of risks including:

•

There will be no public trading market for the common shares and the Series A preferred shares for an indefinite period of time, if ever. Therefore, the Units will be highly illiquid and very difficult to trade. In addition, there are restrictions on the transfer of our common shares. In order to qualify as a REIT, our shares must be beneficially owned by 100 or more persons and no more than 50% of the value of our issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Therefore, our bylaws provide that no person may own more than 9.8% of the issued and outstanding Units. Any purported transfer of our shares that would result in a violation of either of these limits will be declared null and void.

•

We will pay a fee to Apple Suites Realty of 2% of the gross purchase price and 2% of the gross sale price associated with property acquisitions and dispositions, whether these dispositions are dispositions of individual properties or of interests in us, the purpose or effect of which is to dispose of some or all of our properties. We will pay an annual fee ranging from 0.1% to 0.25% of total equity proceeds received to Apple Nine Advisors. In addition, Apple Nine Advisors will be reimbursed for specified costs and expenses incurred on our behalf. These compensation arrangements have been established without the benefit of arms-length negotiation. Glade M. Knight, our chairman, chief executive officer and president, is the sole shareholder of Apple Suites Realty and Apple Nine Advisors.

•

There are conflicts of interest between us and our chairman, chief executive officer and president, Glade M. Knight, because he is the chief executive officer and sole shareholder of companies with which we will enter into contracts for services for day-to-day operations and for the purchase or sale of real estate. Mr. Knight is the chief executive officer and sole shareholder of Apple Nine Advisors and Apple Suites Realty. In addition, Mr. Knight is a principal in other real estate investment programs, and he may in the future organize additional programs, which may compete with us. Mr. Knight is the chairman, chief executive officer and president of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., Apple REIT Six and Apple REIT Seven currently own hotels. Mr. Knight was also the chairman and chief executive officer of Apple Hospitality Five, Inc. and Apple Hospitality Two, Inc., which owned hotels. The investment objectives and policies of Apple REIT Eight are the same as our investment objectives and policies. We refer to Apple REIT Eight, Inc. as Apple REIT Eight, Apple REIT Seven, Inc. as Apple REIT Seven, Apple REIT Six, Inc. as Apple REIT Six, Apple Hospitality Five, Inc. as Apple Hospitality Five and Apple Hospitality Two, Inc. as Apple Hospitality Two in this prospectus. In addition, our other executive officers serve as officers of, and devote time to Apple REIT Six, Apple REIT Seven and Apple REIT Eight and may serve as officers of, and devote time to, other companies which may be organized by Mr. Knight in the future. Neither Mr. Knight nor any of these other persons is required to devote any minimum amount of time and attention to us as opposed to the other companies.

•

We have issued to our chairman, chief executive officer and president, Glade M. Knight, 480,000 Series B convertible preferred shares at a purchase price of $0.10 per share. Shareholders’ interests will be diluted upon conversion of the Series B convertible preferred shares. The number of common shares into which the Series B convertible preferred shares are convertible as a result of this offering ranges from approximately .92 to 24.17 per Series B convertible preferred share or from 4.45% to 5.98% of the total number of common shares then outstanding following the conversion. Additional common shares will be issuable on conversion of the Series B convertible preferred shares if we sell common shares in additional public offerings after we complete this offering. Upon liquidation, Mr. Knight, as the holder of the Series B convertible preferred shares, has a junior right to our assets after distributions to the holders of the Series A preferred shares. However, Mr. Knight can cause the conversion of the Series B convertible preferred shares and the resulting dilution of shareholders’ interests. Upon conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and will no longer have the priority distribution on liquidation associated with the Series A preferred shares.

•

We own no properties at this time. This is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of unspecified properties.

•

We may be unable to generate sufficient cash for distributions. If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders will be adversely affected. Although we will seek to make distributions from our operating revenues, we might make distributions, although there is no obligation to do so, in some circumstances in part from financing proceeds or other sources, such as proceeds from our offering of Units. Our distributions may include a return of capital.

•

We have no restrictions on changes in our investment and financing policies. This lack of restrictions on changes in our policies could result in those policies being changed without Unit holder approval. Further, our board may, in its sole discretion, determine the amount of our aggregate debt. Therefore, our properties may be highly leveraged and thereby subject to a greater risk of default. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

•

Apple Nine Advisors will receive an asset management fee based on the ratio of our modified funds from operations to the amount raised in this offering. In order to increase this fee, Apple Nine Advisors could have an incentive to recommend riskier or more speculative investments.

•

Due to federal income tax restrictions, we cannot operate our hotels directly. Our hotels will be managed pursuant to franchise or license agreements with nationally recognized hotel brands. These agreements may contain limitations on the operation and maintenance of our properties. Our apartment communities and other real estate may be managed by third-party managers.

•	We do not have an operating history and, therefore, there is no assurance that we will be successful in our operations.

•

Neither Apple Nine Advisors nor Apple Suites Realty currently has employees. Each company may make arrangements with third-parties to provide services for day-to-day operations and for the purchase or sale of real estate. These third-parties may compete with us and may be affiliated with Mr. Knight.

•	There may be conflicts of interest because of interlocking boards of directors with our affiliated companies.

The Offering

We are offering Units at $10.50 per Unit until the minimum of 9,523,810 Units have been sold. Thereafter, the Units will be offered at $11 per unit until a maximum of 182,251,082 Units have been sold. Purchasers must purchase a minimum of $5,000 in Units except that certain benefit plans may purchase a minimum of $2,000 in Units. The Units are being offered through David Lerner Associates, Inc.

If we have not sold at least 9,523,810 Units within one year after the date of this prospectus, we will terminate this offering of Units and all moneys received will be promptly refunded to investors without deduction and with interest. We will not charge fees on funds returned if the minimum offering is not reached. None of our affiliates (including our officers or directors) will purchase Units for the purpose of meeting the minimum offering amount. We will not count any Units purchased by David Lerner Associates, Inc. toward the minimum offering amount.

This offering of Units will continue until all the Units offered under this prospectus have been sold or until two years from the date of this prospectus, unless we extend the offering for up to an additional year in order to achieve the maximum offering of 182,251,082 Units. The States of Colorado, Delaware, New York and Virginia will allow us to extend the offering without taking any further action. In all of the other states where we plan to sell the Units, we may be required to make certain filings, including the filing of new applications, with the state administrators to extend the offering.

This is a best-efforts offering. Purchasers will be sold Units at one or more closings. An initial closing will occur after the minimum offering of 9,523,810 Units is achieved. Thereafter, additional closings are expected to occur on a monthly basis as Units are sold during the offering period.

With each purchase of a Unit you will receive one common share and one Series A preferred share. The Series A preferred shares will have no voting rights and no conversion rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of our assets or other event of liquidation. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event we pay special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by our board. The Series A preferred shares will not be separately tradable from the common shares to which they relate. The Series A preferred shares will terminate and no longer have a priority distribution right upon conversion of the Series B convertible preferred shares.

Use of Proceeds

The proceeds of the offering will be used:

•	to pay organizational expenses;

•	to repay any outstanding balance on our line of credit;

•	to pay expenses and fees of selling the Units;

•	to invest in properties;

•	to pay expenses and fees associated with acquiring properties; and

•	to establish a working capital reserve.

If the minimum offering of $100 million is sold, we expect to acquire two to 10 properties, if we have little or no debt. If the properties purchased are encumbered by debt equal to 50% of their fair market values, we expect to acquire four to 20 properties with proceeds from the minimum offering. If the maximum offering of $2 billion is sold, we expect to acquire approximately 120 to 160 properties, if we have little or no debt. If the properties purchased are encumbered by debt equal to 50% of their fair market values, we expect to acquire approximately 250 properties with the proceeds of the maximum offering.

We have obtained an unsecured line of credit in a principal amount of $400,000 to fund some of our offering expenses. The lender is Wachovia Bank, N.A. The line of credit bears interest at a variable rate based on LIBOR. Interest is payable monthly. Glade M. Knight, our chairman, chief executive officer and president, has guaranteed repayment of the line of credit. Mr. Knight did not receive any consideration in exchange for providing this guarantee. The maturity date of the line of credit is November 14, 2008. We may prepay the line of credit without premium or penalty. We would expect to repay this debt with proceeds from the sale of Units.

Conflicts of Interest

We may be subject to conflicts of interest arising from our relationship with Apple Nine Advisors, Apple Suites Realty, and Glade M. Knight, our chairman, chief executive officer and president, as they are not restricted from engaging for their own account in business activities of the type conducted by us. There may be conflicts with respect to commissions we pay to Apple Suites Realty because its compensation will increase in proportion to the number of properties purchased and sold by us and the properties’ purchase and sale prices. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly leveraged properties in order to maximize commissions. After the initial closing of Units, our bylaws will prohibit us from incurring debt if the debt would result in our total debt exceeding 100% of the value of our assets at cost. The value of our assets at cost means the cost of the asset before deducting depreciation less liabilities. However, our bylaws allow us to incur debt in excess of this limitation when the excess borrowing is approved by a majority of the directors and disclosed to the shareholders. The bylaws also will prohibit us from allowing total borrowings to exceed 50% of the fair market value of our assets, before subtracting liabilities, subject to the same exception described in the previous sentence. There may be conflicts with respect to the asset management fee we pay to Apple Nine Advisors since its compensation is a percentage of total proceeds received from time to time by us from the sales of our Units.

Our chairman, chief executive officer and president, Glade M. Knight is also the chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six and was the chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two, all of which own extended-stay, select-service and other hotels. In addition, Mr. Knight is a trustee of Colonial Properties Trust, which owns apartment communities, office buildings and certain mixed-use real property. There may be times when he may owe certain duties to those entities which conflict with his duties to us. Mr. Knight may in the future organize additional programs which may compete with us and may, as a director and officer of those programs, owe duties to those programs.

We issued 480,000 Series B convertible preferred shares to Mr. Knight in exchange for $0.10 per share. Mr. Knight is the sole owner of all Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to our articles of incorporation that would adversely affect our Series B convertible preferred shares. Under limited circumstances, the Series B convertible preferred shares may be converted into common shares, thereby resulting in dilution of the shareholders’ interest in us. The reason the Series B convertible preferred shares were issued was to give Mr. Knight a financial position between 4 and 6% of our outstanding Units as an incentive for working toward the completion of a successful offering. Even though the conversion rate varies from .92 to 24.17 depending upon the number of Units sold in this offering, Mr. Knight’s ownership position as a result of the Series B convertible preferred shares will remain relatively constant between 4 and 6% of the outstanding Units at any given time. If the maximum offering is achieved, for the consideration of $48,000, the potential value of Mr. Knight’s holdings at $11.00 per Unit would exceed $127 million upon conversion. If the minimum offering is achieved, in the event of liquidation and after our Series A preferred shareholders have been paid their liquidation preference, Mr. Knight could receive in excess of $4.8 million. The Series B convertible preferred shares are convertible into common shares if:

•

substantially all of our assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business,

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

We expect to either engage in a merger or similar sale transaction at a suitable future time or as an alternative, list the Units on a securities exchange, but it is unlikely that we would be merely liquidated. Thus, under a merger transaction or listing our Units on a securities exchange, the Series B convertible preferred shares would be converted into Units. In the event we were to liquidate because we were unable to effectuate a merger transaction or list the Units on a securities exchange, the Series B convertible preferred shares would not be converted. Accordingly, the advisor has an incentive to cause a merger or similar sale transaction or list our Units on a securities exchange and trigger the conversion of the Series B convertible preferred shares rather than recommend a liquidation event that will not result in a conversion of the Series B convertible preferred shares. This incentive would exist despite the fact that, as a general matter, the transaction costs associated with a merger or similar sale transaction, or listing of our Units, might be higher than the transaction costs associated with simple liquidation. Most merger or similar sale transactions would require approval of our shareholders and, as a practical matter, would require the obtaining of a “fairness opinion” from an investment banking firm or similar third party. Further, the decision to cause a merger or other similar sale of the Company, or a listing, a liquidation, or other transaction, would be recommended by our board of directors based on its judgment of what is best for us and our shareholders.

Mr. Knight is our chairman of the board and chief executive officer. As chairman of our board, Mr. Knight will chair meetings of the board and vote with our other directors. As chief executive officer, Mr. Knight also has in-depth knowledge of our day-to-day operations. Even though Mr. Knight as a board member and as our chief executive officer can influence whether substantially all of our assets, stock or business is sold or transferred, whether the advisory agreement is terminated or expired without renewal or if we cease to use Apple Suites Realty to provide property acquisition and disposition services or whether our common shares are listed or quoted, board approval is required for us to take any of these actions. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares. The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

In addition, and as discussed under “Risk Factors,” above, Mr. Knight (as owner of the advisory company) could terminate that company’s advisory agreement with us, and thereby cause the conversion of the Series B convertible preferred shares and the resulting dilution of shareholders’ interests. As noted above, upon conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and will no longer have the priority distribution on liquidation associated with the Series A preferred shares.

Following the occurrence of an event permitting conversion of the Series B convertible preferred shares, we will disclose the conversion of the Series B convertible preferred shares (and the resulting termination of the Series A preferred shares and the termination of the priority distribution in liquidation associated with the Series A preferred shares) in a supplement to this prospectus (if this offering is then still continuing) and in a Report on Form 8-K (as required by law). We would also expect to notify our shareholders of the occurrence of the conversion of the Series B convertible preferred shares in our next quarterly or annual report sent to our shareholders, or, if we deem it appropriate, in a separate letter or notice mailed to our shareholders.

We have obtained an unsecured line of credit in a principal amount of $400,000 to fund some of our offering expenses. This line of credit has been guaranteed by Glade M. Knight, our chairman, chief executive officer and president. We expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

Glade M. Knight will serve as a director on our board and concurrently serves as a trustee for Colonial Properties Trust, and as a director for Apple REIT Eight, Apple REIT Seven and Apple REIT Six. Mr. Knight is chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six and was the chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two. There may be instances where our hotels will be in the same markets as Apple REIT Eight, Apple REIT Seven and Apple REIT Six. Even though the hotels are managed by third-party management companies and neither our board nor the boards of Apple REIT Eight, Apple REIT Seven and Apple REIT Six are engaged in the management of the hotels, having one or more directors of the board of directors who are also directors of the board of directors of Apple REIT Eight, Apple REIT Seven or Apple REIT Six or having hotels in some of the same markets as Apple REIT Eight, Apple REIT Seven or Apple REIT Six may, at times, present a conflict of interest.

In addition, officers and other employees of Apple Fund Management will serve as officers of, and devote time to us, Apple REIT Six, Apple REIT Seven and Apple REIT Eight, and may serve as officers of, and devote time to, other companies which have been or may be organized by Mr. Knight, including Apple Nine Advisors and Apple Suites Realty. Neither Mr. Knight nor any of these other persons is required to devote any minimum amount of time and attention to us as opposed to the other companies.

Liquidity

Before this offering there has been no public market for the Units and initially we do not expect a market to develop for the common shares or the Series A preferred shares. Prospective shareholders should view the Units as illiquid and must be prepared to hold their investment for an indefinite length of time.

We do not plan to cause the common shares or the Series A preferred shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. We may cause the common shares to be listed or quoted if the board of directors determines this action to be prudent. However, there can be no assurance that this event will ever occur. We expect that within approximately seven years from the initial closing we will:

•	cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System;

•	dispose of all of our properties in a manner which will permit distributions to shareholders of cash; or

•	merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

However, we are under no obligation to take any of these actions, and these actions, if taken, might be taken after seven years from the initial closing. In the event we merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle, there can be no assurance that such event will result in liquidity for the common shares.

There are restrictions on the transfer of our common shares. In order to qualify as a REIT, our shares must be beneficially owned by 100 or more persons and no more than 50% of the value of our issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Therefore, our bylaws provide that no person may own more than 9.8% of the issued and outstanding Units. Any purported transfer of our shares that would result in a violation of either of these limits will be declared null and void.

Investment and Distribution Policy

We intend to seek to maximize shareholder value by acquiring hotels, apartment communities and other real estate for long-term ownership. We generally intend to acquire fee ownership of our properties. We will seek opportunities, through the direct ownership of our properties, that provide acceptable investment returns and growth in cash distributions to our shareholders. As a REIT, we are required to make dividend distributions to our shareholders. We intend to make monthly distributions commencing after the first full month following the closing of the minimum offering of 9,523,810 Units. While we will seek generally to make distributions from our operating revenues, we might make distributions (although there is no obligation to do so) in certain circumstances in part from financing proceeds or other sources, such as proceeds from our offering of Units. While distributions from such sources would result in the shareholder receiving cash, the consequences to us and the shareholder would differ from a distribution out of our operating revenues. The payment of distributions from sources other than operating cash flow will decrease the cash available to invest in properties and will reduce the amount of distributions we may make in the future. We will depreciate our fixed assets on a straight-line basis over their expected useful lives. These factors will cause a portion of the distribution to be treated as a return of capital for tax purposes.

To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 90% of our net ordinary income. More precisely, we must distribute an amount equal to the sum of 90% of our REIT taxable income before deduction of dividends paid and excluding any net capital gain and 90% of any net income from foreclosure property less the tax on that income, minus limited categories of excess non-cash income including, cancellation of indebtedness and original issue discount income.

The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on the terms and for the consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidation distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Borrowing Policy

We generally intend to purchase our properties using cash and interim borrowings. We will endeavor to repay any interim borrowings with proceeds from the sale of Units. However, we may not necessarily hold our properties on an unleveraged basis. When advisable, we may incur medium or long-term debt secured by our properties. We expect borrowings to come from third-party, non-affiliated lenders.

After the initial closing of Units, our bylaws will prohibit us from incurring debt if the debt would result in our total debt exceeding 100% of the value of our assets at cost. The value of our assets at cost means the cost of the asset before deducting depreciation. However, our bylaws allow us to incur debt in excess of this limitation when the excess borrowing is approved by a majority of the directors and disclosed to the shareholders. The bylaws also will prohibit us from allowing total borrowings to exceed 50% of the fair market value of our assets, before subtracting liabilities, subject to the same exception described in the previous sentence. The two limitations on debt described in this paragraph are applied separately and independently. For example, it is possible that incurring debt may require approval by a majority of the directors under one limitation even though the other limitation on debt does not apply. In addition, the bylaws will provide that our borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors. Subject to these limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust that may be placed against any particular property.

Assuming the directors approve, we may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of properties. Management believes that the acquisition of a portfolio of properties early in our existence could provide us with greater ability to acquire properties in the future as proceeds from the sale of Units are received and provide us with economies of scale from the outset.

Compensation

Mr. Knight is our sole promoter. We do not expect to pay a salary to Mr. Knight. However, Mr. Knight is currently the sole shareholder of Apple Nine Advisors and Apple Suites Realty, which are entitled to receive fees for services rendered by them to us. Mr. Knight will receive income due to his ownership of those entities. In addition, we will utilize the services of certain officers and employees of Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by Glade M. Knight) and from reimbursement compensation received by Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement, Apple Nine Advisors and Apple Suites Realty will reimburse Apple Fund Management for a portion of the compensation paid to its senior managers and staff, based on the amount of time they devote to activities required by Apple Nine Advisors and Apple Suites Realty.

The compensation and reimbursements payable to Apple Nine Advisors and Apple Suites Realty are listed below. Except as indicated, we cannot determine the maximum dollar amount of this compensation and reimbursement.

Apple Nine Advisors is entitled to receive an annual asset management fee of between 0.1% and 0.25% of the amount raised in this offering plus reimbursement of certain expenses. The percentage used to calculate the asset management fee is based on the ratio of our modified funds from operations (as defined below) to the amount raised in this offering. This ratio is referred to as the “return ratio.” Modified funds from operations is defined as net income excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property, after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures, if any.

The percentage used to determine the asset management fee will be:

•	0.1% if the return ratio for the preceding calendar quarter is 6% or less;

•	0.15% if the return ratio for the preceding calendar quarter is more than 6% but not more than 8%; or

•	0.25% if the return ratio for the preceding calendar quarter is more than 8%.

Assuming the minimum offering amount of $100,000,000 in Units is sold, the annual asset management fee would be:

•	$100,000 if the return ratio is 6% or less;

•	$150,000 if the return ratio is more than 6% but no more than 8%; or

•	$250,000 if the return ratio is more than 8%.

Assuming the maximum offering amount of $2,000,000,000 in Units is sold, the annual asset management fee would be:

•	$2,000,000 if the return ratio is 6% or less;

•	$3,000,000 if the return ratio is more than 6% but no more than 8%; or

•	$5,000,000 if the return ratio is more than 8%.

Apple Suites Realty will serve as the real estate advisor in connection with our purchases and sales of properties, and will receive fees from us of up to 2% of the gross purchase price including any debt assumed or incurred in acquiring the property and up to 2% of the gross sale price associated with property acquisitions or dispositions, whether these dispositions are dispositions of individual properties or of interests in us, the purpose or effect of which is to dispose of some or all of our properties. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty, that amount will decrease the amount of our obligation to Apple Suites Realty. Under the Property Acquisition/Disposition Agreement, Apple Suites Realty is not entitled to any real estate commission upon our sale of a property to, or purchase of a property from, Apple Suites Realty or an affiliate of Apple Suites Realty (including any other program organized by Glade M. Knight), but Apple Suites Realty will, in such case, be entitled to payment by us of its direct costs in performing services pertaining to any such purchase or sale.

Apple Nine Advisors and Apple Suites Realty will not provide any other services to us.

Apple Nine Advisors and Apple Suites Realty do not have employees and do not pay compensation to any employees. Instead, it is expected that each member of the senior management team will perform similar functions for us, Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Apple Suites Realty Group (ASRG), Apple Six Realty Group, Apple Six Advisors, Inc. (ASA), Apple Seven Advisors, Inc. (A7A), Apple Eight Advisors, Inc (A8A) and Apple Nine Advisors (A9A). Each senior manager is employed by, and each senior manager’s compensation is paid by, Apple Fund Management a subsidiary of Apple REIT Six and indirectly controlled by Glade M. Knight. The compensation paid by Apple Fund Management is allocated among the various companies organized by Mr. Knight in a manner that is proportionate to the estimated amount of time devoted to activities associated with each such individual company. From the reimbursement compensation received by Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement, Apple Nine Advisors and Apple Suites Realty will reimburse Apple Fund Management for a portion of the compensation paid to its senior managers and staff, based on the amount of time they devote to activities required by Apple Nine Advisors and Apple Suites Realty.

Our directors (other than Mr. Knight) may receive grants of options under the Director’s Plan.

Additional Share Option Plan

We expect that shareholders will be able to elect to reinvest any distributions from us in additional Units available in this offering, for as long as this offering continues. We refer to this option as the Additional Share Option. Any purchase by reinvestment of distributions would be at the same price per share and on the same terms applicable generally to subscriptions in this offering effective at the time of reinvestment. We reserve the right to establish rules governing reinvestment, as well as the right to modify or terminate the Additional Share Option at any time. We estimate that approximately 6,000,000 Units offered through this prospectus will be purchased through shareholders’ reinvestment of distributions in Units pursuant to the Additional Share Option, but the number of shares which will be purchased cannot be determined at this time.

Unit Redemption Program

We may use proceeds received from the sale of Units pursuant to our Additional Share Option and our dividend reinvestment plan which we plan to implement following the conclusion of this offering to redeem your

Units. We will not begin our Unit redemption program until the expiration of one year from the initial closing of our offering. After you have held your Units for a minimum of one year, our Unit redemption program will provide an opportunity for you to redeem all or a portion of your Units, subject to certain restrictions and limitations, for a purchase price equal to: (1) for redemptions made during the first three (3) years from the date of your purchase of the Units to be redeemed, 92% of the price you paid for your Units to be redeemed, and (2) for redemptions made after the first three (3) years from the date of your purchase of the Units to be redeemed, 100% of the price you paid for your Units to be redeemed. In the case of redemption of Units following the death of a shareholder, the purchase price will equal 100% of the price paid by the deceased shareholder for the Units to be redeemed without regard to the date of purchase of the Units to be redeemed.

We reserve the right to determine the number of units redeemed under our Unit redemption program. The board of directors reserves the right in its sole discretion at any time and from time to time to:

•

waive the one-year holding period in the event of the death of a shareholder, a shareholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a shareholder’s IRA;

•	reject any request for redemption;

•	change the purchase price for redemptions; or

•	otherwise amend the terms of, suspend or terminate our Unit redemption program.

Redemption of Units, when requested, will be made quarterly. We will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: (1) during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption; and (2) funding for the redemption of Units will come exclusively from the net proceeds we receive from the sale of Units under our Additional Share Option program or our dividend reinvestment plan we plan to implement following the conclusion of the offering so that in no event will the aggregate amount of redemptions under our Unit redemption program exceed aggregate net proceeds received by us from the sale of Units (after commissions), pursuant to our Additional Share Option program or dividend reinvestment plan.

If funds available for our Unit redemption program are not sufficient to accommodate all requests, Units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder’s IRA; and, finally, pro rata as to other redemption requests. The board of directors, in its sole discretion, may choose to suspend or terminate the Unit redemption program or to reduce the number of Units purchased under the Unit redemption program if it determines the funds otherwise available to fund our Unit redemption program are needed for other purposes. In addition, the board of directors reserves the right to reject any request for redemption or to amend or terminate the share redemption program at any time.

We cannot guarantee that the funds set aside for the Unit redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available at the time when redemption is requested, you can withdraw your request for redemption by submitting a written request to withdraw your request for redemption to David Lerner Associates. If no withdrawal is requested, we will honor your request at such time, if any, when sufficient funds become available. You may withdraw your request for redemption at any time up until the time at which Units are redeemed.

If your redemption request is granted, you will receive the redemption amount within 30 days following the end of the quarter in which your redemption request is granted. We will not reject a request for redemption unless you have not held the units for one year or you have failed to fill out a redemption request form completely. You will have no right to request redemption of your Units after the Units are listed on any securities exchange or quoted on any system or in any established market. If you redeem Units under the Unit redemption program you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

The Units we purchase under the Unit redemption program will be cancelled, and will have the status of authorized, but unissued shares. We will not reissue such Units unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

RISK FACTORS

An investment in Units involves a number of risks. We urge you to carefully consider the following information describing the material risks inherent in investing in Units, together with the other information in this prospectus, before making a decision to purchase our Units

General Risk Factors

We have no operating history and we can give no assurance of success.

We do not have an operating history. We can give no assurance that we will operate successfully or achieve our objectives. We have no significant assets at this time. In addition, we have no employees and will be dependent upon Apple Nine Advisors and Apple Suites Realty. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Apple Nine Advisors and Apple Suites Realty.”

We are a thinly-capitalized company and, as a result, you cannot be sure how we will be operated and whether we will achieve the investment objectives described in this prospectus.

Our initial “capitalization” consists of approximately $48,000 paid by our sponsor, Glade M. Knight, to acquire his Series B convertible preferred shares. We also have obtained an unsecured line of credit in a principal amount of $400,000, guaranteed by Mr. Knight, to help defray the initial organizational and operating expenses we will incur. Collectively, these amounts could be viewed as “thin capitalization” relative to the ultimate size of the company planned by us. In particular the North American Securities Administrators Association Statement of Policy regarding Real Estate Investment Trusts generally requires that the sponsor of an offering contribute to the company upon formation the lesser of 10% of the total net assets upon completion of the offering or $200,000. As indicated, Mr. Knight has contributed $48,000 in cash to us as an initial contribution and has guaranteed a line of credit of $400,000 but has not contributed $200,000 in cash to us. Our “thin capitalization” could entail additional risks for prospective investors. Since we only have nominal assets, you cannot be sure how we will be operated, whether we will achieve the objectives described in this prospectus or how we will perform financially. Furthermore, although the minimum amount of units that may be sold corresponds to $100 million in gross proceeds, should only the minimum amount of units be sold, we could acquire as few as two to 10 properties, if we had little or no debt (or four to 20 properties if we encumber the properties with debt equal to 50% of their fair market values). The relatively low number of properties acquired would mean that our portfolio of properties might not be diversified. The fewer properties purchased, the greater the potential adverse effect of a single unproductive property upon our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Apple Nine Advisors and Apple Suites Realty.”

We own no properties at this time and must rely on Glade M. Knight and his affiliates to purchase appropriate properties for us. This offering is a “blind pool” offering.

We have not committed to purchasing any specific properties with the proceeds of this offering as of the date of this prospectus. This offering is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of unspecified properties. We will use the proceeds of this offering to acquire unspecified properties and the investors will be unable to review the terms of the purchase, financing and management of these properties before we enter into these arrangements. However, when at any time during the offering period we believe that there is a reasonable probability that any specific property will be acquired, this prospectus will be supplemented to provide a description of the property and the anticipated terms of its purchase, financing and management. A prospective shareholder will only be able to evaluate information as to properties that are disclosed in a prospectus supplement issued before the prospective shareholder makes its investment. See “Business” and “Investment Objectives and Policies.”

There would be significant adverse consequences of our failure to qualify as a REIT, including our ability to make distributions to shareholders.

Qualification as a real estate investment trust, or REIT, involves the application of highly technical and complex Internal Revenue Code provisions for which there are limited judicial or administrative interpretations. If we were to fail to qualify as a REIT for any taxable year, and the relief provisions discussed under “Material Federal Income Tax Considerations” do not apply, we would be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to our shareholders because of the additional tax liability. In addition, distributions to our shareholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. To the extent we would have made distributions in anticipation of qualifying as a REIT, we might be required to borrow funds or liquidate investments in order to pay the applicable tax. See “Federal Income Tax Considerations—Failure to Qualify as a REIT.”

We will not obtain a tax ruling on our REIT status or any other tax matters.

Our legal counsel, McGuireWoods LLP, has rendered to us an opinion to the effect that commencing with our first taxable year, we were organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operations described in this prospectus will enable us to satisfy the requirements for qualification as a REIT. However, the opinion of McGuireWoods LLP is not binding on the IRS. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT (or concerning any other tax matter), and the legal opinion and statements in this prospectus are not binding on the IRS or any court. See “Federal Income Tax Considerations—General.”

There is no public market for our common shares, so investors may be unable to dispose of their investment.

Prospective shareholders should view the common shares, to be issued as part of each Unit sold, as illiquid and must be prepared to hold their common shares for an indefinite length of time. Before this offering, there has been no public market for our common shares, and initially we do not expect a market to develop. We have no current plans to cause our common shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we, acting through our board of directors, may cause the common shares to be listed or quoted if the board of directors determines this action to be prudent, there can be no assurance that this event will ever occur. Shareholders may be unable to resell their common shares at all, or may be able to resell them only at a later date at a substantial discount from the purchase price. Thus, the common shares should be considered a long-term investment. In addition, there are restrictions on the transfer of our common shares. In order to qualify as a REIT, our shares must be beneficially owned by 100 or more persons and no more than 50% of the value of our issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Therefore, our bylaws provide that no person may own more than 9.8% of the issued and outstanding Units. Any purported transfer of our shares that would result in a violation of either of these limits will be declared null and void. See “Description of Capital Stock—Restrictions on Transfer,” and “Description of Capital Stock—Facilities for Transferring Common Shares.”

There will never be a public market for our Series A preferred shares separate from any market that may develop for our common shares and investors will not be able to separately dispose of their Series A preferred shares without disposing of the common shares to which the Series A preferred shares relate.

Prospective shareholders should view the Series A preferred shares as illiquid and must be prepared to hold those shares for as long as they hold the common shares to which each Series A preferred share relates. No public market for our Series A preferred shares will exist separate from any public market that may exist for our common shares. Each Series A preferred share will not trade separately from each common share to which it relates. Our Series A preferred shares will never trade separately from our common shares nor ever be listed on any securities exchange or quoted on any system or in any established market. Shareholders will be unable to resell their Series A preferred shares without selling the common shares to which they relate. See “Description of Capital Stock—Series A Preferred Shares.”

We will not attempt to calculate our net asset value on a regular basis.

We will not attempt to calculate our net asset value on a regular basis. Accordingly, investors will not have reliable information on the net fair market value of the assets owned by us.

There is a “dilutive” effect to investors who purchase our Units at $11.00 rather than at the initial offering price of $10.50 per Unit.

Investors who purchase our Units at $10.50 receive a discounted price compared to investors who purchase after the minimum offering of Units has been achieved. Investors who purchase our Units at $11.00 experience “dilution” because the sale of some of our Units at $10.50 results in the average per Unit price being less than $11.00 per Unit. The Units are identical in terms of rights to distributions, voting and other rights, but the purchasers who acquire Units at $11.00 per Unit are paying a comparative premium over the $10.50 per Unit purchasers.

Our Board of Directors will decide when and whether we list our Units, engage in a merger or similar sale transaction or dissolve.

We expect that within approximately seven years from the closing of the minimum offering of 9,523,810 Units we will:

•	cause our common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System;

•	dispose of all of our properties in a manner which will permit distributions to our shareholders of cash; or

•	merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

Any of these actions will be conditioned on the board of directors determining the action to be prudent and in the best interests of our shareholders. However, we are under no obligation to take any of these actions, and any action, if taken, might be taken after the seven-year period mentioned above. Certain of these transactions, such as a merger or sale of all of our assets, or our dissolution, will require shareholder approval.

If we liquidate all of our assets, the Series A preferred shares would have a priority distribution followed by a priority distribution to the Series B convertible preferred shares, on an as converted basis. In the event that the liquidation of our assets resulted in proceeds that exceeded the distribution rights of the Series A preferred shares and Series B convertible preferred shares, the remaining proceeds would be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. Upon conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and will no longer have the priority distribution on liquidation associated with the Series A preferred shares.

See “Investment Objectives and Policies—Sale Policies” and “Description of Capital Stock—Series B Convertible Preferred Shares.”

The compensation to Apple Nine Advisors and Apple Suites Realty Group is payable before distributions and, therefore, will tend to reduce the return on our shareholders’ investment.

We will pay to Apple Suites Realty a fee of 2% of the gross purchase price and 2% of the gross sale price associated with property acquisitions and dispositions, whether these dispositions are dispositions of individual properties or of interests in us, the purpose or effect of which is to dispose of some or all of our properties. We will pay an annual fee ranging from 0.1% to 0.25% of total equity proceeds received plus reimbursement of certain expenses to Apple Nine Advisors. The payment of compensation to Apple Nine Advisors and Apple Suites Realty from proceeds of the offering and property revenues will reduce the amount of proceeds available for investment in properties, or the cash available for distribution, and will therefore tend to reduce the return on our shareholders’ investments. In addition, this compensation is payable regardless of our profitability, and is payable prior to distributions and without regard to whether we have sufficient cash for distributions. See “Compensation.”

There were no arms-length negotiations for our agreements with Apple Nine Advisors and Apple Suites Realty and the terms of those agreements may be more favorable to those entities and more to our detriment than had the negotiations been arms-length with third parties.

Apple Nine Advisors and Apple Suites Realty will receive substantial compensation from us in exchange for management/investment and brokerage services they have agreed to render to us. This compensation has been established without the benefits of arms-length negotiation. The terms of those agreements may be more favorable to those entities and to our detriment than had the negotiations been arms-length with third parties. Apple Nine Advisors will supervise and arrange for the day-to-day management of our operations and will assist us in maintaining a continuing and suitable property investment program. Apple Suites Realty will act as a real estate broker in connection with our purchase and sales of properties. See “Compensation” and “Conflicts of Interests—Conflicts with Respect to Fees Paid by us to Apple Nine Advisors and Apple Suites Realty.”

Neither Apple Nine Advisors nor Apple Suites Realty currently has employees.

Instead of retaining their own employees, each company may make arrangements with third-parties to provide services for day-to-day operations and for the purchase or sale of real estate. These third-parties may compete with us and may be affiliated with Glade M. Knight our chairman, chief executive officer and president. See “Apple Nine Advisors and Apple Suites Realty—General.”

Commissions, acquisition, advisory and other fees and expenses will limit our ability to make distributions to investors because they will reduce our net proceeds and distributions available to shareholders.

The investment return to our shareholders likely will be less than could be obtained by a shareholder’s direct acquisition and ownership of the same properties. We will pay to David Lerner Associates substantial fees to sell our Units, which will reduce the net proceeds available for investment in properties. These fees include selling commissions on all sales made, including shares sold through the Additional Share Option, in an amount equal to 7.5% of the purchase price of the Units or $0.7875 per Unit purchased at $10.50 per Unit and $0.825 per Unit purchased at $11 per Unit. We will also pay to David Lerner Associates a marketing expense allowance equal to 2.5% of the purchase price of the Units, as a non-accountable reimbursement for expenses incurred by it in connection with the offer and sale of the Units. The marketing expense allowance will equal $0.2625 per Unit purchased at $10.50 per Unit and $0.275 per Unit purchased at $11 per Unit. The maximum selling commission payable to David Lerner Associates is $150,000,000. The maximum marketing expense allowance payable to David Lerner Associates is $50,000,000. The selling commissions and marketing expense allowance are payable to David Lerner Associates as we issue Units to purchasers.

We will pay to Apple Suites Realty substantial acquisition fees to acquire properties, which will reduce the net proceeds available for investment in properties. In addition, we will pay to Apple Nine Advisors substantial advisory and related compensation, which will reduce cash available for distribution to shareholders. Since these commissions and fees will reduce the gross proceeds of the offering available for investment in properties, the revenues we obtain may be reduced compared to the revenues we might have achieved in the absence of these fees.

See “Compensation.”

The compensation to Apple Nine Advisors and Apple Suites Realty is indeterminable and cannot be stated with certainty.

Apple Suites Realty and Apple Nine Advisors will receive compensation for services rendered by them to us that cannot be determined with certainty. Apple Nine Advisors will receive an asset management fee that may range from $100,000 to $5,000,000 per year. The asset management fee will be based upon the ratio of our modified funds from operations to the amount raised in this offering. Apple Suites Realty will receive a commission for each property purchased or sold based upon the gross purchase price of the properties we purchase. The total compensation to Apple Suites Realty is therefore dependent upon (1) the number of properties we purchase or sell and (2) the gross purchase or sale price of each property purchased or sold. Because the commission payable to Apple Suites Realty is determined by the gross purchase price of each property purchased, Apple Suites Realty may encourage us to purchase highly-leveraged properties in order to maximize those commissions. In addition, Apple Nine Advisors will be reimbursed for certain of their costs incurred on our behalf and are entitled to compensation for other services and property we may request that they provide to us. The dollar amount of the cost and the compensation cannot now be determined. The real estate commissions payable to Apple Suites Realty equal 2% of the gross purchase price of the properties acquired. If debt is incurred in each acquisition to the maximum permitted by our bylaws, and the maximum offering is sold, we estimate that the amount of these real estate commissions would be $69.6 million. See “Compensation” and “Apple Nine Advisors and Apple Suites Realty—The Advisory Agreement” and “—Apple Suites Realty.”

There are conflicts of interest with our president and chairman of the board because he has duties as an officer and director to companies with which we contract or with which we may compete for properties.

Generally, conflicts of interest between Glade M. Knight and us arise because he is the sole shareholder, sole director and president of Apple Nine Advisors and Apple Suites Realty. These companies will enter into contracts with us to provide us with asset management, property acquisition and disposition services. Mr. Knight will not receive a salary from us but will receive benefit from fees paid to Apple Nine Advisors and Apple Suites Realty.

In addition, Glade M. Knight is and will be a principal in other real estate investment transactions or programs that may compete with us. Currently, Mr. Knight is the chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six, which are real estate investment trusts and was the chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two. Mr. Knight has economic interests in these other transactions or programs by virtue of his positions in those companies. Mr. Knight is also a minority shareholder in Apple REIT Eight, Apple REIT Seven and Apple REIT Six. In addition, Mr. Knight is a trustee and shareholder of Colonial Properties Trust.

Our other executive officers could also have conflicts of interest because they serve as executive officers of other companies, including Apple REIT Eight, Apple REIT Seven and Apple REIT Six, and they may serve as officers of other companies organized in the future. None of our executive officers is required to devote any minimum amount of time and attention to us as opposed to any of these other companies. If it became necessary, Mr. Knight could seek to hire additional personnel to provide management and other services to us, but there can be no assurance that he would be successful in hiring additional personnel, if necessary.

Under our articles of incorporation and bylaws, we will indemnify our directors and officers, such as Mr. Knight, from any liability and related expenses incurred in dealing with us or our shareholders, except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law committed by our directors or officers.

We have obtained an unsecured line of credit in a principal amount of $400,000 to fund some of our offering expenses. This line of credit has been guaranteed by Glade M. Knight, chairman, chief executive officer and president. We would expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

See “Conflicts of Interest.”

There may be conflicts because of interlocking boards of directors with affiliated companies.

Glade M. Knight, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily will serve as directors on our board and concurrently serve as directors for Apple REIT Eight, Apple REIT Seven and/or Apple REIT Six. Mr. Knight is chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six and was chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two. There may be instances where our hotels are in the same markets as hotels owned by Apple REIT Eight, Apple REIT Seven or Apple REIT Six. See “Conflicts of Interest—Interlocking Boards of Directors.”

There are conflicts of interest with our advisor and broker because it could be financially advantageous for them to recommend certain actions that may be disadvantageous to us.

We will pay Apple Suites Realty an acquisition commission in connection with each acquisition of a property and a disposition commission in connection with property dispositions. As a consequence, Apple Suites Realty may have an incentive to recommend the purchase or disposition of a property in order to receive a commission. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions. In addition, because Apple Nine Advisors will receive a fee which is a percentage of the total consideration we receive from the sale of Units, it could have an incentive to see that sales of Units are closed as rapidly as possible.

In addition, under the terms of the advisory agreement, we have agreed to indemnify Apple Nine Advisors if:

•

our directors have determined in good faith that the course of conduct which caused the liability or loss was undertaken in good faith within what the advisor reasonably believed to be the scope of its employment or authority and for a purpose which it reasonably believed to be in our best interests;

•

our directors have determined in good faith that the liability or loss was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law on the part of the advisor; and

•	the indemnified amount is recoverable only out of our assets and not from the shareholders.

See “Conflicts of Interest—Transactions With Affiliates and Related Parties.”

Our management will spend time on other activities with other entities that may compete with us.

Glade M. Knight, the sole executive officer and director of Apple Nine Advisors and Apple Suites Realty, also serves as an officer and/or director of entities that engage in the ownership of hotels, apartment communities and other properties. These entities are Colonial Properties Trust, Apple REIT Eight, Apple REIT Seven and Apple REIT Six. These entities share similar investment objectives and policies and may compete for properties against us. Because Mr. Knight is required to spend time on other activities, there may be instances when he may not be able to assist us with certain matters and, as a result, we may be negatively impacted.

In addition, our other executive officers serve as officers of, and devote time to, other companies previously organized by Mr. Knight (including Apple REIT Six, Apple REIT Seven and Apple REIT Eight), and may serve as officers of, and devote time to, other companies which may be organized by Mr. Knight in the future. Neither Mr. Knight nor any of these other executive officers is required to devote any minimum amount of time and attention to us as opposed to the other companies.

Apple REIT Eight, in particular, has investment objectives and policies which are substantially the same to our investment objectives and policies. Moreover, it is currently expected that the types of assets we will acquire will be substantially similar to the types of assets previously acquired by Apple REIT Eight. Thus, the conflicts of interest experienced by Mr. Knight and our other executive officers in allocating management time and efforts between us and Apple REIT Eight may be particularly acute. However, the similarity between us and Apple REIT Eight, and the conflicts of interest in allocating time and efforts between us and Apple REIT Eight are in addition to conflicts of interest that Mr. Knight and such executive officers have or may in the future have with respect to other companies, including Apple REIT Seven, Apple REIT Six and future entities that may be organized.

Mr. Knight may form additional REITs, limited partnerships and other entities, and such companies may engage in activities similar to ours. Companies organized by Mr. Knight in the future could have fees and other benefits payable to him (or to companies owned by him) which are more favorable than the fees and benefits payable by us to him (or to companies owned by him). The effect of this could be that Mr. Knight would spend more time on the activities of these other companies than on our activities, and/or prefer one or more of these companies to us with respect to actions such as the sale of properties.

See “Conflicts of Interest—Competition Between Us and Mr. Knight and Other Companies Organized by Mr. Knight.”

Apple Nine Advisors may terminate the advisory agreement, which would require us to find a new advisor.

Our management advisor, Apple Nine Advisors, may terminate the advisory agreement entered into with us upon 60-days written notice. We do not have any employees. Apple Nine Advisors will provide us with supervisory and day-to-day management services and will assist us in maintaining a continuing and suitable property investment program. If Apple Nine Advisors were to terminate the advisory agreement, we would need to find another advisor to provide us with these services or hire employees to provide these services directly to us. There can be no assurance that we would be able to find another advisor or hire employees to provide us these services or that we could enter into an advisory agreement with a new advisor on terms as favorable to us. See “Apple Nine Advisors and Apple Suites Realty—The Advisory Agreement.”

There will be dilution of shareholders’ interests upon conversion of the Series B convertible preferred shares.

Glade M. Knight, who is our chairman, chief executive officer and president, holds 480,000 Series B convertible preferred shares that are convertible into common shares, as described under “Principal and Management Shareholders”. The Series B convertible preferred shares are convertible into common shares upon the occurrence of either of the following events:

•

substantially all of our assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on a national exchange or quotation system or in any established market.

The number of common shares into which the Series B convertible preferred shares are convertible depends on the gross proceeds of the offering. The conversion ratio as a result of this offering is approximately .92-to-one for gross proceeds of $100 million. The conversion ratio increases to approximately 24.17-to-one for gross proceeds of $2 billion. The conversion of Series B convertible preferred shares into common shares will result in dilution of the shareholders’ interests. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares. The following chart shows the number of units into which the 480,000 Series B convertible preferred shares may convert based on the number of Units we sell in this offering:

Amount of Proceeds Raised in the Offering	Units Sold	Number of Units into which 480,000 Series B convertible preferred shares convert	Percentage of Units owned
$100,000,000	9,523,810	443,141	4.45%
$1,000,000,000	91,341,991	5,814,830	5.98%
$2,000,000,000	182,251,082	11,602,099	5.98%

Additional common shares will be issuable on conversion of the Series B convertible preferred shares if we sell common shares in additional public offerings after we complete this offering. The conversion rate for all additional public offerings will be calculated by the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds raised in a subsequent public offering through the date of conversion rounded down to the nearest 100 million.

Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred, whether we terminate the advisory agreement or allow it to expire without renewal, whether we cease to use Apple Suites Realty to provide property acquisition and disposition services or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders’ interests. The Series B convertible preferred shares also enjoy a liquidation preference upon our liquidation, as described under “Principal and Management Shareholders.” Upon our liquidation, the holders of the Series B convertible preferred shares are entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, priority liquidation payments to the holders of the Series B convertible preferred shares are junior to the holders of the Series A preferred shares distribution rights. The holders of the Series B convertible preferred shares are entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would be convertible according to the formula described under “Principal and Management Shareholders.”

See “Compensation—Series B Convertible Preferred Shares.”

The Series A preferred shares will terminate and have no liquidation preference upon the conversion of the Series B convertible preferred shares and there will be dilution of the common shares.

Once the Series B convertible preferred shares are converted into common shares, a Unit holder will only hold common shares and will no longer have the priority distribution upon the sale of our assets in liquidation associated with the Series A preferred shares. The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of any of the following events:

•

substantially all of our assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

Mr. Knight is our chairman of the board, chief executive officer and president. As chairman of our board, Mr. Knight will chair meetings of the board and vote with our other directors. As chief executive officer and president, Mr. Knight also has in-depth knowledge of our day-to-day operations. Even though Mr. Knight as a board member and as our chief executive officer and president can influence whether substantially all of our assets, stock or business is transferred, whether the advisory agreement is terminated or expires without renewal, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services or whether our common shares are listed or quoted, board approval is required for us to take any of these actions. If the maximum offering is achieved, for the consideration of $48,000, the potential value of Mr. Knight’s holdings at $11.00 per Unit would exceed $127 million upon conversion. If the minimum offering is achieved, upon liquidation and after our Series A preferred shareholders have been paid their liquidation preference, Mr. Knight could receive in excess of $4.8 million. Upon the conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and have no liquidation preference. The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

Upon conversion of the Series B convertible preferred shares, there will be dilution of the common shares.

See “Compensation—Series B Convertible Preferred Shares.”

The Series B convertible preferred shares will have a liquidation preference before any distribution of liquidation proceeds on the common shares.

Glade M. Knight, who is our chairman, chief executive officer and president, holds all of the outstanding 480,000 Series B convertible preferred shares which have a liquidation preference upon our liquidation, as described under “Principal and Management Shareholders.” Upon our liquidation, the holders of the Series B convertible preferred shares are entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, priority liquidation payments to the holders of the Series B convertible preferred shares are junior to the holders of the Series A preferred shares distribution rights. The holders of the Series B convertible preferred shares are entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described under “Principal and Management Shareholders.”

Although the liquidation preference of the Series A preferred shares has priority over the liquidation preference of the Series B convertible preferred shares, Mr. Knight can effectively eliminate that priority by influencing whether substantially all of our assets, stock or business is transferred or influencing whether our common shares are listed or quoted, resulting in the conversion of the Series B convertible preferred shares into Units. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.98% of the total number of Units outstanding following the conversion, depending on the conversion ratio applicable to the Series B convertible preferred shares, in exchange for an aggregate payment of $48,000.

See “Compensation—Series B Convertible Preferred Shares” and “Principal and Management Shareholders.”

A merger or similar sale transaction by us or listing our Units on a securities exchange would likely cost more in transaction fees than a liquidation.

A merger or similar sale transaction by us or listing our Units on a securities exchange would likely cost us more in fees and transaction costs than a liquidation of the Company. However, notwithstanding the higher fees and transaction costs, we expect to either engage in a merger or similar sale transaction at a suitable future time or as an alternative, list our Units on a securities exchange or quotation system, but it is unlikely that we would merely liquidate.

Since a merger or similar sale transaction by us, or our listing of our Units on a securities exchange, would result in the Series B convertible preferred shares being converted into common shares (while a simple liquidation by us would not result in the conversion of the Series B convertible preferred shares into common shares, although it might result in the payment of a sales commission of 2% to Apple Suites Realty), Mr. Knight, as holder of the Series B convertible preferred shares, could have an incentive to recommend to us to engage in a merger or similar sale transaction or cause the listing of our Units on a securities exchange. It is likely that a merger or similar sale transaction would require the affirmative vote of our shareholders, and if our Units were listed on a securities exchange, shareholders would be able to dispose of their Units, if they so desired, on the securities exchange. Notwithstanding the considerations discussed herein, however, we would expect to pursue whatever liquidation alternative is in the overall best interest of the shareholders.

See “Conflicts of Interest.”

If we lose Mr. Knight or are unable to attract and retain the talent required for our business, our acquisition of suitable properties and future operating results could suffer.

Our future success depends to a significant degree on the skills, experience and efforts of Glade M. Knight, our chairman, chief executive officer and president. We do not carry key-man life insurance on Mr. Knight or any other executive officer. The loss of the services of Mr. Knight or the inability to retain the talent required for our businesses would negatively impact our ability to acquire suitable properties and could cause our future operating results to suffer.

In addition, our other executive officers serve as officers of, and devote time to, other companies previously organized by Mr. Knight (including Apple REIT Six, Apple REIT Seven and Apple REIT Eight) and they may serve as officers of, and devote time to, other companies which may be organized by Mr. Knight in the future. None of these persons is required to devote any minimum amount of time and attention to us as opposed to the other companies. Although Mr. Knight believes that, collectively, he and our other executive officers will have sufficient time to provide management and other services both to us and to the other companies Mr. Knight has organized, or may in the future, organize, there can be no assurance that such persons will have sufficient time. If it became necessary, Mr. Knight could seek to hire additional personnel to provide management and other services, but there can be no assurance that he would be successful in hiring additional personnel, if necessary.

See “Conflicts of Interest.”

We are not diversified and will be dependent on our investment in only a few industries.

Our current strategy is to acquire interests primarily in hotels, residential apartment communities and other income-producing real estate in metropolitan areas throughout the United States. As a result, we will be subject to the risks inherent in investing in only a few industries. A downturn in the hotel or apartment community industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments. See “Investment Objectives and Policies.”

There is a possible lack of diversification and our shareholders may recognize a lower return due to the minimum size of our offering.

If we sell only the minimum offering amount, after paying estimated offering costs and expenses, we will be funded with contributions of approximately $88,500,000. Our profitability could be affected if we do not sell more than the minimum offering. In the event we sell only the minimum offering of 9,523,810 Units, we will invest in fewer properties. The fewer properties purchased, the greater the potential adverse effect of a single unproductive property upon our profitability since a reduced degree of diversification will exist among our properties. In addition, the returns on the Units sold will be reduced as a result of allocating our expenses among the smaller number of Units. While we cannot say with certainty how many properties we would purchase if we do not sell more than the minimum offering, we would hope to purchase a minimum of two properties. Except by the amount of proceeds raised in this offering, we are not limited in the number or the size of any properties we may purchase. Neither are we limited in the percentage of the proceeds we may invest on any single property. See “Investment Objectives and Policies.”

Since this is a “best-efforts” offering of Units, there is neither any requirement, nor any assurance, that more than the minimum offering amount will be raised.

This is a “best-efforts,” as opposed to a “firm commitment” offering of Units. This means that the managing dealer (David Lerner Associates) is not obligated to purchase any Units, but has only agreed to use its “best efforts” to sell Units to investors. So long as the minimum of 9,523,810 Units (representing $100 million in gross proceeds) is sold no later than one year after the date of this prospectus, these proceeds may be released from escrow to us and used by us for acquisitions, operations and the other purposes described generally in this prospectus. There is no requirement that any Units above the minimum offering amount be sold, and there is no assurance that any Units above the minimum offering amount will be sold. Thus, aggregate gross proceeds from the offering made by this prospectus could be as low as $100 million. In such event, we estimate that less than $86 million would be available for investment in properties after the payment of offering and organizational fees and expenses and the establishment of a working capital reserve. This relatively small amount of net offering proceeds available for investment would limit flexibility in implementation of our business plans and result in minimal, if any, diversification in property ownership.

As a general matter, at any point during the offering of our Units after the minimum offering is sold, there can be no assurance that more Units will be sold than have already been sold. Accordingly, investors purchasing Units should not assume that the number of Units sold, or gross offering proceeds received, by us will be greater than the number of Units sold or the gross offering proceeds received by us to that point in time. No investor should assume that we will sell the maximum offering made by this prospectus, or any other particular offering amount.

See “Plan of Distribution” and “Use of Proceeds.”

There may be delays in investment in real property, and this delay may decrease the return to shareholders.

We may experience delays in finding suitable properties to acquire. Pending investment of the proceeds of this offering in real estate, and to the extent the proceeds are not invested in real estate, the proceeds may be invested in permitted temporary investments such as U.S. government securities, certificates of deposit, or commercial paper. The rate of return on those investments has fluctuated in recent years and most likely will be less than the return obtainable from real property or other investments. See “Plan of Distribution” and “Use of Proceeds.”

The actual amount of proceeds available for investment in properties is uncertain and we cannot guarantee that investors will receive a specific return on their investment.

Although we estimate in this prospectus the net amount of offering proceeds that will be available for investment in properties, the actual amount available for investment may be less. For example, we might deem it necessary to establish a larger than expected working capital or contingency reserve to cover unexpected environmental liabilities from unexpected lawsuits or governmental regulatory judgments or fines. Any liabilities of this sort, or other unanticipated expenses or debts, would reduce the amount we have available for investment in properties. See “Use of Proceeds.”

Our board may, in its sole discretion, determine the amount and nature of our aggregate debt and as a result may achieve a debt ratio that decreases shareholder returns.

Subject to the limitations in our bylaws on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust that may be placed against any particular property. Our bylaws will prohibit us from incurring debt if the debt would result in our total debt exceeding 100% of the value of our assets at cost. The bylaws also will prohibit us from allowing total borrowing to exceed 50% of the fair market value of our assets. However, our bylaws allow us to incur debt in excess of these limitations when the excess borrowing is approved by a majority of the directors and disclosed to the shareholders. In addition, the bylaws will provide that our borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors. See “Investment Objectives and Policies—Borrowing Policies.”

Our loans may be secured by mortgages on our properties and if we default under our loans, we may lose properties through foreclosure.

Loans we obtain may be evidenced by promissory notes secured by mortgages on our properties. As a general policy, we would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, we could lose that property through foreclosure if we default on that loan. In addition, if we default under a loan, it is possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us which could affect distributions to shareholders or lower our working capital reserves or our overall value. See “Investment Objectives and Policies—Borrowing Policies.”

The per-Unit offering prices have been established arbitrarily by us and may not reflect the true value of the Units; therefore, investors may be paying more for a Unit than the Unit is actually worth.

If we listed our Units on a national securities exchange, the Unit price might drop below our shareholder’s original investment. Neither prospective investors nor shareholders should assume that the per-Unit prices reflect the intrinsic or realizable value of the Units or otherwise reflect our value, earnings or other objective measures of worth. The increase in the per-Unit offering price from $10.50 to $11 once the minimum offering is achieved is also not based upon or reflective of any meaningful measure of our share value or in any increase in the share value. In addition, while investors who purchase at a price of $10.50 per Unit will pay less than investors who purchase at a price of $11 per Unit, they will have to make an investment decision more quickly and may have less information about us, our properties and our operations than if they purchased later. See “Plan of Distribution.”

We may be unable to make distributions to our shareholders.

If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected. We are subject to all operating risks common to hotels. These risks might adversely affect occupancy or room rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates. The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. We also are subject to all operating risks common to apartment communities. While we intend to make monthly distributions to shareholders, there can be no assurance that we will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future. Also, while management may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate, there can be no assurance that such goals or intentions will be realized.

While we continue to seek generally to make distributions from our operating revenues, we might make distributions (although there is no obligation to do so) in certain circumstances in part from financing proceeds or other sources, such as proceeds from our offering of Units. While distributions from such sources would result in the shareholder receiving cash, the consequences to us would differ from a distribution out of our operating revenues. For example, if financing is the source of a distribution, that financing would have to be repaid, and if proceeds from the offering of Units are distributed, those proceeds would not then be available for other uses (such as property acquisitions or improvements).

See “Distributions Policy.”

Our distributions to our shareholders may not be sourced from operating cash flow but from offering proceeds or indebtedness and this will decrease our distributions in the future.

The Company intends to make distributions monthly following the closing of the minimum offering. As a result, we may be more likely to have a return of capital as a part of distributions to shareholders early in our operations. This is because as proceeds are raised in the offering, it is not always possible immediately to invest them in real estate properties that generate our desired return on investment. There may be a “lag” or delay between the raising of offering proceeds and their investment in real estate properties. Persons who acquire Units relatively early in our offering, as compared with later investors, may receive a greater return of offering proceeds as part of the earlier distributions. If investors receive different amounts of returns of offering proceeds as distributions based upon when they acquire Units, the investors will experience different rates of return on their invested capital and some investors may have less net cash per Unit invested after distributions than other investors. Further, offering proceeds that are returned to investors as part of distributions to them will not be available for investments in properties. The payment of distributions from sources other than operating cash flow will decrease the cash available to invest in properties and will reduce the amount of distributions we may make in the future. See “Plan of Distribution.”

Investors may wait up to one year before receiving their Units or a refund of their money if the minimum offering is not achieved.

Until the minimum offering of 9,523,810 Units is achieved, investors will not receive their Units. If at least 9,523,810 Units have not been sold within one year after the date of this prospectus, we will terminate this offering of Units. If the minimum offering is sold within one year, investors will receive their Units plus interest on their subscription monies at the time of closing. If the offering is terminated, investors will have their money promptly refunded with interest. See “Plan of Distribution.”

Our real estate investments will be relatively illiquid and may adversely affect returns to our shareholders.

Real estate investments are, in general, relatively difficult to sell. This illiquidity will tend to limit our ability to promptly vary our portfolio in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code relating to REITs limit our ability to sell properties held for fewer than four years. This limitation may affect our ability to sell properties without adversely affecting returns to our shareholders. See “Business—Business Strategies.”

We have no restriction on changes in our investment and financing policies and our board may change these policies without shareholder approval.

Our board of directors approves our investment and financing policies, including our policies with respect to growth, debt, capitalization and payment of distributions. Although the board of directors has no present intention to amend or waive its current policies, it could do so at any time, or from time to time, at its discretion without a vote of our shareholders. For example, our board could determine without shareholders’ approval that it is in the best interests of the shareholders to cease all investments in hotels and apartment communities, to make investments primarily in other types of assets or to dissolve the business. Further, our board may in its sole discretion determine the amount and nature of our aggregate debt. See “Investment Objectives and Policies—Changes in Objectives and Policies.”

Our shareholders’ interests may be diluted in various ways, which may result in lower returns to our shareholders.

The board of directors is authorized, without shareholder approval, to cause us to issue additional common shares and, therefore, additional Series A preferred shares, or to raise capital through the issuance of preferred shares, options, warrants and other rights, on terms and for consideration as the board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of the shareholders. The board of directors may, in its sole discretion, authorize us to issue common shares or other equity or debt securities, to persons from whom we purchase property, as part or all of the purchase price of the property, or to Apple Nine Advisors or Apple Suites Realty in lieu of cash payments required under the advisory agreement or other contract or obligation. The board of directors, in its sole discretion, may determine the value of any common shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while common shares are offered by us to the public, the public offering price of the shares shall be deemed their value.

We plan to adopt a stock incentive plan for the benefit of our directors. The effect of the exercise of those options could be to dilute the value of the shareholders’ investments to the extent of any difference between the exercise price of an option and the value of the shares purchased at the time of the exercise of the option.

In addition, we expressly reserve the right to implement a dividend reinvestment plan involving the issuance of additional shares by us, at an issue price determined by the board of directors.

See “Description of Capital Stock—Series B Convertible Preferred Shares” and “—Preferred Shares.”

You will be limited in your ability to sell your Units pursuant to the Unit redemption program.

Even though after you have held your Units for at least one year our Unit redemption program may provide you with the opportunity to redeem your Units (for a purchase price equal to: (1) for redemptions made during the first three (3) years from the date of your purchase of the Units to be redeemed, 92% of the price you paid for your Units to be redeemed, and (2) for redemptions made after the first three (3) years from the date of your purchase of the Units to be redeemed, 100% of the price you paid for your Units to be redeemed), you should be fully aware that our Unit redemption program will contain certain restrictions and limitations. Redemption of Units, when requested, will be made quarterly. We will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: (1) during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption; and (2) funding for the redemption of Units will come exclusively from the net proceeds we receive from the sale of Units under our Additional Share Option program or our dividend reinvestment plan we plan to implement following the conclusion of the offering so that in no event will the aggregate amount of redemptions under our share redemption program exceed aggregate net proceeds received by us from the sale of Units (after commissions), pursuant to our Additional Share Option program or dividend reinvestment plan. If funds available for our Unit redemption program are not sufficient to accommodate all requests, Units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder’s IRA; and, finally, pro rata as to redemptions to other redemption requests.

The board of directors, in its sole discretion, may choose to suspend or terminate the Unit redemption program or to reduce the number of Units purchased under the Unit redemption program if it determines the funds otherwise available to fund our Unit redemption program are needed for other purposes. In addition, the board of directors reserves the right to reject any request for redemption or to amend or terminate the Unit redemption program at any time. If your redemption request is granted, you will receive the pro-rata redemption amount within 30 days following the end of the quarter in which your redemption request is granted. We will not reject a request for redemption unless you have not held the units for one year or you have failed to fill out a redemption request form completely. We cannot guarantee that the funds set aside for the Unit redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available, at the time when redemption is requested, you can withdraw your request for redemption by submitting a written request to withdraw your request for redemption to David Lerner Associates. If no withdrawal is requested, we will honor your request at such time, if any, when sufficient funds become available. You may withdraw your request for redemption at any time up until the time at which units are redeemed. We will notify all unit holders by letter of the nature of any change to the Unit redemption program. In making a decision to purchase Units, you should not assume that you will be able to sell any of your Units back to us pursuant to our Unit redemption program. In addition, if you redeem Units under the Unit redemption program, you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

See “Description of Capital Stock—Unit Redemption Program.”

Under our articles of incorporation and the advisory agreement, our directors, officers, the advisor and other persons will be liable only for certain types of misconduct, and we may be required to indemnify these persons against losses in various circumstances.

Our articles of incorporation provide that our directors and officers will have no liability to us or our shareholders in actions by or in the right of the company unless the officer or director has engaged in willful misconduct, bad faith, reckless disregard of duties or a knowing violation of the criminal law or of any federal or state securities laws. The advisory agreement provides that Apple Nine Advisors will have no liability to us or our shareholders unless it has engaged in gross negligence or willful misconduct. The articles of incorporation and the advisory agreement, respectively, provide that we will indemnify any present or former director, officer, employee or agent, and Apple Nine Advisors against any expense or liability in an action brought against the person if the directors, excluding the indemnified party, determine in good faith that the director, officer, employee or agent, or Apple Nine Advisors, was acting in good faith within what he or it reasonably believed to be the scope of his or its employment or authority and for a purpose which he or it reasonably believed to be in our best interests or the best interests of our shareholders, and that the liability was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Units unless:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the person claiming indemnification; or

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the person claiming indemnification; or

•	a court of competent jurisdiction approves a settlement of the claims against a person claiming indemnification.

To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, the indemnification is contrary to public policy and therefore unenforceable.

The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement have been adopted to help induce the beneficiaries of these provisions to agree to serve on our behalf or on behalf of Apple Nine Advisors by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. The exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase generally in shareholders’ litigation alleging director and officer misconduct. The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement may result in a shareholder or our company having a more limited right of action against a director, officer, employee, Apple Nine Advisors or its affiliates than he or it would otherwise have had in the absence of the provisions. The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement represent a material change from the accountability that would be imposed upon the directors, officers, employees, Apple Nine Advisors and its affiliates in the absence of the contractual provisions. Thus, the fiduciary duties will be materially different from the fiduciary duties as they would exist in the absence of the provisions of the articles of incorporation and the advisory agreement.

See “Summary of Organizational Documents—Responsibility of Board of Directors, Apple Nine Advisors, Officers and Employees.”

Our articles and bylaws contain antitakeover provisions and ownership limits, which may impede attempts to acquire control of us and our shareholders’ ability to change our management.

Our bylaws contain restrictions on stock ownership that may discourage third parties from making acquisition proposals. These same antitakeover provisions may also impede our shareholders’ ability to change our management.

In order to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of each taxable year. As a result, our bylaws prohibit ownership, either directly or indirectly, of more than 9.8% of the outstanding shares by any shareholder. Our board may waive this ownership limitation on a case-by-case basis. As a result, without our board’s approval, no person may acquire more than 9.8% of our outstanding shares, limiting a third-party’s ability to acquire control of us.

Our articles of incorporation authorize the board to issue up to 30,000,000 preferred shares and to establish the preference and rights of those shares. These preferred shares would be in addition to the Series A preferred shares and Series B convertible preferred shares. Thus, our board could create a new class of preferred shares with voting or other rights senior to any existing class of stock. These rights could delay or prevent a change in control even if a change were in our shareholders’ best interest.

We also have a staggered board. This means that all of our directors are not elected on an annual basis but are elected for three year terms with only a portion of the directors being elected annually. Having a staggered board makes it difficult for shareholders to effectuate a change in control because more than one annual meeting of shareholders may be necessary to replace a majority of the members of the board.

Under our bylaws, the number of our directors can be as few as three or as many as 15, as determined by our board. Thus, our board may increase the number of directors and, under our bylaws, the newly-created directorships resulting from an increase in the size of the board may be filled by the existing directors. As a result, if faced with an attempt to take control of our board, our directors could increase the size of the board and install directors opposed to the takeover attempt. Similarly, the directors could install additional directors to oppose directors elected by shareholders seeking to change our management policies, objectives or other matters.

Our bylaws also require that a shareholder who desires to nominate a candidate for election to the board of directors, or to raise new or additional business at an annual or special meeting of shareholders, comply with a number of procedural conditions and requirements described in the bylaws. These conditions and requirements could as a practical matter make it more difficult for a shareholder to nominate a candidate for election to the board or to raise business matters at a meeting of shareholders.

There are also some provisions in Virginia law, as discussed below, that can have the effect of delaying, deferring or preventing a change in control of a Virginia corporation such as us. These provisions may make it more difficult for other persons, without the approval of our board, to make a tender offer for or otherwise acquire substantial amounts of our shares or to launch other takeover attempts that a shareholder might consider to be in the shareholder’s best interest. Although Virginia corporations can opt out of the application of these provisions of law, we have not done so. Thus, these provisions in the law will apply to us, although our bylaw limitation on share ownership will tend to be more restrictive than the statutory provisions.

Generally, our articles of organization and bylaws, including the provisions discussed above, can only be amended by the affirmative vote of the holders of a majority of the outstanding common shares.

See “Summary of Organizational Documents—Anti-Takeover Provisions.”

Virginia antitakeover statutes may also impede or prevent attempts to acquire control of us.

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with that Interested Shareholder unless approved by the affirmative vote of the holders of at least two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of at least two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions will not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares (our articles of incorporation and bylaws do not have this sort of provision). The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations.

Both the “Affiliated Transactions” and “control share acquisitions” provisions of Virginia corporate law may delay, impede or prevent attempts to acquire control of us (including attempts to acquire control of us to change management personnel, policies or objectives) including attempts which are (or which are perceived to be) in the best interests of our shareholders. The provisions of Virginia corporate law will apply to us in addition to the provisions in our bylaws potentially affecting takeover attempts and attempts to change our management.

We may become subject to environmental liabilities, which may decrease profitability and shareholders’ return.

Although we will subject our properties to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

•

Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants.

•	Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of those substances.

•	Potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

See “Business—Environmental Matters.”

We may incur significant costs complying with the Americans with Disabilities Act and similar laws, which may decrease profitability and shareholder return.

Our properties will be required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected. See “Business—Americans With Disabilities Act.”

We will depend in part on leasing space to tenants on economically favorable terms and collecting rent from our tenants, who may not be able to pay.

Our financial results will depend in part on leasing space in the properties we acquire to tenants on economically favorable terms. In addition, because much of our income will come from rentals of real property, our income and funds available for distribution to our shareholders will decrease if a significant number of our tenants cannot pay their rent. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal costs. See “Business—Business Strategies.”

We may invest in joint ventures, which could adversely affect our ability to control decisions and increase our costs or liability.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for, managing the affairs of a property, partnership, joint venture or other entity. In that event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also lead to impasses, for example, as to whether to sell a property, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our day-to-day business. Consequently, actions by or disputes with partners or co-venturers may subject properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers which may exceed our investment in a particular partnership or joint venture. See “Investment Objectives and Policies—Investments in Real Estate or Interests in Real Estate.”

Hotel Risk Factors

We will be subject to the risks of hotel operations.

One of our primary areas of investment will be hotels. Our hotels will be subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;

•	increases in energy costs and other travel expenses that reduce business and leisure travel;

•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;

•	adverse effects of declines in general and local economic activity;

•	adverse effects of a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotels and real estate, as discussed below.

Possible lack of diversification increases the risk of investment.

There is no limit on the number of properties of a particular hotel brand which we may acquire. The board will review our properties and investments in terms of geographic and hotel brand diversification. Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of further funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

Adverse trends in the hotel industry may impact our properties.

The success of our properties will depend largely on the property operators’ ability to adapt to dominant trends in the hotel industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect our income and the funds we have available to distribute to our shareholders.

An economic downturn and concern about terrorist activities could adversely affect the travel and lodging industries and may affect hotel operations for the hotels we acquire.

As part of the effects of an economic downturn, the lodging industry could experience a significant decline in business caused by a reduction in travel for both business and pleasure. Consistent with the rest of the lodging industry, the hotels we acquire may experience declines in occupancy and average daily rates due to the decline in travel. Any kind of terrorist activity within the United States, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could lessen travel by the public, which could have a negative effect on any of our hotel operations. Any terrorist act directly against or affecting any of our properties would also negatively affect our operations. Our property insurance will typically cover losses for property damage to our properties if there are terrorist attacks against our properties. However, we will not be insured for losses arising from terrorist attacks against other properties or against modes of public transportation (such as airlines, trains or buses), even though such terrorist attacks may curtail travel generally and negatively affect our hotel operations.

Aggressive cost containment and a significant slowdown in the construction of new hotels could occur. In addition, continued U.S. military operations in Iraq or other significant military or possible terrorist activity could have additional adverse effects on the economy, including the travel and lodging industry. It is possible that these factors could have a material adverse effect on the value of the assets we acquire. Any hotels we acquire and the business of the managers with which we contract, may be affected, including hotel occupancy and revenues and, as a result, the revenues for the hotels we acquire may be at reduced levels to the extent that rents and other revenues received by us are calculated as a percentage of hotel revenues. Additionally, if the managers with which we contract default in their obligations to us, our revenues and cash flows may decline or be at reduced levels for extended periods. Operating with reduced revenues would have a negative impact on our cash available for distributions to shareholders.

We may not have control over properties under construction.

We intend to acquire sites under development, as well as sites which have existing properties, including properties which require renovation. If we acquire a property for development or renovation, we may be subject to certain risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables.

The hotel industry is seasonal.

The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. As a result of the seasonality of the hotel industry, there may be quarterly fluctuations in results of operations of properties leased to subsidiaries. Quarterly financial results may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may need to enter into short-term borrowing in certain periods in order to offset these fluctuations in revenues and to make distributions to our shareholders.

There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our shareholders.

Apple Nine Hospitality Management, Inc., our wholly-owned taxable REIT subsidiary (or another subsidiary), will operate all of our properties pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchiser system. We do not know whether those limitations may conflict with our ability to create specific business plans tailored to each property and to each market.

The standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict Apple Nine Hospitality Management’s ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. In addition, compliance with the standards could require us or Apple Nine Hospitality Management, as franchisee, to incur significant expenses or capital expenditures. Action or inaction on our part or by Apple Nine Hospitality Management could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

We will face competition in the hotel industry, which may limit our profitability and return to our shareholders.

The hotel industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other hotels both in the immediate vicinity and the geographic market where our hotels will be located. Over-building in the hotel industry will increase the number of rooms available and may decrease occupancy and room rates. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts, national hotel chains and other entities that may have substantially greater financial resources than we do. We will also face competition for investors from other real estate investment trusts and real estate entities.

See “Business—Business Strategies—Hotels.”

Apartment Community Risk Factors

We will be subject to the risks presented by owning apartments.

Risks associated with general national and local economic and market trends relating to apartment communities may adversely affect our ability to achieve anticipated yields and could prevent us from making expedient distributions to shareholders. These risks include:

•	delays in finding suitable properties to acquire;

•	acquisition opportunities may be abandoned, requiring us to write off significant related costs;

•	inability to increase rents to offset increased renovation or other costs;

•	occupancy and lease-up rates and rents at newly acquired communities may fluctuate depending on various factors and may not be sufficient to make the community profitable;

•	perceptions by prospective residents of the safety, convenience and attractiveness of the community;

•	availability of adequate management, maintenance and insurance;

•	increased operating costs, including real estate taxes and utilities;

•	increases in unemployment and a decline in household formation;

•	governmental limitations on our ability to increase rent to offset increased operating expenses due to inflation and other factors;

•	increases in competition in the residential housing market; and

•	risks generally associated with the ownership of apartments as discussed below.

Possible lack of diversification increases the risk of investment.

There is no limit on the number of properties in a particular area which we may acquire. The board will review our properties and investments in terms of geographic diversification. Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of further funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

Adverse trends in the apartment markets may impact our properties.

The success of our properties will depend largely on the property operators’ ability to adapt to dominant trends in the apartment industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer living patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of our apartments in the markets may affect our income.

An economic downturn could adversely affect the apartment industry and may affect operations for the apartments we acquire.

As part of the effects of an economic downturn, the apartment industry could experience a significant decline in business caused by a reduction in overall renters. Consistent with the rest of the apartment industry, the apartments we acquire may experience declines in occupancy and rate due to this decline.

We may not have control over properties under construction.

We intend to acquire sites under development, as well as sites which have existing properties, including properties which require renovation. If we acquire a property for development or renovation, we may be subject to certain risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables.

See “Business—Business Strategies—Apartment Communities.”

Additional Ventures Risk Factors

We have not currently identified the additional ventures that we may purchase. Real estate we acquire may include but will not be limited to retail and office space.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.

We may use a limited portion of the offering proceeds to purchase types of real estate that we have not yet identified. There are inherent risks affecting value in investing in real estate. These general factors include, among other things:

•	national, regional and local economic conditions;

•	the consequences of any armed conflict involving, or terrorist attack occurring within, the United States;

•	our ability to secure adequate insurance;

•	local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•	competition from other available space;

•	whether tenants consider a property attractive;

•	the financial condition of our tenants, including the extent of tenant defaults;

•	whether we are able to pass some or all of any increased operating costs we experience through to tenants;

•	increases in interest rates;

•	increases in real estate taxes and other expenses;

•	decreases in market rental rates;

•	the timing and costs associated with property improvements and rentals;

•	changes in taxation or zoning laws;

•	changes in government regulations;

•	availability of financing on acceptable terms or at all; and

•	potential liability under environmental or other laws or regulations.

See “Business—Business Strategies—Other Real Estate.”

Although we have not identified any of the specific types of opportunities, the general risks from above and the following narrative of specific risks describe risk we could expect under any of the property types which could negatively impact value.

The rents we receive and the occupancy levels at the properties we acquire may decline as a result of adverse changes in any of these factors. If the rental revenue from the properties we acquire declines, we generally would expect to have less cash available to distribute to our shareholders. In addition, some of the major expenses we may incur, including payments like mortgage payments, real estate taxes and maintenance costs, generally do not decline when the related rents decline. If rent from the properties we acquire declines while costs remain the same, our income and funds available for distribution to our shareholders would decline.

USE OF PROCEEDS

We intend to invest the net proceeds of this offering in equity ownership interests in hotels, residential apartment communities and other income-producing real estate in metropolitan areas throughout the United States. Pending investment in real estate, the proceeds may be invested in temporary investments consistent with our bylaws and the Internal Revenue Code. These temporary investments include U.S. government securities, certificates of deposit or commercial paper. The proceeds of this offering will be received and held in trust for the benefit of investors in compliance with applicable securities laws, to be used only for the purposes set forth in this prospectus.

Our bylaws prohibit our total organizational and offering expenses from exceeding 15% of the amount raised in this offering. Organizational and offering expenses are all expenses incurred in organizing us and offering and selling the Units, including: selling commissions and fees, legal fees and accounting fees, and federal, state and other regulatory filing fees. The bylaws also prohibit the total of all acquisition fees and acquisition expenses paid in connection with an acquisition of a property from exceeding 6% of the contract price for the property unless these excess fees or expenses are approved by the board of directors. Acquisition fees are all fees and commissions paid by any party in connection with our purchase of real property. Acquisition expenses are all expenses related to the selection or acquisition of properties by us. Any organizational and offering expenses or acquisition fees and acquisition expenses incurred by us in excess of the permitted limits will be payable by Apple Nine Advisors or Apple Suites Realty to us immediately upon our demand.

We have obtained an unsecured line of credit in a principal amount of $400,000 to fund some of our offering expenses. The lender is Wachovia Bank, N.A. The line of credit bears interest at a variable rate based on LIBOR. Interest is payable monthly. Glade M. Knight, our chairman, chief executive officer and president, has guaranteed repayment of the line of credit. Mr. Knight will not receive any consideration in exchange for providing the guarantee. We would expect to repay this debt with proceeds from the sale of Units. As of December 31, 2007, the unpaid balance on the line of credit was $150,500.

As indicated below, we expect that once the minimum offering of 9,523,810 Units is completed, 85.78% of the gross offering proceeds will be available for investment in properties and 0.5% will be allocated to our working capital reserve. However, the percentage of gross offering proceeds available for investment could be less if the offering expenses or the acquisition fees are greater than the amounts indicated or if we feel it prudent to establish a larger working capital reserve. For example, we might feel it prudent to establish a larger working capital reserve to cover possible unanticipated costs or liabilities. If we only receive the proceeds from the minimum offering, we will invest in fewer properties than if we were to receive the proceeds from the maximum offering of 182,251,082 Units.

The following table reflects the intended application of the proceeds from the sale of the Units.

	Minimum Offering		Maximum Offering
	Gross Amount	% of Proceeds	Gross Amount	% of Proceeds
Gross Proceeds (1)	$100,000,000	100.00%	$2,000,000,000	100.00%
Less Offering Expenses (2)	1,500,000	1.50%	10,000,000	0.50%
Selling Commissions (3)	7,500,000	7.50%	150,000,000	7.50%
Marketing Expense Allowance (3)	2,500,000	2.50%	50,000,000	2.50%
Net Proceeds after Offering Costs	88,500,000	88.50%	1,790,000,000	89.50%
Less Acquisition Fees (4)	1,720,000	1.72%	34,800,000	1.74%
Less Acquisition Expenses (5)	500,000	0.50%	10,000,000	0.50%
Proceeds Available for Investment and Working Capital	86,280,000	86.28%	1,745,200,000	87.26%
Less Working Capital Reserve (6)	500,000	0.50%	10,000,000	0.50%
Net Amount Available for Investment in Properties (7)	85,780,000	85.78%	1,735,200,000	86.76%

(1)	The Units are being offered on a “best-efforts” basis.
(2)	These amounts reflect our estimate of offering expenses, exclusive of the selling commissions and the marketing expense allowance payable to David Lerner Associates, such as filing and registration fees, legal, accounting and financial printing fees, and an expense reserve. If the offering expenses are greater than the amounts indicated, the amount of proceeds available for investment will decrease, and if these expenses are less, the amount available for investment will increase. However, the longer our offering continues, the more likely it is that we will incur increased printing, legal and accounting costs. This is because the longer the offering continues, the more prospectus supplements and post-effective amendments to our registration statement will have to be prepared by us. There will be an additional incremental printing, legal and accounting cost each time we prepare and (as applicable) file a prospectus supplement or post-effective amendment to our registration statement.
(3)	Payable to David Lerner Associates.
(4)	These amounts include our estimate of real estate commissions payable to Apple Suites Realty in an amount equal to 2% of the gross purchase price of each property acquired. These amounts assume that we acquire our properties without debt. These amounts would be higher if we acquire properties with debt. If debt is incurred in each acquisition to the maximum permitted by our bylaws, and the maximum offering is sold, the amount of compensation would be $69.6 million.
(5)	These amounts include our estimate of acquisition expenses such as title insurance, surveys, environmental examination fees, recording costs, transfer taxes and other routine real estate transactional expenses incurred on our behalf in connection with property acquisitions.
(6)	Until used for operating expenses, amounts in our working capital reserve, together with any other proceeds not invested in properties or used for other company purposes, will be invested in permitted temporary investments such as U.S. Government securities or similar liquid instruments.
(7)	We expect the investment properties to be hotels, residential apartment communities and other income-producing real estate located in metropolitan areas throughout the United States.

COMPENSATION

The table below describes all the compensation, fees, reimbursement and other benefits which we will pay to, or which may be realized by, Apple Nine Advisors, Apple Suites Realty and Mr. Glade M. Knight. Currently, Mr. Knight is the sole shareholder of Apple Nine Advisors and Apple Suites Realty. As sole shareholder of Apple Nine Advisors and Apple Suites Realty, Mr. Knight will receive income from Apple Nine Advisors and Apple Suites Realty. We also show compensation payable to David Lerner Associates, Inc. David Lerner Associates is not related to, nor an affiliate of, either Apple Nine Advisors or Apple Suites Realty.

We will pay David Lerner Associates selling commissions equal to 7.5% of the purchase price of the Units and a marketing expense allowance equal to 2.5% of the purchase price of the Units. If the minimum offering of $100,000,000 is sold, the selling commissions would be $7,500,000 and the marketing expense allowance would be $2,500,000. If the maximum offering of $2,000,000,000 is sold, the selling commissions would be $150,000,000 and the marketing expense allowance would be $50,000,000.

In addition, each member of the senior management team and certain staff members will provide certain services to us (as well as to other companies organized by Mr. Knight). For administrative convenience, these persons are all employed by Apple Fund Management which is a subsidiary of Apple REIT Six and indirectly controlled by Glade M. Knight. From the reimbursement compensation received by Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement, Apple Nine Advisors and Apple Suites Realty will reimburse Apple Fund Management for a portion of the compensation paid to its senior managers and staff, based on the amount of time they devote to activities required by Apple Nine Advisors and Apple Suites Realty.

Person Receiving Compensation	Type of Compensation	Amount of Compensation
Offering Phase

David Lerner Associates	Selling Commissions and Marketing Expense Allowance	7.5% of the purchase price of the Units and a marketing expense allowance equal to 2.5% of the purchase price of the Units. If the minimum offering of $100,000,000 is sold, the selling commissions would be $7,500,000 and the marketing expense allowance would be $2,500,000. If the maximum offering of $2,000,000,000 is sold, the selling commissions would be $150,000,000 and the marketing expense allowance would be $50,000,000.
Acquisition Phase

Apple Suites Realty	Commission for acquiring our properties and real estate acquisition expenses	2% of the gross purchase price of the properties purchased by us—estimated at $1,720,000 if the minimum offering is sold (assuming no debt is incurred) and at $34.8 million if the maximum offering is sold (assuming no debt is incurred). If debt is incurred in each acquisition to the maximum permitted by our bylaws, and the maximum offering is sold, the

Person Receiving Compensation	Type of Compensation	Amount of Compensation
amount of compensation would be $69.6 million. In addition, typical real estate acquisition expenses are estimated to be $500,000 if the minimum offering is sold and $10,000,000 if the maximum offering is sold.

Operational Phase

Apple Nine Advisors	Asset management fee for managing our day-to-day operations	Annual fee payable quarterly based upon a ratio of our modified funds from operations to the amount raised in this offering ranging from 0.1% to 0.25% of the amount raised in this offering—a maximum of $250,000 per year if the minimum offering is sold; a maximum of $5,000,000 per year if the maximum offering is sold.

Apple Nine Advisors and Apple Suites Realty	Reimbursements for compensation and overhead costs of Apple Fund Management	Estimated to be $100,000 (per year) if the minimum offering is sold and $2,000,000 (per year) if the maximum offering is sold. See below under “Reimbursement Compensation under the Advisory Agreement and the Property/Acquisition Disposition Agreement.”

Apple Nine Advisors and Apple Suites Realty	Reimbursement for certain deposits and costs incurred on our behalf	Not estimable, but subject to the limits described below under “Reimbursements to Apple Nine Advisors and Apple Suites Realty.”
Disposition Phase

Apple Suites Realty	Commission for selling our properties	Up to 2% of the gross sales prices of the properties sold by us.

Glade M. Knight	Series B convertible preferred shares (or common shares, if Series B is converted)	If we sell our assets in liquidation, each Series A preferred share receives a liquidation preference of $11. Amounts in excess of this are paid as described below under “Series B Convertible Preferred Shares.” If the Series B convertible preferred shares are converted into common shares, their value is estimated to range from $4.8 million (if minimum offering is sold) to $127 million (if maximum offering is sold) (these estimates assume a common share is worth $11).

Conflicts of Interest as a Result of Fees

Apple Nine Advisors and Apple Suites Realty will receive different types of compensation for services rendered in connection with the acquisition and disposition of our properties, as well as the management of our day-to-day operations. As discussed under “Conflicts of Interest,” the receipt of these fees could result in potential conflicts of interest for persons who participate in decision making on behalf of both our company and these other entities.

Specific Amounts of Compensation Payable to Apple Nine Advisors and Apple Suites Realty

Except as otherwise indicated in the table, the specific amounts of compensation or reimbursement payable to Apple Nine Advisors and Apple Suites Realty are not now known and generally will depend upon factors determinable only at the time of payment. Compensation payable to these entities may be shared or reallocated among them or their affiliates in their sole discretion as they may agree. However, compensation and reimbursements which would exceed specified limits or ceilings cannot be recovered by them or their affiliates through reclassification into a different category.

Property Acquisition/Disposition Agreement

Under a Property Acquisition/Disposition Agreement with us, Apple Suites Realty has agreed to serve as the real estate advisor in connection with both our purchases and sales of properties. In exchange for these services, Apple Suites Realty will be entitled to a fee from us of 2% of the gross purchase price of each property purchased (including any debt assumed or incurred in connection with the purchase of the property) by us not including amounts budgeted for repairs and improvements. Under our bylaws, the maximum leverage initially permitted is equal to half of the purchase price of all properties bought by us. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty, that amount will decrease the amount of our obligation to Apple Suites Realty. We estimate typical real estate acquisition expenses, such as title insurance, surveys, environmental examination fees, recording costs, transfer taxes and other routine real estate transactional expenses to be approximately $500,000 if the minimum offering is sold and $10,000,000 if the maximum offering is sold.

Under the Property Acquisition/Disposition Agreement, Apple Suites Realty also will be entitled to a fee from us in connection with the disposition of some or all of our properties equal to 2% of the gross sales price whether these dispositions are dispositions of individual properties or of interests in us, the purpose or effect of which is to dispose of some or all of our properties, if and only if, the sales price exceeds the sum of our cost basis in the property consisting of the original purchase price plus any and all capitalized costs and expenditures connected with the property plus 10% of the cost basis. For purposes of this calculation, our cost basis will not be reduced by depreciation.

Under the Property Acquisition/Disposition Agreement, Apple Suites Realty is not entitled to any real estate commission upon our sale of a property to, or purchase of a property from, Apple Suites Realty or an affiliate of Apple Suites Realty (including any other program organized by Glade M. Knight), but Apple Suites Realty will, in such case, be entitled to payment by us of its direct costs in performing services pertaining to any such purchase or sale. Direct costs are costs incurred to third parties by Apple Suites Realty on our behalf, not including any “mark-up” of such costs. No company owned by Mr. Knight is entitled to a commission on any sale of a property by us to any other program organized by Mr. Knight.

Advisory Agreement

Under an advisory agreement with Apple Nine Advisors we are obligated to pay an asset management fee which is a percentage of the cumulative gross offering proceeds which have been received from time to time from the sale of the Units. The percentage used to calculate the asset management fee is based on the return ratio, calculated on a per annum basis, for the calendar year. The return ratio for a calendar year is the ratio of our modified funds from operations for that year to the cumulative amount raised through all of our offerings through and including the year in question. Modified funds from operations means net income (computed in accordance with generally accepted accounting principles), excluding gains on sales of depreciable property, plus depreciation and amortization of real estate property used in operations, less preferred dividends and after adjustments for unconsolidated partnerships and joint ventures, but allows for adding back non-recurring items which are not indicative of on-going performance. Modified funds from operations does not represent cash flow from operating, investing or financing activities in accordance with GAAP and is not indicative of cash available to fund all of our cash needs. The per annum asset management fee is equal to the following with respect to each calendar year: 0.1% of the amount raised in this offering if the return ratio for the calendar year or prorata for a partial year is 6% or less; 0.15% of the amount raised in this offering if the return ratio for the calendar year or prorata for a partial year is more than 6% but not more than 8%; and 0.25% of the amount raised in this offering if the return ratio for the calendar year or prorata for a partial year is above 8%. Assuming the minimum offering of $100,000,000 is sold, the annual asset management fee would be between $100,000 and $250,000. Assuming the maximum offering of $2,000,000,000 is sold, the annual asset management fee would be between $2,000,000 and $5,000,000.

Reimbursement Compensation under the Advisory Agreement and Property Acquisition/Disposition Agreement

Under the Advisory Agreement, we pay Apple Nine Advisors fee compensation and under the Property Acquisition/Disposition Agreement, we pay Apple Suites Realty fee compensation. In addition, under each such agreement, and in exchange for the services rendered under each such agreement, we pay each of Apple Nine Advisors and Apple Suites Realty reimbursement compensation for payments it makes to Apple Fund Management. More specifically, since they have no employees of their own, Apple Nine Advisors and Apple Suites Realty expect to use the personnel and office space of Apple Fund Management to satisfy their respective obligations under the Advisory Agreement and Property Acquisition/Disposition Agreement, and will be required to reimburse Apple Fund Management for such expense. Apple Nine Advisors and Apple Suites Realty will use the reimbursement compensation received from us under the Advisory Agreement and the Property Acquisition/Disposition Agreement to pay Apple Fund Management. Apple Fund Management is a subsidiary of Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight.

Reimbursements to Apple Nine Advisors and Apple Suites Realty

Apple Nine Advisors and Apple Suites Realty will be reimbursed for certain direct costs incurred on our behalf for acquiring and operating our properties and for goods and materials used for or by us and obtained from entities that are not affiliated with Apple Nine Advisors or Apple Suites Realty, although whenever possible we and Apple Nine Advisors and Apple Suites Realty will attempt to have costs incurred on our behalf to be charged to us, rather than charged to Apple Nine Advisors or Apple Suites Realty and thereafter reimbursed by us. Possible reimbursable costs and expenses include, but are not limited to, interest and other costs for money borrowed on our behalf, taxes on our property or business, fees for legal counsel and independent auditors engaged for us, expenses relating to shareholder communications, costs of appraisals, non-refundable option payments on property not acquired, title insurance. These expenses also include ongoing accounting, reporting and filing obligations of ours that are provided to us by Apple Nine Advisors or Apple Suites Realty and payments made to third-parties that are made by Apple Nine Advisors or Apple Suites Realty on our behalf. These expenses will not include any amounts for overhead of Apple Nine Advisors or Apple Suites Realty. In addition, there will be no “mark-up” of these expenses by either of these entities. Operating expenses reimbursable to Apple Nine Advisors are subject to the overall limitation on operating expenses discussed under “Apple Nine Advisors and Affiliates—The Advisory Agreement,” but the amount of reimbursement is not otherwise limited.

Apple Nine Advisors and Apple Suites Realty may provide other services to us and be entitled under certain conditions to compensation or payment for those services. Those conditions, which are summarized under “Conflicts of Interest—Transactions with Affiliates and Related Parties,” include the requirement that each transaction be approved by the affirmative vote of a majority of the directors. Currently, there are no arrangements or proposed arrangements between us, on the one hand, and these two entities, on the other hand, for the provision of other services to us or the payment of compensation or reimbursement. If any other arrangements arise in the future, the terms of the arrangements, including the compensation or reimbursement payable, will be subject to the restrictions in our bylaws. The compensation, reimbursement or payment could take the form of cash or property, including Units.

Property Management

We expect that each property acquired by us will be managed by a third-party manager or operator, who will be paid a management fee. These property-level management fees to third-party managers or operators will be in addition to the fee compensation and reimbursement compensation payable to Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement.

Series B Convertible Preferred Shares

Mr. Knight will receive no compensation directly from us, except that as described in various places throughout this prospectus (including, without limitation, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Series B Convertible Preferred Shares”), the issuance to Mr. Knight of his Series B convertible preferred shares will result in us recognizing compensation expense for accounting purposes if certain events occur. Consistent with the accounting treatment, the Series B convertible preferred shares will constitute an economic benefit to Mr. Knight measured by the difference between the purchase price for the Series B convertible preferred shares and the value of common shares into which they are converted. The conversion rate of the Series B convertible preferred shares varies from .92 to 24.17 depending upon the number of Units sold in this offering, and Mr. Knight’s ownership position as a result of the conversion of the Series B convertible preferred shares will remain relatively constant between 4 and 6% of the outstanding common shares at any given time. If the maximum offering is achieved, for the consideration of $48,000, the potential value of Mr. Knight’s holdings at $11.00 per common share would exceed $127 million upon conversion. If the minimum offering is achieved, in the event of liquidation and after our Series A preferred shareholders have been paid their liquidation preference, Mr. Knight could receive in excess of $4.8 million.

The holder of outstanding Series B convertible preferred shares has the right to convert any of such shares into common shares upon and for 180 days following the occurrence of any of the following conversion events:

•

substantially all of our assets, stock or business, is transferred through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

There are no dividends payable on the Series B convertible preferred shares. On liquidation, the holder of the Series B convertible preferred shares will be entitled to a liquidation payment of $11 per number of common shares into which the Series B convertible preferred shares would be convertible, before any distributions of liquidation proceeds to holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred share, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares on an as converted basis.

The Series B convertible preferred shares were issued to Mr. Knight upon our formation, at a time when we had no material assets. Accordingly, the Series B shares are in the nature of “founder’s shares” with no substantial value as of the date of issuance. For financial reporting, tax and other purposes, the issuance of the Series B shares has not and will not prior to conversion be treated as compensation to Mr. Knight. Rather, expense related to issuance of the Series B shares to Mr. Knight will be recognized only at such time as the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering conversion of the Series B shares to common shares occurs. The expense at that time will be measured as the difference between the fair value of the common shares for which the Series B shares can be converted and the amount paid for the Series B shares.

Cost-Sharing Arrangements and Reimbursements to Apple Fund Management

Apple Nine Advisors and Apple Suites Realty do not have employees and do not pay compensation to employees. Instead, it is expected that each member of the senior management team will perform similar functions for us, Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Apple Suites Realty Group (ASRG), Apple Six Realty Group, Apple Six Advisors, Inc. (ASA), Apple Seven Advisors, Inc. (A7A), Apple Eight Advisors, Inc (A8A) and Apple Nine Advisors (A9A). Each senior manager is employed by, and each senior manager’s compensation is paid by, Apple Fund Management, which is a subsidiary of Apple REIT Six and indirectly controlled by Glade M. Knight. The compensation paid by Apple Fund Management is allocated among the various companies organized by Mr. Knight in a manner that is proportionate to the estimated amount of time devoted to activities associated with each such individual company. The allocation is made by the management of the several REITs and is reviewed by the Compensation Committee of the several REITs. The Company’s executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. Amounts reimbursed to Apple Fund Management include both compensation for personnel and “overhead” utilized by the companies.

Under the Advisory Agreement, we pay Apple Nine Advisors fee compensation and under the Property Acquisition/Disposition Agreement, we pay Apple Suites Realty fee compensation. In addition, under each such agreement, and in exchange for the services rendered under each such agreement, we pay each of Apple Nine Advisors and Apple Suites Realty reimbursement compensation for payments it makes to Apple Fund Management. More specifically, since they have no employees of their own, Apple Nine Advisors and Apple Suites Realty expect to use the personnel and office space of Apple Fund Management to satisfy their respective obligations under the Advisory Agreement and Property Acquisition/Disposition Agreement, and will be required to reimburse Apple Fund Management for such expense. Apple Nine Advisors and Apple Suites Realty will use the reimbursement compensation received from us under the Advisory Agreement and the Property Acquisition/Disposition Agreement to pay Apple Fund Management. Apple Fund Management is a subsidiary of Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight.

The CEO is Chairman of the Board of Directors, CEO and owner of ASRG, ASA, A7A, A8A and A9A, each of which will have various agreements with the Company and Apple REIT Six, Apple REIT Seven and Apple REIT Eight. During 2006, ASRG, Apple Six Realty Group, ASA and A7A received fee compensation of approximately $10.7 million from Apple REIT Six and Apple REIT Seven, and Apple REIT Six and Apple REIT Seven also paid approximately $2.3 million in reimbursement compensation on behalf of the previously mentioned companies. During 2007, ASRG, Apple Six Realty Group, ASA, A7A and A8A received fee compensation of approximately $14.2 million from Apple REIT Six, Apple REIT Seven and Apple REIT Eight, and Apple REIT Six, Apple REIT Seven and Apple REIT Eight also paid approximately $3.1 million in reimbursement compensation on behalf of the previously mentioned companies.

It is expected that the Compensation Committee of the Board of Directors will consider these agreements when developing the CEO’s compensation. As a result, the Company’s CEO may not be otherwise compensated by the Company.

Property Management

We expect that each property acquired by us will be managed by a third-party manager or operator, who will be paid a management fee. These property-level management fees to third-party managers or operators will be in addition to the fee compensation and reimbursement compensation payable to Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement.

Share Incentive Awards

Our directors may receive grants of options under the Director’s Plan.

CONFLICTS OF INTEREST

General

We may be subject to various conflicts of interest arising from our relationship with Apple Nine Advisors, Apple Suites Realty and Glade M. Knight, our chairman, chief executive officer and president. Mr. Knight is currently the sole shareholder of Apple Nine Advisors and Apple Suites Realty. In addition, Mr. Knight, and our other executive officers, may have conflicts of interest in allocating time and attention among us, other programs previously organized by Mr. Knight (including Apple REIT Six, Apple REIT Seven and Apple REIT Eight), and other programs which may be organized by Mr. Knight in the future. These prior programs have, and other programs organized by Mr. Knight in the future may have, investment objectives, policies and management and personnel needs similar or identical to ours.

Apple Nine Advisors and Apple Suites Realty and Mr. Knight are not restricted from engaging for their own account in business activities of the type conducted by us. Occasions may arise when our interests conflict with those of one or more of Mr. Knight, Apple Nine Advisors, Apple Suites Realty, or other programs organized by Mr. Knight. Subject to certain limitations in our articles of organization and the advisory agreement, Apple Nine Advisors, Apple Suites Realty, Mr. Knight, and our other officers are accountable to us and our shareholders as fiduciaries, and consequently must exercise good faith and integrity in handling our affairs.

Apple Nine Advisors and Apple Suites Realty will assist us in acquisition, organization, servicing, management and disposition of investments.

Although we do not currently anticipate entering into joint ventures with other entities, including Apple Nine Advisors or Apple Suites Realty, we may do so in order to obtain an interest in properties. These joint ventures may have divergent interests or goals which may be inconsistent with our goals. In addition, we are represented by the same legal counsel that represents Mr. Knight, Apple Nine Advisors and Apple Suites Realty. To the extent a conflict arises regarding legal representation, Mr. Knight, Apple Nine Advisors and Apple Suites Realty will obtain separate independent counsel.

Conflicts Related to Fees, Compensation and Economic Benefits Paid or Incurred by us to Apple Nine Advisors, Apple Suites Realty and Mr. Knight

The receipt of various fees and other economic benefits from us by Apple Nine Advisors, Apple Suites Realty or Mr. Knight may result in potential conflicts of interest for persons, particularly Mr. Knight, who participate in decision making on behalf of both us and these other entities (or, in the case of Mr. Knight, on behalf of himself individually).

Conflicts With Respect To Commissions. For example, Apple Suites Realty will receive a 2% commission upon each purchase by us of a property, and a commission of 2% upon each sale by us of a property. Therefore, its compensation will increase in proportion to the number of properties purchased and sold by us and the properties’ gross purchase and sale prices. Apple Suites Realty has an incentive to see that multiple properties are purchased and sold by us. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it has an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

Under the Property Acquisition/Disposition Agreement, Apple Suites Realty is not entitled to a real estate commission upon our sale of a property to, or purchase of a property from, Apple Suites Realty or an affiliate of Apple Suites Realty (including any other program organized by Glade M. Knight), but Apple Suites Realty may, in such case, be entitled to payment by us of its direct costs in performing services pertaining to any such purchase or sale.

Conflicts With Respect To Asset Management Fees. Apple Nine Advisors’ asset management fee is a percentage of total proceeds received from time to time by us from the sales of our Units. Accordingly, it has an incentive to see that sales of Units are closed as quickly as possible by us.

Conflicts With Respect To Series B Convertible Preferred Shares. As discussed in the following subsection of this section and elsewhere in this prospectus, we have issued to Mr. Knight all of the 480,000 outstanding Series B convertible preferred shares. Under certain circumstances, these Series B convertible preferred shares are convertible into common shares, and the Series A preferred shares terminate on conversion of the Series B convertible preferred shares (even if the value of any consideration received in the transaction resulting in conversion is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares). Events permitting conversion of the Series B convertible preferred shares include our sale or transfer of substantially all of our assets, stock or business, including a transfer through merger or similar business combination, and this includes a merger or similar business combination with another program organized (either previously or in the future) by Mr. Knight (although no such transaction is now contemplated), subject to required shareholder approval of the transaction. Thus, a merger or other business combination with another program organized by Mr. Knight could permit him to convert his Series B convertible preferred shares into common shares and cause the termination of the Series A preferred shares (and termination of the priority distribution in liquidation associated with the Series A preferred shares), subject to required shareholder approval of the transaction.

Series B Convertible Preferred Shares

We issued to Mr. Knight all of the 480,000 outstanding Series B convertible preferred shares. Each Series B convertible preferred share was issued in exchange for $0.10 per share. Under limited circumstances these shares may be converted into common shares thereby resulting in dilution of the shareholders’ interest in us. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares. Mr. Knight is our chairman of the board and chief executive officer. As chairman of our board, Mr. Knight will chair meetings of the board and vote with our other directors. As chief executive officer, Mr. Knight also has in-depth knowledge of our day-to-day operations. Although Mr. Knight can influence both the timing and conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders these actions require board approval. There are no dividends payable on the Series B convertible preferred shares. The effect of the conversion of the Series B convertible preferred shares as a result of this offering is that Mr. Knight would own approximately 4.45% to 5.98% of the total number of common shares outstanding following the conversion in exchange for an aggregate payment of $48,000. For a description of the Series B convertible shares see “Principal and Management Shareholders” and “Description of Capital Stock.”

Policies to Address Conflicts

The board of directors, our officers, Apple Nine Advisors and Apple Suites Realty will also be subject to the various conflicts of interest described below. Policies and procedures will be implemented to try to ameliorate the effect of potential conflicts of interest. By way of illustration, the bylaws place limitations on the terms of contracts between us and Apple Nine Advisors or Apple Suites Realty designed to ensure that these contracts are not less favorable to us than would be available from an unaffiliated party. However, some potential conflicts of interest are not easily susceptible to resolution.

Subject to certain limitations in our articles of incorporation and the advisory agreement, prospective shareholders are entitled to rely on the general fiduciary duties of the directors, our officers, Apple Nine Advisors and Apple Suites Realty as well as the specific policies and procedures designed to ameliorate potential conflicts of interest. Mr. Knight, Apple Nine Advisors and Apple Suites Realty believe that general legal principles dealing with fiduciary and similar duties of corporate officers and directors, combined with specific contractual provisions in the agreements between us, on the one hand, and Apple Nine Advisors and Apple Suites Realty, on the other hand, will provide substantial protection for the interests of the shareholders. We do not believe that the potential conflicts of interests described in this prospectus will have a material adverse effect upon our ability to realize our investment objectives.

Transactions with Affiliates and Related Parties

Under the bylaws, transactions between us and Apple Nine Advisors or Apple Suites Realty must be in all respects fair and reasonable to our shareholders. If any proposed transaction involves the purchase of property, the purchase must be on terms not less favorable to us than those prevailing for arms-length transactions concerning comparable property, and at a price to us no greater than the cost of the asset to the seller unless a majority of the directors determines that substantial justification for the excess exists. Examples of substantial justification might include, without limitation, an extended holding period or capital improvements by the seller which would support a higher purchase price.

Under the Property Acquisition/Disposition Agreement, Apple Suites Realty is not entitled to any real estate commission upon our sale of a property to, or purchase of a property from, Apple Suites Realty or an affiliate of Apple Suites Realty, but Apple Suites Realty will, in such case, be entitled to payment by us of its direct costs in performing services pertaining to any such purchase or sale.

Apple Nine Advisors and Apple Suites Realty will receive compensation from us for providing many different services. The fees payable and expenses reimbursable are subject to the general limitation on operation expenses. The board of directors will have oversight responsibility with respect to our relationships with Apple Nine Advisors and Apple Suites Realty and will attempt to ensure that they are structured to be no less favorable to us than our relationships with unrelated persons or entities and are consistent with our objectives and policies. Otherwise, there are no limitations on the reimbursements we may make to Apple Nine Advisors or Apple Suites Realty for expenses they incur on our behalf.

Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires a majority of the disinterested directors serving on our board of directors to review and approve in advance certain related party transactions. All of our executive officers, directors and employees will be required to report to the board of directors any related party transaction prior to its implementation where the amount involved exceeds $120,000.

In addition, prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires any material agreement or arrangement between, or transaction that involves, our company, on the one hand, and our affiliates, on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

Interlocking Boards of Directors

Glade M. Knight, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily will serve as directors on our board and concurrently serve as directors for Apple REIT Eight, Apple REIT Seven and/or Apple REIT Six. In 2007, the aggregate fees paid to interlocking directors were (i) $105,168 by Apple REIT Six; (ii) $35,000 by Apple REIT Seven; and (iii) $36,000 by Apple REIT Eight. Mr. Knight is chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six and was chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two. There may be instances where our properties are in the same markets as properties owned by Apple REIT Eight, Apple REIT Seven or Apple REIT Six. However, because the hotels are managed by third-party management companies and none of our directors plays a direct role in the management of the hotels for any of the companies, we do not believe that any director’s service as a director in these companies or these companies being in the same markets will present a material conflict of interest. The board will endeavor to act in the best interests of each company.

We expect that no third-party management company will have personal or business relations to us, Apple REIT Eight, Apple REIT Seven or Apple REIT Six other than through the management of our properties.

Competition Between Us and Mr. Knight and Other Companies Organized by Mr. Knight

Mr. Knight or other companies organized by him, may form additional REITs, limited partnerships and other entities to engage in activities similar to ours. We have no contractual rights with Mr. Knight, such as a right of first refusal, that obligates him to sell any property to us or specifies a minimum standard of time and attention that he is required to devote to us.

The competing activities of Apple Nine Advisors and Apple Suites Realty and Mr. Knight may involve conflicts of interest. For example, Mr. Knight is interested in the continuing success of previously formed ventures because he has existing fiduciary responsibilities to investors in those ventures, he may be personally liable on obligations of those ventures and he has equity and incentive interests in those ventures. Those ventures are Apple REIT Eight, Apple REIT Seven, Apple REIT Six, and Colonial Properties Trust. All of these entities have similar investment objectives as we do and, in addition, may compete against us for properties.

Glade M. Knight, our chairman, chief executive officer and president, may from time to time become aware of properties of different types available for sale that could be purchased by us, Apple REIT Eight, Apple REIT Seven, Apple REIT Six or by Colonial Properties Trust. Mr. Knight would expect to recommend the possible acquisition of a particular property that might be available for purchase to one company or another company based upon their respective business plans, the markets in which the companies already own properties, the type of property involved and other relevant considerations, but there can be no assurance that these types of considerations will eliminate any potential conflict of interest presented by this situation.

We, Apple REIT Eight, Apple REIT Seven, Apple REIT Six and other companies that may in the future be formed by Glade M. Knight, may in certain circumstances compete with one another in seeking to dispose of properties. This could occur when a potential purchaser of properties has an interest in properties or types of properties owned by more than one of these companies. Mr. Knight believes that the magnitude of this potential risk will be lessened by certain factors, including that the companies will differ in certain aspects in the types and locations of the assets they hold and will often, at any given time, be in different stages of their business or development plans. However, there is no assurance that a prospective purchaser would not make an attractive offer to more than one of these companies. The boards of directors of the companies to whom such a potential offer might be made would have to carefully evaluate all terms of the offer in light of the particular company’s overall business plan, including possible future alternative disposition or liquidation options.

Mr. Knight plans that our offering of Units will not begin until the offering of Apple REIT Eight has been completed and he expects that during the term of our offering of Units, there will not be another offering for interests in any similar company organized by him. In addition, Mr. Knight expects that by the time we seek to acquire properties, Apple REIT Eight (and any other prior companies organized by Mr. Knight) will have substantially completed their property acquisition phase, and Mr. Knight expects that while we are in our property acquisition phase, he will not organize a similar company that will be seeking to acquire properties at the same time. Therefore, as a general proposition, we would not seek to acquire properties or compete with other programs sponsored by Mr. Knight until the offering of Apple REIT Eight has been completed. Thus, Mr. Knight does not expect there to be any direct conflict between our interests and the interests of any other similar company organized by him during the offering of Units or our seeking to acquire properties. However, Mr. Knight’s plans as described in this paragraph and elsewhere in this prospectus are not memorialized in any binding, written agreement with him.

As noted above, notwithstanding Mr. Knight’s proposal that our offering of Units and our property acquisition phase will not coincide with the offering of interests in or the property acquisition activities of any other similar company organized by him, it is not possible to provide the same protection against potential conflicts of interest with respect to the sale or other disposition of properties by us and other companies organized by Mr. Knight. Mr. Knight believes that our ultimate property portfolio will be distinguishable to a degree from the property portfolios of Apple REIT Six, Apple REIT Seven, Apple REIT Eight and other companies that may in the future be organized by Mr. Knight. In addition to the differences in the actual assets these various companies own, they may own different mixes of types of assets (for example, the distribution of assets within the categories of hotels, apartment complexes, office buildings, and other broad property types) or may differ as to the mix of properties within subcategories of particular property types (such as extended-stay hotels as compared with full-service hotels) and/or the identity of the business franchise involved, and there may be differences in the mix of locations of the assets of the various companies. In addition, since we and each of the other companies will be, or were, organized at a different time, we and the other companies will, at any point, be in different stages of our business and development plans. Mr. Knight believes that, as a general rule, companies organized earlier will tend to seek to dispose of their properties earlier than companies organized later. However, there can be no assurance that this principle would always apply, and there can be no assurance that a potential purchaser of properties might not express an interest in properties owned by more than one of the companies organized by Mr. Knight. As noted, the boards of directors of the companies involved would have to carefully evaluate all terms of any offer in light of the companies’ overall business and development plans, but potential conflicts with respect to the possible disposition of properties by us and other companies that may be organized by Mr. Knight may not be subject to complete elimination.

Although our operational phase will overlap with the operational phases of other programs organized by Mr. Knight (including, in particular, Apple REIT Eight), and it is possible that our disposition and liquidation phase could coincide or partially overlap with the disposition and liquidation phase of Apple REIT Eight or other programs organized by Mr. Knight, certain factors will tend to ameliorate the effect of the resulting potential conflicts of interest associated with these factors. First, both we and the advisor will endeavor to make certain that we and the advisor have sufficient personnel to devote time and attention to our needs, apart from the needs of any other related programs. Second, we expect that a large proportion (and perhaps most, or substantially all) of our properties will be managed by third-party management companies which are unaffiliated with Mr. Knight or the advisor. To the extent we engage third-party management companies, these companies will provide their own personnel who do not have the potential conflicts of interest in operational matters that may be experienced by Mr. Knight and our other executive officers. It is impossible to predict when other programs organized by Mr. Knight may seek to engage in a merger or similar sale transaction, or alternatively list their Units on a securities exchange. Apple Nine Advisors and our management and board of directors (as well as the advisory companies and management and boards for the other programs) continually assess the feasibility and desirability of a merger or similar sale transaction, listing, or other action. However, many conditions and factors, including general economic conditions and the state of the economic sector(s) in which we and other such companies are engaged, make it impossible to estimate any specific time frames for any such action. Thus, as disclosed under “Prior REITs,” both Apple Hospitality Two and Apple Hospitality Five engaged in merger transactions in the same year (2007), which likely would not have been predicted in advance. Apple Six reached its initial closing on April 29, 2004. Apple Seven reached its initial closing on March 16, 2006. Apple Eight reached its initial closing on July 27, 2007. In each prospectus, Apple Six, Apple Seven and Apple Eight stated that within approximately seven years from the initial closing it may: (i) cause its common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System; (ii) dispose of all of it properties in a manner which will permit distributions to its shareholders of cash; or (iii) merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle. As stated in the prospectuses of Apple Six, Apple Seven and Apple Eight, there is no assurance that any of such events will occur within the stated time period.

With respect to our disposition and liquidation phase, and the disposition and liquidation phases of other related programs, insofar as such matters are within our control, we would expect to take steps and implement procedures to minimize potential conflicts between us and other programs. Thus, for example, we would expect to engage third-party investment advisors to recommend when and how we or another program should seek to dispose of its properties or engage in some other liquidation or “exit” strategy. We would endeavor to avoid having a situation where we and another program are simultaneously engaged in an attempted disposition or liquidation strategy at the same time if this would present a potential conflict of interest. This might mean, for example, that we would defer disposition of our properties or other “exit” strategy until after another previously- organized program had implemented its disposition or exit strategy. However, depending upon the facts, the amelioration of potential conflicts of interest could take other forms. For example, if our board and management deemed it advisable, it is possible that we and another program could simultaneously be offered for sale in a proposed single transaction. This could occur, for example, if our ultimate size if relatively small and simultaneous sale of us and another program to a single purchaser could maximize benefits to the shareholders of both programs.

Our board and management are sensitive to the various potential conflicts of interest associated with the simultaneous operation of multiple programs with similar investment objectives, policies and strategies. In analyzing potential conflict of interests, our board and management considers factors of the type discussed in this section of the prospectus, their legal obligations to our shareholders, and the advice of independent experts, including investment advisors and legal counsel. However, shareholders must assume that not every potential conflict of interest can be eliminated. For example, we do not necessarily control our disposition or “exit” phase. A third-party purchaser could make unsolicited offers for us and another program at the same time. In such event, as noted, the boards of directors of the companies involved would have to carefully evaluate all terms of any offer in light of the respective companies’ overall business and development plans, including the stage of development of the company, its current plans for ongoing continued operations, the likelihood of alternative exit strategies in the future, the advice of third-party advisors and other factors. Management believes that the policies and procedures described in this section to ameliorate potential conflicts of interest are sufficient to adequately safeguard the interests of our shareholders, but our shareholders must be aware that there exist these other programs, and there may be organized in the future additional programs, that are substantially similar to us and that are under related management.

In connection with evaluating potential conflicts of interest involving us and our officers and directors, prospective investors should also note that use of the same management personnel for us and other programs may result in certain cost-efficiencies and advantages in management experience and expertise that might not be present if we and each other program organized or owned by Mr. Knight had its own distinct set of officers and other management personnel. This is because our officers and management personnel have experience working for several different companies involved in similar businesses, and the cost of employing these persons is spread among multiple companies.

Mr. Knight, or companies owned by him, are entitled to certain fees and other economic benefits in connection with the ultimate sale or other disposition of properties. Mr. Knight may be entitled to fees and benefits from future companies that he may organize when those future companies dispose of their properties. The fee and benefit structure offered by our company to Mr. Knight is the same in format to the fee and benefit structure in place with respect to Mr. Knight (and companies owned by him) from Apple REIT Six, Apple REIT Seven and Apple REIT Eight.

Although our fee structure is the same as the fee structure with respect to Apple REIT Six, Apple REIT Seven and Apple REIT Eight, it is possible that based upon our ultimate size relative to these other companies or the perceived profitability upon the sale of our properties as compared with the sale of the properties of the other companies, Mr. Knight could have a personal interest in seeking to dispose of the properties of another company organized by him in preference to the disposition of our properties. It is also possible that Mr. Knight may organize other companies in the future and that he may have a personal interest in having one of those companies dispose of its properties in preference to our disposition of our properties either based on the same sort of consideration, or because the fee structure with respect to a company formed after us is more favorable to Mr. Knight than the fee structure afforded to him and companies owned by him by our company. We have no agreement with Mr. Knight limiting his ability to form other companies in the future that may be similar to ours or that limit the type and amount of compensation payable to him (or companies owned by him) by any future companies that he may organize.

Competition for Management Services

Mr. Knight is, and in the future will be, an officer or director of one or more entities, which engage in the brokerage, sale, operation, or management of real estate. These entities include Apple REIT Eight, Apple REIT Seven and Apple REIT Six and Colonial Properties Trust. Accordingly, Mr. Knight may have conflicts of interest in allocating management time and services between us and those entities. None of the organizational documents for us, Apple REIT Eight, Apple REIT Seven, Apple REIT Six or Colonial Properties Trust specify a minimum standard of time and attention that Mr. Knight is required to provide to each of those entities.

In addition, our other executive officers serve as officers of, and devote time to, other companies previously organized by Mr. Knight (including Apple REIT Six, Apple REIT Seven and Apple REIT Eight), and may serve as officers of, and devote time to, other companies which may be organized by Mr. Knight in the future. None of these persons is required to devote any minimum amount of time and attention to us as opposed to the other companies.

Mr. Knight believes that, collectively, he and our other executive officers will have sufficient time to provide management and other services both to us and to other companies Mr. Knight has organized, or may in the future organize. If it became necessary, Mr. Knight could seek to hire additional personnel to provide management and other services, but there can be no assurance that he would be successful in hiring additional personnel, if necessary.

Mr. Knight’s Liability for Line of Credit

We have obtained an unsecured line of credit in a principal amount of $400,000 to fund some of our offering expenses. This line of credit has been guaranteed by Glade M. Knight, our chairman, chief executive officer and president. We would expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

INVESTMENT OBJECTIVES AND POLICIES

The following is a discussion of our current policies with respect to investments, financing and other activities. These policies have been established by our management. These policies may be amended or waived from time to time at the discretion of our board of directors without a vote of our shareholders. No assurance can be given that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Our primary business objective is to maximize shareholder value by achieving long-term growth in cash distributions to our shareholders. We intend to pursue this objective by acquiring hotels, residential apartment communities and other income-producing real estate in metropolitan areas throughout the United States for long-term ownership. We generally intend to acquire fee ownership of our properties. We seek to maximize current and long-term net income and the value of our assets. Our policy is to acquire assets where we believe opportunities exist for acceptable investment returns. We expect to pursue our objectives primarily through the direct ownership of hotels, residential apartment communities and other income-producing real estate assets in metropolitan areas throughout the United States.

Although we are not currently doing so, we also may participate with other entities in property ownership, through joint ventures or other types of common ownership. We will only enter into joint ventures to the extent that such ventures are consistent with our goal of acquiring hotels, residential apartment communities and other income-producing real estate, which we believe will provide acceptable investment returns. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interests. We do not anticipate investing in the securities of other issuers for the purpose of exercising control. It is our policy that we will not offer securities in exchange for property.

It is possible that we may purchase properties from affiliates. We have no limitation on the portion of our portfolio that may be purchased from our affiliates. However, we have no present plan or intention to purchase properties from any affiliates.

It is our policy that we will not sell, transfer or lend any assets or property to any of our affiliates, including without limitation Apple Nine Advisors, Apple Suites Realty, Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Glade Knight, or purchase, borrow or otherwise acquire any assets or property from any of our affiliates, including Apple Nine Advisors, Apple Suites Realty, Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Glade Knight, directly or indirectly, unless the transaction comes within one of the following exceptions:

•	the transaction consists of the acquisition of property or assets at our formation or shortly thereafter, and is fully disclosed in this prospectus; or

•	the transaction is a borrowing of money by us on terms not less favorable than those then prevailing for comparable arms-length borrowings; or

•

the transaction consists of the acquisition by us of federally insured or guaranteed mortgages at prices not exceeding the currently quoted prices at which the Federal National Mortgage Association is purchasing comparable mortgages; or

•

the transaction consists of the acquisition of other mortgages if an appraisal is obtained concerning the underlying property and on terms not less favorable to us than similar transactions involving unaffiliated parties; or

•	the transaction consists of the acquisition by us of other property at prices not exceeding the fair value thereof as determined by an independent appraisal.

All of the above transactions and all other transactions (other than the entering into, and the initial term under, the advisory agreement and the property acquisition/disposition agreement, each of which agreement is specifically disclosed in this prospectus), whether the transaction involves the transfer of property, the lending of money or the rendition of any services, in which any persons have any direct or indirect interest will be permitted only if:

•	the transaction has been approved by the affirmative vote of the majority of the independent directors; and

•

if the transaction involves the purchase or acquisition of property, the purchase or acquisition from any person is on terms not less favorable to us than those then prevailing for arms-length transactions concerning comparable property (based upon a determination of a majority of the directors, including a majority of the independent directors); and

•

each transaction is in all respects on the terms at the time of the transaction and under the circumstances then prevailing, fair and reasonable to our shareholders and, in the case of a purchase or acquisition of property, at a price to us no greater than the cost of the asset to other persons (based upon a determination of a majority of the directors, including a majority of the independent directors) or, if the price to us is in excess of such cost, then substantial justification for such excess must exist and such excess is not unreasonable (based upon a determination of a majority of the directors, including a majority of the independent directors).

However, notwithstanding any of the preceding conditions (which are set forth in our bylaws), we may both make and accept assignments of purchase agreements or other contracts to or from any of our affiliates, without the need to comply with any of the provisions set forth above, so long as there is no consideration for the assignment other than the reimbursement to the assigning party of the assigning party’s direct costs related to the agreement or contract. The intention of this provision is to allow us to either make or accept the assignments of contracts where we or an affiliate of ours initially enters into such contract and it is later determined that the contract should be assigned to (or by) us without any payment of compensation or profit for the assignment, other than reimbursement of actual direct costs.

We will not invest in joint ventures with either Apple Nine Advisors or any affiliate of Apple Nine Advisors, unless:

•	the transaction has been approved by the affirmative vote of a majority of the independent directors;

•

the transaction is on terms not less favorable to us than those then prevailing for comparable arms-length transactions (based upon a determination of a majority of the directors, including a majority of the independent directors); and

•

each such transaction is in all respects on such terms at the time of the transaction and under the circumstances then prevailing, fair and reasonable to our shareholders and on substantially the same terms and conditions as those received by other joint venturers (based upon a determination of a majority of the directors, including a majority of the independent directors).

We reserve the right to dispose of any property if we determine the disposition of a property is in our best interests and the best interests of our shareholders.

Borrowing Policies

We intend to purchase our properties using cash or interim borrowings. We will endeavor to repay any interim borrowings with proceeds from the sale of Units. However, we may not necessarily hold our properties on an unleveraged basis. When advisable, we may incur medium or long-term debt secured by our properties. One purpose of borrowing could be to permit our acquisition of additional properties through the “leveraging” of shareholders’ equity contributions. Alternatively, we might find it necessary to borrow to permit the payment of operating deficits at properties we already own. Furthermore, properties may be financed or refinanced if the board of directors deems it in the best interests of shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders’ after-tax cash return on invested capital.

Loans we obtain may be evidenced by promissory notes secured by mortgages on our properties. As a general policy, we would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan.

Subject to the approval of the board of directors, we may borrow from Apple Nine Advisors or Apple Suites Realty. Those entities are under no obligation to make any loans, however. After the initial closing of $100,000,000, any loans made by Apple Nine Advisors or Apple Suites Realty must be approved by a majority of the directors as being fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated lenders and borrowers under the same circumstances.

After the initial closing of $100,000,000, our bylaws will prohibit us from incurring debt if the debt would result in aggregate debt exceeding 100% of “Net Assets,” defined generally to mean assets at cost, before subtracting liabilities, unless the excess borrowing is approved by a majority of the directors and disclosed to the shareholders as required by the bylaws. The bylaws also will prohibit us from allowing aggregate borrowings to exceed 50% of our “Adjusted Net Asset Value,” defined generally to mean assets at fair market value, before subtracting liabilities, subject to the same exception described in the previous sentence. In addition, the bylaws will provide that the aggregate borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors. Subject to the limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.

Assuming the directors approve, we may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of properties. If attainable, the acquisition of a portfolio of properties early in our existence would, in the opinion of our management, provide us with greater ability to acquire other properties in the future as proceeds from the sale of Units are received and provide us with economies of scale from the outset. We have no current plan or intention to make loans to other persons or entities.

Reserves

A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with our operations. We will initially allocate not less than 0.5% of the proceeds of the offering to our working capital reserve. As long as we own any properties, we will retain as working capital reserves an amount equal to at least 0.5% of the proceeds of the offering, subject to review and re-evaluation by the board of directors. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties.

Sale Policies

We are under no obligation to sell our properties, and we currently anticipate that we will hold our properties for a minimum of seven years. However, a sale of one or more properties may occur at any time if Apple Nine Advisors deems it advisable for us based upon current economic considerations, and the board of directors concurs with the decision. In deciding whether to sell a property, Apple Nine Advisors will also take into consideration factors such as: the amount of appreciation in value, if any, to be realized; federal, state and local tax consequences; the possible risks of continued ownership; and the anticipated advantages to be gained for the shareholders from sale of a property versus continuing to hold property.

Currently, we expect that within approximately seven years from the initial closing, we will:

•	cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System;

•	dispose of all of our properties in a manner which will permit distributions to our shareholders of cash; or

•	merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

The taking of any of these actions would be conditioned on the board of directors determining the action to be prudent and in the best interests of the shareholders. Virginia law and our articles of incorporation state that a majority of the common shares then outstanding and entitled to vote is required to approve the sale of all or substantially all our assets. However, we are under no obligation to take any of these actions, and these actions, if taken, might be taken after the seven-year period mentioned above.

Underwriting Policy

We do not intend to underwrite securities of other issuers, including securities of Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Colonial Properties Trust or any of our affiliates.

Our bylaws place certain restrictions on the type of activities we conduct. Specifically, our bylaws state that we will not:

•	invest more than 10% of our total assets in unimproved real property or mortgage loans on unimproved real property;

•	invest in commodities or commodity future contracts or effect short sales of commodities or securities, except when done solely for hedging purposes;

•	invest in or make mortgage loans on property unless we obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title;

•	invest in contracts for the sale of real estate unless they are recordable in the chain of title;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property (at the time we make or invest in our mortgage loan), including our loans, would exceed 85% of the appraised value of the property;

•	make or invest in junior mortgage loans, provided that this and the preceding limitation will not apply to us taking back secured debt in connection with the sale of any property;

•

issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt or unless our cash flow (for the last fiscal year) excluding extraordinary, nonrecurring items, is sufficient to cover the debt service on all debt securities to be outstanding;

•	invest more than 20% of our total assets in the equity securities of any non-governmental issuer, including other REITs or limited partnerships for a period in excess of 18 months;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•

incur any indebtedness, secured or unsecured, which would result in an aggregate amount of indebtedness in excess of 100% of Net Assets (before subtracting any liabilities), unless any excess borrowing over such 100% level shall be approved by a majority of the independent directors and disclosed to the shareholders in our next quarterly report, along with justification for such excess;

•

allow our aggregate borrowings to exceed 50% of our adjusted net asset value (before subtracting any liabilities), unless any excess borrowing over the 50% level is approved by a majority of the independent directors and disclosed to the shareholders in our next quarterly report, along with justification for the excess;

•	invest in single-family residential homes, secondary homes, nursing homes, gaming facilities or mobile home parks;

•	engage in any short sale, underwrite or distribute, as an agent, securities issued by others, or engage in trading, as compared with investment activities; and

•	acquire securities in any company holding investments or engaging in activities prohibited by the Internal Revenue Code of 1986, as amended, or Virginia law.

Changes in Objectives and Policies

Subject to the limitations in the articles of incorporation, the bylaws and the Virginia Stock Corporation Act, the powers of our company will be exercised by or under the authority of, and the business and affairs of our company will be controlled by, the board of directors. The board of directors also has the right and power to establish policies concerning investments and the right, power and obligation to monitor our procedures, investment operations and performance of our company.

In general, the articles of incorporation and the bylaws can be amended only with the affirmative vote of a majority of the outstanding common shares, except that the bylaws may be amended by the board of directors if necessary to comply with the real estate investment trust provisions of the Internal Revenue Code or with other applicable laws, regulations or requirements of any state securities regulator. The bylaws can also be amended by the board of directors to:

•	correct any ambiguity in the bylaws or resolve inconsistencies between the bylaws and the articles;

•	make changes that are not materially adverse to the rights of shareholders; or

•	allow us to take any action or fulfill any obligation which we are legally obligated or permitted to take.

Within the express restrictions and prohibitions of the bylaws, the articles of incorporation and applicable law, however, the board of directors has significant discretion to modify our investment objectives and policies, as stated in this prospectus. We have no present intention to modify any of our investment objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting us make our stated investment objectives and policies unworkable or imprudent. By way of illustration only, the board of directors could elect to acquire primarily commercial properties such as parking garages instead of hotels or apartment communities.

Thus, while this prospectus accurately and fully discloses our current investment objectives and policies, prospective shareholders must be aware that the board of directors, acting consistently with our organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand our objectives and policies from time to time. Any action by the board of directors would be based upon the perceived best interests of us and our shareholders.

DISTRIBUTIONS POLICY

Distributions will be at the discretion of our board of directors and will depend upon factors including:

•	the gross revenues we receive from our properties;

•	our operating expenses;

•	our interest expenses incurred in borrowing;

•	capital expenditures; and

•	our need for cash reserves.

To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 90% of our net ordinary income. More precisely, we must distribute an amount equal to the sum of 90% of our REIT taxable income before deduction of dividends paid and excluding any net capital gain and 90% of any net income from foreclosure property less the tax on that income, minus limited categories of excess non-cash income (including, cancellation of indebtedness and original issue discount income).

While we intend to make monthly distributions, there can be no assurance that we will be able to make distributions at any particular time or rate, or at all.

In accordance with applicable real estate investment trust requirements, we will make distributions in compliance with the Internal Revenue Code.

We anticipate distributions will exceed net income determined in accordance with generally accepted accounting principles in the U.S. due to non-cash expenses, primarily depreciation and amortization. While we will seek generally to make distributions from our operating revenues, we might make distributions (although there is no obligation to do so) in certain circumstances in part from financing proceeds or other sources, such as proceeds from our offering of Units. In addition, we may from time to time distribute funds that include a return of capital and we may from time to time need to borrow to make distributions.

BUSINESS

General

We are based in Richmond, Virginia. We plan to elect to be treated as a real estate investment trust for federal income tax purposes for the year ending December 31, 2008, and for all succeeding years. We plan to acquire and own hotels, residential apartment communities and other income-producing real estate in metropolitan areas throughout the United States. We plan to acquire a diverse portfolio of properties in markets that we believe will continue to perform well over time. There is no specific geographic area in which we propose to acquire or not acquire properties.

Business Strategies

Our primary business objective is to maximize shareholder value by maintaining long-term growth in cash distributions to our shareholders. To achieve this objective, we will focus on maximizing the internal growth of our portfolio by selecting properties that have strong cash flow growth potential.

We have created three wholly-owned subsidiaries to hold our property acquisitions: Apple Nine Hospitality, Inc., Apple Nine Residential, Inc., and Apple Nine Ventures, Inc. The types of properties we will acquire and the entity holding the properties are described below.

Hotels. The hotels we acquire may be full-service or select-service (including extended-stay). Currently, we own no hotels. Full-service hotels generally provide a full complement of guest amenities including restaurants, concierge, porter and room service or valet parking. Select-service hotels typically do not include these amenities. Extended-stay hotels offer residential style lodging with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. Currently, we do not own any hotels. Apple Nine Hospitality, or one of its wholly-owned subsidiaries, will own all of the hotels we acquire.

We will seek associations with distinctive brands in the hotel markets. However, we do not anticipate affiliating ourselves with only one brand of franchise or license. All of the hotels owned by Apple REIT Six, Apple REIT Seven and Apple REIT Eight are franchised with Marriott International, Inc. or Hilton Hotels Corporation or their affiliates. All of the hotels owned by Apple Hospitality Two and Apple Hospitality Five were franchised with Marriott International, Inc. or Hilton Hotels Corporation or their affiliates. Because we are prohibited under the federal tax laws pertaining to qualifying as a real estate investment trust from operating our hotels directly, we will lease each of our hotels to our wholly-owned, taxable REIT subsidiary, Apple Nine Hospitality Management, or another lessee for their management. We anticipate that substantially all of our hotels will be leased to Apple Nine Hospitality Management or one of its wholly-owned subsidiaries. Apple Nine Hospitality Management has no significant assets.

We can own up to 100% of the stock of a taxable REIT subsidiary. The REIT Modernization Act permits us to lease the hotels that we own to Apple Nine Hospitality Management (or other subsidiaries), rather than requiring us to lease our hotels to a separate, unaffiliated entity. The hotels that we lease to Apple Nine Hospitality Management (or other subsidiaries) will still have to be managed by an unaffiliated third party. Any net profit from the leases held by Apple Nine Hospitality Management (or other subsidiaries), after payment of any applicable corporate tax, will be available for distribution to us.

We expect that our leases for our hotels with Apple Nine Hospitality Management will be long-term leases. We anticipate that each lease will provide for an initial term of ten years. We anticipate that we will have identified and secured an unaffiliated manager and licensor at or prior to entering into a lease agreement with Apple Nine Hospitality Management. We anticipate that each lease will provide that rents will be based on a base amount and a percentage of gross income. We anticipate that Apple Nine Hospitality Management will pay:

•	fixed monthly base rent;

•

on a monthly basis, the excess of “participating rent” over base rent, with participating rent based on percentages of room revenue, food and beverage revenue (if any) and telephone and other revenue at each property; and

•	other amounts, including interest accrued on any late payments or charges.

Base rent may increase annually by a percentage equal to the percentage increase in the consumer price index compared to the prior year. Base rent will be payable monthly in advance. Participating rent may be payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the property’s revenue.

In addition to rent, the leases may require Apple Nine Hospitality Management to pay the following items: liability insurance and all costs, expenses, utility and other charges incurred in the operation of the properties. The leases may also provide for rent reductions and abatements in the event of damage or destruction or a partial condemnation of any property. We expect to be responsible for the following items: real estate and personal property taxes and assessments and casualty insurance, including loss of income insurance.

The hotel industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other hotels both in the immediate vicinity and the geographic market where our hotels will be located. Over-building of hotels in the markets in which we operate would increase the number of rooms available and may decrease occupancy and room rates. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts, national hotel chains and other entities that may have substantially greater financial resources than we do. We also will face competition for investors from other real estate investment trusts and real estate entities.

Apartment Communities. We intend to acquire apartment communities in metropolitan areas throughout the United States. We may acquire apartment communities of various sizes, and of various styles, including “garden-style,” “townhouse-style,” and, if appropriate, “high-rise.” We plan to acquire a diverse portfolio of strong performing properties in markets that we believe will continue to perform well over time. Our apartment communities may be managed by third-party managers. Apple Nine Residential, or one of its wholly-owned subsidiaries, will own all of our residential apartment communities. Apple Nine Residential has no significant assets.

The apartment community industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other apartment communities both in the immediate vicinity and the geographic market where our apartment communities will be located. Over-building of apartment communities in the markets in which we operate would increase the number of apartment communities available and may decrease occupancy and rental rates. In addition, increases in operating costs due to inflation may not be offset by increased rental rates.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts, national apartment community chains and other entities that may have substantially greater financial resources than we do. We also will face competition for investors from other apartment community real estate investment trusts and real estate entities.

Other Real Estate. Even though we intend primarily to acquire hotels and apartment communities, we may use a significant portion of the offering proceeds to purchase other real estate. This real estate will be owned by Apple Nine Ventures, or one of its wholly-owned subsidiaries. Apple Nine Ventures has no significant assets. We believe that approximately 20% of the net proceeds raised in this offering will be used to acquire real estate other than hotels and apartment communities. However, we may use more or less than 20% of the proceeds from this offering to acquire real estate other than hotels and apartment communities and are not bound to that limit. Real estate we acquire may include but will not be limited to retail and office space.

These industry sectors are known to be highly competitive. This competition could reduce revenues at our properties, which would adversely affect our operations. Regardless of what real estate we purchase, we will undoubtedly face competition from many sources both in the immediate vicinity and the geographic market where our properties will be located. Over-building in any of these industry sectors in the markets in which we operate would increase the competition and may decrease rental rates. In addition, increases in operating costs due to inflation may not be offset by increased rental rates.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts and other entities that may have substantially greater financial resources than we do. We also will face competition for investors from other real estate investment trusts and real estate entities.

Legal Proceedings

We are not presently subject to any material litigation. To our knowledge, there is no material litigation threatened against us. We may become subject to litigation in the future, including routine litigation arising in the ordinary course of business.

Regulation

Our properties may be subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. We intend to acquire the necessary permits and approvals under present laws, ordinances and regulations to operate our business.

Americans With Disabilities Act

Our properties will need to comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”) to the extent they are “public accommodations” and/or “commercial facilities” under the ADA. Compliance with ADA requirements could require removal of structural barriers to handicapped access in public areas of the properties where removal is readily achievable. “Readily achievable” is defined in the relevant federal regulations to refer to a barrier that can be removed “without much difficulty or expense” in light of cost of removal, available financial resources, and impact on safety or other relevant operations of the facility. Where the removal of a barrier is not readily achievable, the barrier does not have to be removed but the ADA may in such circumstances require us to take other action or adopt some alternative procedure to make the premises available to individuals with disabilities. The removal of barriers or the taking of such other actions could involve additional expense for us.

Environmental Matters

Under federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate hazardous or toxic substances or petroleum product releases at a property. In addition, the owner or operator may be held liable to a government entity or third party for property damage and investigation and remediation costs incurred by parties in connection with the contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of, or caused the presence of, the contaminants. The costs of investigation, remediation or removal of substances may be substantial, and the presence of these substances, or the failure to properly remediate these substances, may adversely affect the owner’s ability to sell or rent the real estate or to borrow using the real estate as collateral.

In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Individuals who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation or removal of hazardous or toxic substances at or from the disposal or treatment facility regardless of whether the facility is owned or operated by the person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

Federal, state and local laws, ordinances and regulations also govern the removal, encapsulation or disturbance of asbestos-containing materials (“ACMs”) when the materials are in poor condition or in the event of the remodeling, renovation or demolition of a building. These laws may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACMs. In connection with the ownership and operation of its properties, we may be potentially liable for costs in connection with ACMs or other hazardous or toxic substances.

Prior to acquisition, all of our properties will have been the subject of environmental assessments, which are intended to reveal information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. These assessments will generally include:

•	a historical review;

•	a public records review;

•	a preliminary site investigation of the site and surrounding properties;

•	examining for the presence of asbestos;

•	examining for equipment containing polychlorinated biphenyls;

•	examining for underground storage tanks; and

•	the preparation of a written report.

These assessments generally will not include soil sampling or subsurface investigations.

Nevertheless, it is possible that these assessments will not reveal all environmental liabilities or that there are unknown material environmental liabilities. Moreover, we cannot guarantee that:

•	future laws, ordinances or regulations will not require any material expenditures by or impose any material liabilities in connection with environmental conditions by or on us or our properties;

•

the environmental condition of a property we purchase will not be adversely affected by residents and occupants of the property, by the condition of properties in the vicinity, such as the presence of underground storage tanks, or by unrelated third parties; or

•	prior owners of any property we purchase will not have created unknown environmental problems.

We will endeavor to ensure our properties will be in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

Insurance

We will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to any property we acquire, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses, such as losses arising from earthquakes or wars, that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from the property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. We could be adversely affected by any such loss.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the hotels may cause quarterly fluctuations in revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand to make distributions.

The apartment community industry historically has not been seasonal in nature and we do not expect to realize any effects from seasonality with respect to any apartment communities we acquire.

Available Information

We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the “Commission”) relating to this offering of Units. This prospectus does not contain all of the information in the registration statement or the exhibits and financial statements included with the registration statement. If we describe the contents of any contract or other document in this prospectus, the description may not necessarily be a complete description. You should refer to the copy of the document filed as an exhibit to the registration statement or incorporated by reference for a complete description. You can obtain copies of the registration statement and the exhibits for a fee from the Commission at its principal office in Washington, D.C.

We will also file periodic reports, proxy statements and other information with the Commission. You can review and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains these documents and other information regarding registrants that file electronically. The Internet address of the Commission’s web site is: http://www.sec.gov.

We will furnish our shareholders with annual reports containing financial statements audited by our independent registered public accounting firm.

MANAGEMENT

We are managed by a board of directors elected by our shareholders. The directors are responsible for appointing our executive officers and for determining our strategic direction. The executive officers serve at the discretion of the board. The executive officers were initially elected at the organizational meeting of the board of directors and thereafter will be chosen annually by the board at its meeting following the annual meeting of shareholders. Currently, Glade M. Knight is our sole initial director. The following table sets forth the names and ages of Mr. Knight and those additional persons who will be elected as directors prior to the time of initial closing of the minimum 9,523,810 Units, and the names, ages and positions of our other executive officers. Our officers are not employees of us.

Name	Age	Position
Glade M. Knight	63	Chairman, Chief Executive Officer and President
Lisa B. Kern	47	Director*
Bruce H. Matson	50	Director*
Michael S. Waters	52	Director*
Robert M. Wily	58	Director*
David Buckley	40	Senior Vice President and General Counsel
Kristian Gathright	35	Senior Vice President of Operations
Justin Knight	34	Senior Vice President of Acquisitions
David McKenney	45	President of Capital Markets
Bryan Peery	43	Senior Vice President, Chief Financial Officer and Treasurer

*	To be elected prior to the initial closing.

Glade M. Knight (age 63). Mr. Knight is our chairman, chief executive officer and president. Mr. Knight is the chief executive officer and sole shareholder of Apple Nine Advisors and Apple Suites Realty.

Mr. Knight founded and serves as chairman, chief executive officer and president of Apple REIT Eight, Apple REIT Seven and Apple REIT Six and founded and served as the chairman and chief executive officer of Apple Hospitality Five and Apple Hospitality Two. He is also a trustee of Colonial Properties Trust. All of these companies are real estate investment trusts. Apple REIT Eight, which began operating in 2007, intends to acquire and own hotels and may acquire residential apartment communities and other property in select metropolitan areas throughout the United States. Apple REIT Seven, which began operating in 2006, acquires and owns hotels and may acquire residential apartment communities and other property in select metropolitan areas throughout the United States. Apple REIT Six, which began in 2004, owns hotels in select metropolitan areas throughout the United States. Apple Hospitality Five, which began operations in 2003, owned upper-end, extended-stay and other hotels in select metropolitan areas throughout the United States. Apple Hospitality Two, which began operation in 2001, owned upper-end, extended-stay hotels in select metropolitan areas throughout the United States. Colonial Properties Trust, a publicly traded company, acquires, owns and operates apartment communities, office buildings and certain mixed-use real property located in various states. The common shares of Colonial Properties Trust trade on the New York Stock Exchange under the symbol “CLP.” Before its merger with Colonial Properties Trust, Mr. Knight was chairman and chief executive officer of Cornerstone Realty Income Trust, Inc., which was a real estate investment trust that owned residential apartment communities.

Mr. Knight is chairman of the board of trustees of Southern Virginia College in Buena Vista, Virginia. Mr. Knight is also a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on the National Advisory Council for Brigham Young University and is a founding member of and active lecturer for the university’s Entrepreneurial Department of the Graduate School of Business Management.

The following persons will be elected as directors prior to the time of the initial investor closing:

Lisa B. Kern. Ms. Kern, 47, is a Vice President of Investments of Davenport & Co., LLC, an investment brokerage firm in Richmond, Virginia (1996-present). From 1994 to 1996, Ms. Kern was with Kanawha Capital Management as a Vice President Portfolio Manager. In addition, Ms. Kern was with Crestar Bank (now SunTrust Bank) from 1989 to 1993. Ms. Kern is also a director of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

Bruce H. Matson. Mr. Matson, 50, is a Vice President and Director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia (1994-present). Mr. Matson joined LeClair Ryan in 1994 and has practiced law since 1983. Mr. Matson is also a director of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

Michael S. Waters. Mr. Waters, 52, is President and co-founder of Partnership Marketing, Inc. (1998-present). From 1995 through 1998, Mr. Waters served as a Vice President and General Manager of GT Foods, a division of Good Times Home Video. From 1987 to 1995, he served as a Vice President and General Manager of two U.S. subsidiaries (Instant Products of America and Chocolate Products) of George Weston Ltd. (Canada), a fully-integrated food retailer and manufacturer. Mr. Waters is also a director of Apple REIT Six, Inc. and Apple REIT Eight, Inc.

Robert M. Wily. Mr. Wily, 58, is an international judicial consultant (2002-present). Mr. Wily was formerly the Director of Client Services of the Center for Claims Resolution in Princeton, New Jersey (2000-2001). He served as the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts from 1999 to 2000. He served as the Clerk of Court for the United States Bankruptcy Court for the Eastern District of Virginia from 1986 to 1999 and the District of Utah from 1981 to 1986. Prior to holding those positions, Mr. Wily was in the private practice of law. Mr. Wily is also a director of Apple REIT Six, Inc and Apple REIT Eight, Inc.

None of our officers and directors will purchase Units in order to reach the minimum offering of 9,523,810 Units.

Classification of the Board

The board will be divided into three classes. The terms of the first, second and third classes will expire in 2009, 2010, and 2011, respectively. Directors of each class will be elected for three year terms upon the expiration of the current term of each class. The staggered terms for directors may affect our shareholders’ ability to effect a change in control even if a change in control was in our shareholders’ best interest. Lisa B. Kern and Bruce H. Matson initial term as directors will expire in 2009, Michael S. Waters and Robert M. Wily initial term as directors will expire in 2010 and Mr. Knight’s initial term as a director will expire in 2011.

Committees of the Board

The board will have an Audit Committee, a Compensation Committee and an Executive Committee. The board will have the ability to form additional committees in the future if it deems it advisable, subject to the provisions of our bylaws and applicable Virginia corporate law.

The Audit Committee’s function will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee will consist of Lisa B. Kern, Michael S. Waters and Robert M. Wily. Ms. Kern will be the Chairperson of the Audit Committee.

The Compensation Committee will oversee, implement and/or make recommendations as to compensation of our senior officers, and will administer our stock incentive plan. The Compensation Committee will consist of

Bruce H. Matson and Robert M. Wily. In the event the members of the Compensation Committee do not agree on a decision delegated to the Compensation Committee, the entire board will consider and decide the matter. Mr. Matson will be the Chairperson of the Compensation Committee.

The Executive Committee will have all powers of the board except for those which require action by all directors under our articles or bylaws or under applicable law. The Executive Committee will consist of Glade M. Knight, Bruce H. Matson and Robert M. Wily. Mr. Knight will be the Chairperson of the Executive Committee.

Corporate Governance

Our board has determined that all of our directors, except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (although we are not listed on a national exchange, we adopted these rules for purposes of determining such independence).

In making this determination, our board considered all relationships between the director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options), (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company, or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.

The board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the board is required to disclose the basis for its determination in our annual proxy statement. In addition, the board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Indemnification and Insurance

We intend to obtain, and pay the cost of, directors’ and officers’ liability insurance coverage which insures (1) the directors and officers from any claim arising out of an alleged wrongful act by the directors and officers in their respective capacities as directors and officers of our company, and (2) us to the extent that we have indemnified the directors and officers for loss.

Executive Officers

In addition to Glade M. Knight, whose background is described above, the Company has the following executive officers:

David Buckley (age 40). Mr. Buckley is Senior Vice President and General Counsel for the Company. In addition, he also has served as Senior Vice President and General Counsel for Apple REIT Six, Inc. (2005 – present), Apple REIT Seven, Inc. (2005 – present) and Apple REIT Eight, Inc. (2007 – present), each of which is a real estate investment trust. Mr. Buckley served as Senior Vice President and General Counsel for Apple Hospitality Two, Inc and Apple Hospitality Five, Inc., from 2005 to 2007. Prior to his service to these companies, from 1999 to 2005, Mr. Buckley was an associate with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.

Kristian Gathright (age 35). Mrs. Gathright is Senior Vice President of Operations for the Company. In addition, Ms. Gathright serves as Senior Vice President of Operations for Apple REIT Six, Inc. (2004 – present), Senior Vice President of Operations for Apple REIT Seven, Inc. (2005 – present) and Senior Vice President of Operations for Apple REIT Eight, Inc. (2007 – present), each of which is a real estate investment trust. Mrs. Gathright also served as Chief Operating Officer and Senior Vice President for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. from 2000 to 2007. Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, Inc., a real estate investment trust or “REIT” which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust headquartered in Richmond, Virginia. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst and Young LLP. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia. Mrs. Gathright passed the Virginia CPA Exam in 1994.

Justin Knight (age 34). Mr. Knight is Senior Vice President of Acquisitions for the Company. Mr. Knight presently serves as Chief Operating Officer and Senior Vice President of Acquisitions for Apple REIT Six, Inc. (2004 – present), Apple REIT Seven, Inc. (2005 – present) and Apple REIT Eight, Inc. (2007 – present), each of which is a real estate investment trust. Mr. Knight served as Senior Vice President and as President of Apple Hospitality Two, Inc. from 2000 to 2007 and Senior Vice President of Acquisition for Apple Hospitality Five from 2002 to 2007 and President (2007). From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company. In 1999 he was also an independent consultant with McKinsey & Company providing research for the company’s Evergreen Project. From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC. From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, Inc., a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is co-chairman for the Cashell Donahoe Scholarship Memorial Fund created to provide need-based scholarships to students of Southern Virginia University in Buena Vista, Virginia. Mr. Knight also serves on the Marriott Owners Advisory Council and the Hilton Garden Inn Advisory Council. Mr. Knight holds a Master of Business Administration degree with emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah. Justin Knight is the son of Glade M. Knight.

David McKenney (age 45). Mr. McKenney is President of Capital Markets for the Company. He also serves as President of Capital Markets for Apple REIT Six, Inc. (2004 – present), Apple REIT Seven, Inc. (2005 – present) and Apple REIT Eight, Inc. (2007 – present), each of which is a real estate investment trust. Mr. McKenney served as President of Capital Markets for Apple Hospitality Two, Inc. from 2002 to 2007 and Apple Hospitality Five from 2002 to 2007. From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Income Trust, Inc., a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1992 to 1994, Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C. From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area. Mr. McKenney also had five years of experience with Arthur Andersen & Company. Mr. McKenney is a Certified Public Accountant, holds a Virginia Real Estate Sales License, and is a member of the National Association of Real Estate Investment Trust (NAREIT) and the National Investor Relations Association (NIRA). Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

Bryan Peery (age 43). Mr. Peery is Senior Vice President, Chief Financial Officer and Treasurer for the Company. He also serves as Senior Vice President, Chief Financial Officer and Treasurer for Apple REIT Six, Inc. (2004 – present), Apple REIT Seven, Inc. (2005 – present) and Apple REIT Eight, Inc. (2007 – present), each of which is a real estate investment trust. Mr. Peery served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Hospitality Two, Inc. from 2003 to 2007 and Apple Hospitality Five from 2003 to 2007. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998), of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

General Philosophy

The following section states the Company’s compensation philosophy, strategy and plans as of the date of this Prospectus, based upon management and its experience with prior similar REITs organized by Mr. Knight. Ultimately, the Compensation Committee of the Board of Directors (which has not met as of the date of this Prospectus) will influence, and in some cases, determine, our compensation philosophy, strategy, plans and practices. Thus, the information in the following section is tentative and subject to change at any time and from time to time by action of the Compensation Committee, whether acting by itself, or in conjunction with management or the entire Board of Directors.

The Company’s executive compensation philosophy is to attract, motivate and retain a superior management team. The Company’s compensation program will reward each senior manager for their contribution to the Company. In addition, the Company will use annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of the Company and its shareholders.

With the exception of the Company’s Chief Executive Officer (CEO), it is expected that the Company will compensate its senior management through a mix of base salary and bonus designed to be competitive with comparable employers. It is unlikely that the Company will utilize stock based awards or long term compensation for senior management. The Company believes that a simplistic approach to compensation better matches the objectives of all stakeholders. See the section entitled “Compensation,” above, for a description of the compensation we will pay to our CEO, who is Glade M. Knight, and to companies that are owned by Mr. Knight.

Cost-Sharing Arrangements and Reimbursements

Apple Nine Advisors and Apple Suites Realty do not have employees and do not pay compensation to employees. Instead, it is expected that each member of the senior management team will perform similar functions for us, Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Apple Suites Realty Group (ASRG), Apple Six Realty Group, Apple Six Advisors, Inc. (ASA), Apple Seven Advisors, Inc. (A7A), Apple Eight Advisors, Inc (A8A) and Apple Nine Advisors (A9A). Each senior manager is employed by, and each senior manager’s compensation is paid by, Apple Fund Management, which is a subsidiary of Apple REIT Six and indirectly controlled by Glade M. Knight. The compensation paid by Apple Fund Management is allocated among the various companies organized by Mr. Knight in a manner that is proportionate to the estimated amount of time devoted to activities associated with each such individual company. The allocation is made by the management of the several REITs and is reviewed by the Compensation Committee of the several REITs. The Company’s executive and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. Amounts reimbursed to Apple Fund Management include both compensation for personnel and “overhead” utilized by the companies.

Under the Advisory Agreement, we pay Apple Nine Advisors fee compensation and under the Property Acquisition/Disposition Agreement, we pay Apple Suites Realty fee compensation. In addition, under each such agreement, and in exchange for the services rendered under each such agreement, we pay each of Apple Nine Advisors and Apple Suites Realty reimbursement compensation for payments it makes to Apple Fund Management. More specifically, since they have no employees of their own, Apple Nine Advisors and Apple Suites Realty expect to use the personnel and office space of Apple Fund Management to satisfy their respective obligations under the Advisory Agreement and Property Acquisition/Disposition Agreement, and will be required to reimburse Apple Fund Management for such expense. Apple Nine Advisors and Apple Suites Realty will use the reimbursement compensation received from us under the Advisory Agreement and the Property Acquisition/Disposition Agreement to pay Apple Fund Management. Apple Fund Management is a subsidiary of Apple REIT Six, Inc. and indirectly controlled by Glade M. Knight.

The CEO is Chairman of the Board of Directors, CEO and owner of ASRG, ASA, A7A, A8A and A9A, each of which will have various agreements with the Company and Apple REIT Six, Apple REIT Seven and Apple REIT Eight. During 2006, ASRG, Apple Six Realty Group, ASA and A7A received fee compensation of approximately $10.7 million from Apple REIT Six and Apple REIT Seven, and Apple REIT Six and Apple REIT Seven also paid approximately $2.3 million in reimbursement compensation on behalf of the previously mentioned companies. During 2007, ASRG, Apple Six Realty Group, ASA, A7A and A8A received fee compensation of approximately $14.2 million from Apple REIT Six, Apple REIT Seven and Apple REIT Eight, and Apple REIT Six, Apple REIT Seven and Apple REIT Eight also paid approximately $3.1 million in reimbursement compensation on behalf of the previously mentioned companies.

It is expected that the Compensation Committee of the Board of Directors will consider these agreements when developing the CEO’s compensation. As a result, the Company’s CEO may not be otherwise compensated by the Company.

Base and Incentive Salaries

The process of establishing each senior manager’s compensation will involve establishing an overall targeted amount and allocating that total between base and incentive compensation. It is expected that each year, the Chairman of the Board of Directors will develop the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and review these items with the Compensation Committee of the Board of Directors. The overall target will be developed by comparing compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the Company’s intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. Once the overall target is established, approximately 75% of that number will be allocated to base salary and the remaining 25% will be allocated to incentive compensation. The incentive compensation will be allocated 50% to Company overall performance (typically Funds From Operations (FFO) targets) and 50% to each individual’s subjective performance objectives.

Perquisites and Other Benefits

Senior management may participate in the benefit plans of Apple Fund Management on the same terms as other employees. These plans will include medical and dental insurance, life insurance and 401K plan. The Company directly, or through Apple Fund Management, expects to provide limited perquisites to its senior managers.

Director Compensation

The Company will compensate directors as follows:

All Directors. All directors will be reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

Independent Directors. The independent directors (classified by the Company as all directors other than Mr. Knight) will receive annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended and $1,000 for each committee meeting attended. Additionally, the Chair of the Audit Committee receives an additional fee of $2,500 per year and the Chair of the Compensation Committee will receive an additional fee of $1,500 per year. Under the Company’s Non-Employee Directors Stock Option Plan, each non-employee director will receive options to purchase Units based on the number of Units sold in the offering, exercisable at $11 per Unit.

Non-Independent Director. Mr. Knight will receive no compensation from the Company for his services as a director.

Directors’ Plan

We plan to adopt a stock option plan for members of our board of directors who are not our employees or employees of Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Apple Nine Advisors or Apple Suites Realty (the “Directors’ Plan”). Under the Directors’ Plan, the number of Units reserved for issuance is equal to 45,000 Units plus 1.8% of the number of Units sold in the offering in excess of the minimum offering of 9,523,810 Units. While our offering is on-going, any Units issued under the Director Plan will be issued at $11.00 per Unit.

A director is eligible to receive an option under the Directors’ Plan if the director is not otherwise our employee or an employee of any subsidiary of ours and was not an employee of any of these entities for a period of at least one year before the date of grant of an option under the Plan. All of the directors except Mr. Knight are expected initially to qualify to receive options under the Directors’ Plan.

The Directors’ Plan will be administered by the board of directors. Grants of stock options to eligible directors under the Plan will be automatic. However, the board of directors has powers vested in it by the terms of the Plan, including, without limitation, the authority to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the board of directors in the administration of the Directors’ Plan will be final and conclusive. The board of directors may act only by a majority of its members in office, except members thereof may authorize any one or more of their number, or any officer, to execute and deliver documents on behalf of the board of directors.

The Directors’ Plan provides for the following automatic option awards:

•

As of the initial closing of the Units, each eligible director will receive an option to purchase 5,500 Units plus 0.0125% of the number of Units in excess of the minimum offering sold by the initial closing.

•

As of each June 1 during the years 2008 through the date of termination of the Directors’ plan (inclusive), each eligible director shall automatically receive an option to purchase 0.02% of the number of Units issued and outstanding on that date.

•	As of the election as a director of any new person who qualifies as an eligible director, the eligible director will automatically receive an option to purchase 5,500 Units.

The purpose of the Directors’ Plan is to enhance the identification of the participating directors’ interests with those of the shareholders.

The exercise price for each option granted under the Directors’ Plan will be 100% of the fair market value on the date of grant; no consideration will be paid to us for the granting of the option. Options granted under the Directors’ Plan will have a term of 10 years and will be fully exercisable six months after the date of grant. If an optionee ceases to serve as a director prior to the expiration of the six-month period following the date of grant, the option will terminate on the date of termination of service as a director. If an optionee ceases to serve as a director after the expiration of the six-month period following the date of grant, the option will terminate three years after the date of termination of service, or on expiration of the option, whichever is earlier.

Options granted under the Directors’ Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him or her. Payment upon exercise of an option under the Directors’ Plan may be made in cash or with our Units of equivalent value.

The board of directors may suspend or discontinue the Directors’ Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment may increase the number of Units subject to the Plan, materially modify the requirements as to eligibility for participation in the

Plan or materially increase the benefits accruing under the Plan. In addition, the Directors’ Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code.

Stock Option Grants

As of the date of this prospectus, there have been no grants under the Directors’ Plan.

APPLE NINE ADVISORS AND APPLE SUITES REALTY

General

On or before the initial closing of the minimum offering of $100,000,000, we will enter into an advisory agreement with Apple Nine Advisors, who will, among other things,

•	seek to obtain, investigate, evaluate and recommend property investment opportunities for us;

•	serve as property investment advisor and consultant in connection with investment policy decisions made by the board of directors; and

•	subject to the direction of the board, supervise our day-to-day operations.

Apple Nine Advisors, a Virginia corporation, was formed on November 8, 2007. All of its outstanding common shares are owned by Glade M. Knight. Glade M. Knight is the sole director of Apple Nine Advisors and its sole executive officer. David Buckley, Kristian Gathright, Justin Knight and David McKenney are Vice Presidents of (and also hold certain other subordinate offices in) Apple Nine Advisors, but are not employees of this company.

Apple Suites Realty, a Virginia corporation, was formed on September 1, 1999. Apple Suites Realty is engaged in the business of management of real property and the solution of financial and marketing problems related to investments in real property. Glade M. Knight is the sole shareholder and director of Apple Suites Realty as well as its sole executive officer. Justin Knight, Bryan Peery and David McKenney are Vice Presidents of (and also hold certain other subordinate offices in) Apple Suites Realty, but are not employees of this company.

Apple Nine Advisors and Apple Suites Realty will be staffed in a manner at all times sufficient to fully serve us. We will not obtain, and neither will Apple Nine Advisors nor Apple Suites Realty obtain, “key-man” life insurance on the life of any officer. In the event a key person ceases to serve us, the staff of Apple Nine Advisors or Apple Suites Realty will be adjusted to serve us. Neither Apple Nine Advisors nor Apple Suites Realty currently have employees. Each company may make arrangements with third-parties to provide services for day-to-day operations and for the purchase or sale of real estate. These third-parties may compete with us and may be affiliated with Glade M. Knight, our chairman, chief executive officer and president. It is expected that each member of the senior management team will perform similar functions for us, Apple REIT Six, Apple REIT Seven, Apple REIT Eight, Apple Suites Realty Group (ASRG) Apple Six Advisors, Inc. (ASA), Apple Seven Advisors, Inc. (A7A), Apple Eight Advisors, Inc (A8A) and Apple Nine Advisors, Inc. (A9A). As a result each senior manager’s total compensation paid by the Company will be proportionate to the estimated amount of time devoted to activities associated with the Company.

The term “affiliate” as used in this document refers generally to a person or entity which is related to another specific person or entity through common control, through significant (10% or more) equity ownership, or by serving as an officer or director with the specified entity. Mr. Knight, Apple Nine Advisors and Apple Suites Realty are affiliates.

The Advisory Agreement

The advisory agreement will have a seven-year term and will be renewable for additional two-year terms thereafter by the board of directors. The advisory agreement provides that it may be terminated at any time by a majority of our directors, with or without cause, upon 60 days’ written notice. In addition, Mr. Knight as the sole shareholder of Apple Nine Advisors can terminate the Advisory Agreement with or without cause upon 60 days’ written notice. There is no termination fee payable at the time of termination of the advisory agreement. Under the advisory agreement, Apple Nine Advisors undertakes to use its best efforts (1) to supervise and arrange for the day-to-day management of our operations and (2) to assist us in maintaining a continuing and suitable property investment program consistent with our investment policies and objectives. Under the advisory agreement, generally, Apple Nine Advisors is not required to, and will not, advise us on investments in securities, i.e., the temporary investment of offering proceeds pending investment of those proceeds in real property. It is expected that we will generally make our own decisions with respect to temporary investments.

Pursuant to the advisory agreement, Apple Nine Advisors will be entitled to an annual asset management fee. The asset management fee is payable quarterly in arrears. The amount of the asset management fee is a percentage of the amount raised in this offering. The applicable percentage used to calculate the asset management fee is based on the ratio of our modified funds from operations to the amount raised in this offering for the calendar year or pro rata for a partial year. This ratio is referred to as the “return ratio.” The per annum asset management fee is initially equal to the following with respect to each calendar year:

•	0.1% if the return ratio for the calendar year is 6% or less;

•	0.15% if the return ratio for the calendar year is more than 6% but not more than 8%; and

•	0.25% if the return ratio for the calendar year is above 8%.

Assuming the minimum offering amount of $100,000,000 in Units is sold, the annual asset management fee would be:

•	$100,000 if the return ratio is 6% or less;

•	$150,000 if the return ratio is more than 6% but no more than 8%; or

•	$250,000 if the return ratio is more than 8%.

Assuming the maximum offering amount of $2,000,000,000 in Units is sold, the annual asset management fee would be:

•	$2,000,000 if the return ratio is 6% or less;

•	$3,000,000 if the return ratio is more than 6% but no more than 8%; or

•	$5,000,000 if the return ratio is more than 8%.

Our modified funds from operations is defined as net income excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property, after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures, if any.

We believe that modified funds from operations is an appropriate measure to use in determining the fees to be paid to Apple Nine Advisors. Modified funds from operations differs from funds from operations as defined by the National Association of Real Estate Investment Trust’s (“NAREIT”) October 1999 White Paper. Funds from operations is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles), excluding gains or losses on sales of depreciable property, plus depreciation and amortization of real estate property used in operations, less preferred dividends and after adjustments for unconsolidated partnerships and joint ventures. Modified funds from operations includes the NAREIT definition but allows for adding back non-recurring items which are not indicative of on-going performance. Modified funds from operations does not represent cash flow from operating, investing or financing activities in accordance with GAAP and is not indicative of cash available to fund all of our cash needs. Modified funds from operations should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends.

The bylaws require our directors to monitor Apple Nine Advisors’ performance under the advisory agreement and to determine at least annually that the amount of compensation we pay to Apple Nine Advisors is reasonable, based on factors as they deem appropriate, including:

•	the amount of the asset management fee in relation to the size, composition and profitability of our investments;

•	the success of Apple Nine Advisors in selecting opportunities that meet our investment objectives;

•	the rates charged by other investment advisors performing comparable services;

•	the amount of additional revenues realized by it for other services performed for us;

•	the quality and extent of service and advice furnished by it;

•	the performance of our investments; and

•	the quality of our investments in relation to any investments generated by it for its own account.

Our bylaws generally prohibit our operating expenses from exceeding in any year the greater of 2% of our total “Average Invested Assets” or 25% of our “Company Net Income” for the year. Operating expense means, generally, all operating, general and administrative expenses, but excluding depreciation and similar non-cash items and expenses of raising capital, interest, taxes and costs related to asset acquisition, operation and disposition. Average Invested Assets means, generally, the monthly average of the aggregate book value of assets invested in real estate, before deducting depreciation. Company Net Income means, generally, the revenues for any period, less expenses other than depreciation or similar non-cash items.

Unless the directors conclude that a higher level of expenses is justified based upon unusual and nonrecurring factors which they deem sufficient, Apple Nine Advisors must reimburse us for the amount of any excess operating expenses. It must make reimbursement within 120 days from the end of our fiscal year. Apple Nine Advisors will be entitled to be repaid reimbursements in succeeding fiscal years to the extent actual operating expenses are less than the permitted levels. In determining that unusual and nonrecurring factors are present, the directors will be entitled to consider all relevant factors pertaining to our business and operations, and will be required to explain their conclusion in written disclosure to the shareholders. Apple Nine Advisors generally would expect to pay any required reimbursement out of compensation received from us in the current or prior years. However, there can be no assurance that it would have the financial ability to fulfill its reimbursement obligations.

Our bylaws further prohibit the total organizational and offering expenses, including selling commissions, from exceeding 15% of the amount raised in this offering. Furthermore, the total of all acquisition fees and acquisition expenses paid by us in connection with the purchase of a property by us shall be reasonable and shall in no event exceed an amount equal to 6% of the contract price for the property, unless a majority of the board of directors approves the transaction as being commercially competitive, fair and reasonable to us. For purposes of this limitation, the “contract price for the property” means the amount actually paid or allocated to the purchase, development, construction or improvement of the property, exclusive of acquisition fees and acquisition expenses. Any organizational and offering expenses or acquisition fees and acquisition expenses incurred by us in excess of the permitted limits shall be payable by Apple Nine Advisors immediately upon our demand.

In addition, we issued to Glade M. Knight 480,000 Series B convertible preferred shares. We issued the Series B convertible preferred shares for payment by Mr. Knight of $48,000. Upon the occurrence of certain events, including termination of the advisory agreement, the Series B convertible preferred shares are convertible into common shares. No additional consideration is due upon the conversion of the Series B convertible preferred shares into Units. In addition, to the extent not previously converted, upon our liquidation, the holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would be convertible, subject to and after the priority liquidation payment to the holders of the Series A preferred shares. In the event that the liquidation of our assets results in proceeds that exceed the priority distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The priority distribution to the holders of the Series A preferred shares will terminate upon the conversion of the Series B convertible preferred shares into common shares.

The conversion of the Series B convertible preferred shares into common shares will result in an economic benefit for the holder of those shares.

This discussion is only a summary of the material terms of the advisory agreement. A copy of the form of agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Please refer to the agreement for a complete statement of its provisions.

Apple Suites Realty

We will enter into a Property Acquisition/Disposition Agreement with Apple Suites Realty under which Apple Suites Realty has agreed to act as a real estate broker in connection with our purchases and sales of properties. Under the agreement, Apple Suites Realty is entitled to a fee equal to 2% of the gross purchase prices of our properties, payable by us in connection with each purchase, including any debt incurred in order to purchase the property. The fee amount is estimated at $1,716,000 if the minimum offering is sold (assuming no debt is incurred) and at $34.8 million if the maximum offering is sold (assuming no debt is incurred). If debt is incurred in each acquisition to the maximum permitted by our bylaws and the maximum offering is sold, the amount of compensation could be $69.6 million. Under the agreement, Apple Suites Realty is also entitled to a fee in connection with the disposition of some or all of our properties equal to 2% of the gross sales prices, whether these dispositions are dispositions of individual properties or of interests in us, the purpose or effect of which is to dispose of some or all of our properties, or the entities holding our properties, payable by us in connection with each property sale if, but only if, any property is sold and the sales price exceeds the sum of our cost basis in the property plus 10% of the cost basis. The cost basis is the original purchase price plus any and all capitalized costs and expenditures connected with the property. For purposes of this calculation, our cost basis will not be reduced by depreciation. If the sales price of a particular property does not equal the required amount, no real estate commission is payable. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty, that amount will decrease the amount of our obligation to Apple Suites Realty. Under the Property Acquisition/Disposition Agreement, Apple Suites Realty is not entitled to any real estate commission upon our sale of a property to, or purchase of a property from, Apple Suites Realty or an affiliate of Apple Suites Realty (including any other program organized by Glade M. Knight), but Apple Suites Realty will, in such case, be entitled to payment by us of its direct costs in performing services pertaining to any such purchase or sale. The agreement will have an initial term of five years and will renew automatically for successive terms of five years unless either party to the agreement elects not to renew by notice sent to the other party within 60 days before the end of any term.

This discussion is only a summary of the material terms of the Property Acquisition/Disposition Agreement. A copy of the form of Property Acquisition/Disposition Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Please refer to the agreement for a complete description of its provisions.

Subject to the conditions applicable generally to transactions between us and affiliates of Apple Nine Advisors or Apple Suites Realty, an affiliate may render services to us in connection with our financings or refinancings and would be entitled to compensation for those services. As of the date of this prospectus, there are no specific agreements for any of these services.

Apple Nine Advisors and Apple Suites Realty intend to pay Apple Fund Management the reimbursement compensation they receive from us under the Advisory Agreement and Property Acquisition/Disposition Agreement, respectively.

Property Management

We expect that each property acquired by us will be managed by a third-party manager or operator, who will be paid a management fee. These property-level management fees to third-party managers or operators will be in addition to the fee compensation and reimbursement compensation payable to Apple Nine Advisors and Apple Suites Realty under the Advisory Agreement and Property Acquisition/Disposition Agreement.

Prior Performance of Programs Sponsored by Glade M. Knight

The following paragraphs contain information on prior programs sponsored by Glade M. Knight to invest in real estate. This discussion is a narrative summary of Mr. Knight’s experience in the last ten years (and, in certain contexts, a longer period) with all other programs sponsored by him, both public and nonpublic, that have invested in real estate regardless of the investment objectives of the program. The information set forth is current as of December 31, 2007, except where a different date is specified. This information should not be considered to be indicative of our capitalization or operations. Also, past performance of prior programs is not necessarily indicative of our future results. Purchasers of our Units will not have any interest in the entities referred to in this section or in any of the properties owned by those entities.

In general, the investment objectives of the eight real estate investment trusts previously organized by Mr. Knight (Cornerstone, Apple Residential, Apple Suites, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight), and the two publicly-offered partnerships organized by Mr. Knight (Southeastern Income Properties Limited Partnership and Southeastern Income Properties II Limited Partnership) were similar to our investment objectives of achieving long-term growth in cash distributions, together with possible capital appreciation, through the acquisition, ownership and ultimate disposition of real properties. However, the types and locations of properties we may acquire and own will differ in varying degrees from the property portfolios of these previously-organized entities with similar investment objectives.

In addition, as discussed below, in the period before 1990, Mr. Knight organized 38 privately-offered partnerships whose investment objectives were substantially dissimilar to our investment objectives. The investment objectives of these privately-offered partnerships featured the potential realization of tax losses that could be used to offset investors’ other sources of income, and these privately-offered partnerships often utilized high levels of debt. As discussed in greater detail below, seven of the privately-offered partnerships filed for reorganization under Chapter 11 of the United States Bankruptcy Code (and two other partnerships in which Mr. Knight formerly served as a general partner filed for reorganization under Chapter 11 of the United States Bankruptcy Code within two years after Mr. Knight ceased to serve as general partner). Six of the privately-offered partnerships acquiesced to negotiated foreclosures on their properties.

Except for these privately-offered partnerships which filed for reorganization or which acquiesced to negotiated foreclosures on their properties, no prior programs sponsored by Mr. Knight have experienced any major adverse business developments or conditions that would be material to investors in the current offering.

Prior REITS

In addition to the information described below, prospective investors should also refer to the tabular information on prior REITs sponsored by Mr.  Knight appearing under the heading “Experience of Prior Programs” in this prospectus beginning on page 120.

Cornerstone and Apple Residential

Mr. Knight was responsible for the organization of Cornerstone, a real estate investment trust organized to acquire, own and operate apartment complexes in the mid-Atlantic and southeastern regions of the country. Mr. Knight was the chairman and chief executive officer of Cornerstone. Between December 1992 and October 1996, Cornerstone sold approximately $300 million in common shares in a continuous best-efforts offering to approximately 12,000 investors. After that initial offering, Cornerstone completed additional firm-commitment offerings totaling approximately $132 million. The net proceeds of the Cornerstone best-efforts public offering and subsequent offerings were used to acquire 107 apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas, with an aggregate purchase price of $869,402,266. In April, 2005, Cornerstone Realty Income Trust, Inc. was merged into a subsidiary of Colonial Properties Trust. Thus, as a result of that merger, Cornerstone Realty Income Trust, Inc. ceased to exist and its properties became properties of Colonial Properties Trust. The merger consideration received by shareholders of Cornerstone was either approximately .26 common shares of Colonial Properties Trust or .42 preferred shares of Colonial Properties Trust per common share of Cornerstone. In connection with the merger, the aggregate value of the stock consideration issued by Colonial Properties Trust was approximately $595 million. As noted above, Cornerstone raised $432 million in its two public offerings.

In addition, Mr. Knight was responsible for the organization of Apple Residential Income Trust, Inc. (“Apple Residential”), a real estate investment trust organized to acquire, own and operate apartment complexes in the southwestern region of the country. Mr. Knight was the chairman, chief executive officer and president of Apple Residential. Between January 1997 and February 1999, Apple Residential sold approximately $300 million in common shares in a continuous best-efforts offering to approximately 11,000 investors. The net proceeds of the Apple Residential public offering were used to acquire 28 new apartment communities in Texas, with an aggregate purchase price of $285,743,142. On July 23, 1999, Apple Residential was merged into a subsidiary of Cornerstone. Thus, as a result of that merger, Apple Residential ceased to exist and its properties became properties of Cornerstone. As consideration for the merger, each shareholder of Apple Residential received .4 shares of Cornerstone Preferred Series A per common share of Apple Residential.

Apple Suites

Mr. Knight was responsible for the organization of Apple Suites, a real estate investment trust formed to acquire and own extended-stay hotels in selected metropolitan areas. Mr. Knight was the chairman, chief executive officer and president of Apple Suites. Between August 1999 and April 2001, Apple Suites sold approximately $125 million in common shares in a continuous best-efforts offering to approximately 4,500 investors. The net proceeds of the Apple Suites public offering were used to acquire 17 previously owned extended-stay hotels in selected metropolitan areas in the United States, with an aggregate purchase price of $169,350,000. All hotels owned by Apple Suites were franchised with Homewood Suites® by Hilton. Effective on January 31, 2003, Apple Suites merged with and into Hospitality Acquisition Company, a subsidiary of Apple Hospitality Two. Thus, as a result of that merger, Apple Suites ceased to exist and its properties became properties of Apple Hospitality Two. The merger consideration received by shareholders of Apple Suites was either $10 in cash or 1 unit of Apple Hospitality Two per common share of Apple Suites.

Apple Hospitality Two

Mr. Knight was responsible for the organization of Apple Hospitality Two, a real estate investment trust formed to acquire and own upper-end, extended-stay hotels in selected metropolitan areas. Mr. Knight is the chairman and chief executive officer of Apple Hospitality Two. Between May 1, 2001 and November 26, 2002, Apple Hospitality Two sold approximately $300 million in Units in a continuous best-efforts offering to approximately 9,700 investors. After the minimum offering of $30 million was achieved, the offering price for Apple Hospitality Two was $10 per unit (the initial offering price was $9.50 per unit). The net proceeds of the Apple Hospitality Two public offering were used to acquire 49 previously owned extended-stay hotels in select metropolitan areas in the United States, with an aggregate purchase price of $434,851,000. To date, Apple Hospitality Two has disposed of three of these properties. All hotels owned by Apple Hospitality Two are franchised with Residence Inn® by Marriott® or Homewood Suites® by Hilton. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple Hospitality Two with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Two ceased. Each shareholder of Apple Hospitality Two received approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share).

Apple Hospitality Five

Mr. Knight was responsible for the organization of Apple Hospitality Five, a real estate investment trust formed to acquire and own upper-end, extended-stay and other select-service hotels in selected metropolitan areas. Mr. Knight is the chairman and chief executive officer of Apple Hospitality Five. Apple Hospitality Five sold approximately $500 million in Units before its best-effort offering concluded. After the minimum offering of $50 million was achieved, the offering price for Apple Hospitality Five was $11 per unit (the initial offering price was $10.50 per unit). The net proceeds of the Apple Hospitality Five public offering have been used to acquire 28 hotels in select metropolitan areas in the United States, with an aggregate purchase price of $418 million. To date, Apple Hospitality Five has not disposed of any of these properties. All hotels owned by Apple Hospitality Five are franchised with Marriott® or Hilton® or their affiliates. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple Hospitality Five with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

Apple REIT Six

Mr. Knight was responsible for the organization of Apple REIT Six, a real estate investment trust formed to acquire and own hotels, residential apartment communities and other property in selected metropolitan areas. While Apple REIT Six is organized to acquire and own hotels, residential apartment communities and other property, it currently only owns hotels. Mr. Knight is the chairman, chief executive officer and president of Apple REIT Six. From April 23, 2004 to March 2006, Apple REIT Six sold approximately $1 billion in Units in its best-efforts offering. The net proceeds of the Apple REIT Six public offering have been used to acquire 67 hotels in select metropolitan areas in the United States, with an aggregate purchase price of approximately $853 million. To date, Apple REIT Six has not disposed of any of these properties. All hotels owned by Apple REIT Six are franchised with Marriott® or Hilton® or their affiliates. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple REIT Six with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

Apple REIT Seven

Mr. Knight was responsible for the organization of Apple REIT Seven, a real estate investment trust formed to acquire and own hotels, residential apartment communities and other property in selected metropolitan areas. While Apple REIT Seven is organized to acquire and own hotels, residential apartment communities and other property, it currently only owns hotels. Mr. Knight is the chairman, chief executive officer and president of Apple REIT Seven. From March 15, 2006 to July 2007, Apple REIT Seven has sold approximately $1 billion in Units in a best-efforts offering. The net proceeds of the Apple REIT Seven public offering have been used to acquire 47 hotels in select metropolitan areas in the United States, with an aggregate purchase price of approximately $879 million. To date, Apple REIT Seven has not disposed of any of these properties. Apple REIT Seven does not have a material geographical concentration of properties. It has acquired and intends to continue to acquire properties throughout the United States. Apple REIT Seven has not purchased any apartments since commencing its best-efforts offering in March 2006. All hotels owned by Apple REIT Seven are franchised with Marriott International, Inc. or Hilton Hotels Corporation or their affiliates. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple REIT Seven with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

Apple REIT Eight

Mr. Knight was responsible for the organization of Apple REIT Eight, a real estate investment trust formed to acquire and own hotels, residential apartment communities and other property in selected metropolitan areas. While Apple REIT Eight is organized to acquire and own hotels, residential apartment communities and other property, it currently only owns hotels. Mr. Knight is the chairman, chief executive officer and president of Apple REIT Eight. From July 19, 2007 to March 7, 2008, Apple REIT Eight has sold approximately $940 million in Units in a continuous best-efforts offering. The net proceeds of the Apple REIT Eight public offering have been used to acquire 20 hotels in select metropolitan areas in the United States, with an aggregate purchase price of approximately $376 million. Apple REIT Eight does not have a material geographical concentration of properties. It has acquired and intends to continue to acquire properties throughout the United States. To date, Apple REIT Eight has not disposed of any of these properties. Apple REIT Eight has not purchased any apartments since commencing its best-efforts offering in July 2007. All hotels owned by Apple REIT Eight are franchised with Marriott International, Inc. or Hilton Hotels Corporation or their affiliates. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple REIT Eight with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

Additional Information on Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight

Table VI of Part II on pages II-7 through II-10 of our registration statement (which is not a part of this prospectus) contains a more detailed summary of the 28 property acquisitions by Apple Hospitality Five, 67 property acquisitions by Apple REIT Six, 44 property acquisitions for Apple REIT Seven and six property acquisitions for Apple REIT Eight on or before December 31, 2007. As noted above, Apple Hospitality Five and Apple REIT Six, each acquired hotels in selected metropolitan areas throughout the country. To date, all acquisitions by Apple REIT Seven and Apple REIT Eight have been hotels in selected metropolitan areas throughout the country. Those prior programs acquired their properties using cash raised in continuous, best-efforts offerings of their shares to the public. In selected situations, management also utilized secured financing when the terms of the financing were deemed favorable by management. We will provide a copy of Table VI without charge upon request of any investor or prospective investor.

Prior Partnerships

Mr. Knight, in the period before 1989, organized 40 partnerships for the purpose of investing in real estate. Interests in 38 of these partnerships, in which Mr. Knight served as a general partner and all but one of which were limited partnerships, were sold to investors in privately-offered transactions. Two of the partnerships were publicly-offered.

Publicly-Offered Partnerships

Two partnerships sponsored by Mr. Knight were issuers in public offerings of assignee units of limited partnership interest. They were known as Southeastern Income Properties Limited Partnership (“Southeastern I”) and Southeastern Income Properties II Limited Partnership (“Southeastern II”). Southeastern I raised $25,000,000 from 2,714 investors and purchased four apartment complexes comprising 833 apartment units. Southeastern II raised $17,883,780 from 1,710 investors and acquired four apartment complexes comprising 784 apartment units. The aggregate cost of the eight properties purchased by Southeastern I and Southeastern II, including capital improvements, was $41,178,606. The affiliates of Mr. Knight, which originally served as the general partners for these two partnerships, transferred management control over these partnerships to a third party in February 1992 by converting to limited partner status. Thus, those affiliates of Mr. Knight ceased to serve as the general partners. Thereafter, those affiliates ceased to hold their limited partnership interests.

Privately-Offered Partnerships

The 38 privately-offered partnerships were all organized before 1990. All of the privately-offered partnerships had investment objectives dissimilar to those of Apple REIT Nine, Inc. The privately-offered partnerships collectively owned and operated 40 apartment complexes with a total of 5,972 apartment units and one motel with 144 rooms. A total of 733 investors in these partnerships contributed an aggregate of approximately $47,788,965 to the capital of the partnerships. The aggregate cost of the 41 properties purchased by these 38 privately-offered partnerships was approximately $129,088,000.

The privately-offered partnerships used borrowings which varied from substantial to 100% of required funds in the acquisition of their properties. A significant objective of the privately-offered partnerships was the realization of tax losses which could be used to offset some or all of investors’ other sources of income. The investment objectives of these partnerships were dissimilar to our investment objectives in that we do not seek to generate tax losses based in part on high levels of borrowing. Rather, we seek to realize increasing cash distributions to shareholders with no, low, or moderate levels of debt.

Seven of these partnerships with investment objectives dissimilar to ours filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Five of these seven partnerships subsequently reached agreements with their lenders to allow foreclosure on their properties on terms which were more favorable to the partnerships than were available before the filing of the petition for reorganization. The other two of the seven partnerships emerged from their Chapter 11 reorganizations with restructured debt. In addition, two other partnerships in which Mr. Knight formerly served as a general partner filed for reorganization under Chapter 11 of the United States Bankruptcy Code within two years after Mr. Knight ceased to serve as general partner.

Six of the dissimilar partnerships acquiesced to negotiated foreclosures on their properties upon terms which were more favorable to the partners than would have been available in the absence of negotiation.

Each of the partnerships described in the preceding two paragraphs owned a single property, and the adverse business development affecting the partnership therefore resulted in the partnership ceasing all cash distributions to investors. In the opinion of Mr. Knight, the bankruptcy filings and foreclosures described above were attributable to a combination of high borrowing, a downturn in economic conditions generally and the real estate industry in particular, a fundamental change in tax laws, which decreased the perceived value of real estate to potential buyers and lenders, and the unavailability of favorable financing. As a result of these factors, each of the partnerships was unable to meet debt obligations or dispose of its property on terms that would allow repayment of its debt obligations.

Mr. Knight does not expect that the combination of factors applicable to the privately-offered partnerships will be applicable to our operations. Mr. Knight no longer holds any interests in any of the partnerships organized by him.

Additional Information on Prior Programs

Prospective investors should also refer to the tabular information on prior programs sponsored by Mr. Knight appearing under the heading “Experience of Prior Programs” in this prospectus.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

Beneficial ownership of our Units, and options to purchase our Units, held by our directors and officers as of the date of this prospectus, are indicated in the table below. Each person named in the table has sole voting and investment powers as to the shares or shares those powers with his spouse and minor children, if any.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Units	Glade M. Knight* 814 East Main Street Richmond, VA 23219	10 Units	100%

*	Glade M. Knight is the sole beneficial owner of Apple Nine Advisors which is the record owner of the ten Units issued and outstanding.

In addition to the foregoing, Glade M. Knight, who is our chairman, chief executive officer and president, owns 480,000 Series B convertible preferred shares. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below. We issued the Series B convertible preferred shares to Mr. Knight in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of any of the following triggering events:

•

we sell or transfer substantially all of our assets, stock or business, whether through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

Upon the occurrence of any triggering event as discussed above, and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the $2 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, we raise additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material United States federal income tax considerations that may be relevant to a holder of Units. This summary is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances, nor does it discuss any state, local, foreign or other tax laws or considerations. Further, this summary deals only with shareholders that hold Units as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. This summary does not discuss the United States federal income tax consequences that may be relevant to certain types of shareholders who are subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, regulated investment companies, broker-dealers, foreign corporations, traders in securities who elect to mark to market, a person that has a functional currency other than the U.S. dollar, a trust, an estate, a REIT, a U.S. expatriate, persons holding Units as part of a “straddle,” “hedge,” or other integrated investment, persons who receive Units through the exercise of employee stock options or otherwise as compensation, and persons who are not citizens or residents of the United States.

The statements in this discussion are based on:

•	current provisions of the Code;

•	current, temporary and proposed regulations promulgated by the U.S. Treasury Department;

•	the legislative history of the Code;

•	judicial decisions; and

•	current administrative interpretations of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS.

Future legislation, regulations, administrative interpretations or court decisions could adversely change current law and cause any statement in this prospectus to be inaccurate, possibly with retroactive effect.

We have not obtained any rulings from the IRS concerning the tax matters discussed below, and thus can provide no assurance that the tax considerations contained in this summary will not be successfully challenged by the IRS.

On October 22, 2004, legislation, referred to in this discussion as the “American Jobs Creation Act,” was enacted into law. This new legislation contains several provisions applicable to REITs, which are described generally below under “Legislative Changes.”

This discussion is not tax advice and is not intended as a substitute for careful tax planning. Each prospective purchaser of Units is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of Units in an entity electing to be taxed as a REIT, including the United States federal, state, local, foreign and other tax consequences of the purchase, ownership, and disposition of Units and of potential changes in applicable tax laws.

Tax Status of Our Company

We will elect to be treated as a REIT for United States federal income tax purposes commencing with our taxable year ending December 31, 2008, and we intend to operate in a manner that will allow us to qualify for taxation as a REIT. McGuireWoods LLP, our legal counsel, has rendered to us an opinion to the effect that commencing with our first taxable year, we were organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operations described in this prospectus will enable us to satisfy the requirements for qualification as a REIT. The opinion of McGuireWoods LLP is not binding on the IRS. Further, the opinion is based on existing federal income tax laws governing qualification as a REIT (which are subject to change either prospectively or retroactively) and on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers.

The rules governing REITs are highly technical and complex. They require ongoing compliance with a variety of tests that depend, among other things, on future operations and, in addition, an election under sections 856 through 860 of the Code. McGuireWoods LLP will not review or monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. The following is a summary of the material United States federal income tax considerations affecting us as a REIT and our shareholders.

REIT Qualification

In order to maintain our REIT qualification, we must meet the following criteria:

•	We must be organized as an entity that would, but for Sections 856 through 859 of the Code, be taxable as a regular domestic corporation;

•	We must not be either a financial institution referred to in section 582(c)(2) of the Code or an insurance company to which subchapter L of the Code applies;

•	We must be managed by one or more directors;

•	Our taxable year must be the calendar year;

•	Our beneficial ownership must be evidenced by transferable shares;

•

Beneficial ownership of our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months;

•

Not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals at any time during the last half of each of our taxable years;

•	We must satisfy the 95% and 75% income tests and the 75%, 25%, 10% and 5% asset tests described below; and

•	We must make an election to be a REIT for 2008 and maintain the requirements for REIT status thereafter.

We expect to satisfy each of the requirements discussed above. We also expect to satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

To protect against violations of these requirements, our bylaws provide restrictions on transfers of our shares, as well as provisions that automatically convert shares into nonvoting, non-dividend paying excess shares to the extent that the ownership otherwise might jeopardize our REIT status.

Specifically, our bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding shares. The board may exempt a proposed transferee from this ownership limit. The board may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as to REIT.

Any acquisition or transfer of shares that would: (1) result in the common shares and any other stock being owned by fewer than 100 persons or (2) result in our being “closely-held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if the board determines it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our articles are amended accordingly.

Any purported transfer of common shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be “excess shares.” Under our bylaws, excess shares will be deemed to have been acquired and to be held on our behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions. Any dividends or distributions paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid to us upon demand.

Our bylaws provide that we may redeem any excess shares. The redemption price for any excess share will be equal to:

•	the price paid for the excess shares by the intended transferee; or

•	if no consideration was paid, the fair market value of the shares measured on the last business day prior to date on which we elect to redeem the excess shares.

Fair market value means the average daily closing price of a share if listed on a national securities exchange. If the shares are quoted on the NASD National Market System, fair market value will be the average of closing bid prices and closing asked prices. If there have been no sales or published bid and asked quotations with respect to the shares, the fair market value will be as determined in good faith by our board.

To monitor our compliance with the share ownership requirements, we are required to and will maintain records disclosing the actual ownership of shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

Sources of Gross Income

In order to qualify as a REIT for a particular year, we must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT’s income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and that income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT.

In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities, and items of income of a partnership (including a partnership’s share of the assets, liabilities, and items of income with respect to any partnership in which we hold an interest) will be treated as assets, liabilities, and items of income of the REIT for purposes of applying the requirements described herein.

75% Gross Income Test

At least 75% of a REIT’s gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

•	rents from real property;

•	interest on loans secured by real property;

•

gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of a company’s trade or business, referred to below as “dealer property”);

•	income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property (referred to as “foreclosure property”);

•	distributions on, or gain from the sale of, shares of other qualifying REITs;

•	abatements and refunds of real property taxes; and

•

“qualified temporary investment income” (generally, any income from stock or a debt instrument that is attributable to the temporary investment of new capital and that we receive or accrue during the one-year period beginning on the date we receive the new capital).

In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from “prohibited transactions.” In general, a prohibited transaction is one involving a sale of dealer property, and does not include certain property held by us for at least four years provided we meet specified additional safe harbor requirements.

We expect that substantially all of our gross operating income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant’s net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property, and we will have leases where rent is based on a percentage of gross income.

With the exception for certain rents received from a taxable REIT subsidiary, “rents from real property” also excludes amounts received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in section 318 of the Code, own a 10% or greater interest. As described below, we expect that amounts received from Apple Nine Hospitality Management, our wholly-owned, taxable REIT subsidiary, will satisfy the conditions of the exception for rents received from a taxable REIT subsidiary with the result that such amounts will be considered rents from real property. A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an “independent contractor” from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant. Further, if the value of the non-customary service income with respect to a property (valued at no less than 150% of our direct cost of performing the services) is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as rents from real property. If the value exceeds 1%, then none of the rental income from that property will qualify as rents from real property.

A REIT may jointly elect with a corporation, in which the REIT directly or indirectly owns stock, to cause the corporation to be treated as a taxable REIT subsidiary. We expect to make a joint election that would cause Apple Nine Hospitality Management to be treated as a taxable REIT subsidiary. In connection with that election, we intend to lease all our hotels to Apple Nine Hospitality Management, or its subsidiaries.

Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rule described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from Apple Nine Hospitality Management or its subsidiaries with respect to any hotels we own will be considered rents from real property only if the following conditions are met:

•

each hotel must not be managed or operated by Apple Nine Hospitality Management or its subsidiaries, but rather must be managed or operated by an entity that qualifies for federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating lodging facilities for persons not related to us or Apple Nine Hospitality Management;

•

Apple Nine Hospitality Management or its subsidiaries may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any hotel facility is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us; and

•	no wagering activities may be conducted at or in connection with our hotels by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all our hotels will be operated in accordance with these requirements with the result that amounts received from Apple Nine Hospitality Management will be considered rents from real property. Apple Nine Hospitality Management, as a taxable REIT subsidiary, will pay regular corporate rates on any income it earns from the lease of our hotels. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income tests described here and the asset tests applicable to REITs summarized below. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as a separate entity for federal income tax purposes, including for purposes of the REIT income and asset tests. If a disregarded subsidiary ceases to be wholly owned, the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and income test applicable to REITs, including the requirement described below that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.

Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

95% Gross Income Test

In addition to earning 75% of gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional “passive” investment sources that are not necessarily real estate related. The term “interest” (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

Failing the 75% or 95% Tests; Reasonable Cause

As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. We may receive this type of income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant, and this income, together with other non-qualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of our gross income, we could lose our status as a REIT. As described above, we will establish one or more taxable REIT subsidiaries with whom we will enter into leases for all of our hotels. The gross income generated by these taxable REIT subsidiaries would not be included in our gross income; however, we will realize gross income from these subsidiaries in the form of rents. In addition, any dividends from subsidiaries to us would be included in our gross income and qualify for the 95% income test.

If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if

•	we report the source and nature of each item of our gross income in our federal income tax return for that year;

•	the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

•	the failure to meet the tests is due to reasonable cause and not to willful neglect.

However, in that case, we would be subject to a 100% tax based on (i) the greater of either (a) the amount by which we fail the 75% income test for the year or (b) the amount by which 95% of our gross income exceeds the amount of gross income we derive from sources that count toward satisfying the 95% gross income test (ii) multiplied by a fraction intended to reflect our profitability.

Character of Assets Owned

On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, real estate assets include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

Second, although the balance of our assets generally may be invested without restriction, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Also, with exception for securities includible for purposes of the 75% test as well as the securities of a taxable REIT subsidiary and qualified REIT subsidiary, we will not be permitted to own:

•	securities of any one issuer that represent more than 5% of the value of our total assets;

•	more than 10% of the outstanding voting securities of any single issuer; or

•	more than 10% of the value of the outstanding securities of any single issuer.

The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as securities for purposes of the 10% value test described above. As noted, a REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

Our ability to satisfy these asset tests will depend upon the fair market values of the assets we own directly or indirectly. These values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy these requirements for qualification and taxation as a REIT.

Annual Distributions to Shareholders

To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 90% of our net ordinary income. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our REIT taxable income before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on the income, minus (2) limited categories of excess non-cash income (including, cancellation of indebtedness and original issue discount income).

REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred. To the extent that we have any net operating losses carried forward, these losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. These losses, however, generally will not affect the character, in the hands of our shareholders, of any distributions that are actually made by us.

A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

•

Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year may be treated as paid in the prior year for ourselves and our shareholders.

•

Dividends declared before the due date of our tax return for the taxable year (including extensions) also may be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of the taxable year and (2) no later than our next regular distribution payment occurring after that declaration.

Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on a company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of a company’s “ordinary income” plus (b) 95% of a company’s capital gain net income plus (c) any undistributed income from prior periods.

We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 90% distribution requirement.

If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a deficiency dividend, as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

If we qualify as a REIT, we generally will not be subject to federal corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the double taxation imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent a class is entitled to a preference. We do not anticipate we will pay any preferential dividends.

Even as a REIT, we will be subject to tax in the following circumstances:

•	certain income or gain from foreclosure property will be taxed at the highest corporate rate;

•

a tax of 100% applies to any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property;

•

if we fail to meet either the 75% or 95% source of income tests, a 100% tax would be imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which (a) we failed either the 75% income test or (b) 95% of our gross income exceeds the amount of gross income we derive from sources that count toward satisfying the 95% income test, times (2) the ratio of our REIT taxable income to our gross income (excluding capital gain and other items);

•	items of tax preference, excluding items specifically allocable to our shareholders, will be subject to the alternative minimum tax;

•

if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

•

under regulations, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire the assets.

Failure to Qualify as a REIT

If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because our shareholders would continue to be taxed on any distributions they receive, the net after tax yield to our shareholders likely would be substantially reduced.

As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.

Taxation of U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of preferred or common shares who (for United States federal income tax purposes):

•	is a citizen or resident, as defined in Section 7701 of the Code, of the United States;

•

is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise);

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

In general, distributions will be taxable to U.S. shareholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

•

Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the U.S. shareholders on December 31 of the calendar year during which they were declared.

•

Distributions paid to U.S. shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a U.S. shareholder who is subject to the passive activity rules.

•

Distributions we designate as capital gains dividends generally will be taxed as long-term capital gains to U.S. shareholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate U.S. shareholders may be required to treat up to 20% of any capital gains dividends as ordinary income. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings.

•

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income.

•

If we elect to retain and pay income tax on any net long-term capital gain, our U.S. shareholders would include in their income as long-term capital gain their proportionate share of net long-term capital gain. Our U.S. shareholders would receive a credit for the U.S. shareholder’s proportionate share of the tax paid by us on retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

•	Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

•	U.S. Shareholders are not permitted to deduct our losses or loss carry-forwards.

•	Foreign tax credits and our other tax attributes, if any, will generally not pass through to our shareholders.

•	U.S. Shareholders who elect the Additional Share Option will be taxed as if they had received their distributions that are used to purchase additional Units.

We may generate cash in excess of our net earnings. If we distribute cash to our U.S. shareholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each U.S. shareholder to the extent of the adjusted tax basis of the U.S. shareholder’s shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A U.S. shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

Generally, gain or loss realized by a U.S. shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend, or has included a share of our retained net long- term capital gain, as described above, and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain income received or included.

In any year in which we fail to qualify as a REIT, our U.S. shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction, and the U.S. shareholders will not be required to report any share of our tax preference items.

Legislative Changes

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally reduces the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of shares from 20% to 15%.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally reduces the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid to you by us, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you that are attributable to:

•	dividends received by us from non-REIT corporations or taxable REIT subsidiaries;

•

income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year); and

•	distributions by us that we designate as long-term capital gains dividends (except for certain distributions taxable to you at a maximum rate of 25%).

The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2009.

Although this legislation does not adversely affect the taxation of real estate investment trusts or dividends paid by real estate investment trusts, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends to be more attractive relative to stocks of real estate investment trusts. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in us.

On October 22, 2004, the American Jobs Creation Act was enacted into law. The legislation includes the following changes, among other things, that are relevant to us as a REIT:

•

As discussed above, we may not own more than 10% by vote or value of any one issuer’s securities, and the value of any one issuer’s securities we own may not exceed five percent of the value of our total assets. If we fail to meet any of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the new legislation, after the 30-day cure period, a REIT may dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations due to reasonable cause that are larger than this amount, the legislation permits the REIT to avoid disqualification as a REIT after the 30 day cure period by taking certain steps, including the disposition of sufficient assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

•	The new legislation expands the safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•

The new legislation changes the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above and makes certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The new legislation clarifies a rule regarding a REIT’s ability to enter into leases with its taxable REIT subsidiary.

•	The new legislation provides additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if:

•	the violation is due to reasonable cause and not due to willful neglect;

•	we pay a penalty of $50,000 for each failure to satisfy the provision; and

•	the violation does not include a violation described in the first and third bullet points above.

•

The new legislation clarifies that any income from a hedging transaction that is clearly and timely identified, including gain from the sale or disposition of such a financial instrument, will not constitute gross income for purposes of the 95% gross income test to the extent the financial instrument hedges indebtedness incurred or to be incurred to acquire or carry real estate assets.

•

The foregoing is a non-exhaustive list of changes applicable to REITs that are contained in the American Jobs Creation Act. The provisions contained in this legislation relating to the expansion of the securities safe harbor and a REIT’s ability to enter into leases with its taxable REIT subsidiaries would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after October 22, 2004.

Backup Withholding

We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under current law, if a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 28%. These rules may apply in the following circumstances:

•	when a shareholder fails to supply a correct taxpayer identification number;

•	when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number; or

•	in the case of corporations or others within exempt categories, when they fail to demonstrate that fact when required.

A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder’s United States federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

The United States Treasury has issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. You should consult your own tax advisor concerning the adoption of the final withholding and information reporting regulations and their potential effect on your ownership of Units.

Taxation of Foreign Investors

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Units, including any withholding and reporting requirements, as well as the tax treatment of an investment under the laws of their home country.

State and Local Taxes

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, it is not clear that subsequent to December 31, 2000, all of the states have legislation similar to the federal legislation permitting taxable REIT subsidiaries. In those states where legislation similar to the federal legislation regarding taxable REIT subsidiaries is not in force, the state tax treatment will not conform to the federal treatment described above. If we were to transact business in a state whose tax laws do not conform to the Code, the rents received from Apple Nine Hospitality Management or its subsidiaries may be treated as related party rents with the result that for state income tax purposes we may not qualify as a REIT. In addition, our shareholders may also be subject to state or local taxation. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

ERISA CONSIDERATIONS

ERISA and the Internal Revenue Code impose requirements on Plans and Plan fiduciaries. The term “Plan” means an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA; a plan, as defined in section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans; and an entity whose underlying assets include plan assets by reason of a plan’s investment in that entity, including insurance company general accounts. A Plan fiduciary considering an investment in the Units should determine, among other factors, whether that investment is permitted under the governing Plan, is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio and is prudent considering the factors discussed in this prospectus.

ERISA and the Code prohibit various transactions involving the assets of a Plan and persons referred to as parties in interest under ERISA or disqualified persons under the Code. A prohibited transaction could subject disqualified persons to excise taxes and Plan fiduciaries to other liabilities, unless exemptive relief is available under an applicable statutory or administrative exemption. The administrative exemptions include Prohibited Transaction Class Exemption (“PTCE”) 96-23, for certain transactions effected by in-house asset managers, PTCE 95-60, for certain transactions involving insurance company general accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, and PTCE 84-14, for certain transactions determined by independent qualified professional asset managers. A Plan fiduciary considering an investment in the Units should consider whether that investment might constitute a prohibited transaction under ERISA or the Code and whether exemptive relief is available.

A number of employee benefit plans, such as foreign plans, governmental plans, as defined in Section 3(32) of ERISA, and certain church plans, as defined in Section 3(33) of ERISA, are not subject to the restrictions of ERISA. As a result, assets of these plans may be invested in the Units without regard to the ERISA restrictions, subject to the provisions of any other applicable federal or state law. You should note, however, that any governmental plan or church plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in section 503 of the Code.

Prohibited Transaction Considerations

Treatment of REIT Assets as Plan Assets. A transaction involving the operation of the REIT might constitute a prohibited transaction under ERISA and the Code if assets of the REIT were deemed to be assets of an investing Plan. The United States Department of Labor has issued regulations, called the plan asset regulations, addressing whether the assets of a Plan would include the assets of an entity in which the Plan has invested for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code. In general, under the plan asset regulations, when a Plan acquires an equity interest in an entity such as a REIT, the assets of the Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity unless the exceptions set forth in the regulations apply. In general, an equity interest is defined under the plan asset regulations as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and includes a beneficial interest in a trust.

If the assets of the REIT are deemed to be the assets of an investing Plan, any person who has discretionary authority or control with respect to the REIT assets, and any person who provides investment advice for a fee with respect to the REIT assets, will be a fiduciary of the investing Plan. This fiduciary status would increase the scope of activities that would constitute prohibited transactions under ERISA and the Code.

Exception for Real Estate Operating Company. The plan asset regulations provide an exception where a Plan acquires an interest in certain operating companies. In particular, when a Plan acquires an equity interest in a real estate operating company, the assets of the Plan will include the equity interest but not an undivided interest in the assets of the operating company. An entity is a real estate operating company for purposes of the plan asset regulations if (i) at least 50% of its assets are invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate in management or development activities, and (ii) such entity in the ordinary course of its business is engaged directly in real estate management or development activities. If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), or at any time during the entity’s first annual valuation period, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period. Because the company is a blind pool company, we cannot assure you that it will be a real estate operating company within the meaning of the plan asset regulations.

Exception for Insignificant Participation by Benefit Plan Investors. The plan asset regulations provide that the assets of an entity such as the REIT will not be deemed to be the assets of an investing Plan if equity participation in the entity by benefit plan investors, such as employee benefit plans or individual retirement accounts, is not significant. An equity participation in an entity is not deemed to be significant if benefit plan investors hold less than 25% of the value of each class of equity interests in that entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. We cannot assure you that benefit plan investors will hold less than 25% of the value of each class of equity interests in the REIT.

Exception for Publicly Offered Securities. The plan asset regulations provide that the issuer of a publicly-offered security acquired by a Plan will not be deemed to hold Plan assets solely because of that acquisition. A publicly-offered security is a security that is “freely transferable,” part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another and either:

•	part of a class of securities registered under the Exchange Act; or

•

sold to the Plan as part of an offering of securities to the public under the Securities Act; provided, however, that the class of securities of which the security is a part must be registered under the Exchange Act within 120 days, or later if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

The plan asset regulations further provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulations provide that when a security is part of an offering in which the minimum investment is $10,000 or less, the existence of certain restrictions ordinarily will not, alone or in combination, affect the finding that the securities are freely transferable.

The Units offered are securities that will be registered under the Securities Act and are or will be registered under the Exchange Act. Furthermore, we believe that the restrictions imposed under our bylaws on the transfer of the Units are limited to the restrictions on transfer generally permitted under the plan asset regulation, and are not likely to result in the failure of the Units to be “freely transferable.” We also believe that the restrictions that apply to the Units held by us, or which may be derived from contractual arrangements requested by David Lerner Associates in connection with Units, are unlikely to result in the failure of the Units to be “freely transferable.” Nonetheless, no assurance can be given that the Department of Labor could not reach a contrary conclusion.

In addition, we cannot assure you that the Units will be held by 100 or more independent investors, and no monitoring or other measures will be taken to insure that this requirement of the publicly offered security exception will be satisfied. If the Units do not qualify as publicly offered securities under the plan asset regulations, the assets of the REIT may be deemed the assets of any Plan that invests in the Units. In that event, transactions involving the REIT and either parties in interest or disqualified persons with respect to an investing Plan might be prohibited under ERISA or the Code and could subject disqualified persons to excise taxes and impose other liabilities on Plan fiduciaries, unless exemptive relief is available under an applicable statutory or administrative exemption.

We suggest that Plan fiduciaries or other persons considering an investment in the Units on behalf of or with the assets of a Plan consult their own counsel regarding the consequences to the Plan of that investment, including the consequence to the Plan if the assets of the REIT were to become subject to the fiduciary and prohibited transaction rules of ERISA and the Code.

Additional Considerations for Insurance Company General Accounts

In John Hancock Mut. Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), the United States Supreme Court held that, under some circumstances, assets held in an insurance company’s general account may be deemed to be assets of Plans that were issued policies supported by that general account.

The Small Business Job Protection Act of 1996 added a new section of ERISA relating to the status of the assets of insurance company general accounts under ERISA and the Code. This new section provides that assets underlying general account policies issued before December 31, 1998 will not be considered assets of a Plan to the extent the criteria set forth in DOL regulations are satisfied. This new section also requires the DOL to issue regulations establishing those criteria. On January 5, 2000, the DOL issued final regulations, called the general account regulations, for this purpose. The general account regulations became generally applicable July 5, 2001. The general account regulations provide that, when a Plan acquires a policy issued by an insurance company on or before December 31, 1998 which is supported by assets of the insurance company’s general account, the assets of the Plan will include the policy but not the underlying assets of the general account to the extent the requirements set forth in the general account regulations are satisfied. The general account regulations do not apply to any general account policies issued after December 31, 1998.

We suggest that Plan fiduciaries or other persons considering an investment in the Units on behalf of an insurance company general account consult their own counsel regarding the effect of the John Hancock decision and the general account regulations on that investment.

CAPITALIZATION

Our capitalization as of November 9, 2007, and as adjusted to reflect the issuance and sale of the Units offered assuming the minimum offering and maximum offering and after deducting anticipated offering expenses, selling commissions and the marketing expense allowance is as follows:

		As Adjusted
	Actual	Minimum Offering	Maximum Offering
Units; no par value; 10 Units issued, 9,523,810 and 182,251,082 Units issued as adjusted, respectively	$110	$88,500,000	$1,790,000,000

480,000 Series B convertible preferred shares issued	$48,000	$48,000	$48,000

Number of Units to be issued on conversion of 480,000 Series B convertible preferred shares		443,131	11,602,099

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were organized on November 8, 2007 and have no significant operations to date. In addition, we currently own no properties. We intend to qualify as a REIT under the Internal Revenue Code.

Liquidity and Capital Resources

Our principal source of liquidity will be the proceeds of this offering and the cash flow generated from properties we will acquire and any short term investments. In addition, we may borrow funds, subject to the approval of our board of directors.

To fund start-up costs prior to receiving proceeds from this offering we have obtained an unsecured line of credit in a principal amount of $400,000. The lender is Wachovia Bank, N.A. The line of credit bears interest based on LIBOR. Interest is payable monthly. Glade M. Knight, our chairman, chief executive officer and president, has guaranteed repayment of the line of credit. Mr. Knight did not receive any consideration in exchange for providing this guarantee. The maturity date of the line of credit is November 14, 2008. We may prepay the line of credit without premium or penalty. We expect to repay this debt with proceeds from the sale of Units.

Before initial closing of the sale of the Units, we expect to incur up to approximately $350,000 in certain costs, including, among other items, $61,400 for an SEC filing fee, $75,500 for an FINRA filing fee, approximately $100,000 for state filing fees, approximately $100,000 for legal and accounting fees and approximately $10,000 for printing and related services. We expect that the aggregate amounts required by us before the initial closing of the sale of the Units will be less than $400,000 and, therefore, that we will not need to secure any sources of liquidity other than the unsecured line of credit from Wachovia Bank, N.A.

Once we begin the offering and acquire properties, we anticipate that our cash flow from operations and the offering will be adequate to cover our operating expenses and to permit us to meet our anticipated liquidity requirements, including distribution requirements. As REIT’s are required to distribute substantially all of their earnings and profits annually, there may be distributions that include a return of capital. Additionally, due to the inherent delay between raising capital and investing that same capital in income producing real estate, a portion of distributions paid may be funded from our offering of units. Earnings and profits is less than operating cash flow due to non-cash expenses such as depreciation. Inflation may increase our operating costs, including our costs on bank borrowings, if any. As of the date of this prospectus, we have no material commitments for capital expenditures.

We intend to establish a working capital reserve of at least 0.5% of the proceeds from this offering. This reserve, in combination with income from our properties and short term investments, is anticipated to satisfy our liquidity requirements.

Critical Accounting Policies

The following contains a discussion of what we believe to be critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare our financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on our reported results of operations and financial condition.

We account for acquisitions utilizing the purchase method, and accordingly, the results of the acquisition properties are included in our results of operations from the date of acquisition. We allocate the purchase price to the acquired tangibles, consisting of land, building and improvements and other assets and liabilities and if material, identified intangible assets and liabilities, including above/below market leases and at-market leases in place based on their fair values. All liabilities with maturities in excess of one year assumed in connection with an acquisition are marked to market at the date of the acquisition using a market interest rate in effect at that date for similar debt agreements with similar maturities. The resulting premium or discount is amortized into interest expense over the life of the related debt agreement using the effective interest method. Determinations of fair values used in purchase price allocation is by its nature subjective and may have a significant impact on reported asset and liability balances in the consolidated balance sheets and in the reported amounts of depreciation expense and interest expense in the consolidated statements of operations.

Capitalization Policy

We consider expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets; the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to buildings, furniture, fixtures and equipment, the repair must be at least $2,500, and the useful life of the asset must be substantially extended. Most repair costs are considered routine repair and replacement costs and are expensed as incurred to property operating expenses.

Impairment Losses Policy

We record impairment losses on properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows (cash inflows less associated cash outflows) estimated to be generated by the respective properties are less than the properties’ carrying amounts. Impairment losses are measured as the difference between the asset’s fair value, and its carrying value.

Start Up Costs

Start up costs are expensed as incurred.

Related Party Transactions

We will have significant transactions with related parties. These transactions cannot be construed to be arms length and the results of our operations may be different if these transactions were conducted with non-related parties.

We will contract with Apple Suites Realty to provide brokerage services for the acquisition and disposition of our real estate assets. In accordance with the contract, Apple Suites Realty is to be paid a fee of 2% of the gross purchase price of any acquisitions or 2% of the gross sale price of any dispositions of real estate investments, subject to certain conditions. The fees paid to Apple Suites Realty will be capitalized as part of the purchase price of the properties.

We have negotiated an advisory agreement with Apple Nine Advisors to provide for management of us and our assets. We will pay to Apple Nine Advisors an annual fee ranging from 0.1% to 0.25% of total equity proceeds received by us, in addition to certain reimbursable expenses, for these services.

Apple Nine Advisors and Apple Suites Realty are 100% owned by Mr. Knight. Apple Nine Advisors and Apple Suites Realty may purchase in the “best efforts” offering up to 2.5% of the total number of our shares sold in the “best efforts” offering, once the minimum offering is completed.

We issued 480,000 Series B convertible preferred shares to Mr. Knight. The Series B convertible preferred shares were issued in exchange for payment of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. There are no dividends payable on the Series B convertible preferred shares. On liquidation, the holder of the Series B convertible preferred shares will be entitled to a liquidation payment of $11 per share before any distributions of liquidation proceeds to holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred share, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares on an as converted basis.

Each holder of outstanding Series B convertible preferred shares has the right to convert any of such shares into common shares upon and for 180 days following the occurrence of any of the following conversion events:

•

substantially all of our assets, stock or business, is transferred through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the $2 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, we raise additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

Upon the occurrence of any conversion event, the 480,000 Series B convertible preferred shares may be converted into a maximum of 11,602,099 common shares, based upon the gross proceeds raised through the date of conversion in this $2 billion offering made by our prospectus. In addition, upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and the priority distribution in liquidation associated with the Series A preferred shares will disappear. No additional consideration is due upon the conversion of the Series B convertible preferred shares.

Expense related to issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

The reason the Series B convertible preferred shares were issued was to give Mr. Knight a financial position between 4-6% of our outstanding Units as an incentive for working toward the completion of a successful offering. Even though the conversion rate varies from .92 to 24.17 depending upon the number of Units sold in this offering, Mr. Knight’s ownership position as a result of the Series B convertible preferred shares will remain relatively constant between 4-6% of the outstanding Units at any given time.

PLAN OF DISTRIBUTION

We are selling the Units using the service of David Lerner Associates as the managing dealer. The Units are being offered on a “best efforts” basis, meaning that the managing dealer is not obligated to purchase any Units. No Units will be sold unless at least a minimum of 9,523,810 Units has been sold no later than one year after the date of this prospectus. None of our affiliates will purchase Units for the purpose of meeting the minimum offering amount. If the minimum offering of Units is not sold by that date, the offering will terminate and all funds deposited by investors into the interest-bearing escrow account will be promptly refunded in full, without deduction and with interest. We will not charge fees on funds returned if the minimum offering is not met. Branch Banking and Trust Company will act as escrow agent for the escrow account until the minimum offering of Units is sold. The address of the escrow agent is: Branch Banking and Trust Company, Corporate Trust Services, 223 West Nash Street, Wilson, North Carolina 27893.

The Units are offered at $10.50 per unit until the minimum offering of $100,000,000 in Units is achieved and the minimum 9,523,810 Units have been sold. Thereafter, the Units will be offered at $11 per share.

Neither prospective investors nor shareholders should assume that the per-Unit prices reflect the intrinsic or realizable value of the Units or otherwise reflect our value, earnings or other objective measures of worth. The increase in the per-Unit offering price from $10.50 to $11 once the minimum offering is achieved is also not based upon or reflective of any meaningful measure of our share value or in any increase in the share value. If we were to list the Units on a national securities exchange, the Unit price might drop below our shareholders’ original investment.

The offering of Units is expected to terminate when all Units offered by this prospectus have been sold or two years from the date hereof, unless extended by us for up to an additional year in order to achieve the maximum offering of 182,251,082 Units. The States of Colorado, Delaware, New York and Virginia will allow us to extend the offering without taking any further action. In all of the other states where we plan to sell the Units, we may be required to make certain filings, including the filing of new applications, with the state administrators, to extend the offering.

Purchasers will be sold Units at one or more closings. Following the sale of the minimum offering, additional closings will be held monthly during the offering period as orders are received. The final closing will be held shortly after the termination of the offering period or, if earlier, upon the sale of all the Units. It is expected that after the initial closing of the sale of the minimum offering, purchasers will be sold Units no later than the last day of the calendar month following the month in which their orders are received. Funds received during the offering but after the initial disbursement of funds will be held in purchasers’ accounts with David Lerner Associates until the next closing, and then disbursed to us.

In no event are we required to accept the subscription of any prospective investor, and no subscription shall become binding on us until a properly completed subscription agreement prepared and executed by the prospective investor has been accepted by our duly authorized representative, David Lerner Associates. By executing the subscription agreement, the investor is not waiving any rights under the Securities Act of 1933.

We intend to hold investors’ funds in escrow in an interest-bearing account with Branch Banking and Trust Company until the minimum offering of 9,523,810 Units is achieved and the initial closing has occurred. The account will pay interest to investors from the date the investors’ funds are received until the date of the initial closing. Branch Banking and Trust Company will remit the aggregate interest on escrowed funds to David Lerner Associates, and David Lerner Associates will pay the individual investors their interest. After the initial closing, investors’ funds will be held in each purchaser’s account with David Lerner Associates or other broker-dealers pending each applicable closing. Investors’ subscriptions will be revocable by written notice delivered to the escrow agent at least five days before the initial closing.

Each investor who desires to purchase Units will be required to complete and sign a Subscription Agreement in the form attached to this prospectus as Appendix A. In addition to requesting basic identifying information concerning the investor, such as his or her name and address, the number of Units subscribed for, and the manner in which ownership will be held, the Subscription Agreement requires the investor to make a series of representations to us set forth in paragraphs designated “(a)” through “(h).”

We ask for these representations to help us determine whether you have received the disclosure materials pertaining to the investment, meet certain suitability requirements we have established, and understand what you are investing in. Should a dispute later arise between you and us concerning matters that are the subject of any representation, we would expect to rely upon your making of that representation in the Subscription Agreement if you later claim that that representation is not correct.

We have established certain suitability standards in determining whether we should accept a subscription agreement from any purchaser. These suitability standards include those standards established by certain states where we plan to offer the Units. Except for the State of North Carolina and the State of Washington, each purchaser of Units must certify that he has either:

•	a minimum annual gross income of $45,000 and a net worth (exclusive of equity in home, home furnishings and personal automobiles) of at least $45,000, or

•	a net worth (similarly defined) of at least $150,000.

Each North Carolina or Washington purchaser must certify that he has either:

•	a minimum annual gross income of $70,000 and a net worth (similarly defined) of at least $70,000, or

•	a net worth (similarly defined) of at least $250,000.

These standards impose minimum income and net worth standards which we believe are reasonable considering our planned business activities and the risks associated with a purchase of the Units. These risk factors include the potential income tax implications to purchasers, the lack of liquidity in the Units, potential variances in cash distributions to purchasers, our use of leverage, the financial condition of our sole promoter, Mr. Knight, the relationship between Mr. Knight, Apple Nine Advisors and purchasers, past and potential future transactions between Mr. Knight, Apple Nine Advisors and us, and the risks generally inherent in the hotel, apartment and other income-producing real estate industry. See the discussion of “Risk Factors” beginning on page 10 of this Prospectus.

We will require each purchaser to review and complete a Subscription Agreement in which he will represent that he meets the applicable suitability standards described above. The form of the Subscription Agreement is attached as Appendix A. We rely on the representations made by the purchaser in the Subscription Agreement in assuring adherence to these suitability standards by David Lerner Associates, Inc.

Set forth below is a brief summary of the nature of each representation in the lettered paragraphs of the Subscription Agreement. You should, however, carefully review the Subscription Agreement in its entirety.

(a) You acknowledge that you have received a copy of the prospectus and that you understand that your investment will be governed by the terms of that prospectus.

(b) You represent that you are of majority age and, therefore, can enter into a binding contract to purchase the Units.

(c) You represent that you have adequate financial resources, understand the financial risks of an investment in Units, and understand that there is no ready ability to sell or otherwise dispose of your investment in Units.

(d) You specifically represent that you either have a net worth (excluding home, furnishings and automobiles) of at least $45,000 (higher in certain states) and gross income of $45,000 (higher in certain states), or a net worth (with the same exclusions) of at least $150,000 (higher in certain states). This representation helps us determine that your proposed investment is suitable for you based on your financial condition.

(e) If you are acting on behalf of an entity, you represent that you have authority to bind the entity.

(f) You represent that the taxpayer identification number (social security number in the case of an individual) provided is correct and that you are not subject to backup withholding. This representation allows us to make distributions to you without any requirement to withhold for income tax purposes.

(g) You understand that we have the right, in our sole discretion, to accept or reject your subscription for Units.

(h) You agree to settle by arbitration any controversy between you and your broker concerning the Subscription Agreement and the investment represented by the Subscription Agreement.

It is expected that shareholders will be able to elect to reinvest any distributions from us in additional Units available in this offering, for as long as this offering continues. This option is referred to as the Additional Share Option. Any purchase by reinvestment of distributions would be at the same price per share and on the same terms applicable generally to subscriptions in this offering effective at the time of reinvestment. We reserve the right to establish rules governing reinvestment, as well as the right to modify or terminate the Additional Share Option at any time. We estimate that approximately 6,000,000 Units offered through this prospectus will be purchased through shareholders’ reinvestment of distributions in Units pursuant to the Additional Share Option, but the number of shares which will be purchased cannot be determined at this time.

Subject to the Additional Share Option being available through the broker-dealer which initially sells a shareholder its Units, a shareholder will be able to elect the option by directing, on its subscription agreement, that cash distributions be reinvested in additional Units. Distributions attributable to any calendar quarter will then be used to purchase Units in this offering. As described under “Federal Income Tax Considerations—Taxation of U.S. Shareholders,” a shareholder who elects the Additional Share Option will be taxed as if it had received its distributions that are used to purchase additional Units. A shareholder may elect to terminate its participation in the Additional Share Option at any time by written notice sent by it to the broker-dealer through which the shareholder initially purchased Units. The notice will be effective with respect to distributions attributable to any month if it is sent at least 10 days before the end of that month.

We intend to establish at a later date a dividend reinvestment plan, or DRIP, that will allow you to have your dividends otherwise distributable to you invested in additional Units.

Funds not invested in real properties may be invested by us only in:

(a) bank accounts, including savings accounts and bank money market accounts (as bank is defined in Section 3(a)(6) of the Securities Exchange Act of 1934) (including bank money market accounts managed by the escrow agent and its affiliates);

(b) short-term direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

(c) short-term certificates of deposit issued by any bank (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934) (including the escrow agent and its affiliates) located in the United States and having net worth of at least $50,000,000; or

(d) similar highly liquid investments to the extent permitted by applicable laws and regulations.

We will pay to David Lerner Associates selling commissions on all sales made, including shares sold through the Additional Share Option, in an amount equal to 7.5% of the purchase price of the Units or $0.7875 per Unit purchased at $10.50 per Unit and $0.825 per Unit purchased at $11 per Unit. We will also pay to David Lerner Associates a marketing expense allowance equal to 2.5% of the purchase price of the Units, as a non-accountable reimbursement for expenses incurred by it in connection with the offer and sale of the Units. The marketing expense allowance will equal $0.2625 per Unit purchased at $10.50 per Unit and $0.275 per Unit purchased at $11 per Unit. The maximum selling commission payable to David Lerner Associates is $150,000,000. The maximum marketing expense allowance payable to David Lerner Associates is $50,000,000. The selling commissions and marketing expense allowance are payable to David Lerner Associates at the times of the issuance of Units to purchasers.

The following table reflects the compensation payable to David Lerner Associates:

	Price To Public	Commissions	Marketing Expense Allowance
Per Unit Minimum offering	$10.50	$0.7875	$0.2625
Per Unit Maximum offering	$11.00	$0.8250	$0.2750
Total Minimum offering	$100,000,000	$7,500,000	$2,500,000
Total Maximum offering	$2,000,000,000	$150,000,000	$50,000,000

Prospective investors are advised that David Lerner Associates reserves the right to purchase Units, on the same terms applicable generally to sales pursuant to this prospectus, for its own account, at any time and in any amounts, to the extent not prohibited by relevant law. If David Lerner Associates, Inc. purchases Units, we will not count any of the Units purchased by David Lerner Associates, Inc. to reach the minimum offering amount. It is not expected that the managing dealer or other broker-dealers will purchase Units.

The agency agreement between us and David Lerner Associates permits David Lerner Associates to use the services of other broker-dealers in offering and selling the Units, subject to our approval. David Lerner Associates will pay the compensation owing to the broker-dealers out of the selling commissions or marketing expense allowance payable to it. Sales by the broker-dealers will be carried on in accordance with customary securities distribution procedures. David Lerner Associates may be deemed to be an “underwriter” for purposes of the Securities Act of 1933 in connection with this offering. Purchasers’ checks are to be made payable to David Lerner Associates unless the investor elects to use a portion of the proceeds in his or her David Lerner brokerage account. David Lerner Associates will forward to the escrow agent funds representing subscription payments by noon of the next business day following receipt by David Lerner Associates of the subscription payments.

David Lerner Associates is a member of the FINRA. Any other broker-dealers allowed to sell Units will be FINRA members.

Purchasers are required to purchase a minimum of $5,000 in Units or $2,000 in Units for Plans. After the minimum offering is achieved, Apple Nine Advisors and Apple Suites Realty may purchase in this offering up to 2.5% of the total number of Units sold in the offering, on the same terms and conditions as the public. If Apple Nine Advisors and Apple Suites Realty purchase any Units, they will be permitted to vote on any matters submitted to a vote of holders of the common shares. Any purchase of Units in this offering by Apple Nine Advisors and Apple Suites Realty must be for investment, and not for resale or distribution. The Units described in this paragraph are exclusive of the Units which may be issued under our stock incentive plan.

There has been no previous market for any of our Units. The initial offering price for the Units is arbitrary and was determined on the basis of our proposed capitalization, market conditions and other relevant factors.

We have agreed to indemnify David Lerner Associates against a limited number of liabilities under the Securities Act. These liabilities include liabilities arising out of untrue statements of a material fact contained in this registration statement or arising out of the omission of a material fact required to be stated in this registration statement. We will also indemnify David Lerner Associates for losses from a breach of any warranties made by us in the agency agreement.

DESCRIPTION OF CAPITAL STOCK

The information set forth below is only a summary of the material terms of our common shares, Series A preferred shares, and Series B convertible preferred shares. You should refer to our articles of incorporation, and bylaws for a complete description of the common shares, the Series A preferred shares and the Series B convertible preferred shares.

Our authorized capital stock consists of:

•	400,000,000 common shares, no par value;

•	400,000,000 Series A preferred shares, no par value;

•	480,000 Series B convertible preferred shares, no par value; and

•	30,000,000 additional preferred shares.

Each common share and accompanying Series A preferred share will be fully paid and non-assessable upon issuance and payment therefor. As of the date of this prospectus, there were 10 common shares and accompanying Series A preferred share issued and outstanding and 480,000 Series B convertible preferred shares issued and outstanding. All 480,000 authorized Series B convertible preferred shares are held by Glade M. Knight.

Common Shares

Dividend and Distribution Rights

Our common shares have equal rights in connection with:

•	dividends;

•	distributions; and

•	liquidations.

If our board of directors determines, in its sole discretion, to declare a dividend, the right to a dividend is subject to the following restrictions:

•	the dividend rights of the common shares may be subordinate to any other of our shares ranking senior to the common shares; and

•	the amount of the dividend may be limited by law.

If we liquidate our assets or dissolve entirely, the holders of the common shares will share, on a pro rata basis, in the assets we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of common shares can share in our assets. Upon liquidation, the rights of the holders of the common shares will initially arise out of their rights as holders of the Series A preferred shares. In addition, in the event that the liquidation of our company results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the holders of the common shares and the holder of the Series B convertible preferred shares, on an as converted basis.

Holders of common shares do not have the right to convert or redeem their shares. In addition, they do not have rights to a sinking fund or to subscribe for any of our securities.

Voting Rights

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of common shares have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of stock. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Our articles state that a majority of common shares outstanding and entitled to vote on a matter may approve our company to take any of the following actions:

•	dissolve;

•	amend our charter or articles of incorporation;

•	merge;

•	sell all or substantially all of our assets; or

•	engage in a share exchange or similar transaction;

except for amendments to our articles of incorporation relating to the classification of the board of directors. This matter requires the approval of at least two-thirds of the shares entitled to vote.

The transfer agent and registrar for the common shares will be Branch Banking and Trust Company.

Series A Preferred Shares

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The only right associated with each Series A preferred share is a priority distribution upon the sale of our assets in liquidation, dissolution or winding up of our business. The priority distribution will be equal to $11.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution, the Series A preferred shares will have no other distribution rights. In the event we pay special dividends on our common shares, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by our board. In order to be a special dividend for this purpose, our board of directors must specifically designate the dividend as a special dividend which reduces the priority distribution to Series A preferred shares. We anticipate that we will not pay any Special Dividend from ordinary operating revenue.

The Series A preferred shares will terminate and have no liquidation preference or any other rights upon:

•	the conversion of the Series B convertible preferred shares into common shares, as described below; or

•	the reduction of the $11.00 priority distribution payment to zero as a result of the payment of one or more special dividends which aggregates $11.00.

Once the Series B convertible preferred shares are converted into common shares, a Unit holder will only hold common shares and will no longer have the priority distribution upon the sale of our assets in liquidation associated with the Series A preferred shares.

Series B Convertible Preferred Shares

Our authorized capital stock includes 480,000 Series B convertible preferred shares. Mr. Knight is the sole holder of the Series B convertible preferred shares. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events:

•

substantially all of our assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the $2 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, we raise additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Mr. Knight is our chairman of the board and chief executive officer. As chairman of our board, Mr. Knight will chair meetings of the board and vote with our other directors. As chief executive officer, Mr. Knight also has in-depth knowledge of our day-to-day operations. Even though Mr. Knight, as a board member and as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred, whether the advisory agreement is terminated or expired without renewal, or we cease to use Apple Suites Realty to provide property acquisition and disposition services or whether our common shares are listed or quoted, board approval is required for us to take any of these actions. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders.

Termination of the advisory agreement will result in conversion of the Series B convertible preferred shares and will entitle the Series B convertible preferred shares to dividend distributions and voting rights on an as converted basis. Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of Series B convertible preferred shares, the 480,000 Series B convertible preferred shares are convertible into a maximum of 11,602,099 common shares, based upon the gross proceeds raised through the date of conversion in the offering made by this $2 billion prospectus. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.98% of the total number of common shares outstanding following the conversion in exchange for an aggregate payment $48,000.

The reason the Series B convertible preferred shares were issued was to give Mr. Knight a financial position between 4-6% of our outstanding Units as an incentive for working toward the completion of a successful offering. Even though the conversion rate varies from 0.92 to 24.17 depending upon the number of Units sold in this offering, Mr. Knight’s ownership position as a result of the Series B convertible preferred shares will remain relatively constant between 4-6% of the outstanding Units at any given time.

Following the occurrence of an event permitting conversion of the Series B convertible preferred shares, we will disclose the conversion of the Series B convertible preferred shares (and the resulting termination of the Series A preferred shares and the termination of the priority distribution in liquidation associated with the Series A preferred shares) in a supplement to this prospectus (if this offering is then still continuing) and in a Report on Form 8-K (as required by law). We would also expect to notify our shareholders of the occurrence of the conversion of the Series B convertible preferred shares in our next quarterly or annual report sent to our shareholders, or, if we deem it appropriate, in a separate letter or notice mailed to our shareholders.

Preferred Shares

Our articles of incorporation authorize our issuance of up to 30 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares have been issued.

We believe that the authorization to issue additional preferred shares benefit us and our shareholders by permitting flexibility in financing additional growth, giving us additional financing options in our corporate planning and in responding to developments in our business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives us the ability to respond to future developments and allow preferred shares to be issued without the expense and delay of a special shareholders’ meeting.

At present, we have no specific financing or acquisition plans involving the issuance of additional preferred shares and we do not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares. We cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. Any issuance by us of any additional preferred shares (whether in a public or private offering) would be done by us in compliance with all applicable federal and state securities laws and regulations.

The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Restrictions On Transfer

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of our issued and outstanding shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since our board of directors believes it is essential that we maintain our REIT status, our bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding shares. The board may exempt a proposed transferee from this ownership limit. The board may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

Any acquisition or transfer of shares that would: (1) result in the common shares and any other stock being owned by fewer than 100 persons or (2) result in our being “closely-held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if the board determines it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our articles are amended accordingly.

Any purported transfer of common shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be “excess shares.” Under our bylaws, excess shares will be deemed to have been acquired and to be held on our behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions. Any dividends or distributions paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid to us upon demand.

Our bylaws provide that we may redeem any excess shares. The redemption price for any excess share will be equal to:

•	the price paid for the excess shares by the intended transferee; or

•	if no consideration was paid, the fair market value of the shares measured on the last business day prior to date on which we elect to redeem the excess shares.

Fair market value means the average daily closing price of a share if listed on a national securities exchange. If the shares are quoted on the NASD National Market System, fair market value will be the average of closing bid prices and closing asked prices. If there have been no sales or published bid and asked quotations with respect to the shares, the fair market value will be as determined in good faith by our board.

In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance with those provisions or requirements.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

Facilities for Transferring Common Shares

No public market for the Units currently exists. We do not plan to cause the common shares nor the Series A preferred shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we may cause the Units to be listed or quoted if our board of directors determines that action to be prudent, there can be no assurance that this event will ever occur. In addition, the Units are uncertificated securities, are not represented by stock certificates, and may be difficult to transfer. Prospective shareholders should view the Units as illiquid and must be prepared to hold their investment for an indefinite length of time.

Unit Redemption Program

Prior to the time that our Units may be listed on a national securities exchange, our shareholders who have held their Units for at least one year may receive the benefit of limited liquidity by presenting for redemption all or a portion of their Units to us at any time in accordance with the procedures outlined in this prospectus. At that time, we may, subject to the conditions and limitations described below, redeem the Units presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. If your redemption request is granted, you will receive the redemption amount within 30 days following the end of the quarter in which your redemption request is granted. We will not reject a request for redemption unless you have not held the units for one year or you have failed to fill out a redemption request form completely.

After you have held your Units for a minimum of one year, our Unit redemption program will provide an opportunity for you to redeem all or a portion of your Units, subject to certain restrictions and limitations, for a purchase price equal to: (1) for redemptions made during the first three (3) years from the date of your purchase of the Units to be redeemed, 92% of the price you paid for your Units to be redeemed, and (2) for redemptions made after the first three (3) years from the date of your purchase of the Units to be redeemed, 100% of the price you paid for your Units to be redeemed. In the case of redemption of Units following the death of a shareholder, the purchase price will equal 100% of the price paid by the deceased shareholder for the Units to be redeemed without regard to the date of purchase of the Units to be redeemed.

In the event that you are redeeming all of your Units, Units purchased pursuant to our Additional Share Option or our dividend reinvestment plan we plan to implement following the conclusion of this offering may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. The board of directors reserves the right in its sole discretion at any time and from time to time to:

•

waive the one-year holding period in the event of the death of a shareholder, a shareholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a shareholder’s IRA;

•	reject any request for redemption;

•	change the purchase price for redemptions; or

•	otherwise amend the terms of, suspend or terminate our Unit redemption program.

Redemption of Units, when requested, will be made quarterly. We will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: (1) during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption; and (2) funding for the redemption of Units will come exclusively from the net proceeds we receive from the sale of Units under our Additional Share Option program or our dividend reinvestment plan we plan to implement following the conclusion of the offering so that in no event will the aggregate amount of redemptions under our Unit redemption program exceed aggregate net proceeds received by us from the sale of Units (after commissions), pursuant to our Additional Share Option program or dividend reinvestment plan.

If funds available for our Unit redemption program are not sufficient to accommodate all requests, Units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder’s IRA; and, finally, pro rata as to other redemption requests. The board of directors, in its sole discretion, may choose to suspend or terminate the Unit redemption program or to reduce the number of Units purchased under the Unit redemption program if it determines the funds otherwise available to fund our Unit redemption program are needed for other purposes.

We cannot guarantee that the funds set aside for the Unit redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available, at the time when redemption is requested, you can withdraw your request for redemption by submitting a written request to withdraw your request for redemption to David Lerner Associates. If no withdrawal is requested, we will honor your request at such time, if any, when sufficient funds become available. You may withdraw your request for redemption at any time up until the time at which units are redeemed.

In general, a shareholder or his or her estate, heir or beneficiary may present to us fewer than all of the Units then-owned for redemption, except that the minimum number of Units that must be presented for redemption shall be at least 25% of the holder’s Units. However, provided that your redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased shareholder; (2) by a shareholder who is deemed by our board of directors to be disabled or in need of long-term care; (3) by a shareholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a shareholder due to a mandatory distribution under such shareholder’s IRA, a minimum of 10% of the shareholder’s Units may be presented for redemption; provided, however, that any future redemption request by such shareholder must present for redemption at least 25% of such shareholder’s remaining Units.

A shareholder who wishes to have Units redeemed must mail or deliver to us a written request on a form provided by us and executed by the shareholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have Units redeemed following the death of a shareholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the shareholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. A shareholder requesting the redemption of his Units due to a disability must mail or deliver to us a written request on a form provided by us, including the evidence acceptable to our board of directors of the shareholder’s disability. If the Units are to be redeemed under any conditions outlined herein, we will forward the documents necessary to effect the redemption, including any signature guaranty we may require.

The Unit redemption program is only intended to provide limited liquidity for shareholders until a secondary market develops for the Units. No such market presently exists, and we cannot assure you that any market for your Units will ever develop. If you redeem Units under the Unit redemption program, you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

The Units we purchase under the Unit redemption program will be cancelled, and will have the status of authorized, but unissued shares. We will not reissue such Units unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

We will not begin the Unit redemption program until the expiration of one year from the initial closing of this offering. If we terminate, suspend, reduce the scope of or otherwise change the Unit redemption program, we will disclose the changes in reports filed with the Commission. We also will send written notification to all of our shareholders reporting the change.

We intend to establish at a later date a dividend reinvestment plan, or DRIP, that will allow you to have your dividends otherwise distributable to you invested in additional Units. Once the DRIP is established, funding for the redemption of shares will come from the proceeds we receive from the sale of Units under our DRIP. At that time, subject to funds being available, we will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of shares outstanding during the 12-month period immediately prior to the date of redemption; and funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our dividend reinvestment plan provided that in no event will the aggregate amount of redemptions under our Unit redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. Notwithstanding the foregoing, we may consider other sources of funding other than the DRIP to fund the redemption of shares under the Unit redemption program. No commissions will be payable under the dividend reinvestment plan.

SUMMARY OF ORGANIZATIONAL DOCUMENTS

The following is a summary of the material provisions of our articles of incorporation and bylaws, some of which may be described or referred to elsewhere in this prospectus. Neither this summary nor the descriptions appearing elsewhere in this prospectus purport to be, or should be considered, a complete statement of the terms and conditions of the articles of incorporation or bylaws or any specific provision thereof. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Board of Directors

The board of directors, subject to specific limitations in the articles of incorporation and those imposed by law, has full, exclusive, and absolute power, control and authority over our property and business. The board of directors, without approval of the shareholders, may alter our investment policies in view of changes in economic circumstances and other relevant factors, subject to the investment restrictions set forth in the bylaws.

A director may be removed if the director is declared of unsound mind by an order of court or if the director has pled guilty to or been convicted of a felony involving moral turpitude. In addition, a director may be removed (1) for cause by the vote or written consent of all directors other than the director whose removal is being considered, or (2) with or without cause at a special meeting of the shareholders by vote of a majority of the outstanding common shares. “For cause” is defined as willful violations of the articles of incorporation or bylaws, or gross negligence in the performance of a director’s duties. Any vacancies in the office of director may be filled by a majority of the directors continuing in office or at a special meeting of shareholders by vote of a majority of the common shares present at a meeting at which there is a quorum. Any director so elected shall hold office for the remainder of his predecessor’s term. The number of directors shall not be less than three nor more than 15, except that before initial closing, there will be a minimum of one director. At the time of initial closing, there will be three directors. The holders of the common shares are entitled to vote on the election or removal of the board of directors, with each common share entitled to one vote.

The board of directors is empowered to fix the compensation of all officers and the board of directors. Under the bylaws, directors may receive reasonable compensation for their services as directors and officers and reimbursement of their expenses, and we may pay a director such compensation for special services, including legal and accounting services, as the board of directors deems reasonable. The board of directors may delegate some of its powers to one or more committees, each comprised of at least two directors.

Responsibility of Board of Directors, Apple Nine Advisors, Officers and Employees

Our articles of incorporation provide that the directors and officers shall have no liability to us or our shareholders in actions by or in the right of the company unless the officer or director has engaged in willful misconduct, bad faith, reckless disregard of duties or a knowing violation of the criminal law or of any federal or state securities laws. The advisory agreement provides that Apple Nine Advisors shall have no liability to us or our shareholders unless it has engaged in gross negligence or willful misconduct. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with our affairs. The articles of incorporation and the advisory agreement, respectively, provide that we shall indemnify any present or former director, officer, employee or agent, and Apple Nine Advisors against any expense or liability in an action brought against the person if the directors, excluding the indemnified party, determine in good faith that the director, officer, employee or agent, or Apple Nine Advisors was acting in good faith within what he or it reasonably believed to be the scope of his or its employment or authority and for a purpose which he or it reasonably believed to be in our best interests or of our shareholders, and that the liability was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Units unless:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; or

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnity; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnity.

To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, the indemnification is contrary to public policy and therefore unenforceable.

The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement have been adopted to help induce the beneficiaries of these provisions to agree to serve on our behalf or on behalf of Apple Nine Advisors by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. The exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase generally in shareholders’ litigation alleging director and officer misconduct. The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement may result in a shareholder or our company having a more limited right of action against a director, Apple Nine Advisors or its affiliates than he or it would otherwise have had in the absence of the provisions. Conversely, the presence of these provisions may have the effect of conferring greater discretion upon the directors, Apple Nine Advisors and its affiliates in making decisions and taking actions with respect to us. Subject to the exculpation and indemnification provisions in the articles of incorporation, the advisory agreement, and as otherwise provided by law, Apple Nine Advisors and the directors and officers are accountable to us and our shareholders as fiduciaries and must exercise good faith and integrity in handling our affairs. As noted above, however, the exculpation and indemnification provisions in the articles of incorporation and the advisory agreement represent a material change from the accountability which would be imposed upon the directors, officers, Apple Nine Advisors and its affiliates in the absence of the contractual provisions. Thus, the fiduciary duties will be materially different from the fiduciary duties as they would exist in the absence of the provisions of the articles of incorporation and the advisory agreement.

Issuance of Securities

Subject to the number of shares authorized in the articles of incorporation, the board of directors may in its discretion issue additional common shares, preferred shares, or other equity or debt securities, including options, warrants and other rights, on such terms and for such consideration as it may deem advisable. The board of directors may, in its sole discretion, issue shares of stock or other equity or debt securities, (1) to persons from whom we acquire property, as part or all of the purchase price of the property, or (2) to Apple Nine Advisors and Apple Suites Realty in lieu of cash payments required under the advisory agreement or other contract or obligation. The board of directors, in its sole discretion, may determine the value of any shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while Units are offered by us to the public, the public offering price of the Units shall be deemed their value.

We have adopted a stock incentive plan for the benefit of our directors.

Our authorized capital stock includes 480,000 Series B convertible preferred shares. Mr. Knight is the sole holder of the Series B convertible preferred shares. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events:

•

substantially all of our assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business;

•	the termination or expiration without renewal of the advisory agreement, or if we cease to use Apple Suites Realty to provide property acquisition and disposition services; or

•	our common shares are listed on any securities exchange or quotation system or in any established market.

The Series A preferred shares terminate on conversion of the Series B convertible preferred shares even if the value of any consideration received in the transaction resulting in conversion, or the value of our common shares at that time, is less than the $11.00 priority distribution on liquidation associated with the Series A preferred shares.

Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the $2 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, we raise additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred, whether the advisory agreement is terminated or expired without renewal or if we cease to use Apple Nine Advisors to provide property acquisition and disposition services or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders.

Termination of the advisory agreement will result in conversion of the Series B convertible preferred shares and will entitle the Series B convertible preferred shares to dividend distributions and voting rights on an as converted basis. Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of Series B convertible preferred shares, the 480,000 Series B convertible preferred shares are convertible into a maximum of 11,602,099 common shares, based upon the gross proceeds raised through the date of conversion in the offering made by this $2 billion prospectus. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.98% of the total number of common shares outstanding following the conversion in exchange for an aggregate payment $48,000.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Redemption and Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of our outstanding shares may be owned directly or indirectly by five or fewer individuals during the last half of any year other than the first year, and after the first year all shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. As a means of attempting to ensure compliance with these requirements, the bylaws provide that we may prohibit any person from directly or indirectly acquiring ownership, beneficial or otherwise, of more than 9.8% of the issued and outstanding shares.

Amendment

The articles of incorporation and the bylaws may be amended or altered or we may be dissolved by the affirmative vote of the holders of a majority of the outstanding common shares, with each shareholder entitled to cast one vote per common share held. Our articles and bylaws may not be amended unless approved by the vote of the holders of a majority of the common shares except that the directors may amend the bylaws if they determine the amendment to be necessary to comply with the REIT provisions of the Internal Revenue Code or other applicable laws and regulations or the requirements of any state securities regulator or similar official. The bylaws can also be amended by the board of directors to: correct any ambiguity in the bylaws or resolve inconsistencies between the bylaws and the articles; make changes that are not materially adverse to the rights of shareholders; or allow us to take any action or fulfill any obligation which we are legally obligated or permitted to take. No amendment that would change any rights with respect to any outstanding common shares, or diminish or eliminate any voting rights pertaining thereto, may be made unless approved by the vote of the holders of two-thirds of the outstanding common shares so affected.

Shareholder Liability

The holders of our Units shall not be liable personally on account of any of our obligations.

Antitakeover Provisions

Our bylaws contain restrictions on stock ownership that may discourage or preclude third parties from making acquisition proposals. These same antitakeover provisions may also impede our shareholders’ ability to change our management.

In order to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, our bylaws prohibit ownership, either directly or indirectly, of more than 9.8% of the outstanding shares by any shareholder. Our board may waive this ownership limitation on a case-by-case basis, but has no obligation to do so. As a result, without our board’s approval, no person may acquire more than 9.8% of our outstanding shares, limiting a third-party’s ability to acquire control of us.

Our articles of incorporation authorize the board, without shareholder approval, to issue up to 30,000,000 preferred shares and to establish the preference and rights of those shares. These preferred shares would be in addition to the Series A preferred shares and Series B convertible preferred shares. Thus, our board could create a new class of preferred shares with voting or other rights senior to any existing class of stock. These rights could be structured and implemented in a manner that could delay or prevent a change in control even if a change were in our shareholders’ best interest. Rights of this type are sometimes referred to as a “poison pill.”

We also have a staggered board. This means that all of our directors are not elected on an annual basis but elected for three year terms with only a portion of the directors being elected annually. Having a staggered board makes it difficult for shareholders to effectuate a change in control because more than one annual meeting of shareholders may be necessary to replace a majority of the members of the board.

Under our bylaws, the number of our directors can be as few as three or as many as 15, as determined by our board. Thus, our board may increase the number of directors and, under our bylaws, the newly-created directorships resulting from an increase in the size of the board may be filled by the existing directors. As a result, if faced with an attempt to take control of our board, our directors could increase the size of the board and install directors opposed to the takeover attempt. Similarly, the directors could install additional directors to oppose directors elected by shareholders seeking to change our management policies, objectives or other matters.

Our bylaws also require that a shareholder who desires to nominate a candidate for election to the board of directors, or to raise new or additional business at an annual or special meeting of shareholders, comply with a number of procedural conditions and requirements described in the bylaws. These conditions and requirements could as a practical matter make it more difficult for a shareholder to nominate a candidate for election to the board or to raise business matters at a meeting of shareholders.

SALES LITERATURE

The offering is made only by means of this prospectus. We have not authorized the use of any other supplemental literature in connection with the offering.

REPORTS TO SHAREHOLDERS

Financial information contained in all reports to shareholders will be prepared in accordance with generally accepted accounting principles. The annual report, which will contain financial statements audited by a nationally recognized accounting firm, will be furnished within 120 days following the close of each fiscal year. The annual report will contain a complete statement of compensation and fees paid or accrued by us to Apple Nine Advisors and Apple Suites Realty together with a description of any new agreements. Under the bylaws, we are also obligated to send to our shareholders quarterly reports after the end of the first three calendar quarters of each year. Quarterly reports will include unaudited financial statements prepared in accordance with generally accepted accounting principles. The shareholders also have the right under applicable law to obtain other information about us.

LEGAL MATTERS

The validity of the Units offered by this prospectus will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. McGuireWoods LLP will also pass upon specified matters relating to federal income tax considerations.

EXPERTS

The consolidated financial statements of Apple REIT Nine, Inc. at December 31, 2007 and November 9, 2007 (initial capitalization) and for the period from November 9, 2007 (initial capitalization) through December 31, 2007, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2007. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone, Apple REIT Eight, Apple REIT Seven, Apple REIT Six, Apple Hospitality Five and Apple Hospitality Two will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Part II of our registration statement contains detailed information on the property acquisitions of Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Nine, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2007, Glade M. Knight sponsored only Cornerstone, Apple Suites, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight, which have investment objectives similar to ours. Cornerstone, Apple Suites, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Two ceased. Each shareholder of Apple Hospitality Two received approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share).

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of Units in us.

See, “Apple Nine Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•

“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Eight, Apple REIT Seven and Apple REIT Six, whose investment objectives are similar to those of Apple REIT Nine, and whose offering closed or was in progress within the three years ending December 31, 2007.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six
Dollar Amount Offered	$1,000,000,000	$1,000,000,000	$1,000,000,000
Dollar Amount Raised	755,989,000	1,000,000,000	1,000,000,000
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%	10.00%
Organizational Expenses	0.14%	0.19%	0.21%
Other	0.00%	0.00%	0.00%
Reserves	0.50%	0.50%	0.50%
Percent Available from Investment	89.36%	89.31%	89.29%
ACQUISITION COSTS:
Prepaid items and fees to purchase property (1)	84.57%	86.82%	87.29%
Cash down payment	2.79%	0.49%	0.00%
Acquisition fees (2)	2.00%	2.00%	2.00%
Other	0.00%	0.00%	0.00%
Total Acquisition Costs	89.36%	89.31%	89.29%
Percentage Leverage (excluding unsecured debt)	0.00%	8.53%	7.00%
Date Offering Began	July 2007	March 2006	April 2004
Length of offering (in months)	5	17	23
Months to invest 90% of amount available for investment (measured from beginning of offering)	N/A	22	21

(1)	This line item includes the contracted purchase price plus any additional closing costs such as transfer taxes, title insurance and legal fees.
(2)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor. The acquisition fees include real estate commissions paid on the acquisition.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates, and employee cost reimbursements to related entities (i) by programs organized by it and closed within three years ended December 31, 2007, and (ii) by all other programs during the three years ended December 31, 2007.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six	Apple Hospitality Five (6)	Apple Hospitality Two (5)		Cornerstone (3)
Date offering commenced	July 2007	March 2006	April 2004	January 2003	May 2001		May 1993
Dollar amount raised	$755,989,000	$1,000,000,000	$1,000,000,000	$500,000,000	$300,000,000		$432,309,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Acquisition fees	—	—	—	—	—		—
Real Estate commission	1,697,000	15,470,000	16,550,000	8,200,000	8,247,000		4,075,000
Advisory Fees (4)	157,000	1,329,000	5,650,000	3,315,000	749,000		516,000
Other	—	—	—	—	—		—
Employee payroll and benefits (7)	388,011	1,551,129	4,014,584	2,754,135	4,378,624		—
Cash generated from operations before deducting payments to Prior Program Sponsor	5,740,000	56,444,000	210,982,000	167,383,000	203,609,000		346,528,000
Management and Accounting Fees	—	—	—	—	—		3,088,348
Reimbursements	—	—	—	—	423,000		2,718,000
Leasing Fees	—	—	—	—	—		—
Other Fees	—	—	—	—	15,700,000	(2)	13,266,000	(1)

There have been no fees from property sales or refinancings.

(1)	Upon the merger transaction in which Cornerstone acquired Apple Residential (on July 23, 1999), the Class B convertible shares of Apple Residential, all of which were held by management of Cornerstone, were converted into Series A convertible preferred shares of Cornerstone. The amount shown is the expense that resulted upon conversion.
(2)	Effective January 31, 2003, Apple Hospitality Two acquired all shares of Apple Suites Advisors (previously owned by Mr. Glade Knight). As a result of this transaction, Mr. Knight received $2 million in cash and a note due in 2007 in the amount of $3.5 million. Additionally as the result of this transaction, Apple Hospitality Two’s Series B Preferred Shares were converted into approximately 1.3 million Series C Preferred Shares. The Series C Preferred Shares were valued at $10.2 million.
(3)	Effective April 1, 2005, Cornerstone merged with and into a subsidiary of Colonial Properties Trust.
(4)	Effective February 1, 2003, Apple Hospitality Five advisory fees and related expenses were paid to Apple Hospitality Two.
(5)	On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC.
(6)	On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc.
(7)	Represents payroll and benefits expenses either directly incurred, or reimbursements to, Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple REIT Eight, Apple REIT Seven, Apple REIT Six and Apple Hospitality Five, whose offerings closed or were in progress in the five year period ending December 31, 2007. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007, therefore no results are presented for the year ended December 31, 2007. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five	2003 Apple Hospitality Five
Gross revenues	$1,485,000	$138,564,000	$257,934,000	$20,345,000	$235,875,000	$125,369,000	$101,790,000	$109,413,000	$14,435,000	$90,260,000	$33,130,000
Profit on sale of properties	—	—	—	—	—	—	—	—	—	—	—
Less: Operating expenses	2,097,000	89,338,000	165,059,000	15,689,000	154,424,000	78,881,000	68,733,000	71,207,000	11,623,000	59,107,000	20,944,000
Interest income (expense)	6,343,000	997,000	(1,853,000)	1,855,000	(1,809,000)	134,000	2,126,000	127,000	328,000	421,000	(33,000)
Depreciation	333,000	16,990,000	27,694,000	3,073,000	25,529,000	12,856,000	11,366,000	11,187,000	1,881,000	9,452,000	4,001,000
Net income (loss) GAAP basis	5,398,000	33,233,000	63,328,000	3,438,000	54,113,000	33,766,000	23,817,000	27,146,000	1,259,000	22,122,000	8,152,000
Taxable income	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations	5,583,000	49,957,000	89,848,000	5,158,000	81,363,000	47,008,000	28,907,000	38,504,000	2,904,000	30,955,000	10,656,000
Cash generated from sales	—	—	—	—	—	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—
Less: cash distributions to investors	14,464,000	60,234,000	78,834,000	12,526,000	77,997,000	40,467,000	48,865,000	39,781,000	9,479,000	38,928,000	15,566,000
Cash generated after cash distribution	(8,881,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)	(4,910,000)
Less: Special items	—	—	—	—	—	—	—	—	—	—	—
Cash generated after cash distributions and special items	(8,881,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)	(4,910,000)
Capital contributions, net	679,415,000	542,799,000	13,159,000	363,640,000	78,026,000	(226,000)	471,784,000	(2,103,000)	333,295,000	89,836,000	356,429,000
Fixed asset additions	87,643,000	391,227,000	15,635,000	318,157,000	62,075,000	9,231,000	570,034,000	35,525,000	181,047,000	66,218,000	322,263,000
Line of credit-change in (1)	—	—	—	18,000,000	(28,000,000)	—	28,000,000	—	—	—	—

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*—(Continued)

	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five	2003 Apple Hospitality Five
Cash generated (2)	561,985,000	97,833,000	7,101,000	44,554,000	(9,788,000)	(335,000)	(106,842,000)	(37,548,000)	142,766,000	14,810,000	23,817,000
End of period cash	562,009,000	142,437,000	33,261,000	44,604,000	26,160,000	1,082,000	35,948,000	1,082,000	142,790,000	38,630,000	23,820,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	11	50	72	38	66	78	50	57	24	58	42
Capital gain	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	11	50	72	38	66	78	50	57	24	58	42
Long-term capital gain	—	—	—	—	—	—	—	—	—	—	—
Return of capital	25	30	8	22	14	4	30	23	26	22	38
Source (on Cash basis)
Sales	—	—	—	—	—	—	—	—	—	—	—
Refinancings	—	—	—	—	—	—	—	—	—	—	—
Operations	36	80	80	60	80	82	80	80	50	80	80
Other	—	—	—	—	—	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%

*	Any rows not reflected from SEC Industry Guide 5 are not applicable to the programs.
(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Table IV shows the aggregate results during the period of operation for Cornerstone Realty, Apple Suites, Apple Hospitality Two and Apple Hospitality Five, each of which completed operations within the five year period ending December 31, 2007. Cornerstone Realty merged into Colonial Properties Trust on April 1, 2005. Apple Suites merged into Apple Hospitality Two, Inc. on January 31, 2003. Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC on May 23, 2007. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007.

	Apple Hospitality Two	Apple Hospitality Five	Cornerstone Realty (1)	Apple Suites (2)
Dollar Amount Raised	$300,000,000	$500,000,000	$432,309,000	$125,000,000
Number of Properties Purchased	66	28	107	17
Date of Closing of Offering	11/26/02	3/18/04	12/01/01	4/17/01
Date of First Sale of Property	3/24/06	8/10/07	3/10/00	1/31/03
Date of Final Sale of Property	5/23/07	10/5/07	4/01/05	1/31/03
Tax and Distribution Data per $1,000 Investment through:
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$429	$235	$688	$193
- from recapture/return capital	$1,000	$1,000	$407	$205
Capital Gain (loss)	$288	$426	$28	$—
Deferred Gain
- Capital	$—	$—	$—	$—
- Ordinary	$—	$—	$—	$—
Cash Distributions to Investors	$1,717	$1,661	$1,123	$398	(3)
Source (on GAAP basis)
- Investment income	$717	$661	$716	$193
- Return of Capital	$1,000	$1,000	$407	$205
Source (on cash basis)
- Sales	$1,120	$1,277	$7	$—
- Refinancing	$—	$—	$—	$—
- Operations	$597	$384	$1,116	$398
- Other	$—	$—	$—	$—
Receivable on Net Purchase Money Financing	$—	$—	$—	$—

(1)	Merged into a subsidiary of Colonial Properties Trust on April 1, 2005. In connection with the merger, the aggregate value of the stock consideration issued by Colonial Properties Trust was approximately $595 million.
(2)	Merged into a subsidiary of Apple Hospitality Two, Inc. on January 31, 2003.
(3)	Non-cash consideration (stock) was received by the shareholders of Apple Suites.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these apartment communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

On January 31, 2003, Apple Suites, Inc. merged into a subsidiary of Apple Hospitality Two. Prior to the merger, Apple Suites owned 17 extended-stay hotels.

On April 1, 2005, Cornerstone merged into a subsidiary of Colonial Properties Trust. Prior to the merger, Cornerstone owned 87 apartment communities.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Prior to the merger, Apple Hospitality Two owned 63 hotels.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Prior to the merger, Apple Hospitality Five owned 27 hotels.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Sale of 2 Cornerstone apartment communities from January 1, 2004 through April 1, 2005 (date of merger into subsidiary of Colonial Properties Trust):

Arbors at Windsor Lake	Jan-97	Jul-04	$10,500,000	—	—	—	$10,500,000	—	$12,327,274	$12,327,274		(1)
Stone Ridge	Dec-93	Jul-04	5,500,000	—	—	—	5,500,00	—	6,688,548	6,688,548		(1)

			$16,000,000				$16,000,000		$19,015,822	$19,015,822

Sale of two hotels in 2006 Apple Hospitality Two, Inc.

Charlotte	Aug 02	Mar 06	$3,700,000	—	—	—	$3,700,000	—	$5,833,000	$5,833,000	$452,000
Spartanburg	Aug 02	Mar 06	1,900,000	—	—	—	1,900,000	—	3,202,000	3,202,000	343,000

			$5,600,000				$5,600,000		$9,035,000	$9,035,000	$795,000

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in those prior programs.

(1)	Information is not available to the registrant. The information would have been transferred to Colonial Properties Trust (which was not and is not an affiliate of ours or of Cornerstone), which acquired through merger all of the properties (including certain books and records) of Cornerstone in April 2005, or the purchasers of these specific properties (which were not and are not affiliates of us or of Cornerstone). The registrant contacted an appropriate officer of Colonial Properties Trust regarding this information and was told that the information was not held by Colonial Properties Trust. In addition, the registrant contacted an appropriate former officer of Cornerstone as to the location of these purchasers and was told that these purchasers were no longer in existence. The registrant has also been unable to locate such purchasers independently.

APPLE REIT NINE, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Apple REIT Nine, Inc.

We have audited the accompanying consolidated balance sheets of Apple REIT Nine, Inc. as of December 31, 2007 and November 9, 2007 (initial capitalization), and the related consolidated statements of operations, shareholder’s equity, and cash flows for the period November 9, 2007 (initial capitalization) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple REIT Nine, Inc. at December 31, 2007 and November 9, 2007, and the consolidated results of its operations and its cash flows for the period November 9, 2007 (initial capitalization) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

March 3, 2008

F-2

APPLE REIT NINE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	November 9, 2007 (Initial Capitalization)
ASSETS
Cash	$19,904	$48,110
Prepaid Offering Costs	316,860	10,000

Total Assets	$336,764	$58,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note Payable	$150,500	$—
Accrued expenses	155,000	10,000

Total Liabilities	305,500	10,000
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 10 shares	—	—
Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48,000	48,000
Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 10 shares	110	110
Retained deficit	(16,846)	—

Total Shareholders’ Equity	31,264	48,110

Total Liabilities and Shareholders’ Equity	$336,764	$58,110

See accompanying notes to consolidated financial statements.

F-3

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the period November 9, 2007 (initial capitalization) through December 31, 2007
Revenue	$—

EXPENSES:
General and Administrative	15,002
Interest	1,844

Total Expenses	16,846
Net loss	$(16,846)

Net loss per common share	$(1,684.60)

Weighted average common shares	10

See accompanying notes to consolidated financial statements.

F-4

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY

	Common Stock		Class B Convertible Stock
	Number of Shares	Amount	Number of Shares	Amount	Retained Loss	Total
Initial capitalization November 9, 2007	10	$110	480,000	$48,000	$—	$48,110
Offering costs	—	—	—	—	—	—
Net loss	—	—	—	—	(16,846)	(16,846)

Balance at December 31, 2007	10	$110	480,000	$48,000	$(16,846)	$31,264

See accompanying notes to consolidated financial statements.

F-5

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period November 9, 2007 (initial capitalization) through December 31, 2007
Cash flow from operating activities:
Net loss	$(16,846)
Changes in operating assets and liabilities:
Accrued expenses	15,000

Net cash used in operating activities	(1,846)

Cash flow from investing activities	—

Cash flow from financing activities
Cash paid for offering costs	(176,860)
Proceeds from line of credit	150,500

Cash used in financing activities	(26,360)

Decrease in cash and cash equivalents	(28,206)
Cash and cash equivalents, beginning of period	48,110

Cash and cash equivalents, end of period	$19,904

See accompanying notes to consolidated financial statements.

F-6

APPLE REIT NINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Apple REIT Nine, Inc. (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate assets in selected metropolitan areas in the United States. Initial capitalization occurred on November 9, 2007, when 10 shares of common stock and Series A preferred stock were purchased by Apple Nine Advisors, Inc. (see Notes 2 and 3) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s chairman, chief executive officer and president. The Company’s fiscal year end is December 31. The consolidated balance sheet includes the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Significant Accounting Policies

Start Up Costs

Start up costs are expensed as incurred.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

Offering costs have been deferred and recorded as prepaid expense. Upon the commencement of the Company’s offering these costs will be recorded as a reduction to Shareholders’ equity.

Earnings Per Common Share

Basic earnings per common share will be computed upon the weighted average number of shares outstanding during the year. Diluted earnings per share will be calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no dilutive shares outstanding at November 9, 2007 and December 31, 2007. Series B convertible preferred shares are not included in earnings per common share calculations until such time that such shares are converted to common shares (see Note 5).

Investments in Real Estate

Real estate will be stated at cost, net of depreciation, and will include real estate brokerage commissions paid to Apple Suites Realty, Inc. (“ASRG”) and other due-diligence costs reimbursed to Apple Nine Advisors, Inc. (“A9A”). Repair and maintenance costs will be expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation will be computed using the straight-line method over the estimated useful lives of the assets, which are 39 years for buildings and major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: 1) For a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year. 2) For group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year. 3) For major repairs to buildings, furniture, fixtures and equipment, the repair must be at least $2,500, and the useful life of the asset must be substantially extended.

F-7

The Company will record impairment losses on real estate used in the operations if indicators of impairment are present, and the undiscounted cash flows (cash inflows less associated cash outflows) estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset’s fair value, and its carrying value.

The Company accounts for acquisitions utilizing the purchase method, and accordingly, the results of the acquisition real estate are included in the Company’s results of operations from the date of acquisition. The Company allocates the purchase price to the acquired tangibles, consisting of land, building and improvements, other assets, liabilities, and if material identified intangible assets and liabilities including above/below market leases and at-market leases in place based on their fair values. All liabilities assumed in connection with an acquisition are marked to market at the date of the acquisition using a market interest rate in effect at that date for similar debt agreements with similar maturities. The resulting premium or discount is amortized into interest expense over the life of the related debt agreement using the effective interest method.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 141R, Business Combinations. This statement revises Statement 141, Business Combinations, by requiring an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This method replaces the cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. A significant change included in Statement 141R is the requirement that costs incurred to effect an acquisition, as well as restructuring costs resulting from an acquisition, must be accounted for separately as expenses. These costs were previously capitalized as part of the cost of the acquisition. Another significant change is the requirement that pre-acquisition contingencies be recognized at fair value as of the date of acquisition if it is more likely than not that they will meet the definition of an asset or liability. Statement 141R will be adopted by the Company in the first quarter of 2009. The adoption of this standard will impact the results of operation for the Company when it acquires real estate properties. In addition to other acquisition related costs, the Company will be required to expense the commission paid to ASRG.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. This guidance was issued to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of the statement is not anticipated to have a material impact on the Company’s results of operations or financial position.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Statement 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not anticipate making the election to measure financial assets at fair value and therefore, adoption of this standard will not have an impact on the financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51. Statement 160 requires that ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The Statement also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly

F-8

identified and presented on the face of the consolidated statement of income. Statement 160 will be adopted by the Company in the first quarter of 2009. The adoption of the statement is not anticipated to have a material impact on the Company’s results of operations or financial position.

2. OFFERING OF SHARES

The Company intends to raise capital through a “best-efforts” offering of shares by David Lerner Associates, Inc. (the “Managing Dealer”), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold.

The minimum offering must be sold within one year from the beginning of this offering or the offering will terminate and investors’ subscription payments, with interest, will be refunded to investors. Pending sale of such minimum offering amount, investors’ subscription payments will be placed in an escrow account with Branch Banking and Trust Company.

With each purchase of one common share, the Company will issue one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

3. RELATED PARTIES

The Company has negotiated, but not signed, a Property Acquisition and Disposition Agreement with ASRG, to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

The Company has negotiated, but not signed, an advisory agreement with A9A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services.

ASRG and A9A are 100% owned by Glade M. Knight, chairman, chief executive officer and president of the Company. ASRG and A9A may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Mr. Knight is also chairman and chief executive officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

4. STOCK INCENTIVE PLAN.

The Company intends to adopt a stock incentive plan (the “Directors’ Plan”) to provide incentives to attract and retain directors. The plan will provide for the grant of options to purchase a specified number of shares of common stock (“Options”) to directors of the Company. Following consummation of the offering, a Compensation Committee (“Committee”) will be established to implement and administer the plan. The Committee will be responsible for granting Options and for establishing the exercise price of Options.

5. SERIES B CONVERTIBLE PREFERRED STOCK

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

F-9

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

F-10

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

6. LINE OF CREDIT

The Company has obtained an unsecured line of credit in a principal amount of $400,000 to fund some of the offering expenses. The lender is Wachovia Bank, N.A. The line of credit bears interest at a variable rate based on the London Interbank Borrowing Rate (LIBOR). Interest is payable monthly. Glade M. Knight, the Company’s chairman, chief executive officer and president, has guaranteed repayment of the line of credit. Mr. Knight will not receive any consideration in exchange for providing this guarantee. The line of credit will mature in November 2008. The Company may prepay the line of credit without premium or penalty. The outstanding balance as of December 31, 2007 was $150,500. The Company will repay the outstanding borrowings with proceeds from the sale of Units.

F-11

APPENDIX A

SUBSCRIPTION AGREEMENT

To:	Apple REIT Nine, Inc.

814 East Main Street

Richmond, VA 23219

Gentlemen:

By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) hereby subscribe for the number of Units set forth on the signature page hereof in Apple REIT Nine, Inc. (“REIT”) at the purchase price set forth on the signature page hereof. By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) further:

(a) acknowledge receipt of a copy of the Prospectus of Apple REIT Nine, Inc., of which this Subscription Agreement is a part, and understand that the shares being acquired will be governed by the terms of such Prospectus and any amendments and supplements thereto;

(b) represent that I am (we are) of majority age;

(c) represent that I (we) have adequate means of providing for my (our) current needs and personal contingencies; have no need for liquidity from this investment; and through employment experience, educational level attained, access to advice from qualified advisors, prior experience with similar investments, or a combination thereof, understand the financial risks and lack of liquidity of an investment in the REIT;

(d) represent that I (we) have either: (i) a net worth (excluding home, home furnishings and automobiles) of at least $45,000 ($70,000 in the case of North Carolina or Washington purchasers) and estimate that (without regard to investment in the REIT) I (we) will have gross income during the current year of $45,000 ($70,000 in the case of North Carolina or Washington purchasers), or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $150,000 ($250,000 in the case of North Carolina or Washington purchasers);

(e) represent (if purchasing in a fiduciary or other representative capacity) that I (we) have due authority to execute the Subscription Agreement and to thereby legally bind the trust or other entity of which I am (we are) trustee(s), legal representative(s) or authorized agent(s); and agree to fully indemnify and hold the REIT, its officers and directors, its affiliates and employees, harmless from any and all claims, actions and causes of action whatsoever which may result by a breach or an alleged breach of the representations contained in this paragraph;

(f) certify, under penalties of perjury, (i) that the taxpayer identification number shown on the signature page of this Subscription Agreement is true, correct and complete (or I am (we are) waiting for a number to be issued to me (us)), and (ii) that I am (we are) not subject to backup withholding either because (a) I am (we are) exempt from backup withholding, or (b) I (we) have not been notified by the Internal Revenue Service that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding; and

(g) it is understood that the REIT shall have the right to accept or reject this subscription in whole or in part in its sole and absolute discretion. The REIT will either accept or reject this subscription within four business days from the receipt of the subscription by the Managing Dealer or Selected Dealer.

To the extent permitted by applicable law, the REIT intends to assert the foregoing representations as a defense to any claim based on factual assertions contrary to those set forth above.

(h) PRE-DISPUTE ARBITRATION CLAUSE. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

1.	ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

2.	ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

3.	THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

4.	THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASON(S) FOR THEIR AWARD.

5.	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

6.	THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION. IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

7.	THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

8.	NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PREDISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTON; OR WHO IS A MEMBER OF A PUTATIVE CLASS ACTION WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; OR (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

THE CUSTOMER AGREES TO SETTLE BY ARBITRATION ANY CONTROVERSY BETWEEN HIM/HER AND THE BROKER CONCERNING THIS AGREEMENT, HIS/HER ACCOUNT(S), OR ACCOUNT TRANSACTIONS, OR IN ANY WAY ARISING FROM HIS/HER RELATIONSHIP WITH BROKER WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THIS DATE. SUCH ARBITRATION WILL BE CONDUCTED BEFORE AND ACCORDING TO THE ARBITRATION RULES OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY (FINRA) OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH BROKER IS A MEMBER. EITHER THE BROKER OR THE CUSTOMER MAY INITIATE ARBITRATION BY MAILING A WRITTEN NOTICE. IF THE CUSTOMER DOES NOT DESIGNATE THE ARBITRATION FORUM IN HIS/HER NOTICE, OR RESPOND IN WRITING WITHIN 5 DAYS AFTER RECEIPT OF BROKER’S NOTICE, CUSTOMER AUTHORIZES BROKER TO DESIGNATE THE ARBITRATION FORUM ON CUSTOMER’S BEHALF. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, AND CUSTOMER SUBMITS HIMSELF/HERSELF AND PERSONAL REPRESENTATIVES TO THE JURISDICTION OF SUCH COURT.

APPLE REIT NINE, INC.—Signature Page of the Subscription Agreement

Social Security or Tax ID Number(s)

Account # (If applicable)

1.	Name(s) in which Units are to be registered:

2.	Manner in which title is to be held (Please check one).

☐ Individual	☐ Joint Tenants WROS	☐ Corporation	☐ Community Property

☐ Tenants in Common	☐ Partnership	☐ Trust

☐ As Custodian for

☐ For Estate of

☐ Other

3.	Address for correspondence

4.

Are you a non-resident alien individual (other than a non-resident alien who has elected to be taxed as a resident), a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, or otherwise not qualified as a United States person? If so, transaction will not be executed without a completed W-8BEN Form.

☐  Yes    ☐  No

5.

Amount of Investment $                     for                      Units (Investment must be for a minimum of $5,000 in Units or $2,000 in Units for qualified plans). Make check payable to: David Lerner Associates, Inc. (or as otherwise instructed).

☐  Liquidate funds from money market     ☐  Check Enclosed

6.	Instructions for cash distributions ☐ Deposit to money market ☐ Reinvest in additional Units

7.	I (WE) UNDERSTAND THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH (H).

8.	Signature(s) of Investor(s) (Please sign in same manner in which shares are to be registered. Read Subscription Agreement, an important legal document, before signing.)

By executing this Subscription Agreement, the Investor is not waiving any rights under the Securities Act of 1933.

X
	Signature	Date
X
	Signature	Date

9.	Broker/Dealer Information:

X
	Registered Representative’s Name and Number	Second Registered Representative’s Name and Number
X
	Broker/Dealer Firm	Registered Representative’s Office Address
X
	City/State/Zip	Telephone Number

10.	To substantiate compliance with Rule 2810 of the FINRA Conduct Rules, the undersigned Registered Representative hereby certifies: I have reasonable grounds to believe, based on information obtained form the investor(s) concerning investment objectives, other investments, financial situation and needs and any other information known by me, that investment in the REIT is suitable for such investor(s) in light of financial position, net worth and other suitability characteristics.

Registered Representative	Date

General Securities Principal	Date

Apple REIT Nine Use Only

SUBSCRIPTION AGREEMENT

To:	Apple REIT Nine, Inc.

814 East Main Street

Richmond, VA 23219

Gentlemen:

By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) hereby subscribe for the number of Units set forth on the signature page hereof in Apple REIT Nine, Inc. (“REIT”) at the purchase price set forth on the signature page hereof. By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) further:

(a) acknowledge receipt of a copy of the Prospectus of Apple REIT Nine, Inc., of which this Subscription Agreement is a part, and understand that the shares being acquired will be governed by the terms of such Prospectus and any amendments and supplements thereto;

(b) represent that I am (we are) of majority age;

(c) represent that I (we) have adequate means of providing for my (our) current needs and personal contingencies; have no need for liquidity from this investment; and through employment experience, educational level attained, access to advice from qualified advisors, prior experience with similar investments, or a combination thereof, understand the financial risks and lack of liquidity of an investment in the REIT;

(d) represent that I (we) have either: (i) a net worth (excluding home, home furnishings and automobiles) of at least $45,000 ($70,000 in the case of North Carolina or Washington purchasers) and estimate that (without regard to investment in the REIT) I (we) will have gross income during the current year of $45,000 ($70,000 in the case of North Carolina or Washington purchasers), or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $150,000 ($250,000 in the case of North Carolina or Washington purchasers);

(e) represent (if purchasing in a fiduciary or other representative capacity) that I (we) have due authority to execute the Subscription Agreement and to thereby legally bind the trust or other entity of which I am (we are) trustee(s), legal representative(s) or authorized agent(s); and agree to fully indemnify and hold the REIT, its officers and directors, its affiliates and employees, harmless from any and all claims, actions and causes of action whatsoever which may result by a breach or an alleged breach of the representations contained in this paragraph;

(f) certify, under penalties of perjury, (i) that the taxpayer identification number shown on the signature page of this Subscription Agreement is true, correct and complete (or I am (we are) waiting for a number to be issued to me (us)), and (ii) that I am (we are) not subject to backup withholding either because (a) I am (we are) exempt from backup withholding, or (b) I (we) have not been notified by the Internal Revenue Service that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding; and

(g) it is understood that the REIT shall have the right to accept or reject this subscription in whole or in part in its sole and absolute discretion. The REIT will either accept or reject this subscription within four business days from the receipt of the subscription by the Managing Dealer or Selected Dealer.

To the extent permitted by applicable law, the REIT intends to assert the foregoing representations as a defense to any claim based on factual assertions contrary to those set forth above.

(h) PRE-DISPUTE ARBITRATION CLAUSE. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

1.	ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

2.	ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

3.	THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

4.	THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASON(S) FOR THEIR AWARD.

5.	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

6.	THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION. IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

7.	THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

8.	NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PREDISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTON; OR WHO IS A MEMBER OF A PUTATIVE CLASS ACTION WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; OR (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

THE CUSTOMER AGREES TO SETTLE BY ARBITRATION ANY CONTROVERSY BETWEEN HIM/HER AND THE BROKER CONCERNING THIS AGREEMENT, HIS/HER ACCOUNT(S), OR ACCOUNT TRANSACTIONS, OR IN ANY WAY ARISING FROM HIS/HER RELATIONSHIP WITH BROKER WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THIS DATE. SUCH ARBITRATION WILL BE CONDUCTED BEFORE AND ACCORDING TO THE ARBITRATION RULES OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY (FINRA) OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH BROKER IS A MEMBER. EITHER THE BROKER OR THE CUSTOMER MAY INITIATE ARBITRATION BY MAILING A WRITTEN NOTICE. IF THE CUSTOMER DOES NOT DESIGNATE THE ARBITRATION FORUM IN HIS/HER NOTICE, OR RESPOND IN WRITING WITHIN 5 DAYS AFTER RECEIPT OF BROKER’S NOTICE, CUSTOMER AUTHORIZES BROKER TO DESIGNATE THE ARBITRATION FORUM ON CUSTOMER’S BEHALF. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, AND CUSTOMER SUBMITS HIMSELF/HERSELF AND PERSONAL REPRESENTATIVES TO THE JURISDICTION OF SUCH COURT.

APPLE REIT NINE, INC.—Signature Page of the Subscription Agreement

Social Security or Tax ID Number(s)

Account # (If applicable)

1.	Name(s) in which Units are to be registered:

2.	Manner in which title is to be held (Please check one).

☐ Individual	☐ Joint Tenants WROS	☐ Corporation	☐ Community Property
☐ Tenants in Common	☐ Partnership	☐ Trust

☐ As Custodian for

☐ For Estate of

☐ Other

3.	Address for correspondence

4.

Are you a non-resident alien individual (other than a non-resident alien who has elected to be taxed as a resident), a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, or otherwise not qualified as a United States person? If so, transaction will not be executed without a completed W-8BEN Form.

☐  Yes    ☐  No

5.

Amount of Investment $                     for                      Units (Investment must be for a minimum of $5,000 in Units or $2,000 in Units for qualified plans). Make check payable to: David Lerner Associates, Inc. (or as otherwise instructed).

☐  Liquidate funds from money market     ☐  Check Enclosed

6.	Instructions for cash distributions ☐ Deposit to money market ☐ Reinvest in additional Units

7.	I (WE) UNDERSTAND THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH (H).

8.	Signature(s) of Investor(s) (Please sign in same manner in which shares are to be registered. Read Subscription Agreement, an important legal document, before signing.)

By executing this Subscription Agreement, the Investor is not waiving any rights under the Securities Act of 1933.

X
	Signature	Date
X
	Signature	Date

9.	Broker/Dealer Information:

X
	Registered Representative’s Name and Number	Second Registered Representative’s Name and Number
X
	Broker/Dealer Firm	Registered Representative’s Office Address
X
	City/State/Zip	Telephone Number

10.	To substantiate compliance with Rule 2810 of the FINRA Conduct Rules, the undersigned Registered Representative hereby certifies: I have reasonable grounds to believe, based on information obtained form the investor(s) concerning investment objectives, other investments, financial situation and needs and any other information known by me, that investment in the REIT is suitable for such investor(s) in light of financial position, net worth and other suitability characteristics.

Registered Representative	Date

General Securities Principal	Date

Apple REIT Nine Use Only

PROSPECTUS

DAVID LERNER ASSOCIATES, INC.

as Managing Dealer

April 25, 2008

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, any other information or representations must not be relied upon. This prospectus does not constitute an offer in any state in which an offer may not legally be made. The delivery of this prospectus at any time does not imply that information contained in this prospectus has not changed as of any time after its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses Of Issuance And Distribution.

The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

SEC registration fee	$61,400
FINRA filing fee	75,500
Printing and engraving fees	4,000,000
Legal fees and expenses	3,300,000
Accounting fees and expenses	1,000,000
Blue Sky fees and expense	100,000
Transfer Agent and Registrar fees	20,000
Registrant travel expense	20,000
Marketing Expense Allowance	50,000,000
Expense reserve	1,423,100

Total	$60,000,000

Item 32.	Sales To Special Parties.

On November 9, 2007, the Registrant agreed to sell 10 Units to Apple Nine Advisors for $110 cash.

On November 9, 2007, Glade M. Knight subscribed to purchase an aggregate of 480,000 Series B convertible preferred shares from the Registrant in exchange for an agreed upon subscription price of $48,000 cash.

Item 33.	Recent Sales Of Unregistered Securities.

On November 9, 2007, the Registrant agreed to sell 10 Units to Apple Nine Advisors for $110 cash, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

On November 9, 2007, Glade M. Knight subscribed to purchase an aggregate of 480,000 Series B convertible preferred shares from the Registrant in exchange for an agreed upon subscription price of $48,000 cash. The transactions with respect to the Class B convertible preferred shares were also exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 34.	Indemnification Of Directors And Officers.

The Company will obtain, and pay the cost of, directors’ and officers’ liability insurance coverage which insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

The Virginia Stock Corporation Act (the Virginia Act) permits indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant’s articles of incorporation generally require the indemnification that is permitted by the Virginia Act. The general effect of all such material indemnification provisions is described below. Section 6.2 of the Registrant’s articles of incorporation requires indemnification of officers and directors with respect to any action except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law. In addition, the Registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. Section 6.2 of the Registrant’s articles of incorporation, as permitted by the Virginia Act, also eliminates the damages that may be assessed against a director or officer of the Registrant in a proceeding by or in the right of the Registrant or its shareholders. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws. The exculpation and indemnification provisions in the articles of incorporation may result in a shareholder or the corporation having a more limited right of action against a director, the Registrant or its affiliates than he or it would otherwise have had in the absence of the provisions. Conversely, the presence of these provisions may have the effect of conferring greater discretion upon the directors, the Registrant and its affiliates in making decisions and taking actions with respect to the Registrant.

Item 35.	Treatment Of Proceeds From Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements, Financial Statement Schedules And Exhibits.

(a) Financial Statements. See Index to Financial Statements in the Prospectus and in Supplement No. 6.

(b) Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable.

(c) Exhibits. Except as expressly noted otherwise, the Exhibits have been previously filed.

EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of selected Dealer Agreement attached as Exhibit A thereto. (Incorporated by reference to Exhibit 1.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

1.2	Escrow Agreement. (Incorporated by reference to Exhibit 1.2 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

3.1	Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed November 15, 2007 and effective April 25, 2008)

3.2	Bylaws of the Registrant, as amended. (Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed November 15, 2007 and effective April 25, 2008)

10.1	Advisory Agreement between the Registrant and Apple Nine Advisors, Inc. (Incorporated by reference to Exhibit 10.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

10.2	Property Acquisition/Disposition Agreement between the Registrant and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.2 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

10.4	Apple REIT Nine, Inc. 2008 Non-Employee Directors Stock Option Plan. (Incorporated by reference to Exhibit 10.4 to registrant’s quarterly report on Form 10-Q (SEC File No. 333-147414) filed May 8, 2008)

10.5	Purchase Contract dated as of June 5, 2008 between Valencia Tucson, L.L.C. and Apple Nine Hospitality Ownership, Inc. (Incorporated by reference to Exhibit 10.5 to the registrant’s quarterly report on Form 10Q (SEC File No. 333-147414) filed August 4, 2008)

10.6	Management Agreement dated as of July 31, 2008 between Texas Western Management Partners, L.P. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.7	Franchise License Agreement dated as of July 31, 2008 between Hilton Garden Inns Franchise LLC and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.8	Hotel Lease Agreement effective as of July 31, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.9	Agreement of Purchase and Sale and Joint Escrow Instructions dated as of July 24, 2008 between Ocean Park Hotels-MMM, L.L.C. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.10	Management Agreement dated as of September 24, 2008 between Dimension Development Two, LLC and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.11	Courtyard by Marriott Relicensing Franchise Agreement dated as of September 24, 2008 between Marriott International, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.12	Hotel Lease Agreement effective as of September 24, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.13	Purchase Contract dated as of August 1, 2008 between Charlotte Lakeside Hotel Limited Partnership and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.14	Management Agreement dated as of September 24, 2008 between MHH Management, LLC and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.15	Franchise License Agreement dated as of September 25, 2008 between Homewood Suites Franchise LLC and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

Exhibit Number	Description of Documents
10.16	Hotel Lease Agreement effective as of September 24, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.17	Purchase Contract dated as of August 1, 2008 between RSV Twinsburg Hotel LTD. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.18	Management Agreement dated as of October 6, 2008 between Gateway Hospitality Group, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.19	Franchise License Agreement dated as of October 7, 2008 between Hilton Garden Inns Franchise LLC and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.20	Hotel Lease Agreement effective as of October 6, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Management, Inc. (FILED HEREWITH)

10.21	Purchase Contract dated as of August 1, 2008 between SCI Allen Hotel LTD. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.22	Purchase Contract dated as of August 1, 2008 between Allen Stacy Hotel LTD. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.23	Management Agreement dated as of September 26, 2008 between Gateway Hospitality Group, Inc. and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.24	Franchise License Agreement dated as of September 26, 2008 between Hampton Inns Franchise LLC and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.25	Hotel Lease Agreement effective as of September 26, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.26	Purchase Contract dated as of August 1, 2008 between SCI Lewisville Hotel LTD. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.27	Management Agreement dated as of October 16, 2008 between Gateway Hospitality Group, Inc. and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.28	Franchise License Agreement dated as of October 16, 2008 between Hilton Garden Inns Franchise LLC and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.29	Hotel Lease Agreement effective as of October 16, 2008 between Apple Nine Hospitality Ownership, Inc. and Apple Nine Hospitality Texas Services, Inc. (FILED HEREWITH)

10.30	Purchase Contract dated as of August 1, 2008 between SCI Duncanville Hotel LTD. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.31	Management Agreement dated as of October 21, 2008 between Gateway Hospitality Group, Inc. and Apple Nine Services Duncanville, Inc. (FILED HEREWITH)

10.32	Franchise License Agreement dated as of October 21, 2008 between Hilton Garden Inns Franchise LLC and Apple Nine Services Duncanville, Inc. (FILED HEREWITH)

10.33	Hotel Lease Agreement effective as of October 21, 2008 between Apple Nine SPE Duncanville, Inc. and Apple Nine Services Duncanville, Inc. (FILED HEREWITH)

10.34	Purchase Contract dated as of August 7, 2008 between Linden Hotel Properties, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.35	Agreement of Purchase and Sale dated as of August 29, 2008 between RT Clarita Two, L.P. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.36	Agreement of Purchase and Sale dated as of August 29, 2008 between RT Clarita, L.P. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.37	Purchase Contract dated as of September 11, 2008 between RI Beaumont Property, L.P. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

Exhibit Number	Description of Documents
10.38	Purchase Contract dated as of October 3, 2008 between ES/HIS Hillsboro, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.39	Purchase Contract dated as of October 3, 2008 between ES/HIS Hillsboro, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.40	Purchase Contract dated as of October 6, 2008 between Brothers Hospitality Development, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.41	Purchase Contract dated as of October 10, 2008 between Ralham, L.L.C. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.42	Purchase Contract dated as of October 17, 2008 between Grand Shangrila International, Inc. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.43	Purchase Contract dated as of October 17, 2008 between Grand Shangrila International, Inc. and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.44	Purchase Contract dated as of October 17, 2008 between ADH LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.45	Purchase Contract dated as of October 20, 2008 between Sunbelt-CTY, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.46	Purchase Contract dated as of October 20, 2008 between Sunbelt-RPC, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.47	Purchase Contract dated as of October 20, 2008 between Sunbelt-CJT, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.48	Purchase Contract dated as of October 20, 2008 between Sunbelt-RHM, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.49	Purchase Contract dated as of October 20, 2008 between Sunbelt-GDA, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

10.50	Purchase Contract dated as of October 20, 2008 between Sunbelt-RAG, LLC and Apple Nine Hospitality Ownership, Inc. (FILED HEREWITH)

23.1	Consent of McGuireWoods LLP (included in Exhibit 5 and 8) (Incorporated by reference to Exhibit 23.1 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

23.2	Consent of Ernst & Young LLP (regarding prospectus) (Incorporated by reference to Exhibit 23.2 to amendment no. 4 to the registrant’s registration statement on Form S-11 (SEC File No. 333-147414) filed April 23, 2008 and effective April 25, 2008)

23.3	Consent of Ernst & Young LLP (FILED HEREWITH)

23.4	Consent of Schneider & Company Certified Public Accountants, PC (FILED HEREWITH)

23.5	Consent of L.P. Martin & Company, P.C. (FILED HEREWITH)

23.6	Consent of Novogradac & Company LLP (FILED HEREWITH)

24.1	Power of Attorney of Lisa B. Kern (FILED HEREWITH)

24.2	Power of Attorney of Bruce H. Matson (FILED HEREWITH)

24.3	Power of Attorney of Michael S. Waters (FILED HEREWITH)

24.4	Power of Attorney of Robert M. Wily (FILED HEREWITH)

Item 37.	Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A. Paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

B. Paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and

C. Paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (Section 230.430B of the Regulations under the Securities Act of 1933):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement will also disclose all compensation and fees received by the advisor or its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 or Rule 3-05, as applicable (based upon the type of property acquired and/or the type of lease to which the property will be subject), of Regulation S-X only for properties acquired during the distribution period.

The registrant undertakes to file, after the end of the offering period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 or Rule 3-05, as applicable, of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering.

Offers and sales of the interests may continue after the filing of a post-effective amendment containing information previously disclosed in sticker supplements to the prospectus, as long as the information disclosed in a current sticker supplement accompanying the prospectus is as complete as the information contained in the most recently filed post-effective amendment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS

The following is a summary of acquisitions by Apple REIT Eight, Apple REIT Seven, Apple REIT Six and Apple Hospitality Five at December 31, 2007, each of which acquired hotels, which are named according to their location and franchise (as shown below). Purchasers of our units will not have any interest in these properties.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

Apple REIT Six

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Birmingham	Alabama	Fairfield Inn	$1,952	$2,411	$2,510	1995	Aug-05	63
Dothan	Alabama	Courtyard	3,034	8,412	8,557	1996	Aug-05	78
Dothan	Alabama	Hampton Inn & Suites	—	8,971	8,992	2004	Jun-05	85
Huntsville	Alabama	Fairfield Inn	2,896	5,319	5,400	1999	Sep-05	79
Huntsville	Alabama	Residence Inn	—	8,579	8,651	2002	Jun-05	78
Montgomery	Alabama	SpringHill Suites	3,620	7,290	7,349	1998	Sep-05	79
Tuscaloosa	Alabama	Courtyard	3,169	7,953	8,154	1996	Aug-05	78
Tuscaloosa	Alabama	Fairfield Inn	1,580	4,240	4,350	1996	Aug-05	63
Anchorage	Alaska	Hampton Inn	4,903	11,721	13,636	1997	Mar-05	101
Anchorage	Alaska	Hilton Garden Inn	—	19,018	19,243	2002	Oct-04	125
Anchorage	Alaska	Homewood Suites	—	12,849	12,908	2004	Oct-04	122
Phoenix	Arizona	Hampton Inn	—	6,630	7,400	1998	Oct-04	99
Tempe	Arizona	SpringHill Suites	—	8,329	8,370	1998	Jun-05	121
Tempe	Arizona	TownePlace Suites	—	8,395	8,455	1998	Jun-05	119
Arcadia	California	Hilton Garden Inn	—	11,913	12,639	1999	Oct-04	124
Arcadia	California	SpringHill Suites	—	8,092	8,870	1999	Oct-04	86
Bakersfield	California	Hilton Garden Inn	—	11,731	11,823	2004	Mar-05	120
Folsom	California	Hilton Garden Inn	—	18,510	19,593	1999	Nov-05	100
Foothill Ranch	California	Hampton Inn	4,287	7,555	8,284	1998	Apr-05	84
Lake Forest	California	Hilton Garden Inn	—	10,966	11,035	2004	Oct-04	103
Milpitas	California	Hilton Garden Inn	—	19,099	20,822	1999	Nov-05	161
Roseville	California	Hilton Garden Inn	—	21,299	22,702	1999	Nov-05	131
San Francisco	California	Hilton Garden Inn	—	11,552	13,408	1999	Jan-06	169
Boulder	Colorado	Marriott	—	30,891	32,612	1997	May-05	157
Glendale	Colorado	Hampton Inn & Suites	5,964	14,862	16,041	1999	Oct-04	133
Lakewood	Colorado	Hampton Inn	—	10,598	10,975	2003	Oct-04	170
Farmington	Connecticut	Courtyard	—	17,228	17,229	2005	Oct-05	119
Rocky Hill	Connecticut	Residence Inn	—	12,756	12,759	2005	Aug-05	96
Wallingford	Connecticut	Homewood Suites	—	13,491	13,519	2005	Jul-05	104
Clearwater	Florida	SpringHill Suites	—	7,214	7,214	2006	Feb-06	79
Lake Mary	Florida	Courtyard	—	6,258	6,846	1995	Mar-05	86
Lakeland	Florida	Residence Inn	—	10,219	10,820	2001	Jun-05	78
Orange Park	Florida	Fairfield Inn	3,071	7,834	7,915	1998	Nov-05	83
Panama City	Florida	Courtyard	—	9,624	9,628	2006	Mar-06	84
Pensacola	Florida	Courtyard	4,264	11,914	12,115	1997	Aug-05	90
Pensacola	Florida	Fairfield Inn	2,559	5,173	5,296	1995	Aug-05	63
Pensacola	Florida	Hampton Inn & Suites	—	9,602	9,608	2005	Jul-05	85
Tallahassee	Florida	Hilton Garden Inn	—	11,233	11,717	1997	Mar-05	99
Albany	Georgia	Courtyard	—	8,911	8,974	2004	Jun-05	84
Columbus	Georgia	Residence Inn	—	8,184	8,270	2003	Jun-05	78
Savannah	Georgia	SpringHill Suites	2,933	5,792	5,816	1999	Sep-05	79
Valdosta	Georgia	Courtyard	—	8,565	8,683	2002	Oct-05	84

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Mt. Olive	New Jersey	Residence Inn	—	12,741	12,752	2005	Sep-05	123
Somerset	New Jersey	Homewood Suites	—	18,614	18,656	2005	Aug-05	123
Saratoga Springs	New York	Hilton Garden Inn	—	18,284	18,524	1999	Sep-05	112
Hillsboro	Oregon	Courtyard	6,454	11,363	11,432	1996	Mar-06	155
Hillsboro	Oregon	Residence Inn	—	15,960	16,032	1994	Mar-06	122
Hillsboro	Oregon	TownePlace Suites	—	11,865	12,452	1999	Dec-05	136
Portland	Oregon	Residence Inn	—	43,087	44,976	2001	Dec-05	258
Pittsburgh	Pennsylvania	Residence Inn	—	11,428	12,928	1998	Sep-05	156
Myrtle Beach	South Carolina	Courtyard	—	9,488	10,428	1999	Jun-04	135
Nashville	Tennessee	Homewood Suites	—	8,347	8,830	1999	May-05	121
Arlington	Texas	SpringHill Suites	—	7,771	7,810	1998	Jun-05	122
Arlington	Texas	TownePlace Suites	—	7,406	7,472	1999	Jun-05	95
Dallas	Texas	SpringHill Suites	—	20,109	20,442	1997	Dec-05	147
Fort Worth	Texas	Homewood Suites	—	9,362	9,866	1999	May-05	137
Fort Worth	Texas	Residence Inn	—	17,459	17,472	2005	May-05	149
Ft. Worth	Texas	SpringHill Suites	—	13,744	13,744	2004	May-04	145
Laredo	Texas	Homewood Suites	—	10,899	10,910	2005	Nov-05	106
Laredo	Texas	Residence Inn	—	11,871	11,887	2005	Sep-05	109
Las Colinas	Texas	TownePlace Suites	—	7,461	7,493	1998	Jun-05	136
McAllen	Texas	Hilton Garden Inn	—	9,321	9,765	2000	Jul-05	104
Fredericksburg	Virginia	Hilton Garden Inn	—	17,184	17,250	2005	Dec-05	148
Richmond	Virginia	Corporate Office	—	1,419	4,703	1893	Jun-04	N/A
Kent	Washington	TownePlace Suites	—	12,562	13,120	1999	Dec-05	152
Mukilteo	Washington	TownePlace Suites	—	12,560	13,088	1999	Dec-05	128
Redmond	Washington	Marriott	—	65,672	66,000	2004	Jul-04	262
Renton	Washington	Hilton Garden Inn	—	15,951	17,633	1998	Nov-05	150

			$50,686	$853,111	$884,853			7,750

Apple REIT Seven

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Montgomery	Alabama	Homewood Suites	$—	$11,010	$11,094	2004	Aug-06	91
Montgomery	Alabama	Hilton Garden Inn	—	10,725	10,880	2003	Aug-06	97
Troy	Alabama	Hampton Inn	—	6,369	6,420	2003	Aug-06	82
Auburn	Alabama	Hilton Garden Inn	—	10,522	11,600	2001	Aug-06	101
Huntsville	Alabama	Hilton Garden Inn	—	10,627	10,637	2005	Aug-06	101
Huntsville	Alabama	Homewood Suites	—	11,981	11,985	2006	Oct-06	107
Prattville	Alabama	Courtyard	—	9,614	9,614	2007	Apr-07	84
Dothan	Alabama	Fairfield Inn	—	4,813	4,816	1993	May-07	63
Trussville	Alabama	Courtyard	—	9,829	9,829	2007	Oct-07	84
Huntsville	Alabama	TownePlace Suites	—	9,186	9,186	2007	Dec-07	86
San Diego	California	Hilton Garden Inn	—	35,366	35,520	2004	May-06	200
Rancho Bernardo	California	Courtyard	—	36,940	37,028	1987	Dec-06	210
Agoura Hills	California	Homewood Suites	—	25,945	25,945	2006	May-07	125
San Diego	California	Residence Inn	15,635	33,569	33,644	1999	Jun-07	121
San Diego	California	Hampton Inn	—	43,632	43,657	2001	Jul-07	177
Highlands Ranch	Colorado	Residence Inn	11,485	19,678	19,790	1996	Feb-07	117
Highlands Ranch	Colorado	Hilton Garden Inn	—	21,063	21,099	2006	Mar-07	128
Sarasota	Florida	Homewood Suites	—	14,062	14,257	2005	Sep-06	100
Miami	Florida	Homewood Suites	9,647	25,367	26,539	2000	Feb-07	159
Tallahassee	Florida	Fairfield Inn	3,446	7,112	7,112	2000	Apr-07	79
Lakeland	Florida	Courtyard	4,151	10,398	10,400	2000	Apr-07	78
Columbus	Georgia	Fairfield Inn	—	7,620	7,622	2003	Apr-07	79
Macon	Georgia	Hilton Garden Inn	—	10,115	10,122	2007	Jun-07	101
Boise	Idaho	SpringHill Suites	—	21,602	21,604	1992	Sep-07	230
New Orleans	Louisiana	Homewood Suites	16,818	44,086	44,762	2002	Dec-06	166
Hattiesburg	Mississippi	Courtyard	—	9,791	9,791	2006	Oct-06	84

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Tupelo	Mississippi	Hampton Inn	4,004	5,264	5,886	1994	Jan-07	96
Omaha	Nebraska	Courtyard	12,398	22,229	22,326	1999	Nov-06	181
Cranford	New Jersey	Homewood Suites	—	13,982	15,208	2000	Mar-07	108
Mahwah	New Jersey	Homewood Suites	—	20,146	20,261	2001	Mar-07	110
Ronkonkoma	New York	Hilton Garden Inn	—	27,581	27,791	2003	Dec-06	164
Cincinnati	Ohio	Homewood Suites	—	7,373	7,450	2005	Dec-06	76
Memphis	Tennessee	Homewood Suites	—	11,469	11,685	1989	May-07	140
Houston	Texas	Residence Inn	—	14,147	14,189	2006	Apr-06	129
Brownsville	Texas	Courtyard	—	8,874	8,874	2006	Jun-06	90
Stafford	Texas	Homewood Suites	—	8,076	8,081	2006	Aug-06	78
San Antonio	Texas	TownePlace Suites	—	12,248	12,248	2007	Jun-07	106
Addison	Texas	SpringHill Suites	—	12,855	12,871	2003	Aug-07	159
San Antonio	Texas	TownePlace Suites	—	14,216	14,216	2007	Sep-07	123
Provo	Utah	Residence Inn	5,494	11,746	11,783	1996	Jun-07	114
Alexandria	Virginia	Courtyard	—	36,840	36,987	1987	Jul-07	176
Seattle	Washington	Residence Inn	—	60,489	63,367	1991	Sep-06	234
Vancouver	Washington	SpringHill Suites	—	16,435	16,442	2007	Jun-07	119
Kirkland	Washington	Courtyard	—	32,012	32,012	2006	Oct-07	150

			$83,078	$797,004	$806,630			5,403

Apple REIT Eight

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Bowling Green	Kentucky	Hampton Inn	$—	$19,358	$19,358	1989	Dec-07	131
Greensboro	North Carolina	SpringHill Suites	—	8,282	8,282	2004	Nov-07	82
Somerset	New Jersey	Courtyard	—	16,491	16,491	2001	Nov-07	162
Tulsa	Oklahoma	Hampton Inn & Suites	—	10,829	10,829	2007	Dec-07	102
Chattanooga	Tennessee	Homewood Suites	—	8,879	8,879	1997	Dec-07	76
Harrisonburg	Virginia	Courtyard	—	23,804	23,804	1999	Nov-07	125

			$—	$87,643	$87,643			678

Apple Hospitality Five

(dollars in thousands)

Description	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Albuquerque	New Mexico	Homewood Suites	$—	$13,325	$13,881	2001	February 2003	151
Baton Rouge	Louisiana	Homewood Suites	—	7,287	8,033	1999	February 2003	115
Brownsville	Texas	Residence Inn	—	11,370	12,314	2000	October 2003	102
Cleveland/Solon	Ohio	Homewood Suites	—	10,442	10,570	2002	September 2003	86
Colorado Springs	Colorado	Homewood Suites	—	12,684	12,827	2000	February 2003	127
Cranbury	New Jersey	Residence Inn	—	11,449	11,593	2002	May 2003	108
Cypress	California	Residence Inn	—	19,557	19,676	2002	May 2003	155
Dallas/Addison	Texas	Courtyard	—	15,661	17,274	2000	October 2003	176
Dallas/DFW Airport	Texas	Residence Inn	—	11,189	11,994	2001	October 2003	100
Dallas/Park Central	Texas	Residence Inn	—	14,291	14,365	2001	October 2003	139
Danbury	Connecticut	SpringHill Suites	—	11,809	11,861	2002	August 2003	106
Federal Way	Washington	Courtyard	—	16,816	17,895	1999	September 2004	160
Franklin	New Jersey	Residence Inn	—	13,498	13,641	2002	May 2003	108
Ft. Worth	Texas	Courtyard	—	10,730	10,831	2004	March 2004	92
Harlingen	Texas	Courtyard	4,497	10,229	10,371	1995	October 2003	114
Hauppauge	New York	Residence Inn	—	19,144	19,315	2002	May 2003	100
Houston Westchase	Texas	Residence Inn	—	14,796	16,096	1999	January 2003	120
Houston	Texas	Courtyard	—	15,035	16,409	1999	October 2003	153
Houston	Texas	Residence Inn	—	13,251	13,337	2004	August 2004	120
Houston	Texas	Courtyard	—	11,563	11,627	2004	August 2004	100
Las Vegas	Nevada	Marriott Suites	—	42,512	46,590	1997	October 2003	278
Lebanon	New Jersey	Courtyard	—	15,308	15,396	2003	August 2003	125
Merrifield	Virginia	Courtyard	—	28,983	29,012	2005	August 2005	206
Nashville	Tennessee	Residence Inn	—	9,065	11,386	1986	June 2003	168
Tampa	Florida	Hilton Garden Inn	—	12,708	13,648	1999	September 2003	95
Tucson	Arizona	Residence Inn	—	12,297	12,303	2004	December 2004	120
Tucson	Arizona	Courtyard	—	12,634	12,963	1996	October 2003	153
Westbury	New York	Hilton Garden Inn	—	19,877	19,941	2003	December 2003	140

			$4,497	$417,510	$435,149			3,717

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on October 23, 2008.

APPLE REIT NINE, INC.

By:	/s/ GLADE M. KNIGHT
Glade M. Knight
Chairman of the Board, Chief Executive Officer and President

By:	/s/ BRYAN F. PEERY
Bryan F. Peery
Chief Financial Officer (and as such, Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following person on behalf of the Registrant and in the capacities and on the date indicated.

	Signature	Capacities	Date

	/s/ GLADE M. KNIGHT Glade M. Knight	Director, Chairman of the Board, Chief Executive Officer and President	October 23, 2008

	/s/ BRYAN F. PEERY Bryan F. Peery	Chief Financial Officer (and as such, Principal Accounting Officer)	October 23, 2008

	/s/ * Lisa B. Kern	Director	October 23, 2008

	/s/ * Bruce H. Matson	Director	October 23, 2008

	/s/ * Michael S. Waters	Director	October 23, 2008

	/s/ * Robert M. Wily	Director	October 23, 2008

*By:	/s/ GLADE M. KNIGHT Glade M. Knight
Attorney-In-Fact for the above-named persons